Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286273

Cornerstone Community Bancorp

To the Shareholders of Cornerstone Community Bancorp:

On January 28, 2025, Cornerstone Community Bancorp, which we refer to as Cornerstone, entered into an agreement and plan of merger and reorganization, which we refer to as the merger agreement, with Plumas Bancorp, which we refer to as Plumas. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Cornerstone will merge with and into Plumas, with Plumas as the surviving corporation, which we refer to as the merger. Immediately following the merger, Cornerstone’s subsidiary bank, Cornerstone Community Bank, will merge with and into Plumas’s subsidiary bank, Plumas Bank, with Plumas Bank as the surviving bank.

You are cordially invited to attend a special meeting of Cornerstone shareholders, to be held at 6:00 p.m., Pacific Time, on June 2, 2025, at Cornerstone’s offices located at 500 Riverside Way, Red Bluff, California 96080. At the special meeting, Cornerstone shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Cornerstone cannot complete the proposed merger unless shareholders holding at least a majority of the outstanding Cornerstone shares of common stock vote to approve the merger agreement. This letter is accompanied by the attached proxy statement/prospectus, which the Cornerstone board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

In the merger, each share of Cornerstone common stock (other than dissenting shares) will be converted into the right to receive (i) 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and (ii) cash consideration of $9.75, subject to potential downward adjustment, which we refer to collectively as the merger consideration. Cornerstone shareholders will receive cash in lieu of any fractional shares of Plumas common stock, without interest. The cash consideration may be adjusted downward if Cornerstone’s adjusted tangible common equity (as defined in the merger agreement) as of the month-end preceding the date of the merger is less than $42,586,066 or if the merger-related expenses (as defined in the merger agreement and giving credit for any recoveries on a specific Cornerstone Bank loan) are greater than $7,000,000, as further described in the accompanying proxy statement/prospectus. The merger agreement permits the parties to terminate the merger agreement prior to the closing of the merger under certain circumstances, as further described in the accompanying proxy statement/prospectus.

Based on the closing price of Plumas common stock of $47.76 on January 28, 2025, the closing price just prior to the first announcement of the transaction, the total aggregate consideration for the merger is approximately $64.6 million, or an implied value of $41.31 per share of Cornerstone common stock. The closing price of Cornerstone common stock on January 28, 2025 was $27.63. Based on the closing price per share of Plumas common stock on April 4, 2025 (the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus) the implied value of the merger consideration payable to holders of Cornerstone common stock is $38.14 per share. The value of the merger consideration will fluctuate based on the market price of Plumas common stock prior to the closing of the merger and whether the cash consideration portion of the merger consideration is adjusted. Consequently, the value of the merger consideration will not be known at the time you vote on the proposal to approve the merger agreement.

You should obtain current stock price quotations for Plumas common stock and Cornerstone common stock. Plumas common stock is traded on the Nasdaq Capital Market under the symbol “PLBC.” Cornerstone common stock is traded on the OTC Market Group’s OTCPK Market under the symbol “CRSB.”

We expect the merger to be generally tax deferred to Cornerstone shareholders for U.S. federal income tax purposes, except for the cash consideration received by Cornerstone shareholders, cash in lieu of fractional Plumas shares and for Cornerstone shareholders who exercise their dissenters’ rights with respect to the merger.

Based on Cornerstone’s reasons for the merger described in the accompanying proxy statement/prospectus, the Cornerstone board of directors believes that the merger consideration is fair to Cornerstone shareholders and in your best interests. Accordingly, the Cornerstone board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

The accompanying proxy statement/prospectus gives you detailed information about the Cornerstone special meeting, the merger, the merger agreement and related matters. You are encouraged to read the attached proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 17 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. To ensure your representation at the Cornerstone special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the Cornerstone special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Cornerstone special meeting.

Sincerely,

Jeffrey P. Finck Chairman of the Board	Matthew B. Moseley President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Plumas common stock in connection with the merger, or the other transactions described in this proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits, or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated April 11, 2025 and is first being mailed to Cornerstone shareholders on or about April 17, 2025.

Cornerstone Community Bancorp
500 Riverside Way
Red Bluff, California 96080
(530) 529-1222

Notice of Special Meeting of Shareholders
June 2, 2025

To the Shareholders of Cornerstone Community Bancorp:

Notice is hereby given that, pursuant to its bylaws and the call of its board of directors, the special meeting of shareholders of Cornerstone Community Bancorp, which we refer to as Cornerstone, will be held at Cornerstone’s offices located at 500 Riverside Way, Red Bluff, California 96080, on June 2, 2025, at 6:00 p.m., Pacific Time, for the purpose of considering and voting upon the following matters:

1.

Approval of the Merger Agreement and Merger. To approve the principal terms of the Agreement and Plan of Merger and Reorganization dated January 28, 2025 by and between Plumas Bancorp and Cornerstone, which we refer to as the merger agreement, and the transactions contemplated by the merger agreement, including the merger of Cornerstone with and into Plumas Bancorp with Plumas Bancorp as the surviving corporation, which we refer to as the merger. We refer to this proposal as the merger proposal. A copy of the merger agreement is attached as Appendix A to the attached proxy statement/prospectus.

2.

Grant of Discretionary Authority to Adjourn the Meeting. To approve the grant of discretionary authority to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal. We refer to this proposal as the adjournment proposal.

The board of directors of Cornerstone has fixed the close of business on April 8, 2025 as the record date for determining the shareholders entitled to notice of, and the right to vote at, the special meeting.

The merger is more fully described in the attached proxy statement/prospectus and in the merger agreement. The affirmative vote of shareholders holding at least a majority of the outstanding common stock of Cornerstone as of the record date is required to approve the merger proposal. The affirmative vote of shareholders represented and voting in person or by proxy at the special meeting is required to approve the adjournment proposal, provided the shares voting affirmatively also constitute at least a majority of the required quorum.

The directors of Cornerstone, owning an aggregate of 14.3% of the Cornerstone common stock as of the record date, have agreed to vote their shares in favor of the merger.

The Cornerstone board of directors has approved the merger agreement and the transactions contemplated therein, determined that the merger is in the best interests of Cornerstone and its shareholders, and unanimously recommends that shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.

Holders of Cornerstone common stock have the right to dissent from the merger and assert dissenters’ rights, provided the requirements of California law governing dissenters’ rights are followed. A copy of the provisions of the California Corporations Code, which we also refer to as the Corporations Code, which govern dissenters’ rights, is attached as Appendix C to the accompanying proxy statement/prospectus. Holders of Cornerstone common stock who vote against approval of the merger proposal may demand, in accordance with Corporations Code Section 1300, that Cornerstone purchase their shares for cash at their fair market value as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. The specific details of the steps a shareholder must follow to perfect dissenters’ rights are detailed in Corporations Code Sections 1300 through 1313, which should be read carefully and followed precisely. The failure to follow the steps prescribed in these sections may result in the loss of the rights of dissenting shareholders to receive the appraised value of his, her or its shares.

Any demands, notices, certificates or other documents delivered to Cornerstone may be sent to Corporate Secretary, Cornerstone Community Bancorp, 500 Riverside Way, Red Bluff, CA 96080.

FAILURE TO FOLLOW THE STEPS REQUIRED BY CORPORATIONS CODE SECTIONS 1300 THROUGH 1313 FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS. In view of the complexity of the provisions of Corporations Code Sections 1300 through 1313, shareholders who are considering exercising dissenters’ rights are urged to consult their own legal advisors.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet according to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors Michael G. Davis Secretary

Dated: April 15, 2025

PROXY STATEMENT/PROSPECTUS

Cornerstone Community Bancorp, which we refer to as Cornerstone, and Plumas Bancorp, which we refer to as Plumas, have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 28, 2025, which we refer to as the merger agreement. The merger agreement provides for the merger of Cornerstone with and into Plumas, with Plumas continuing as the surviving corporation, in a transaction which we refer to as the merger. As a result of the merger, each share of Cornerstone common stock will be converted into the right to receive 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and cash consideration of $9.75 (subject to downward adjustment), which we refer to as the cash consideration.

The Cornerstone board of directors has scheduled a special meeting of shareholders to be held for the purposes of: (i) approving the merger agreement and the merger; and (ii) granting discretionary authority to adjourn the special meeting, if necessary, to solicit additional votes if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

This document serves as a proxy statement being used by the Cornerstone board of directors to solicit proxies from Cornerstone shareholders for use at Cornerstone’s special meeting of shareholders and any adjournments or postponements thereof, which we refer to collectively as the special meeting or the Cornerstone special meeting. This document also serves as a prospectus for the shares of Plumas common stock being offered to Cornerstone shareholders in the merger.

We urge you to read this entire proxy statement/prospectus carefully, including the considerations discussed under “RISK FACTORS,” beginning on page 17, and the appendices hereto, which include the merger agreement.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Plumas that is not included in or delivered with this document. Cornerstone shareholders can obtain these documents through the website of the Securities and Exchange Commission, which we refer to as the SEC, at http://www.sec.gov, or by requesting them, free of charge, in writing or by telephone, from Plumas as follows:

Plumas Bancorp
5525 Kietzke Lane, Suite 100

Reno, Nevada 89511

Attention: Secretary

(775) 786-0907

To obtain timely delivery of these documents, you must request the information no later than May 23, 2025 in order to receive them before the Cornerstone special meeting.

Cornerstone Community Bancorp Shareholders

If you are a Cornerstone shareholder and have questions about the issuance of shares of Plumas common stock in connection with the merger or Cornerstone’s special meeting of shareholders, if you need additional copies of this proxy statement/prospectus or if you need to obtain proxy cards or other information related to Cornerstone’s proxy solicitation, you may contact Patrick Phelan, Cornerstone’s Chief Financial Officer, at the following address or by email or telephone:

Cornerstone Community Bancorp
500 Riverside Way
Red Bluff, California 96080

Attention: Chief Financial Officer
pphelan@bankcornerstone.com
(530) 529-1222

i

ii

List of Appendices

Agreement and Plan of Merger and Reorganization, dated January 28, 2025, by and between Plumas Bancorp and Cornerstone Community Bancorp	Appendix A
Fairness Opinion of Performance Trust Capital Partners, LLC	Appendix B
Chapter 13 of the California Corporations Code	Appendix C

  QUESTIONS AND ANSWERS ABOUT THE MERGER

This question and answer summary highlights selected information contained in other sections of this proxy statement/prospectus. To understand the merger more fully, you should carefully read this entire proxy statement/prospectus, including all appendices. References to “you” and “your” refer to holders of common stock of Cornerstone who are being asked to cast votes on the matters described in this document. Additional important information is also contained in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 94.

Q:	What am I being asked to vote on?

A:	Cornerstone shareholders are being asked to vote on the following proposals:

1.

To approve the principal terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, and the transactions contemplated by the merger agreement, including the merger of Cornerstone with and into Plumas, which we refer to as the merger proposal; and

2.

To approve the grant of discretionary authority for one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Shareholder approval of the merger proposal is required to complete the merger. No other business will be transacted at the special meeting.

Q:	What vote is required to approve each proposal at the special meeting?

A:	Merger proposal: The affirmative vote of a majority of the issued and outstanding shares of Cornerstone common stock entitled to vote is required to approve the merger proposal.

Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Cornerstone common stock represented and voting (in person or by proxy) at the special meeting is required to approve the adjournment proposal, provided the shares voting affirmatively also constitute at least a majority of the required quorum.

The directors of Cornerstone owning an aggregate of 14.3% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger.

Q:	What does the Cornerstone board of directors recommend?

A:	After careful consideration, the Cornerstone board of directors unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

You are urged to vote in favor of the merger by signing and returning the enclosed proxy as promptly as possible or voting your proxy by phone or internet as promptly as possible whether or not you plan to attend the special meeting in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

Q:	Why am I receiving this proxy statement/prospectus?

A.

Cornerstone is sending these materials to its shareholders to help them decide how to vote their shares of Cornerstone common stock with respect to the merger proposal and the adjournment proposal at the special meeting.

The merger cannot be completed unless Cornerstone shareholders approve the merger proposal. At the special meeting, Cornerstone shareholders will vote on the proposals necessary to complete the merger. Information about the special meeting, the merger and the other business to be considered by shareholders at the meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of Cornerstone and a prospectus of Plumas. It is a proxy statement because the board of directors of Cornerstone is soliciting proxies using this proxy statement/prospectus from Cornerstone shareholders. It is a prospectus because Plumas, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of Cornerstone common stock in the merger.

Q:	Who is eligible to vote?

A:

Holders of Cornerstone common stock are eligible to vote their shares at the Cornerstone special meeting if they were holders of record of those shares at the close of business on April 8, 2025, which we refer to as the record date.

Q:	What will happen if Cornerstone shareholders approve the merger?

A:

If Cornerstone shareholders approve the merger, and other conditions set forth in the merger agreement are fulfilled, Cornerstone will merge with and into Plumas. Cornerstone will cease to exist as a separate entity. In addition, on the same day as the merger, Cornerstone’s subsidiary, Cornerstone Community Bank, will merge with and into Plumas’s subsidiary, Plumas Bank, and Cornerstone Community Bank will cease to exist as a separate entity in a transaction we refer to as the bank merger.

Q:	What will I receive in exchange for my Cornerstone shares in the merger?

A:

In the merger, each share of Cornerstone common stock will be converted into the right to receive 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and cash consideration of up to $9.75, which we refer to as the cash consideration. A Cornerstone shareholder will receive any whole shares of Plumas common stock such holder is entitled to receive and cash in lieu of any fractional shares of Plumas common stock such holder is entitled to receive, without interest.

Q:	Will the value of the Plumas common stock to be issued to Cornerstone’s shareholders change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Shares of Plumas common stock trade on the Nasdaq Stock Market. The value of Plumas common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger, based upon the market price of Plumas common stock. Any fluctuation in the market price of Plumas common stock after the date of this proxy statement/prospectus will change the value of the merger consideration received by Cornerstone shareholders. The total value of the stock issued to Cornerstone shareholders upon completion of the merger will fluctuate based on the share price of Plumas common stock and the number of shares of Cornerstone common stock outstanding on the date of the merger.

Q:	Is the exchange ratio or cash consideration subject to adjustment?

A:

While the exchange ratio of 0.6608 of a share of Plumas common stock for each share of Cornerstone common stock is fixed, the cash consideration portion of the share consideration is subject to potential adjustment in limited circumstances. The cash consideration of $9.75 per share of Cornerstone common stock is subject to potential downward adjustment if Cornerstone’s adjusted tangible common equity (as defined in the merger agreement) as of the month-end preceding the date of the merger is less than $42,586,066 (with a credit for $7 million in merger-related expenses, as defined in the merger agreement, on a tax adjusted basis). In addition, if Cornerstone’s merger-related expenses (determined in accordance with the merger agreement and giving credit for any recoveries on a specific Cornerstone Bank loan) exceed $7,000,000, then the cash consideration will be reduced. See “The Merger Agreement – Merger Consideration – Potential Adjustments to the Share Consideration.”

Otherwise, the exchange ratio and cash consideration are fixed and no adjustments will be made based on changes in the price of either Plumas or Cornerstone common stock prior to the completion of the merger or otherwise. As a result of any such changes in stock price, the aggregate market value of the shares of Plumas common stock that a Cornerstone shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Cornerstone special meeting or the date on which Cornerstone shareholders actually receive shares of Plumas common stock in the merger.

Q:	Will Cornerstone shareholders be able to trade the Plumas common stock that they receive in the merger?

A:

The Plumas common stock issued in the merger to Cornerstone shareholders will be listed on the Nasdaq Capital Market under the symbol “PLBC.” Unless you are deemed an “affiliate” of Plumas, you may sell the shares of Plumas common stock you receive in the merger without restriction.

Q:	What happens to Cornerstone stock options?

A:

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of Cornerstone common stock held by an employee of Cornerstone who continues employment with Plumas following the effective time or the member of the Cornerstone board of directors appointed to Plumas’s board of directors pursuant to the merger agreement will become fully vested, will be assumed by Plumas and will be converted into an option to purchase a number of shares of Plumas common stock equal to the product of (a) the total number of shares of Cornerstone common stock subject to such Cornerstone stock option immediately prior to the effective time of the merger multiplied by (b) the option exchange ratio, and the exercise price of each such option shall be equal to the exercise price of the Cornerstone option immediately prior to the effective time divided by the option exchange ratio. “Option exchange ratio” means the ratio of (a) the sum of (i) the exchange ratio multiplied by the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger, plus (ii) the cash consideration, divided by (b) the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger.

At the effective time, each outstanding option to purchase shares of Cornerstone common stock that is not assumed by Plumas will be cancelled and converted into the right to receive a cash payment equal to the product of the (i) the total number of shares of Cornerstone common stock subject to such option to purchase Cornerstone common stock and (ii) the excess, if any, of (a) the equity award cashout price over (b) the exercise price per share of Cornerstone common stock under such option. “Equity award cashout price” means an amount equal to the sum of (x) the product of (a) the average closing price per share of Plumas common stock, as reported on the Nasdaq Stock Market, for the 20 trading days ending on and including the second trading day prior to the closing date of the merger multiplied by (b) the exchange ratio, plus (y) the cash consideration.

Q:	What risks should I consider before I vote on the merger?

A:

Certain risks that you should consider in deciding how to vote on the merger are described in the section of this proxy statement/prospectus entitled “Risk Factors.” You are urged to read that section, as well as the rest of this proxy statement/prospectus and the documents incorporated by reference, before deciding how to vote.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, please complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Cornerstone or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

After you have voted you should immediately locate and make sure you have possession of the certificates evidencing your Cornerstone common stock.

If any of your certificates for Cornerstone common stock are lost, stolen, or destroyed, you are urged to immediately notify Cornerstone so that a “stop transfer” instruction can be placed on the shares of Cornerstone common stock underlying your lost, stolen, or destroyed certificates to prevent transfer of ownership to another person. Cornerstone will send you the forms to permit the issuance of replacement certificates. To notify Cornerstone that any of your certificates for Cornerstone common stock are lost, stolen, or destroyed, please contact Cornerstone at the following address or by telephone:

Cornerstone Community Bancorp

500 Riverside Way

Red Bluff, California 96080

Attention: Chief Financial Officer

Phone: (530) 526-6185

Email: pphelan@bankcornerstone.com

As soon as reasonably practicable after the effective time of the merger, the payment agent for the merger will mail to each holder of record of a Cornerstone stock certificate a letter of transmittal and instructions for use in effecting the surrender of the holder’s certificate(s).

Q:	What happens if I do not return my proxy card?

A:	If you fail to execute and return your proxy card, it will have the same effect as voting against the merger, unless you vote in person at the special meeting.

Q:	How do I vote?

A:	After carefully reading these materials, Cornerstone shareholders should vote their shares of Cornerstone common stock:

(i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card;

(ii) by completing and mailing the enclosed proxy card; or

(iii) by voting in person at the Cornerstone special meeting.

Please refer to the specific instructions set forth in the enclosed proxy card. To ensure your vote is represented at the Cornerstone special meeting, Cornerstone recommends that you vote by proxy (either via telephone or the Internet or by proxy card) even if you plan to attend the meeting in person. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank, or other nominee vote my shares for me?

A:

No, unless you provide the record holder with instructions on how to vote your shares. Under the rules of the stock exchanges and other self-regulatory agencies, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self-regulatory agencies determines to be “non-routine” without specific instructions from the beneficial owner. Both proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	What if I abstain from voting or fail to instruct my broker?

A:

If you are a holder of Cornerstone common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger proposal.

Abstentions and broker non-votes of shares of Cornerstone common stock will not have any effect on the adjournment proposal if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted as recommended by the Cornerstone board of directors with respect to that proposal, including “FOR” the merger proposal, in which case you will be prohibited from asserting dissenters’ rights, and “FOR” the adjournment proposal.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	You may change your vote before your proxy is voted at the Cornerstone special meeting. You may do this in one of the following ways:

•

by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by sending a notice of revocation to the corporate secretary of Cornerstone.

If you choose any of these methods, you must take the described action such that the notice, internet vote, or proxy card, as applicable, is received no later than the beginning of the special meeting or such earlier time as may be specified on your proxy card.

You may also change your vote by attending the special meeting and voting in person.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

Cornerstone shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Cornerstone common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Cornerstone common stock, and your shares are registered in more than one name, you will receive more than one proxy card.

Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of your Cornerstone common stock that you own.

Q:	How do Cornerstone’s directors plan to vote on the merger?

A:	The directors of Cornerstone owning an aggregate of 14.3% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal.

Q:	What happens if I sell my shares of Cornerstone common stock before the Cornerstone special meeting?

A:

The record date for determining which Cornerstone shareholders are eligible to vote at the special meeting is earlier than both the date of the special meeting and the completion of the merger. If you transfer your shares of Cornerstone common stock after the record date for the special meeting but before the special meeting you will, unless special arrangements are made, retain the right to vote the shares at the special meeting but will transfer the right to receive the merger consideration to the purchaser of the shares.

Q:	What are the material United States federal income tax consequences of the merger to Cornerstone shareholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Plumas receive a legal opinion to that effect. This opinion will not bind the Internal Revenue Service, which we refer to as the IRS, which could take a different view. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in the section of this proxy statement/prospectus entitled “Material United States Federal Income Tax Considerations” beginning on page 63, a Cornerstone shareholder that is a U.S. holder (as defined that section) will not recognize gain or loss on the exchange of Cornerstone common stock for Plumas common stock in the merger, other than with respect to the cash consideration and/or cash received in lieu of fractional shares of Plumas common stock.

Tax matters are complicated, and the tax consequences of the merger to a particular Cornerstone shareholder will depend in part on such shareholder’s unique circumstances. Accordingly, each Cornerstone shareholder is urged to consult their own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local, and foreign income and other tax laws.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Cornerstone shareholders will not receive any consideration for their shares of Cornerstone common stock in connection with the merger. Instead, Cornerstone will remain an independent company and its common stock will continue to be quoted on the OTC Market Group’s OTCPK market. Under specified circumstances, Cornerstone may be required to pay Plumas a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Fee; Effect of Termination” beginning on page 60.

Q:	Do holders of Cornerstone common stock have appraisal or dissenters’ rights?

A:

If you do not agree with the merger, if you do not vote in favor of it, and if you take certain other actions required by California law, you will have dissenters’ rights under California law. Exercise of these rights will result in Cornerstone or Plumas purchasing your shares at their “fair market value” as of the date of, and immediately prior to, the first public announcement of the merger as determined in accordance with California law. Please read the section entitled “The Merger—Dissenters’ Rights of Cornerstone’s Shareholders” beginning on page 47 and Appendix C for additional information.

Q:	Should I send in my certificates to Cornerstone or Plumas now?

A:

Please do not send in your Cornerstone stock certificates with your proxy to Cornerstone or Plumas. After the merger, an exchange agent designated by Plumas will send you instructions for exchanging your Cornerstone stock certificates for the merger consideration.

Q:	Who can help answer my other questions?

A:

If you want to ask any additional questions about the merger or this proxy statement/prospectus, you should contact Patrick Phelan, Chief Financial Officer, Cornerstone Community Bancorp at (530) 526-6185.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about Plumas into this proxy statement/prospectus. For a description of this information and where you may obtain the information incorporated by reference into this proxy statement/prospectus without charge, see “Where You Can Find More Information” beginning on page 94. Each item in this summary includes a page reference directing you to a more complete description of that item.

General

This proxy statement/prospectus relates to the proposed merger of Cornerstone with and into Plumas pursuant to the merger agreement. It provides information about the merger, the merger agreement and the Cornerstone special meeting. A copy of the merger agreement is included as Appendix A to this document.

Parties to the Merger (pages 84 and 85)

Plumas Bancorp

5525 Kietzke Lane, Suite 100

Reno, Nevada 89511

(775) 786-0907

Plumas is a $1.6 billion bank holding company headquartered in Reno, Nevada. Plumas Bank, Plumas’s wholly-owned subsidiary, operates 15 branch offices throughout northeastern California and northwestern Nevada. Plumas Bank offers a range of business and personal banking services. Plumas Bank’s principal commercial lending services include real estate, commercial and industrial term loans. In addition, Plumas Bank provides government-guaranteed and agricultural loans and credit lines. Plumas Bank’s principal retail lending services include consumer and home equity loans. Plumas Bank provides land development and construction loans on a limited basis. Plumas common stock is traded on the Nasdaq Capital Market under the symbol “PLBC.”

As of December 31, 2024, Plumas had approximately $1.6 billion in assets, $1.0 billion in net loans and $1.4 billion in deposits and shareholders’ equity of $178 million.

The deposits of Plumas Bank are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable legal limits. Plumas is licensed by the California Department of Financial Protection and Innovation, or DFPI, and is a member of the Federal Reserve System.

Please read the section entitled “Information Regarding Plumas” for additional information about Plumas beginning on page 84.

Cornerstone Community Bancorp

500 Riverside Way

Red Bluff, California 96080

(530) 529-1222

Cornerstone is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Cornerstone Community Bank and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System, or the Federal Reserve. It is a corporation organized under the laws of the State of California. Its main office is located at 500 Riverside Way, Red Bluff, California. At December 31, 2024, Cornerstone had total consolidated assets of approximately $658 million, total consolidated deposits of approximately $584 million, total consolidated net loans of approximately $493 million, and total consolidated shareholders’ equity of approximately $42 million.

Cornerstone Community Bank was incorporated as a California state-chartered bank on July 26, 2006 and commenced operations on October 23, 2006. Cornerstone Community Bank’s deposits are insured up to the applicable limits by the FDIC. Cornerstone Community Bank reorganized in June of 2015, merging with and into a subsidiary of Cornerstone, becoming its wholly owned subsidiary. In addition to its main office in Red Bluff, California, Cornerstone Community Bank operates two branches in Redding, California and one branch in Anderson, California.

Cornerstone Community Bank’s website is www.bankcornerstone.com. The information on Cornerstone Community Bank’s website is not part of this proxy statement/prospectus, and the reference to the website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Please read the section entitled “Information Regarding Cornerstone” for additional information beginning on page 85.

Special Shareholders’ Meeting (page 23)

The Cornerstone special meeting will be held at 6:00 p.m., Pacific Time, on June 2, 2025, at Cornerstone’s offices located at 500 Riverside Way, Red Bluff, California 96080. At the special meeting, shareholders will be asked to approve the merger proposal and the adjournment proposal.

The Cornerstone board of directors fixed the close of business on April 8, 2025 as the record date for determining the holders of common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were 1,511,091 shares of Cornerstone common stock outstanding and entitled to vote at the special meeting held by approximately 220 holders of record. Each share of common stock entitles the holder to one vote on each proposal to be considered at the special meeting. As of the record date, neither Plumas nor Plumas Bank beneficially held any shares of Cornerstone common stock.

A majority of the outstanding shares of Cornerstone common stock entitled to vote at the special meeting must be present, in person or by proxy, in order to constitute a quorum.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Cornerstone common stock entitled to vote on the proposal. Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Cornerstone common stock represented and voting (in person or by proxy) at the special meeting, provided the shares voting affirmatively also constitute at least a majority of the required quorum.

The directors of Cornerstone owning an aggregate of 14.3% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the merger proposal.

The Merger (page 27)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated by reference. We encourage you to read the entire merger agreement. It is the legal document that governs the merger. Under the terms of the merger agreement, Cornerstone will merge with and into Plumas with Plumas as the surviving corporation. The parties expect to complete the merger in the third quarter of 2025.

Cornerstone Shareholders will Receive Shares of Plumas Common Stock, Cash Consideration, and Cash in Lieu of Fractional Shares for Their Shares of Cornerstone Common Stock in the Merger (page 27)

In the merger, each share of Cornerstone common stock (other than dissenting shares) will be converted into the right to receive (i) 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and (ii) cash consideration of $9.75, which we refer to as the cash consideration, subject to potential downward adjustment. Cornerstone shareholders will receive cash in lieu of any fractional shares of Plumas common stock, without interest.

Based on the closing price of Plumas common stock of $47.76 per share on January 28, 2025, the closing price just prior to the first announcement of the merger, the implied value of the merger consideration was $41.31 per share of Cornerstone common stock. The closing price of Cornerstone common stock on January 28, 2025 was $27.63. Based on the closing share price of Plumas common stock of $43 on April 4, 2025, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the implied value of the merger consideration was $38.16 per share. The share price of Plumas common stock will fluctuate and, accordingly, the value of the merger consideration you receive may be different than either of these amounts.

Treatment of Cornerstone Stock Options (page 27)

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of Cornerstone common stock held by an employee of Cornerstone who that will continue employment with Plumas following the effective time or the member of the Cornerstone board of directors appointed to Plumas’s board of directors pursuant to the merger agreement will become fully vested, will be assumed by Plumas and will be converted into an option to purchase a number of shares of Plumas common stock equal to the product of (a) the total number of shares of Cornerstone common stock subject to such Cornerstone stock option immediately prior to the effective time multiplied by (b) the option exchange ratio, and the exercise price of each such option shall be equal to the exercise price of the Cornerstone option immediately prior to the effective time divided by the option exchange ratio. “Option exchange ratio” means the ratio of (a) the sum of (i) the exchange ratio multiplied by the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger, plus (ii) the cash consideration, divided by (b) the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing of the merger.

Options not being assumed by Plumas will be cancelled and converted into the right to receive a cash payment equal to the product of the (i) the total number of shares of Cornerstone common stock subject to such option to purchase Cornerstone common stock and (ii) the excess, if any, of (a) the equity award cashout price over (b) the exercise price per share of Cornerstone common stock under such option. “Equity award cashout price” means an amount equal to the sum of (x) the product of (a) the average closing price per share of Plumas common stock, as reported on the Nasdaq Stock Market, for the 20 trading days ending on and including the second trading day prior to the closing of the merger multiplied by (b) the exchange ratio, plus (y) the cash consideration.

Reasons for the Merger and Factors Considered by the Cornerstone Board of Directors (page 29)

After careful consideration, the Cornerstone board of directors unanimously recommends that Cornerstone shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

For a more complete description of Cornerstone’s reasons for the merger and the recommendation of the Cornerstone board of directors, see “The Merger – Reasons for the Merger and Recommendation of the Cornerstone board of directors” beginning on page 29.

Opinion of Cornerstone’s Financial Advisor (page 32)

On January 27, 2025, Performance Trust Capital Partners, LLC, which we refer to as PTCP, Cornerstone’s financial advisor in connection with the merger, rendered an oral opinion to the Cornerstone board of directors, which was confirmed in a written opinion dated the same date, to the effect that, as of such date and subject to and based on the qualifications, limitations and assumptions set forth in its written opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the common shareholders of Cornerstone.

The full text of PTCP’s opinion, dated January 27, 2025, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by PTCP in rendering its opinion.

PTCP’s opinion is addressed to the Cornerstone board of directors and the opinion is not a recommendation as to how any shareholder of Cornerstone should vote with respect to the merger or any other matter or as to any action that a shareholder should take with respect to the merger.

The opinion addresses only the fairness, from a financial point of view, of the merger consideration in the proposed merger to the common shareholders of Cornerstone and does not address the underlying business decision of Cornerstone to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Cornerstone.

Cornerstone’s Directors and Executive Officers Have Interests in the Merger in Addition to or that Differ from Your Interests (page 41)

Certain of Cornerstone’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Cornerstone’s shareholders. Pursuant to the terms of the merger agreement, Plumas is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Cornerstone director, who must be independent with respect to Plumas for purposes of the listing requirements of the Nasdaq Stock Market and mutually agreeable to Plumas and Cornerstone, as a director of Plumas and Plumas Bank, who will receive the same directors’ fees as the other independent Plumas directors. Plumas and Cornerstone have not determined which Cornerstone director will join the boards of Plumas and Plumas Bank.

The merger would constitute a “change of control” for purposes of the employment agreements between Cornerstone Bank and certain of its executive officers: Matthew B. Moseley, its President and Chief Executive Officer, Patrick Phelan, its Executive Vice President and Chief Financial Officer, Sarah Taylor, its Executive Vice President – Chief Operating Officer, and Cindy Fisher, Executive Vice President and Chief Credit Officer. Severance payments would be due to these executive officers under their respective employment agreements if the executive terminates his or her employment for good reason or if the executive is terminated (without cause) by Plumas within twelve months of the change in control. The merger would constitute a “change of control” for purposes of the supplemental executive retirement agreements between Cornerstone and certain of its executive officers. Under the supplemental executive retirement agreements, the officers, if they experience a “Separation of Service” (as defined in the salary continuation agreements) prior to the age of 65, within two years of a change in control, would be eligible to receive a lump sum cash payment. Some Cornerstone directors and executive officers hold stock options that will vest and be cashed out upon the merger. In addition, certain Cornerstone executive officers have accepted offers of employment with Plumas Bank, to be effective as of the completion of the merger: Matthew B. Moseley, Cornerstone’s President and Chief Executive Officer, will serve as an Executive Vice President and Market President; Cindy Fisher, Cornerstone’s Executive Vice President and Chief Credit Officer, will serve as a Senior Vice President and Commercial Loan Officer; and Sarah Taylor, Cornerstone’s Executive Vice President and Chief Operating Officer will serve as a Senior Vice President and Administrative Services Manager. Mr. Moseley will enter into a change in control agreement with Plumas Bank in a form to be agreed. In addition, Cornerstone directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The members of the Cornerstone board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that Cornerstone shareholders approve the merger proposal.

We Must Receive Regulatory Approvals Before Completing the Merger (page 40)

Completion of the merger is subject to various regulatory approvals, including approvals from the DFPI and the Federal Reserve. Notifications and/or applications requesting approval for the merger or for the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Plumas, Plumas Bank, Cornerstone and Cornerstone Community Bank have filed, or are in the process of filing, all notices and applications to obtain the necessary regulatory approvals. Plumas and Plumas Bank have received the approvals or waivers required from the Federal Reserve. Although Plumas and Cornerstone currently believe they should be able to obtain all required regulatory approvals, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain any conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which the Plumas board reasonably determines in good faith, after consultation with Cornerstone, would, individually or in the aggregate, materially reduce the economic benefits of the merger and the bank merger to such a degree that Plumas would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement, which we refer to as a burdensome condition.

Plumas and Cornerstone Must Meet Several Conditions to Complete the Merger (page 58)

The obligations of Plumas and Cornerstone to complete the merger depend on a number of conditions being met. These include, among others:

• the accuracy of the representations and warranties of the parties set forth in the merger agreement, subject to the standards set forth in the merger agreement;

• the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

• approval of the merger by the Cornerstone shareholders;

• the receipt of all required regulatory approvals required to consummate the merger and the expiration of all statutory waiting periods in respect thereof, with no approvals containing any burdensome conditions;

• the absence of any law, injunction, order, judgment, or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

• the registration statement of Plumas of which this proxy statement/prospectus is a part having become effective under the Securities Act, and no “stop order” having been initiated or threatened by the SEC and be continuing in effect;

• since the date of the merger agreement, neither Plumas nor Cornerstone having suffered a material adverse effect;

• the issuance of a tax opinion to Plumas from Sheppard, Mullin, Richter & Hampton LLP, which we refer to as Sheppard Mullin, to the effect that the merger will be treated for U.S. federal income tax purposes and qualify as a reorganization within the meaning of Section 368(a) of the Code;

• Plumas’s and Plumas Bank’s appointment of a Cornerstone director, who qualifies as “independent” under applicable Nasdaq rules, to their respective boards of directors as of the effective time of the merger; and

• the authorization to list the shares of Plumas common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

Plumas’s obligation to complete the merger is additionally conditioned on holders of not more than five percent of the outstanding shares of Cornerstone common stock having properly notified Cornerstone that they intend to exercise their dissenters’ rights and that, further, the average of Cornerstone Community Bank’s aggregate outstanding balance of deposits, excluding time/maturity deposits and brokered deposits, over the ten consecutive business days ending the second business day immediately preceding the merger is not less than $405,000,000.

Plumas and Cornerstone may waive conditions to their obligations unless they are legally prohibited from doing so. The Cornerstone shareholder approval and regulatory approvals may not be legally waived.

See “The Merger Agreement - Conditions to Completion of the Merger” beginning on page 58.

We Have Agreed When and How Cornerstone Can Consider Third-Party Acquisition Proposals (page 57)

We have agreed that Cornerstone and its subsidiaries will not, and will cause their respective directors, officers, employees or other representatives not to, solicit, initiate or encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, a proposal to acquire Cornerstone or any of its subsidiaries, except as permitted by the merger agreement. In addition, we have agreed that Cornerstone will not engage in negotiations with or provide confidential information to a third party regarding acquiring Cornerstone, except as permitted by the merger agreement. However, if Cornerstone receives an unsolicited acquisition proposal from a third party, Cornerstone can participate in negotiations with and provide confidential information to the third party if, among other steps, the Cornerstone board of directors concludes in good faith, after consulting with its outside legal and financial advisors, that the proposal is likely to be a superior proposal, as defined in the merger agreement.

Plumas or Cornerstone May Terminate the Merger Agreement Under Certain Circumstances (page 59)

Plumas and Cornerstone may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Cornerstone shareholders have approved the merger proposal.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as provided in the merger agreement.

Cornerstone may be required to pay Plumas a termination fee of $2,528,000 if the merger agreement is terminated by Plumas or Cornerstone under the circumstances provided in the merger agreement. See the “Merger Agreement - Termination Fee; Effect of Termination” beginning on page 60.

Material United States Federal Income Tax Consequences of the Merger (page 63)

Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinion of Sheppard Mullin, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinion addresses the tax consequences of the merger and does not and will not address the tax consequences of the bank merger.

Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then, for U.S. federal income tax purposes, Cornerstone shareholders generally will not recognize any gain or loss upon receipt of Plumas common stock in exchange of Cornerstone common stock in the merger, except for the cash consideration received by Cornerstone shareholders and any cash they receive in lieu of fractional shares of Plumas common stock.

Tax matters are complicated, and the tax consequences of the merger to a particular Cornerstone shareholder will depend in part on such shareholder’s unique circumstances. Accordingly, each Cornerstone shareholder is urged to consult such shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For a complete description of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Considerations” beginning on page 63.

Comparison of Shareholders’ Rights (page 89)

The rights of Cornerstone shareholders who continue as Plumas shareholders after the merger will be governed by the articles of incorporation and bylaws of Plumas rather than by the articles of incorporation and bylaws of Cornerstone. For a complete discussion of the comparison of shareholders’ rights, see the section entitled, “Comparison of Shareholders’ Rights” beginning on page 89.

Risk Factors (page 17)

Before voting at the Cornerstone special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 17 or described in Plumas’s Annual Report on Form 10-K for the year ended on December 31, 2024 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus.

Accounting Treatment of the Merger (Page 62)

Plumas will account for the merger as a purchase under the acquisition method of accounting as required by generally accepted accounting principles in the United States of America, which we refer to as GAAP. The results of operations of Cornerstone will be included in Plumas’s results of operations from the date of acquisition.

Dissenters’ Rights (Page 47)

If Cornerstone’s shareholders approve the merger and you have voted against the merger and given notice to Cornerstone in writing at or prior to such meeting that you dissent from the merger, and you do not wish to accept the merger consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares determined as of the date of and immediately prior to the first public announcement of the merger under the provisions of Chapter 13 of the California Corporations Code, which we refer to as the Corporations Code or the CGCL.

SELECTED HISTORICAL FINANCIAL DATA OF PLUMAS

The following table sets forth selected historical financial data of Plumas. You should read this in conjunction with Plumas’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Plumas has previously filed with the SEC. The following selected financial data as of and for the years ended December 31, 2024 and 2023 has been derived from Plumas’s audited financial statements included in its annual report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference in this proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period.

PLUMAS BANCORP
Financial Summary

	At or for the year ended December 31,
	2024	2023	2022	2021	2020
	(dollars in thousands except per share information)
Statement of Income
Interest income	$84,325	$74,592	$59,758	$48,070	$39,624
Interest expense	10,634	4,798	1,249	1,136	1,228
Net interest income	73,691	69,794	58,509	46,934	38,396
Provision for credit losses	1,196	2,775	1,300	1,125	3,175
Non-interest income	8,780	10,722	11,050	8,716	8,463
Non-interest expense	42,274	37,530	32,590	26,038	23,732
Net income before income taxes	39,001	40,211	35,669	28,487	19,952
Provision for income taxes	10,382	10,435	9,225	7,478	5,477
Net income	$28,619	$29,776	$26,444	$21,009	$14,475

Total assets	$1,623,326	$1,610,416	$1,621,044	$1,614,074	$1,111,576
Total gross loans	$1,015,424	$958,564	$911,949	$838,587	$709,246
Loans held for sale	$-	$-	$2,301	$31,277	$693
Allowance for credit losses	$13,196	$12,867	$10,717	$10,352	$9,902
Total deposits	$1,371,101	$1,333,655	$1,457,809	$1,438,999	$973,974
Total shareholders’ equity	$177,900	$147,317	$119,004	$134,082	$100,154
Balance sheet (period average)
Total assets	$1,649,341	$1,587,149	$1,642,895	$1,386,028	$1,015,297
Total gross loans	$989,313	$933,997	$865,499	$800,785	$699,255
Total deposits	$1,331,412	$1,403,957	$1,487,346	$1,231,618	$886,515
Total shareholders’ equity	$166,255	$126,984	$120,868	$117,967	$93,152
Asset quality ratios
Nonperforming loans/total loans	0.40%	0.50%	0.13%	0.58%	0.36%
Nonperforming assets/total assets	0.27%	0.33%	0.07%	0.33%	0.27%
Allowance for credit losses/total loans	1.30%	1.34%	1.18%	1.23%	1.40%
Net loan charge-offs	$1,046	$954	$935	$675	$516
Performance ratios
Return on average assets	1.74%	1.88%	1.61%	1.52%	1.43%
Return on average equity	17.2%	23.4%	21.9%	17.8%	15.5%
Net interest margin	4.79%	4.71%	3.82%	3.63%	4.02%
Loans to deposits	74.1%	71.9%	62.6%	58.3%	72.9%
Efficiency ratio (1)	51.3%	46.6%	46.9%	46.8%	50.6%
Per share information
Basic earnings	$4.85	$5.08	$4.53	$3.82	$2.80
Diluted earnings	$4.80	$5.02	$4.47	$3.76	$2.77
Common cash dividends	$1.08	$1.00	$0.64	$0.56	$0.36
Book value per common share	$30.14	$25.09	$20.34	$23.05	$19.33
Common shares outstanding at period end	5,903,368	5,871,523	5,850,216	5,816,991	5,182,232
Capital ratios – Plumas Bank
Leverage ratio	11.9%	10.8%	9.2%	8.4%	9.2%
Tier 1 risk-based capital	17.3%	15.7%	14.7%	14.4%	14.2%
Total risk-based capital	18.5%	16.9%	15.7%	15.5%	15.4%

(1) The efficiency ratio is defined as non-interest expense divided by total revenue (net interest income and non-interest income).

SELECTED HISTORICAL FINANCIAL DATA OF CORNERSTONE

The following table presents selected historical financial information of Cornerstone. The selected historical financial data as of and for the years ended December 31, 2024 and 2023 has been derived from Cornerstone’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period.

CORNERSTONE COMMUNITY BANCORP Financial Summary

	At or for the year ended December 31,
	2024	2023	2022	2021	2020
	(dollars in thousands except per share information)
Statements of Operations
Interest income	$33,800	$29,954	$22,158	$19,668	$16,117
Interest expense	14,218	8,149	2,850	1,675	2,281
Net interest income	19,582	21,805	19,308	17,993	13,836
Provision for credit losses	9,713	530	113	1,050	1,600
Noninterest income	1,451	1,389	1,060	2,245	1,239
Noninterest expenses	12,824	12,449	10,119	8,067	7,156
(Loss) income before income tax (benefit) provision	(1,504)	10,215	10,136	11,121	6,319
Income tax (benefit) provision	(719)	2,844	2,893	3,206	1,693
Net (loss) income	$(785)	$7,371	$7,243	$7,915	$4,626
Balance sheet (period end)
Total assets	$657,925	$642,934	$582,581	$603,580	$497,830
Loans, net of deferred fees and costs	$498,863	$482,212	$420,415	$387,374	$332,176
Allowance for credit losses	$6,164	$5,813	$5,159	$5,059	$4,009
Total deposits	$584,269	$564,534	$534,818	$547,707	$433,338
Total shareholders’ equity	$42,586	$43,167	$33,265	$37,019	$30,084
Balance sheet (period average)
Total assets	$663,893	$624,423	$585,056	$540,959	$425,206
Loans, net of deferred fees and costs	$487,258	$449,093	$391,431	$378,119	$308,022
Total deposits	$585,573	$571,216	$535,898	$485,188	$337,773
Total shareholders’ equity	$43,203	$38,084	$34,007	$33,901	$27,990
Asset quality ratios
Nonperforming loans / total loans, net of deferred fees and costs	0.08%	0.00%	0.00%	0.00%	0.00%
Nonperforming assets / total assets	0.06%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses / loans, net of deferred fees and costs	1.24%	1.21%	1.23%	1.31%	1.21%
Net loan charge-offs	$9,362	$4	$13	$—	$—
Performance ratios
Return on average assets	(0.12)%	1.18%	1.24%	1.46%	1.09%
Return on average equity	(1.82)%	19.36%	21.36%	23.35%	16.53%
Tax-equivalent net interest margin	3.10%	3.65%	3.43%	3.50%	3.45%
Loans to deposits	85.38%	85.42%	78.61%	70.73%	76.66%
Efficiency ratio	60.97%	53.67%	49.68%	39.86%	47.47%
Per share information
Basic earnings	$(0.53)	$4.98	$4.92	$5.44	$3.12
Diluted earnings	$(0.51)	$4.84	$4.74	$5.25	$3.04
Common cash dividends	$-	$-	$-	$-	$-
Book value per common share	$28.37	$29.16	$22.48	$25.31	$20.87
Common shares outstanding at period end	1,501,091	1,480,472	1,479,862	1,462,591	1,441,241
Capital ratios - Cornerstone Community Bank
Leverage ratio	9.26%	9.92%	9.51%	8.80%	8.61%
Tier 1 risk-based capital	11.25%	11.74%	11.56%	11.83%	11.46%
Total risk-based capital	12.38%	12.83%	12.66%	13.08%	12.69%

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show selected unaudited pro forma combined financial information about the financial condition and results of operations of Plumas after giving effect to the merger and other pro forma adjustments, for the year ended December 31, 2024. The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from each of Plumas’s and Cornerstone’s audited financial statements as of and for the period ended December 31, 2024 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The selected unaudited pro forma condensed combined balance sheet information as of December 31, 2024 in the table below are presented as if the merger occurred on December 31, 2024. The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Plumas and Cornerstone actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

(in thousands, except per share amounts)
For the Year Ended December 31, 2024 (unaudited)
Pro Forma Condensed Combined Statement of Income Data:
Net interest income before provision for credit losses	$98,436
Provision for credit losses	17,879
Net interest income after provision for credit losses	80,557
Total non-interest income	10,231
Total non-interest expenses	57,772
Income before income taxes	33,016
Net income	24,563

Basic earnings per common share	$3.57
Diluted earnings per common share	3.52

Pro Forma Combined Consolidated Balance Sheet Data:
Investment securities	$525,227
Loans	1,494,974
Total assets	2,279,867
Total deposits	1,955,370
Total shareholders' equity	219,708

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements regarding the financial conditions, results of operations, earnings outlook and business prospects of Plumas, Plumas Bank, Cornerstone and Cornerstone Community Bank, and the potential combined company, and may include statements for the periods following completion of the merger. Forward-looking statements are typically identified with the use of terms such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” “intend,” and the negative and other variations of these terms and similar words and expressions, although some forward-looking statements may be expressed differently. Statements about the expected benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions, and all other statements in this proxy statement/prospectus that are not historical facts, constitute forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and are subject to change based on factors which are, in many instances, beyond Plumas’s or Cornerstone’s control. The ability of Plumas or Cornerstone to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or future events may differ materially from those expressed in, or implied by, the forward-looking statements.

Among the factors that could cause actual results of operations of Plumas, Cornerstone or the combined company for future periods to differ materially from those expressed in any forward-looking statements are:

●

the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all;

●

changes in Plumas’s or Cornerstone’s stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

●	the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the merger agreement;

●

the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Plumas and Cornerstone operate;

●	the ability to promptly and effectively integrate the businesses of Plumas and Cornerstone;

●	reputational risks and the reaction of the companies’ customers, employees and counterparties to the proposed merger;

●	diversion of management time on merger-related issues;

●	lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and

●	other risks that are described in Plumas’s public filings with the SEC.

Because these forward-looking statements are subject to assumptions and uncertainties, Plumas’s and Cornerstone’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Plumas and Cornerstone based on information known to them as of the date of this proxy statement/prospectus. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. Plumas and Cornerstone undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this proxy statement/prospectus, or to reflect the occurrence of unanticipated events, unless obligated to do so under federal securities laws. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Plumas or Cornerstone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

The foregoing list of important factors may not be all inclusive. For a further discussion of these factors and other risks and uncertainties applicable to Plumas and Cornerstone, see “Risk Factors” in this proxy statement/prospectus. For a discussion of risk factors applicable to Plumas, see Plumas’s other filings with the SEC, including Plumas’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as any subsequent documents filed by Plumas with the SEC, which are incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Plumas and Cornerstone before deciding whether to vote for approval of the merger proposal and the adjournment proposal. You should also read and consider the risk factors relating to the business of Plumas and ownership of Plumas common stock described in Part I, Item 1A of Plumas’s Annual Report on Form 10-K for the year ended December 31, 2024 that has been filed with the SEC, as well as any subsequent documents filed by Plumas with the SEC, which are incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 94.

Because the market price of Plumas common stock will fluctuate and because the cash consideration is subject to potential downward adjustment, Cornerstone shareholders cannot be certain of the value of the merger consideration that they will receive upon completion of the merger.

Upon completion of the merger, each share of Cornerstone common stock will be converted into the right to receive (i) 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and (ii) cash consideration of $9.75, subject to potential downward adjustment. Cornerstone shareholders will receive cash in lieu of any fractional shares of Plumas common stock, without interest. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of Plumas common stock. Any change in the market price of Plumas common stock prior to completion of the merger will affect the value of any shares of Plumas common stock Cornerstone shareholders receive as consideration in the merger. The market price of Plumas common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control.

In addition, the cash consideration portion is subject to downward adjustment if Cornerstone’s adjusted tangible common equity (as defined in the merger agreement) as of the month-end preceding the date of the merger is less than $42,586,066 (with a credit for $7 million in merger-related expenses, as defined in the merger agreement, on a tax adjusted basis). In addition, if Cornerstone’s merger-related expenses (ermined in accordance with the merger agreement and giving credit for any recoveries on a specific Cornerstone Bank loan) exceed $7,000,000, then the cash consideration will be reduced.

Accordingly, at the time of the Cornerstone special meeting, Cornerstone shareholders will not know or be able to calculate the number of shares of Plumas common stock or the amount of cash that they will receive upon completion of the merger.

Some directors and executive officers of Cornerstone have interests in the merger that may differ from the interests of other shareholders.

In considering the recommendation of the Cornerstone board of directors to approve the merger, you should be aware that some directors and executive officers of Cornerstone may have economic interests in the merger other than their interests as shareholders. Pursuant to the terms of the merger agreement, Plumas is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Cornerstone director, who must be independent with respect to Plumas for purposes of the listing requirements of the Nasdaq Stock Market, and mutually agreeable to Plumas and Cornerstone, as a Plumas director, who will receive the same directors’ fees as the other independent Plumas directors. Plumas and Cornerstone have not determined which Cornerstone director will join the board of Plumas and Plumas Bank.

The merger would constitute a “change of control” for purposes of the employment agreements between Cornerstone Bank and certain of its executive officers: Matthew B. Moseley, its President and Chief Executive Officer, Patrick Phelan, its Executive Vice President and Chief Financial Officer, Sarah Taylor, its Executive Vice President and Chief Operating Officer, and Cindy Fisher, its Executive Vice President and Chief Credit Officer. Severance payments would be due to these executive officers under their respective employment agreements if the executive terminates his or her employment for good reason or if the executive is terminated (without cause) by Plumas within twelve months of the change in control. The merger would constitute a “change of control” for purposes of the supplement executive retirement plans between Cornerstone and certain of its executive officers. Under the supplemental executive retirement agreements, the officers, if they experience a “Separation of Service” (as defined in the salary continuation agreements) prior to the age of 65, within two years of a change in control, would be eligible to receive a lump sum cash payment. Some Cornerstone directors and executive officers hold stock options that will fully vest upon completion of the merger and be cashed out. In addition, certain Cornerstone executive officers have accepted offers of employment with Plumas Bank, to be effective as of the completion of the merger: Matthew B. Moseley, Cornerstone’s President and Chief Executive Officer, will serve as an Executive Vice President and Market President; Cindy Fisher, Cornerstone’s Executive Vice President and Chief Credit Officer, will serve as a Senior Vice President and Commercial Loan Officer; and Sarah Taylor, Cornerstone’s Executive Vice President and Chief Operating Officer will serve as a Senior Vice President and Administrative Services Manager. Mr. Moseley will enter into a change in control agreement with Plumas Bank. The merger agreement also provides for the continued indemnification of Cornerstone’s current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “The Merger—Interests of Cornerstone’s Directors and Executive Officers in the Merger” beginning on page 41.

These arrangements may create potential conflicts of interest. These interests of Cornerstone’s directors and executive officers may cause some of these persons to view the proposed merger differently than how other Cornerstone shareholders view it. The Cornerstone and Plumas boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Cornerstone shareholders should consider these interests in conjunction with the recommendation of the Cornerstone board of directors with respect to approval of the merger. See “The Merger—Interests of Cornerstone’s Directors and Executive Officers in the Merger” beginning on page 41.

Plumas may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Plumas’s ability to combine and integrate the business of Cornerstone into Plumas’s business. If Plumas is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. It is also possible that we may not realize all or some of the anticipated cost savings of the Merger, or that the realization of cost savings may be delayed.

Plumas and Cornerstone have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Plumas or Cornerstone or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Cornerstone could choose to discontinue their relationships with Plumas post-merger because they prefer doing business with a different financial institution, which would adversely affect the future anticipated performance of Plumas. These transition matters could have an adverse effect on Plumas and Cornerstone during the pre-merger period and the combined company for an undetermined amount of time after the consummation of the merger.

Compared to their existing ownership of Cornerstone, Cornerstone shareholders will have a reduced ownership and voting interest in Plumas after the merger and will have less influence over Plumas’s management.

Cornerstone shareholders currently have the right to vote in the election of the Cornerstone board of directors and on other matters affecting Cornerstone. Upon the completion of the merger, Cornerstone shareholders will become shareholders of Plumas with a percentage ownership of Plumas that is smaller than their current percentage ownership of Cornerstone. It is currently expected that former shareholders of Cornerstone as a group will receive shares in the merger constituting approximately 14.3% of the outstanding shares of Plumas common stock immediately after the merger. Because of this, Cornerstone shareholders will have less influence on the management and policies of Plumas than they now have on the management and policies of Cornerstone.

The termination fee, as well as the restrictions on solicitation contained in the merger agreement, may discourage other companies from trying to acquire Cornerstone.

Until the completion of the merger, with certain limited exceptions, Cornerstone is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction with any person other than Plumas. In addition, Cornerstone has agreed to pay a termination fee to Plumas in specified circumstances. See “The Merger—Termination Fee; Effect of Termination” beginning on page 60. These provisions could discourage other companies from trying to acquire Cornerstone, even though such other companies may be willing to offer a greater merger consideration to Cornerstone shareholders than the merger consideration that Plumas is offering in the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals or waivers must be obtained from the DFPI and the Federal Reserve. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes or the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Plumas following the merger. The regulatory approvals may not be received in a timely fashion, may contain conditions on the completion of the merger that are not anticipated or cannot be met, or may not be received at all. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition, and results of operations of each company may also be materially adversely affected.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Plumas and Cornerstone.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, by Cornerstone shareholders; (ii) absence of any governmental order or law prohibiting completion of the merger; and (iii) effectiveness of the registration statement of which this proxy statement/prospectus is a part.

The obligation of each party to consummate the merger is also conditioned upon: (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (ii) performance in all material respects by the other party of its obligations under the merger agreement; (iii) Plumas’s receipt of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (iv) the absence of a material adverse effect with respect to the other party since the date of the merger agreement; and (v) the receipt of required regulatory approvals without a burdensome condition. The obligation of Plumas to consummate the merger is also conditioned upon holders of not more than five percent of the outstanding shares of Cornerstone common stock having properly notified Cornerstone that they intend to exercise their dissenters’ rights under the CGCL and further, the average of Cornerstone Community Bank’s aggregate outstanding balance of deposits, excluding time/maturity deposits and brokered deposits, over the ten consecutive business days ending the second business day immediately preceding the merger being not less than $405,000,000.

These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by November 1, 2025, either Plumas or Cornerstone may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after the Cornerstone shareholder approval.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition, and results of operations of each company may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of Cornerstone under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

If the merger agreement is terminated and Cornerstone’s board of directors seeks another merger or business combination, Cornerstone shareholders cannot be certain that Cornerstone would be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Cornerstone is subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cornerstone and consequently on Plumas. These uncertainties may impair Cornerstone’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Cornerstone to consider changing their existing business relationships with Cornerstone. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Cornerstone’s business prior to the merger and Plumas’s business following the merger could be negatively impacted.

Cornerstone has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on Cornerstone’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on Cornerstone’s business, financial condition and results of operations. In addition, the merger agreement restricts Cornerstone from taking specified actions relative to its business without the prior consent of Plumas. These restrictions may prevent Cornerstone from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Cornerstone’s Conduct Pending the Merger” beginning on page 53.

The opinion received by the Cornerstone board from Cornerstone’s financial advisor, PTCP, does not reflect any changes since the date of such opinion, which was delivered prior to the signing of the merger agreement.

The opinion delivered by PTCP to the Cornerstone board speaks only as of the date of such opinion, which was January 27, 2025. PTCP’s opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Plumas or Cornerstone, changes in general market and economic conditions or regulatory or other factors. Changes in the operations and prospects of Plumas or Cornerstone, general market and economic conditions and other factors that may be beyond the control of Plumas and Cornerstone may alter the value of Plumas or Cornerstone or the market price for shares of Plumas common stock or Cornerstone common stock by the time the merger is completed. PTCP’s opinion is attached as Appendix B to this proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion of Cornerstone’s Financial Advisor” beginning on page 32. For a description of the other factors considered by the Cornerstone board in determining to approve the merger, see “The Merger — Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board of Directors” beginning on page 29.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then Cornerstone shareholders may be responsible for the payment of additional U.S. federal income taxes related to the merger.

Cornerstone and Plumas believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the merger does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of Cornerstone common stock for Plumas common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such Cornerstone common stock. The merger would be treated for U.S. federal income tax purposes as a taxable sale by Cornerstone of all of its assets to Plumas followed by a deemed liquidation of Cornerstone. Cornerstone would recognize gain or loss on the deemed taxable sale of all of its assets to Plumas. In addition, each Cornerstone shareholder would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of the stock consideration received by such shareholder in the merger and (ii) such shareholder’s adjusted tax basis in its shares of Cornerstone common stock surrendered pursuant to the merger.

The shares of Plumas common stock to be received by Cornerstone shareholders as a result of the merger will have different rights than shares of Cornerstone common stock.

Upon completion of the merger, Cornerstone shareholders will become Plumas shareholders and their rights as shareholders will be governed by Plumas’s articles of incorporation and bylaws. The rights associated with Cornerstone common stock are different from the rights associated with Plumas common stock. See “Comparison of Shareholder Rights” beginning on page 89.

Plumas expects to incur substantial expenses related to the merger.

Plumas expects to incur substantial expenses in connection with the consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Cornerstone into that of Plumas. Although Plumas and Cornerstone have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both Plumas and Cornerstone expect to take charges against their earnings before completion of the merger and Plumas expects to take charges against its earnings after completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting the shares of Plumas common stock and Cornerstone common stock.

Upon the completion of the merger, Plumas shareholders and Cornerstone shareholders will become shareholders of the combined company. Plumas’s business differs from that of Cornerstone and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Cornerstone and Plumas. For a discussion of the businesses of Plumas and Cornerstone and of some important factors to consider in connection with those businesses, please see the sections entitled “Information Regarding Plumas” on page 84, "Information Regarding Cornerstone" on page 85 and the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 94.

Sales of substantial amounts of Plumas common stock in the open market by former Cornerstone shareholders could depress Plumas’s stock price.

Shares of Plumas common stock that are issued to Cornerstone shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to “affiliates” of Plumas. Based on the number of shares of Cornerstone common stock outstanding as of the Cornerstone record date (which excludes any assumed conversion of Cornerstone options and assumes there are no dissenting shares), Plumas currently expects to issue approximately 998,528 shares of Plumas common stock in connection with the merger. If the merger is completed and if former shareholders of Cornerstone sell substantial amounts of Plumas common stock in the public market following completion of the merger, the market price of Plumas common stock may decrease. These sales might also make it more difficult for Plumas to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Litigation may be filed against the board of directors of Cornerstone or Plumas that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that Cornerstone shareholders or Plumas shareholders may file putative class action lawsuits against the board of directors of Cornerstone or Plumas. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Cornerstone and Plumas, including any costs associated with indemnification obligations of Cornerstone or Plumas. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

COMPARATIVE PER SHARE MARKET PRICES AND DIVIDEND INFORMATION

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the cash dividends paid per share, of Plumas common stock, which trades on the Nasdaq Capital Market under the symbol “PLBC,” and the high and low bid prices per share, and the cash dividends paid per share, for Cornerstone common stock, which trades very infrequently on the OTC Markets Group’s OTCPK Market under the symbol “CRSB.” The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTCPK Market is an electronic, screen-based market which imposes considerably less stringent listing standards than the Nasdaq Capital Market. Historical trading in Cornerstone common stock has not been extensive and the trades cannot be characterized as constituting an active trading market.

	Cornerstone Community Bancorp			Plumas Bancorp
Quarter Ended	High	Low	Cash Dividends Paid Per Share	High	Low	Cash Dividends Paid Per Share
March 31, 2025	$38.00	$26.00	-	$48.60	$41.85	$0.30
December 31, 2024	$27.50	$25.75	-	$51.33	$37.69	$0.27
September 30, 2024	$29.00	$24.10	-	$43.76	$33.26	$0.27
June 30, 2024	$29.50	$28.50	-	$37.45	$32.50	$0.27
March 31, 2024	$39.98	$28.50	-	$41.99	$33.11	$0.27
December 31, 2023	$28.70	$26.50	-	$45.00	$32.56	$0.25
September 30, 2023	$28.49	$26.41	-	$37.18	$32.12	$0.25
June 30, 2023	$28.00	$25.02	-	$39.12	$31.77	$0.25
March 31, 2023	$30.00	$25.00	-	$45.31	$31.02	$0.25
December 31, 2022	$28.75	$26.75	-	$38.69	$27.45	$0.16
September 30, 2022	$28.50	$26.61	-	$35.21	$26.48	$0.16
June 30, 2022	$33.00	$28.00	-	$39.23	$27.39	$0.16

The following table sets forth the closing sale prices per share of Plumas common stock and Cornerstone common stock on January 28, 2025, the last completed trading day before the first public announcement of the terms of the merger, and on April 4, 2025, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value of the merger consideration per share of Cornerstone common stock on January 28, 2025 and April 4, 2025.

	Plumas Bancorp	Cornerstone Community Bancorp(1)	Equivalent Market Value Per Share of Cornerstone Common Stock(2)

January 28, 2025	$47.76	$27.63	$41.31

April 4, 2025	$43.00	$35.50	$38.16

(1) Reflects the last reported trade for Cornerstone common stock on the OTCPK Market as of the specified date. As of January 28, 2025, the last reported traded for Cornerstone common stock was $27.63 and occurred on January 28, 2025. As of April 4, 2025, the latest practicable date before the date of this proxy statement/prospectus, the last reported trade for Cornerstone common stock was $35.50 and occurred on April 4, 2025.

(2) Determined by multiplying the exchange ratio, 0.6608, by the closing sale price per share of Plumas common stock on the indicated date and adding the cash consideration of $9.75.

SPECIAL MEETING OF CORNERSTONE COMMUNITY BANCORP SHAREHOLDERS

Date, Time and Place

The special meeting of Cornerstone shareholders will be held at Cornerstone’s offices located at 500 Riverside Way, Red Bluff, California 96080 at 6:00 p.m., Pacific Time, on June 2, 2025. Cornerstone commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Cornerstone special meeting on or about April 15, 2025.

Purpose of the Cornerstone Special Meeting

At the Cornerstone special meeting, Cornerstone shareholders will be asked:

1.	To approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger of Cornerstone with and into Plumas; and

2.

To approve one or more adjournments of the Cornerstone special meeting to a later date or dates, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Recommendation of the Cornerstone Board of Directors

The Cornerstone board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger—Reasons for the Merger and Recommendation of the Cornerstone Board of Directors” beginning on page 29.

As of the record date, directors of Cornerstone owned and were entitled to vote 245,534 shares of Cornerstone common stock, representing approximately 14.3% of the shares of Cornerstone common stock outstanding on that date. The members of the board of directors of Cornerstone have each entered into a shareholder agreement with respect to the merger and have agreed to vote their shares of Cornerstone common stock in favor of the merger proposal. For further information, see “The Merger—Shareholder Agreements” beginning on page 46. As of the record date, Plumas beneficially held no shares of Cornerstone common stock.

Record Date and Quorum

The Cornerstone board of directors has fixed the close of business on April 8, 2025 as the record date for determining the holders of Cornerstone common stock entitled to receive notice of and to vote at the special meeting.

As of the Cornerstone record date, there were 1,511,091 shares of Cornerstone common stock outstanding and entitled to vote at the Cornerstone special meeting held by approximately 220 holders of record. Each share of Cornerstone common stock entitles the holder to one vote at the Cornerstone special meeting on each proposal to be considered at the Cornerstone special meeting.

A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the special meeting. Abstentions and “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as shares voted on any proposal. Broker non-votes are shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member.

Required Vote

Required Vote to Approve the Merger Proposal

The affirmative vote of a majority of the issued and outstanding shares of Cornerstone common stock entitled to vote is required to approve the merger proposal.

Required Vote to approve the Adjournment Proposal

Assuming a quorum is present, the affirmative vote of a majority of the shares of Cornerstone common stock represented and voting (in person or by proxy) at the Cornerstone special meeting is required to approve the adjournment proposal, provided the shares voting affirmatively also constitute at least a majority of the required quorum.

Treatment of Abstentions and Broker Non-Votes; Failure to Vote

For purposes of the Cornerstone special meeting, an abstention occurs when a Cornerstone shareholder attends the Cornerstone special meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs when a shareholder does not instruct his, her or its bank, broker or other nominee how to vote on a matter.

•	For the merger proposal, an abstention, broker non-vote or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

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For the adjournment proposal, abstentions and broker non-votes will have no effect on such proposals, unless there are insufficient votes in favor of these proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Cornerstone shareholder authorizes the persons named in the enclosed proxy card to vote his, her, or its shares at the special meeting in the manner directed. A Cornerstone shareholder may vote by proxy or in person at the special meeting. If you hold your shares of common stock in your name as a shareholder of record, to submit a proxy, you, as a shareholder, may use one of the following methods:

•	Through the Internet: Use the Internet to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote through the Internet.

•	By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week. Follow the instructions on your proxy card in order to vote by telephone.

•	By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Cornerstone requests that Cornerstone shareholders vote by telephone, over the Internet or by completing, signing and dating the accompanying proxy and returning it to Cornerstone as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Cornerstone common stock represented by it will be voted at the Cornerstone special meeting in accordance with the instructions contained on the proxy card.

If any signed and dated proxy is returned without indication as to how to vote, the shares of Cornerstone common stock represented by the proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, in which case you will be prohibited from asserting dissenters’ rights.

If a Cornerstone shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether he, she or it may vote by telephone or the Internet.

Every Cornerstone shareholder’s vote is important. Accordingly, each Cornerstone shareholder should complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Cornerstone shareholder plans to attend the special meeting in person.

Shares Held in Street Name

If you are a Cornerstone shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Cornerstone or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Cornerstone common stock on behalf of their customers may not give a proxy to Cornerstone to vote those shares with respect to either proposal without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Cornerstone shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

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your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote “AGAINST” this proposal.

Revocability of Proxies and Changes to a Cornerstone Shareholder’s Vote

You may revoke or change your vote at any time before your shares of Cornerstone common stock are voted at the special meeting by:

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logging onto the internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	sending a completed proxy card bearing a later date than your original proxy card;

•	sending a notice of revocation to Cornerstone, Corporate Secretary, Cornerstone Community Bancorp, 500 Riverside Way, Red Bluff, CA 96080, stating that you would like to revoke your proxy; or

•	attending the Cornerstone special meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the Cornerstone special meeting or the time specified on your proxy card’s voting instructions. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Cornerstone special meeting.

If you have instructed a bank, broker or other nominee to vote your shares of Cornerstone common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

Cornerstone will bear the cost of soliciting proxies from Cornerstone shareholders. Cornerstone will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Cornerstone’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Cornerstone Special Meeting

All Cornerstone shareholders as of the record date, or their duly appointed proxies, may attend the special meeting. If you hold your shares of Cornerstone common stock in your name as a shareholder of record and you wish to attend the Cornerstone special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Cornerstone special meeting. You must also bring valid photo identification.

If your shares of Cornerstone common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Cornerstone special meeting, you need to bring a copy of a bank or brokerage statement to the Cornerstone special meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.

Merger Proposal

As discussed throughout this proxy statement/prospectus, Cornerstone is asking its shareholders to approve the merger proposal. You should carefully read this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, you are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The Cornerstone board of directors recommends that you vote “FOR” the merger proposal.

Each of the directors has entered into a shareholder agreement with Plumas pursuant to which they have agreed to vote “FOR” the merger proposal. For more information regarding the shareholder agreements, please see the section entitled “The Merger—Shareholder Agreements” beginning on page 46.

Adjournment Proposal

The special meeting may be adjourned to another time or place, one or more times if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

If the number of shares of Cornerstone common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Cornerstone intends to move to adjourn the special meeting in order to enable the Cornerstone board of directors to solicit additional proxies for approval of the proposal. In that event, Cornerstone will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

In the adjournment proposal, Cornerstone is asking its shareholders to authorize the holder of any proxy solicited by the Cornerstone board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Cornerstone shareholders approve the adjournment proposal, Cornerstone could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Cornerstone shareholders who have previously voted.

The Cornerstone board of directors recommends that you vote “FOR” the adjournment proposal.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Plumas and Cornerstone. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Plumas or Cornerstone. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings of Plumas with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 94.

Terms of the Merger

Transaction Structure

The merger agreement provides for the merger of Cornerstone with and into Plumas with Plumas as the surviving corporation. The merger agreement also provides that immediately following the merger, Cornerstone’s subsidiary, Cornerstone Community Bank, will merge with and into Plumas’s subsidiary, Plumas Bank, with Plumas Bank continuing as the surviving corporation.

Cornerstone’s and Plumas’s boards of directors have approved the merger agreement. In addition, the Cornerstone board of directors unanimously recommends that the Cornerstone shareholders approve the merger proposal. No approval of Plumas’s shareholders is required to complete the merger.

Merger Consideration

In the merger each share of Cornerstone common stock (other than dissenting shares) will be converted into the right to receive (i) 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and (ii) cash consideration of $9.75, subject to potential downward adjustment A Cornerstone shareholder will receive cash in lieu of any fractional shares of Plumas common stock, without interest.

Based on the closing price of Plumas common stock of $47.76 per share on January 28, 2025, the closing price just prior to the first announcement of the merger, the value of the merger consideration was $41.31 per Cornerstone share. On that same date, the closing price of Cornerstone common stock was $27.63. Based on the closing share price of Plumas common stock of $43.00 on April 4, 2025, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the value of the merger consideration was $38.16 per share. The share price of Plumas common stock will fluctuate and, accordingly, the value of the merger consideration you receive may be different than either of these amounts.

While the exchange ratio is fixed, the cash consideration is subject to downward adjustment in limited circumstances. See “The Merger Agreement – The Merger Consideration - Potential Adjustments to the Cash Consideration” beginning on page 50. The amounts in the immediately preceding paragraph assume that the cash consideration will not be adjusted.

Treatment of Cornerstone Stock Options

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of Cornerstone common stock held by an employee or director of Cornerstone who will continue employment with or as a director of Plumas following the effective time or the member of the Cornerstone board of directors appointed to Plumas’s board of directors pursuant to the merger agreement will become fully vested, will be assumed by the Plumas and will be converted into an option to purchase a number of shares of Plumas common stock equal to the product of (a) the total number of shares of Cornerstone common stock subject to such Cornerstone stock option immediately prior to the effective time of the merger multiplied by (b) the option exchange ratio, and the exercise price of each such option shall be equal to the exercise price of the Cornerstone option immediately prior to the effective time divided by the option exchange ratio. “Option exchange ratio” means the ratio of (a) the sum of (i) the exchange ratio multiplied by the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger agreement, plus (ii) the cash consideration, divided by (b) the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger.

At the effective time, each outstanding option to purchase shares of Cornerstone common stock that is not assumed by Plumas will be cancelled and converted into the right to receive a cash payment equal to the product of the (i) the total number of shares of Cornerstone common stock subject to such option to purchase Cornerstone common stock and (ii) the excess, if any, of (a) the equity award cashout price over (b) the exercise price per share of Cornerstone common stock under such option. “Equity award cashout price” means an amount equal to the sum of (x) the product of (a) the average closing price per share of Plumas common stock, as reported on the Nasdaq Stock Market, for the 20 trading days ending on and including the second trading day prior to the closing date of the merger multiplied by (b) the exchange ratio, plus (y) the cash consideration.

Background of the Merger

From time to time, the Cornerstone board has considered various strategic alternatives to enhance shareholder value, including potential strategic transactions. In the ordinary course, Cornerstone’s Chairman, Jeffrey P. Finck, and Cornerstone’s President and Chief Executive Officer, Matthew B. Moseley, have received inquiries from other banking institutions or their advisors regarding Cornerstone, and engaged in conversations with members of management of other banking institutions, including Plumas, regarding a possible business combination. In the course of these conversations, Plumas expressed a general interest in expanding in Northern California through a possible strategic transaction with Cornerstone; however, prior to July 2024, the parties did not engage in more significant discussions.

In early July 2024, Mr. Moseley met in-person with President and Chief Executive Officer of Plumas, Andrew J. Ryback, during an outdoor social outing. Later in July, Mr. Moseley and Mr. Ryback spoke again, at which time Mr. Ryback reiterated Plumas’s interest in discussing a potential business combination between Plumas and Cornerstone.

Thereafter, on August 1, 2024, Cornerstone announced the charge-offs of three-related agricultural loans totaling $9.4 million. As Cornerstone’s total equity at the most recent quarter end, June 30, 2024, was $45.8 million, this constituted a material event during this time.

Mr. Moseley and Mr. Ryback continued discussions, resulting in Mr. Moseley contacting PTCP about the possible transaction, and, on August 14, 2024, PTCP presented a preliminary analysis to Mr. Moseley and Mr. Finck. The following week, Cornerstone’s board and management team was apprised of Plumas’s and Mr. Ryback’s continued interest, and a summary of PTCP’s analysis was shared with the Cornerstone board of directors.

On September 23, 2024, Cornerstone and Plumas executed a confidentiality agreement to begin exchanging preliminary financial information. Thereafter, they exchanged such information and continued their discussions regarding a potential business combination.

In early October 2024, a credit union headquartered in the Pacific Northwest contacted Cornerstone on an unsolicited basis about its growth plans in California. The overture was shared with Cornerstone’s board, and it was determined that the credit union may have an interest in exploring bank acquisitions in Northern California. The credit union was informed that Cornerstone’s board would evaluate any letter of intent the credit union presented in a timely manner.

On October 29th and 30th, Mr. Finck and Mr. Ryback met again at a banking conference and continued discussions about a combination, knowing that Plumas had a strong interest in expanding and that the two entities appeared to have a strong financial and cultural fit.

On November 8, 2024, Plumas presented a non-binding Letter of Intent (the “Plumas LOI”) to Cornerstone proposing a cash and stock transaction. On November 15, 2024, the Pacific Northwest credit union submitted its own Letter of Intent to Cornerstone (the “credit union LOI”).

On November 19, 2024, Cornerstone’s board held a special meeting with legal and financial advisors present to discuss the Plumas LOI and the credit union LOI, at which time they engaged in a detailed comparison of the two offers. The Cornerstone board reviewed the financial value of the two offers, tax implication estimates, and the likelihood of regulatory approval for each party. At the conclusion of the meeting, Cornerstone’s board determined to continue discussions with Plumas on an exclusive basis and approved the Plumas LOI.

On November 19, 2024, the Plumas LOI was executed and a data room for detailed due diligence was opened. The parties conducted an extensive due diligence review, inclusive of significant in-person and virtual meetings, between November 19, 2024 and January 24, 2025. During this period, the parties also began to negotiate the terms of a merger agreement.

On December 19, 2024, Plumas, through its legal counsel, shared an initial draft of the merger with Cornerstone and its legal counsel and negotiations continued regarding the details of the terms of the combination and the details of the merger agreement.

On January 27, 2025, Cornerstone’s board met to review, discuss, and approve the transaction and the current draft of the merger agreement. At this meeting, PTCP participated in the discussion, responded to questions, and rendered its fairness opinion to the effect that, as of such date, the merger consideration set forth in the merger agreement was fair to the shareholders of Cornerstone from a financial point of view. Additionally, Cornerstone’s legal and financial advisors provided a financial and legal summary of the transaction and answered questions. The Cornerstone board determined that the merger agreement and the merger were in the best interests of Cornerstone and its shareholders and adopted and approved the merger and merger agreement.

On January 28, 2025, the Plumas board met and approved the merger and merger agreement. The parties executed the final merger agreement on January 28, 2025. On January 29, 2025, prior to the U.S. stock markets opening, the parties jointly issued a press release announcing the transaction.

Reasons for the Merger and Recommendation of the Cornerstone Board of Directors

The Cornerstone board of directors has determined that the merger is fair to and in the best interests of Cornerstone and its shareholders and, by the unanimous vote of all of the directors of Cornerstone, approved and adopted the merger agreement and the transactions contemplated thereby. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Cornerstone board of directors evaluated the merger and the merger agreement in consultation with Cornerstone’s executive management as well as Cornerstone’s legal and financial advisors and determined that the merger was the best option reasonably available for its shareholders in the current market. The Cornerstone board of directors consulted with Cornerstone’s executive management regarding the business of Cornerstone and related financial and strategic matters. In reaching its conclusion to approve the merger and recommend adoption and approval of the merger agreement to the Cornerstone shareholders, Cornerstone’s board of directors also consulted with its financial advisor, PTCP, with respect to the financial aspects of the proposed sale, and consulted with its legal counsel, Gary Steven Findley & Associates, as to its legal duties and the terms of the merger agreement and related agreements. All material factors considered by the Cornerstone board of directors have been disclosed in this joint proxy statement/prospectus.

In approving the merger with Plumas, Cornerstone’s board of directors considered and discussed a variety of factors, both positive and negative. Cornerstone’s board of directors did not assign any relative or specific weight to any of the factors described below and individual members of Cornerstone’s board of directors may have given different weights to different factors as they were discussed. In addition, the factors described below are not listed in any particular order nor intended to be exhaustive of all factors considered. The primary factors that favor the merger include, but are not limited to, the following:

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Future Prospects. Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of Cornerstone, and in consultation with its financial advisor, Cornerstone’s board of directors believes that a business combination with Plumas would enable Cornerstone shareholders to participate in a combined company that would have enhanced future prospects compared to those that Cornerstone is likely to achieve on a stand-alone basis or as a possible acquirer executing its strategic plan. Cornerstone’s board of directors believes that a larger company will provide additional products and services to better grow and retain Cornerstone’s customers, that a larger company will have a stronger funding base and stronger capital ratios, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis and deliver higher value to Cornerstone shareholders than remaining independent.

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Results of Due Diligence. Cornerstone’s board of directors’ understanding of the business, operations, financial condition, earnings, management, and future prospects of Plumas, taking into account information from PTCP and Gary Steven Findley & Associates and presentations by senior management regarding the results of Cornerstone’s due diligence investigation of Plumas, including, but not limited to, debt service and other existing financial obligations, the financial obligations to be incurred in connection with the proposed transaction and other likely financial obligations of Plumas and the possible effect of such obligations.

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Competition. The current and prospective economic and competitive environment facing the financial services industry generally, including national and local economic conditions, the interest rate environment, the continued consolidation in the industry, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term.

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Complementary Business. The complementary nature of the respective markets, customers and asset/liability mix of Cornerstone Community Bank and Plumas Bank combined with an opportunity for Cornerstone Community Bank customers to access enhanced products or services and a significant increase in lending limits.

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Financial Presentations. The reports of Cornerstone’s management and the financial presentation by PTCP to Cornerstone’s board of directors concerning the operations, financial condition and prospects of Plumas and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

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Market Premium. As of the date the Cornerstone board approved the merger agreement the value of the merger consideration for Cornerstone shareholders was $40.46 per share based on the closing price of Plumas common stock of $46.47 on January 24, 2025, the last completed trading day prior to the date on which the Cornerstone board of directors voted to approve the merger agreement, representing a premium of approximately 54% over the $26.30 last reported trading price of Cornerstone common stock on the OTC Market Group’s OTCPK market on January 24, 2025, and the board’s review of similar transactions and belief that the merger is likely to provide greater future value to Cornerstone shareholders than Cornerstone would provide on a stand-alone basis.

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Equity Consideration.  A majority of the value of the merger consideration consists of Plumas common stock, which will allow Cornerstone shareholders to continue to participate in the future success of the combined company.

●	Share Liquidity. The ability of Cornerstone shareholders to have increased liquidity due to, among other things, Plumas’s Nasdaq listing, larger market capitalization and greater trading volume.

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Fixed Exchange Ratio. The stock consideration is a fixed exchange ratio of shares of Plumas common stock to Cornerstone’s common stock; as a result, Cornerstone shareholders benefit from an increase in the trading price of Plumas common stock (or a decrease in the trading price of Cornerstone common stock) during the pendency of the merger.

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Cash Dividends. Plumas has paid cash dividends on its common stock in every quarter since 2020 and, prior thereto, a regular semi-annual cash dividend since November 21, 2016. Although there is no assurance that cash dividends will be paid in the future, the stated intention of Plumas’s board of directors is that Plumas will continue paying cash dividends on a quarterly basis. Because Cornerstone shareholders would receive Plumas common stock as part of the merger consideration in the merger, they would benefit from the anticipated future cash dividends that Plumas may pay to its shareholders.

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Fairness Opinion. The opinion delivered to Cornerstone’s board of directors by PTCP that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair, from a financial point of view, to holders of Cornerstone common stock.

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Terms of the Merger. The review by Cornerstone’s board of directors with its legal and financial advisor of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio, Plumas’s agreement to appoint one member of Cornerstone’s board of directors to the board of directors of Plumas and Plumas Bank, and Cornerstone’s right to accept a superior offer in certain circumstances, so long as Cornerstone pays a termination fee of $2,528,000 to Plumas, which the Cornerstone board concluded was reasonable in the context of the termination fees in comparable transactions and in light of the overall terms of the merger agreement.

●	Approvals. The expectation of receiving regulatory approvals in a timely fashion without unacceptable conditions and the likelihood that the merger would be completed.

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Board Representation.  Plumas’s agreement, as set forth in he merger agreement, that that upon consummation of the merger, the board of directors of Plumas and Plumas Bank will include one current member of the Cornerstone board of directors.

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Corporate Values. The belief of Cornerstone’s board of directors that the two companies share a common vision regarding the importance of customer service and that management and employees of Cornerstone and Plumas possess complementary skills and expertise.

●	Non-Financial Considerations. The potential social and economic effects of the merger on Cornerstone’s customers and employees.

●	Indemnification and Employee Benefits. The agreements of Plumas to provide indemnification for Cornerstone’s directors and executive officers and to honor certain existing employee benefits.

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Expected Federal Income Tax Consequences. The expectation that the merger will constitute a “reorganization” under Section 368(a) of the Code to Cornerstone shareholders with respect to the Plumas common stock received by them.

In the course of its deliberations regarding the merger, Cornerstone’s board of directors also considered a number of risk factors, which Cornerstone’s board of directors determined did not outweigh the expected benefits to Cornerstone and its shareholders. The factors described below are not listed in any particular order nor intended to be exhaustive of all factors considered. The primary risk factors include, but are not limited to, the following:

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Integration Issues. The challenges of combining the businesses, assets, and employees of Cornerstone and Plumas which could affect the post-merger success of the combined companies and the ability to achieve anticipated cost savings and other potential synergies.

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Fixed Exchange Ratio. If the merger is completed, each share of Cornerstone common stock will be converted into the right to receive 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and the cash consideration. The exchange ratio is fixed. Because the exchange ratio is fixed, the market value of the shares of Plumas common stock that Cornerstone shareholders will receive in the merger is unknown and Cornerstone shareholders could be adversely affected by a decrease in the trading price of Plumas common stock during the pendency of the merger.

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Potential Reduction to Cash Consideration. The cash consideration of $9.75 per share included in the including in the merger consideration payable to Cornerstone is subject to potential downward adjustment. As a results, the amount of the cash consideration that Cornerstone shareholders will receive in the merger is unknown and will not be determined until shortly before the merger is completed.

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Insider Interests. The interests of Cornerstone executive officers and directors with respect to the merger apart from their interests as holders of Cornerstone common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in “The Merger—Interests of Certain Persons in the Merger.”

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Competing Transactions. The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Plumas as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Cornerstone that might be more favorable to Cornerstone shareholders from proposing such a transaction.

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Operational Restrictions. The restrictions contained in the merger agreement on the operation of Cornerstone’s business during the period between the signing of the merger agreement and completion of the merger which may delay or prevent Cornerstone from pursuing business opportunities that could arise before completion of the merger.

●	Diversion of Management. The time and effort management must devote to consummation of the merger may divert their attention and resources from the operation of Cornerstone’s business.

●	Staff Risk. The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

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Termination Fee.  Cornerstone would be obligated to pay to Plumas a termination fee of $2,528,000 if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Cornerstone from pursuing such a transaction.

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Risk of Termination. The possibility that the merger might not be completed, whether due to the failure to obtain regulatory approval or otherwise, and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Cornerstone common stock and Cornerstone operating results, particularly in light of the costs incurred in connection with the transaction.

Based on the reasons stated, Cornerstone’s board of directors believes that the merger agreement and the merger are in the best interest of Cornerstone and the Cornerstone shareholders and unanimously recommends that the Cornerstone shareholders vote “FOR” approval of the merger agreement and the merger.

This summary of the reasoning of Cornerstone’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16.

Each of the directors of Cornerstone has entered into a shareholder agreement with Plumas, pursuant to which they have agreed to vote “FOR” the merger proposal. For more information regarding the shareholder agreements, see the section entitled “The Merger—Shareholder Agreements” beginning on page 46.

Opinion of Cornerstone’s Financial Advisor

Cornerstone retained PTCP to act as financial advisor to the Cornerstone board of directors in connection with Cornerstone’s consideration of a possible business combination. Cornerstone selected PTCP to act as its financial advisor because PTCP is a nationally recognized investment banking firm which specializes in community financial institutions. In the ordinary course of its investment banking business, PTCP is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

PTCP acted as financial advisor to the Cornerstone board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 27, 2025, meeting at which the Cornerstone board of directors considered the merger and the merger agreement, PTCP delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on January 27, 2025, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Cornerstone common stock. The full text of PTCP’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PTCP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Cornerstone common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

PTCP’s opinion was directed to the Cornerstone board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any Cornerstone shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. PTCP’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Cornerstone common stock and did not address the underlying business decision of Cornerstone to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Cornerstone or the effect of any other transaction in which Cornerstone might engage. PTCP also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Cornerstone or Plumas, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. PTCP’s opinion was approved by PTCP’s fairness opinion committee.

This analysis includes:

●	A summary of selected terms of the transaction;
●	Financial analyses with respect to Cornerstone; and
●	Financial analyses with respect to Plumas

In undertaking this analysis, PTCP has:

●	reviewed a draft, dated January 27, 2025, of the merger agreement;
●	reviewed certain publicly available business and financial information relating to Cornerstone and Plumas;
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reviewed certain other business, financial, and operating information relating to Cornerstone and Plumas provided to PTCP by the management of Cornerstone and the management of Plumas including financial forecasts for the 2025 to 2027 fiscal years ending December 31st;

●	Met with, either by phone or in person, certain members of the management of Cornerstone and Plumas to discuss the business and prospects of Cornerstone and Plumas and the proposed transaction;
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reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

●	reviewed certain financial data of Cornerstone and Plumas and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and
●	considered such other information, financial studies, analyses, investigations, economic data, and market criteria that PTCP deemed relevant.

In performing its review, PTCP relied upon the accuracy and completeness of all financial and other information that was available to and reviewed by PTCP from public sources, that was provided to PTCP by Cornerstone or their representatives, or that was otherwise reviewed by PTCP, and PTCP assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. PTCP relied on the assurances of the management of Cornerstone that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. PTCP was not asked to and did not undertake an independent verification of any of such information and PTCP did not assume any responsibility or liability for the accuracy or completeness thereof. PTCP did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Cornerstone or Plumas, nor was PTCP furnished with any such evaluations or appraisals. PTCP rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Cornerstone or Plumas. PTCP did not make an independent evaluation of the adequacy of the allowance for loan losses of Cornerstone or Plumas, or of the combined entity after the merger, and PTCP did not review any individual credit files relating to Cornerstone or Plumas. PTCP assumed, with Cornerstone’s consent, that the respective allowances for loan losses for both Cornerstone and Plumas were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity after taking into account estimated purchase accounting adjustments.

In preparing its analyses, PTCP used certain financial projections and transaction expense estimates for Cornerstone, as provided by the senior management of Cornerstone. With respect to the foregoing information, the senior management of Cornerstone confirmed to PTCP that such information reflected the best currently available estimates and judgments of management, and PTCP assumed that the future financial performance reflected in such information would be achieved. PTCP expressed no opinion as to such information, or the assumptions on which such information was based. PTCP also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Cornerstone or Plumas since the date of the most recent financial statements made available to PTCP. PTCP assumed in all respects material to its analyses that Cornerstone and Plumas would remain as going concerns for all periods relevant to its analyses.

PTCP also assumed, with Cornerstone’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Cornerstone, Plumas, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Cornerstone’s consent, PTCP relied upon the advice that Cornerstone received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. PTCP expressed no opinion as to any such matters.

PTCP’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to PTCP as of, the date thereof. Events occurring after the date thereof could materially affect PTCP’s opinion. PTCP has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, PTCP performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying PTCP’s opinion or the presentation made by PTCP to the Cornerstone board of directors, but is a summary of the material analyses performed and presented by PTCP. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. PTCP believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in PTCP’s comparative analyses described below is identical to Cornerstone or Plumas and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Cornerstone or Plumas and the companies to which they were compared. In arriving at its opinion, PTCP did not attribute any particular weight to any analysis or factor that it considered. Rather, PTCP made qualitative judgments as to the significance and relevance of each analysis and factor. PTCP did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, PTCP made its determination as to the fairness of the merger consideration to the holders of Cornerstone common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, PTCP also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cornerstone, Plumas, and PTCP. The analyses performed by PTCP are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. PTCP prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Cornerstone board of directors at its January 27, 2025, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, PTCP’s analyses do not necessarily reflect the value of Cornerstone or Plumas common stock or the price at which Cornerstone or Plumas common stock may be sold at any time. The analyses of PTCP and its opinion were among a number of factors taken into consideration by the Cornerstone board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Cornerstone board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

PTCP reviewed the financial terms of the proposed transaction. As set forth in the merger agreement, at the effective time of the merger, Cornerstone will merge with and into Plumas, with Plumas continuing as the surviving corporation. As a result of the merger, each share of Cornerstone will be converted into the right to receive 0.6608 shares of Plumas stock plus $9.75 cash consideration (subject to downward adjustment) per share of Cornerstone. PTCP’s fairness opinion was rendered to the Cornerstone board on January 27, 2025 and was based on financial information using closing stock prices as of January 24, 2025. Based on Plumas’ closing stock price of $46.47 as of January 24, 2025, the merger consideration would equate to $40.46 per Cornerstone share. Based on 1,511,091 Cornerstone shares outstanding and 111,500 Cornerstone options outstanding with a weighted average strike price of $21.57, the aggregate merger consideration would equate to approximately $63.241 million. The cash consideration per share of $9.75 is subject to a dollar-for-dollar downward adjustment if Cornerstone transaction-related costs exceed $7.0 million net of specifically identified loan recoveries. With Cornerstone management’s approval, this opinion did not assume any downward adjustment to the cash consideration.

Based upon financial information for Cornerstone as of or for the last-twelve-months (“LTM”) ended December 31, 2024 PTCP calculated the following implied transaction metrics:

Aggregate merger consideration / Tangible Book Value	149%
Per Share merger consideration / Tangible Book Value Per Share	144%
Aggregate merger consideration / LTM Net Income*1	10.8	x
Tangible Book Premium / Core Deposits[2]	4.6%
Premium to January 24, 2025 Closing Stock Price	53.8%

*1 During the third quarter of 2024, Cornerstone recorded a $9.4 million loan loss provision in connection with the charge-off of three specific related loans. Throughout this analysis and discussion, Cornerstone’s LTM Net Income, LTM ROAA, LTM ROAE, and LTM P/E multiples are shown excluding this $9.4 million provision, adjusted on an after-tax basis using a 29.6% marginal tax rate.

2 Core deposits defined as total deposits excluding time deposits with balances greater than $100,000.

Cornerstone Comparable Company Analyses

PTCP used publicly available information to compare selected financial information for Cornerstone with a national group of financial institutions selected by PTCP. This Cornerstone national peer group included: U.S. publicly traded banks and thrifts with assets between $500 million and $1.0 billion, LTM return on average assets (“ROAA”) for the period ended September 30, 2024, between 0.25% and 1.25%, tangible equity / tangible assets (“TE / TA”) between 4.5% and 11.0%, and a three-month average daily trading volume of at least 500 shares; excludes companies subject to an announced merger and mutual holding companies (“MHCs”). The Cornerstone National Peer Group consisted of the following companies – Company Name (State):

JBT Bancorp, Inc. (PA)
Prime Meridian Holding Company (FL)
Pinnacle Bank (CA)
Potomac Bancshares, Inc. (WV)
InsCorp, Inc. (TN)
Harleysville Financial Corporation (PA)
United Bancorp, Inc. (OH)
1st Colonial Bancorp, Inc. (NJ)
Oregon Pacific Bancorp (OR)
Mountain Pacific Bancorp, Inc. (WA)
Mission Valley Bancorp (CA)
Endeavor Bancorp (CA)
Oak Ridge Financial Services, Inc. (NC)
First Resource Bancorp, Inc. (PA)
Home Federal Bancorp, Inc. of Louisiana (LA)
Commencement Bancorp Inc. (WA)
River Valley Community Bancorp (CA)
FFW Corporation (IN)
Pacific Valley Bancorp (CA)
Redwood Capital Bancorp (CA)
Golden Valley Bancshares, Inc. (CA)

The analysis compared financial information for Cornerstone with corresponding publicly available financial information for the Cornerstone National Peer Group as of or for the LTM ended September 30, 2024, with pricing data as of January 24, 2025. The tables below set forth the data for Cornerstone and the 25th percentile, median, and 75th percentile data for the Cornerstone National Peer Group.

Cornerstone National Selected Public Companies Analysis

Cornerstone Peer Group
25th	75th
Cornerstone	Percentile	Median	Percentile
Total assets (in millions)	$658	$611	$668	$867
Tangible equity / Tangible assets	6.5%	8.1%	8.7%	9.5%
LTM Return on average assets*	0.88%	0.74%	0.89%	0.98%
LTM Return on average equity*	13.42%	8.97%	9.74%	11.21%
LTM Net interest margin	3.09%	3.04%	3.40%	3.75%
LTM Efficiency ratio	61.0%	62.8%	68.1%	73.5%
LTM Non-interest income / Average assets	0.22%	0.24%	0.35%	0.65%
Nonperforming assets / Total assets[1]	0.00%	0.08%	0.25%	0.49%
Market Capitalization (in millions)	$39.7	$44.7	$58.0	$74.3
90-day Average Daily Volume	489	1,140	1,399	2,198
Price / Tangible book value	93%	88%	92%	101%
Price / LTM EPS*	6.7	x	9.3	x	10.0	x	11.8	x

Price / Tangible Book Value as Proposed	149%
Price / LTM EPS* as Proposed	10.8	x

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Cornerstone Analysis of Precedent Transactions

PTCP reviewed two groups of recent bank and thrift merger and acquisition transactions.

The national group consisted of transactions with disclosed financial terms which were announced between January 1, 2022 and January 24, 2025 involving nationwide bank and thrift targets with total assets between $400 million and $1.5 billion, LTM ROAA between 0.50% and 1.25%, and TE / TA between 4.5% and 11.0%; excludes investor group buyers, credit union buyers, mergers of equals, and deals with less than 100% of target equity ownership acquired (the “Nationwide Selected Transactions”). The Nationwide Selected Transactions group was composed of the following transactions:

Acquirer	Target
Glacier Bancorp, Inc. (MT)	Bank of Idaho Holding Company (ID)
ACNB Corporation (PA)	Traditions Bancorp, Inc. (PA)
Alerus Financial Corporation (ND)	HMN Financial, Inc. (MN)
Central Valley Community Bancorp (CA)	Community West Bancshares (CA)
Glacier Bancorp, Inc. (MT)	Community Financial Group, Inc. (WA)
First Mid Bancshares, Inc. (IL)	Blackhawk Bancorp, Inc. (WI)
Summit Financial Group, Inc. (WV)	PSB Holding Corp. (MD)
Peoples Bancorp Inc. (OH)	Limestone Bancorp, Inc. (KY)
First Commonwealth Financial Corp. (PA)	Centric Financial Corporation (PA)
TowneBank (VA)	Farmers Bankshares, Inc. (VA)
CrossFirst Bankshares, Inc. (KS)	Farmers & Stockmens Bank (NM)
F.N.B. Corporation (PA)	UB Bancorp (NC)
Farmers National Banc Corp. (OH)	Emclaire Financial Corp (PA)
Bank First Corporation (WI)	Denmark Bancshares, Inc. (WI)

The regional group consisted of transactions with disclosed financial terms which were announced between January 1, 2022 and January 24, 2025 involving West (AK, AZ, CA, HI, ID, MT, NV, OR, WA, and WY) and Southwest (CO, LA, NM, OK, TX, and UT) headquartered bank and thrift targets with total assets between $400 million and $1.5 billion, LTM ROAA between 0.25% and 1.25%, and TE / TA between 4.5% and 11.0%; excludes investor group buyers, credit union buyers, mergers of equals, and less than 100% equity ownership acquired (the “Regional Selected Transactions”). The Regional Selected Transactions group was composed of the following transactions:

Acquirer	Target
Glacier Bancorp, Inc. (MT)	Bank of Idaho Holding Company (ID)
West Coast Community Bancorp (CA)	1st Capital Bancorp (CA)
Business First Bancshares, Inc. (LA)	Oakwood Bancshares, Inc. (TX)
Central Valley Community Bancorp (CA)	Community West Bancshares (CA)
Glacier Bancorp, Inc. (MT)	Community Financial Group, Inc. (WA)
CrossFirst Bankshares, Inc. (KS)	Farmers & Stockmens Bank (NM)

Using the latest publicly available information prior to the announcement of the relevant transaction and as of or for the LTM ended December 31, 2024 for Cornerstone, PTCP reviewed the following transaction metrics: transaction price to tangible book value per share, transaction price to last-twelve-months earnings per share, and tangible book value premium to core deposits. PTCP compared the indicated transaction metrics for the merger to the 25th percentile, median and 75th percentile metrics of both transaction groups.

Nationwide Selected Transactions Analysis

Nationwide Precedent Transactions Group
Cornerstone /	25th	75th
Plumas	Percentile	Median	Percentile
Total assets (in millions)	$658	$668	$1,048	$1,201
LTM Return on average assets*	0.88%	0.74%	0.95%	1.02%
LTM Return on average equity*	13.42%	8.84%	9.70%	13.07%
Tangible equity / Tangible assets	6.5%	6.5%	7.9%	9.5%
Nonperforming assets / Total assets[1]	–	0.07%	0.27%	0.40%
Price / Tangible book value	149%	131%	148%	172%
Price / LTM EPS*	10.8	x	10.2	x	12.6	x	18.7	x
Tangible Book Value Premium to Core Deposits	4.6%	2.9%	4.6%	7.1%

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Regional Selected Transactions Analysis

Regional Precedent Transactions Group
Cornerstone /	25th	75th
Plumas	Percentile	Median	Percentile
Total assets (in millions)	$658	$707	$926	$1,172
LTM Return on average assets*	0.88%	0.45%	0.85%	0.99%
LTM Return on average equity*	13.42%	5.36%	8.97%	11.43%
Tangible equity / Tangible assets	6.5%	6.5%	8.8%	10.0%
Nonperforming assets / Total assets[1]	–	0.02%	0.07%	0.29%
Price / Tangible book value	149%	92%	138%	172%
Price / LTM EPS*	10.8	x	10.9	x	18.8	x	22.5	x
Tangible Book Value Premium to Core Deposits	4.6%	(0.8%)	3.6%	7.7%

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Cornerstone Dividend Discount Analyses

PTCP performed an analysis that estimated the net present value of Cornerstone’s excess tangible common equity over a threshold of 8.00% tangible equity / tangible assets assuming Cornerstone performed in accordance with net income estimates of $7.1 million in 2025, $7.7 million in 2026, $8.5 million in 2027, and approximately 10% annual earnings growth thereafter, as approved by the senior management of Cornerstone. To approximate the terminal value of a share of Cornerstone common stock at December 31, 2029, PTCP applied multiples of 2029 tangible book value ranging from 90% to 130% and price to 2029 earnings multiples ranging from 8.0x to 12.0x. The terminal values were then discounted to present values using different discount rates ranging from 15.00% to 17.00%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Cornerstone common stock. As illustrated in the following tables, the analysis indicated a range of aggregate value of Cornerstone common stock of $33.2 million to $52.1 million when applying multiples of tangible book value and $38.3 million to $62.3 million when applying multiples of earnings.

Cornerstone Standalone Dividend Discount Analysis - Terminal TBV Multiple ($000s)

	Discount Rate
Tangible Book Value Multiple	15.00%	15.50%	16.14%	16.50%	17.00%
90.0%	36,672	35,778	34,665	34,057	33,228
100.0%	40,517	39,541	38,325	37,661	36,755
110.0%	44,362	43,303	41,985	41,265	40,283
120.0%	48,207	47,066	45,645	44,868	43,810
130.0%	52,052	50,828	49,304	48,472	47,338

Cornerstone Standalone Dividend Discount Analysis - Terminal P/E Value ($000s)

	Discount Rate
Earnings Per Share Multiple	15.00%	15.50%	16.14%	16.50%	17.00%
8.0x	42,248	41,235	39,973	39,284	38,344
9.0x	47,271	46,150	44,754	43,991	42,951
10.0x	52,293	51,065	49,534	48,699	47,559
11.0x	57,316	55,980	54,315	53,406	52,167
12.0x	62,338	60,894	59,096	58,114	56,775

Plumas Three-Year Stock Performance

PTCP reviewed the historical performance of Plumas (“PLBC”) common stock from January 24, 2022 to January 24, 2025. PTCP then compared the relationship between the stock price performance of Plumas common stock to movements in the Plumas Comparable Companies peer group (defined in the following section), as well as certain stock indices.

Stock Price Performance from 01/24/2022 to 01/24/2025
PLBC	30.7%
PLBC Comparable Company Median	29.0%
S&P 500 Index	38.3%
NASDAQ Bank Index	(8.9)%

Plumas Comparable Company Analyses

PTCP used publicly available information to compare selected financial information for Plumas with a national group of financial institutions selected by PTCP. This Plumas national peer group included: U.S. major exchange (NYSE, NYSEAM, NASDAQ) traded banks and thrifts with assets between $1.0 billion and $3.0 billion, LTM ROAA for the period ended September 30, 2024, greater than 1.00%, TE / TA between 7.0% and 14.0%, and companies with a three-month average daily trading volume of greater than 5,000 shares; excludes companies subject to an announced merger and mutual holding companies (“MHCs”). The Plumas National Peer Group consisted of the following companies:

FS Bancorp, Inc. (WA)
Northrim BanCorp, Inc. (AK)
Southern States Bancshares, Inc. (AL)
Unity Bancorp, Inc. (NJ)
Capital Bancorp, Inc. (MD)
Orange County Bancorp, Inc. (NY)
ACNB Corporation (PA)
Timberland Bancorp, Inc. (WA)
Oak Valley Bancorp (CA)
Esquire Financial Holdings, Inc. (NY)
Bank7 Corp. (OK)
CB Financial Services, Inc. (PA)
United Security Bancshares (CA)

The analysis compared financial information for Plumas (as of or for the LTM ended December 31, 2024) with corresponding publicly available financial information for the Plumas Peer Group, with pricing data as of January 24, 2025. The tables below set forth the data for Plumas and the 25th percentile, median, and 75th percentile data for the Plumas National Selected Public Companies.

Plumas National Selected Public Companies Analysis

			Plumas Peer Group
			25th				75th
	Plumas		Percentile		Median		Percentile
Total assets (in millions)	$1,623		$1,761		$2,421		$2,738
Tangible equity / Tangible assets	10.6%		8.6%		10.3%		11.1%
LTM Return on average assets	1.74%		1.24%		1.35%		1.59%
LTM Return on average equity	17.21%		12.95%		14.48%		17.14%
LTM Net interest margin	4.79%		3.73%		4.10%		4.67%
LTM Efficiency ratio	50.4%		47.8%		57.6%		64.2%
LTM Non-interest income / Average assets	0.53%		0.34%		0.62%		1.06%
Nonperforming assets / Total assets[1]	0.27%		0.19%		0.36%		0.52%
Market Capitalization (in millions)	$274.3		$224.7		$325.4		$460.3
90-day Average Daily Volume	11,767		14,285		26,118		37,187
Price / Tangible book value	160%		117%		137%		176%
Price / LTM EPS	9.7	x	9.0	x	9.8	x	12.0	x
Price / Estimated 2025 EPS	9.9	x	9.1	x	9.7	x	11.7	x
Price / Estimated 2026 EPS	9.3	x	8.2	x	8.7	x	11.3	x

1 Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

Plumas Dividend Discount Analyses

PTCP performed an analysis that estimated the net present value of Plumas’s excess tangible common equity over a threshold of 8.00% tangible equity / tangible assets assuming Plumas performed in accordance with consensus analyst EPS estimates for 2025 and 2026 as of January 24, 2025 resulting in net income of $28.1 million in 2025, $29.7 million in net income in 2026, and approximately 7.0% earnings growth thereafter. To approximate the terminal value of a share of Plumas common stock at December 31, 2029, PTCP applied multiples of 2029 tangible book value ranging from 140% to 180% and price to 2029 earnings multiples ranging from 8.0x to 12.0x. The terminal values were then discounted to present values using different discount rates ranging from 12.50% to 14.50%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Plumas common stock. As illustrated in the following tables, the analysis indicated a range of per share value of Plumas common stock of $39.22 to $47.89 when applying multiples of tangible book value and $40.87 to $55.26 when applying multiples of earnings.

Plumas Standalone Dividend Discount Analysis - Terminal TBV Multiple ($/share)

	Discount Rate
Tangible Book Value Multiple	15.00%	15.50%	16.14%	16.50%	17.00%
140.0%	41.68	41.04	40.50	39.81	39.22
150.0%	43.23	42.56	41.99	41.27	40.64
160.0%	44.78	44.08	43.48	42.72	42.06
170.0%	46.34	45.60	44.97	44.17	43.49
180.0%	47.89	47.12	46.47	45.63	44.91

Plumas Standalone Dividend Discount Analysis - Terminal P/E Value ($/share)

	Discount Rate
Earnings Per Share Multiple	15.00%	15.50%	16.14%	16.50%	17.00%
8.0x	43.48	42.81	42.24	41.50	40.87
9.0x	46.43	45.69	45.06	44.26	43.57
10.0x	49.37	48.56	47.89	47.01	46.27
11.0x	52.32	51.44	50.71	49.77	48.96
12.0x	55.26	54.32	53.54	52.52	51.66

PTCP’s Relationship

PTCP is acting as Cornerstone’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.50% of the aggregate merger consideration at closing, which is contingent upon the closing of the merger. PTCP received a $100,000 fee from Cornerstone upon rendering its opinion which will be credited in full towards the advisory fee that will become payable to PTCP upon closing of the merger. Cornerstone has also agreed to indemnify PTCP against certain claims and liabilities arising out of PTCP’s engagement and to reimburse PTCP for certain of its out-of-pocket expenses incurred in connection with PTCP’s engagement, subject to a cap of $20,000 on such expenses.

PTCP did not provide any other investment banking services to Cornerstone in the two years preceding the date of its opinion. PTCP did not provide any investment banking services to Plumas in the two years preceding the date of its opinion. In the ordinary course of PTCP’s business as a broker-dealer, PTCP may purchase securities from and sell securities to Cornerstone and Plumas.

Conclusion

Based on the foregoing and on PTCP’s general experience as investment bankers, and subject to the limitations, qualifications and assumptions stated in its opinion letter, PTCP is of the opinion, on the date of the opinion letter, that the consideration to be received by the Cornerstone shareholders in the merger is fair to them from a financial point of view.

Accounting Treatment of the Merger

Plumas will account for the merger as a purchase by Plumas of Cornerstone under GAAP. Under the acquisition method of accounting, the total consideration paid by Plumas in connection with the merger is allocated among Cornerstone’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Cornerstone will be included in Plumas’s results of operations from the date of acquisition.

Resale of Plumas Common Stock

The shares of Plumas common stock that you receive as a result of the merger will be registered under the Securities Act of 1933 as amended, or the Securities Act. You may freely trade these shares of Plumas common stock if you are not considered an “affiliate” of Plumas, as that term is defined in the federal securities laws. Generally, an “affiliate” of Plumas is any person or entity directly or indirectly controlling or who is controlled by Plumas. Plumas’s affiliates generally include directors, certain executive officers and holders of 10% or more of Plumas common stock.

Regulatory Approvals Required for the Merger

We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approval from or notice to the DFPI and the Federal Reserve. As of the date of this proxy statement/prospectus, Plumas and Plumas Bank have filed the necessary applications and notices with the DFPI and the Federal Reserve. Plumas and Plumas Bank have received the required approvals or waivers from the Federal Reserve. The DFPI approval is pending. The mergers and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice, which we refer to as the Department of Justice, or a state attorney general will not attempt to challenge the merger or the bank merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Any merger transaction approved by the Federal Reserve under the Federal Bank Merger Act or under the Bank Holding Company Act of 1956, as amended, may not be completed until 30 days after the Federal Reserve approval, during which time the Department of Justice may object to the transaction on competitive effects grounds. With the approval of the Federal Reserve and the Department of Justice, the waiting period may be reduced to 15 days. While we do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve based on competitive effects, and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Neither Plumas nor Cornerstone is aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, there can be no assurance that any of these additional approvals or actions, if required, will be obtained.

Although the parties currently believe they should be able to obtain all required regulatory approvals, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger or will contain a burdensome condition.

Management and Board of Directors of Plumas After the Merger

The Plumas board of directors currently consists of nine directors. Upon completion of the merger, the composition of the board of directors of the combined company will be the same as the current board of Plumas except that pursuant to the merger agreement, Plumas will appoint or elect as a director of Plumas, effective at the effective time of the merger, one director of Cornerstone. The appointed Cornerstone director, who shall be mutually agreed upon by Plumas and Cornerstone, must qualify as an “independent” director of Plumas under applicable Nasdaq rules. The appointed director of Cornerstone will also be appointed or elected to the board of directors of Plumas Bank and will be entitled to receive the same directors’ fees as the other Plumas independent directors. Plumas and Cornerstone have not yet identified this director.

The current executives and senior officers of Plumas and Plumas Bank will continue in their current positions. In addition, certain Cornerstone executive officers have accepted offers of employment with Plumas Bank, to be effective as of the completion of the merger: Matthew B. Moseley, Cornerstone’s President and Chief Executive Officer, will serve as an Executive Vice President and Market President; Cindy Fisher, Cornerstone’s Executive Vice President and Chief Credit Officer, will serve as a Senior Vice President and Commercial Loan Officer; and Sarah Taylor, Cornerstone’s Executive Vice President and Chief Operating Officer will serve as a Senior Vice President and Administrative Services Manager. Information about the current Plumas directors and executive officers can be found in the documents listed under the section entitled “Where You Can Find More Information” beginning on page 16 and information regarding the offers of employment with Plumas Bank for Matthew B. Moseley, Cindy Fisher and Sarah Taylor, and change of control agreement with Plumas can be found below in the section entitled “Interests of Cornerstone Directors and Executive Officers in the Merger—Plumas Employment Agreements and Change of Control Agreements.”

Interests of Cornerstone Directors and Executive Officers in the Merger

When Cornerstone shareholders consider the recommendation of Cornerstone’s board of directors with respect to approving the merger agreement, Cornerstone shareholders should be aware that Cornerstone directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Cornerstone. The Cornerstone board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership

The directors and executive officers of Cornerstone, as a group, beneficially owned and had the power to vote as of April 8, 2025, a total of 245,534 shares of Cornerstone common stock, representing approximately 16.25% of the outstanding shares of Cornerstone common stock as of that date. Each of the directors of Cornerstone entered into shareholder agreement pursuant to which such director agreed to vote all of his or her shares in favor of the merger agreement. Directors of Cornerstone as a group beneficially owned and had the power to vote as of April 8, 2025, a total of 215,434 shares of Cornerstone common stock, representing approximately 14.3% of the outstanding shares of Cornerstone common stock as of that date. All of these shares beneficially owned by the Cornerstone directors are expected to be voted in favor of the merger agreement pursuant to the shareholder agreements entered into by each of the directors and substantially all of the executive officers of Cornerstone who own shares of Cornerstone common stock. See “The Merger - Shareholder Agreements” elsewhere in this proxy statement/prospectus. Each of these persons will receive the same merger consideration for their shares of Cornerstone common stock as the other Cornerstone shareholders.

Treatment of Outstanding Equity Awards

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of Cornerstone common stock held by an employee of Cornerstone who will continue employment with Plumas following the effective time or the member of the Cornerstone board of directors appointed to Plumas’s board of directors pursuant to the merger agreement will become fully vested, will be assumed by the Plumas and will be converted into an option to purchase a number of shares of Plumas common stock equal to the product of (a) the total number of shares of Cornerstone common stock subject to such Cornerstone stock option immediately prior to the merger multiplied by (b) the option exchange ratio, and the exercise price of each such option shall be equal to the exercise price of the Cornerstone option immediately prior to the effective time divided by the option exchange ratio. “Option exchange ratio” means the ratio of (a) the sum of (i) the exchange ratio multiplied by the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger, plus (ii) the cash consideration, divided by (b) the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger.

Options not being assumed by Plumas will be cancelled and converted into the right to receive a cash payment equal to the product of the (i) the total number of shares of Cornerstone common stock subject to such option to purchase Cornerstone common stock and (ii) the excess, if any, of (a) the equity award cashout price over (b) the exercise price per share of Cornerstone common stock under such option. “Equity award cashout price” means an amount equal to the sum of (x) the product of (a) the average closing price per share of Plumas common stock, as reported on the Nasdaq Stock Market, for the 20 trading days ending on and including the second trading day prior to the closing date of the merger multiplied by (b) the exchange ratio, plus (y) the cash consideration.

The following tables disclose the number of Cornerstone options held by each of Cornerstone’s executive officers and directors as January 28, 2025, the date of the merger agreement and cash payment each executive officer or director would receive as the result of the cancellation of such options, assuming the value of a share of Plumas common stock is $47.76, which was the closing price of Plumas common stock on January 28, 2025, immediately prior to the announcement of the merger.

Named Executive Officers	Number of Shares Subject to Options (#)	Cash-out Payment for Options ($)
Matthew B. Moseley*	15,000	209,250
Patrick Phelan	--	--
Cindy Fisher*	10,000	139,500
Sarah Taylor*	10,000	139,500

Non-Employee Directors	Number of Shares Subject to Options (#)	Cash-out Payment for Options ($)
Kristin Behrens	12,500	267,500
Michael G. Davis	--	--
Bruce Dean	15,000	349,500
John R. Dues	12,000	256,800
Jeffrey P. Finck	--	--
Brian Haugen	12,000	256,800
Les Melburg	--	--
Scott Putnam	15,000	349,500
Kenneth D. Robison, III	--	--

* Mr. Moseley, Ms. Fisher and Ms. Taylor have accepted offers of employment with Plumas Bank following the merger and assuming their continued employment with Plumas Bank immediately following the merger, their stock options would not be canceled in exchange for a cash payment but would instead be assumed by Plumas on an as-converted basis.

Cornerstone Employment Agreements

Cornerstone Community Bank is a party to employment agreements with each of Matthew B. Moseley, its President and Chief Executive Officer, Patrick Phelan, its Executive Vice President and Chief Financial Officer, Sarah Taylor, its Executive Vice President and Chief Operating Officer, and Cindy Fisher, its Executive Vice President and Chief Credit Officer. The employment agreements are designed to provide employment stability among the executive officers, to establish the terms of such employment, and to avoid the loss of key employees in the event of speculation about possible changes of control. Each employment agreement contains a change of control provision.

Under the terms of employment agreements, if the executive officer’s employment is terminated under the provisions of the employment agreement within twelve months following a change of control, Cornerstone Community Bank will pay the executive officer severance payments equal to 1.5 times the amount of annual salary and short-term incentive compensation paid to such person during the year immediately preceding the change in control (for Mr. Moseley, 2 times the amount) and the prorated portion of short-term incentive compensation for the year of termination up to the date of the termination, and provide continuing group medical and other nontaxable benefits then-provided for 18 months from the change of control (or pay a cash equivalent). The severance payment to which the executive officer is entitled pursuant to the terms of the employment agreement will be paid in a single installment by the 60th day following his or her termination. The executive will cease to be an employee on the effective date of any notice given under the terms of the employment agreement, and except as provided by applicable law, will cease to be entitled to further compensation or benefits from Cornerstone Community Bank.

Pursuant to their respective employment agreements, if June 30, 2025 were used as the applicable change of control date, Matthew B. Moseley would be entitled to a lump sum payment of $600,000; Patrick Phelan would be entitled to a lump sum payment of $370,500; Sarah Taylor would be entitled to a lump sum payment of $303,000; and Cindy Fisher would be entitled to a lump sum payment of $288,000. Each would also be entitled to the continuation of group medical benefits for 18 months. Mr. Moseley, Ms. Taylor and Ms. Fisher have accepted offers pursuant to which they have agreed to waive their rights to receive a portion of such payments, as discussed below.

Additionally, under the terms of these employment agreements, if the payments to any executive officer, together with any other payments which such executive officer has the right to receive from Cornerstone would constitute a “parachute payment” under Internal Revenue Code Section 280G, which we refer to as 280G, the payments pursuant to the employment agreement will be reduced so that the maximum amount of such payments (after reduction) will be one dollar less than the amount that would cause the aggregate of such payments to be subject to the excise tax imposed by Internal Revenue Code Section 4999 (or nondeductible by Cornerstone under 280G) or any interest or penalties with respect to such excise tax. However, the aggregate of the payments will only be reduced to the extent the after-tax value of amounts received by the applicable executive officer after application of the above reduction would exceed the after-tax value of the aggregate of these payments without application of such reduction.

However, in connection with the merger agreement, each of Matthew B. Moseley, Sarah Taylor and Cindy Fisher accepted an offer letter for employment with Plumas following the merger, which, among other things, terminates their employment agreements with Cornerstone Community Bank and waives a portion of their respective change of control severance benefits for a one-time cash bonus. See “Plumas Employment and Change of Control Agreements” below.

Supplemental Executive Compensation Agreements

Cornerstone Community Bank is a party to salary continuation agreements with each of Jeffrey P. Finck, its Chairman, Matthew B. Moseley, its President and Chief Executive Officer, Patrick Phelan, its Executive Vice President and Chief Financial Officer, Sarah Taylor, its Executive Vice President and Chief Operating Officer, and Cindy Fisher, its Executive Vice President and Chief Credit Officer. The salary continuation agreements provide certain retirement and termination benefits in exchange for their continued service, including: (i) retirement benefits payable over 15 years ( Ms. Taylor and Ms. Fisher, 10 years) after the executive officer reaches a certain retirement age (as set forth in their respective agreements) following continuous employment with Cornerstone Community Bank; (ii) early termination benefits (other than termination for cause); (iii) disability benefits; (iv) severance benefits for termination within 12 months following a change of control; and (v) death benefits.

Under the terms of the salary continuation agreements, in the event of termination prior to normal retirement age (i.e. the age of 65) and within 12 months of a change of control, the executive officers are entitled to an acceleration of vesting and the commencement of monthly payments immediately following the change in control, for the same number of years as each would have received benefits absent the change in control. Assuming a change of control date of June 30, 2025, the value of this acceleration in the commencement of payment would be $775,221 for Mr. Moseley, $248,592 for Mr. Phelan, $387,736 for Ms. Taylor and $249,707 for Ms. Fisher.

However, Mr. Moseley, Ms. Taylor, and Ms. Fisher have all accepted an offer letter with Plumas following the merger which provides for the continuation of the agreement by Plumas Bank, under the same terms as currently provided in the agreement. As such, they will not receive the above-stated benefits as a result of the merger.

Additionally, under the terms of these salary continuation agreements, if the payments to any executive officer, together with any other payments which such executive officer has the right to receive from Cornerstone would constitute a “parachute payment” under 280G, the payments pursuant to the salary continuation agreement will be reduced so that the maximum amount of such payments (after reduction) will be one dollar less than the amount that would cause the aggregate of such payments to be subject to the excise tax imposed by Internal Revenue Code Section 4999 (or nondeductible by Cornerstone under 280G) or any interest or penalties with respect to such excise tax. However, the aggregate of the payments will only be reduced to the extent the after-tax value of amounts received by the applicable executive officer after application of the above reduction would exceed the after-tax value of the aggregate of these payments without application of such reduction.

Summary of Benefits to Certain Executive Officers

The following table sets forth the estimated value of the payments to which Cornerstone’s executive officers would be entitled pursuant to a “change in control,” subject to execution of a release, based on compensation levels as of the date of this joint proxy statement/prospectus, if, for the Dollar Value of Change in Control Benefits, June 30, 2025 were used as the applicable change of control date and January 28, 2025 were used as the applicable change in control date for the Dollar Value of Unvested Options, and a termination of employment immediately following closing of the merger on such date. The amounts under the heading “Dollar Value of Change in Control Benefit” include amounts potentially payable under both the named executive’s employment agreement with Cornerstone and the benefit of acceleration of payment commencement under the salary continuation agreement.

The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.

Named Executive Officer	Dollar Value of Change in Control Benefits ($)	Cash Out Payment for Options ($)	Total ($)
Matthew B. Moseley*	1,375,221	209,250	1,584,471
Patrick Phelan	619,092	--
Cindy Fisher*	537,706	139,500	677,206
Sarah Taylor*	690,736	139,500	830,236

* Each of these individuals accepted an offer letter for employment with Plumas Bank following the merger, which, among other things, terminates their employment agreement with Cornerstone Community Bank and waives a portion of their respective change of control severance benefits for a one-time cash bonus and continues their current salary continuation agreement without acceleration of any benefit payment. See “Plumas Employment and Change of Control Agreements” below. In addition, assuming their continued employment with Plumas Bank immediately following the merger, their stock options would not be canceled in exchange for a cash payment but would instead be assumed by Plumas on an as-converted basis. This would significantly reduce the amounts set forth.

Plumas Employment Offers and Change of Control Agreements

Matthew B. Moseley, the President and Chief Executive Officer of Cornerstone and Cornerstone Community Bank, entered into an offer letter for employment with Plumas Bank, to be effective upon the consummation of the bank merger. The offer letter provides that Mr. Moseley will serve as Plumas Bank’s Executive Vice President and Market President, and will receive an annual salary of $320,000, and an incentive target cash bonus of 4.65% of the officers’ bonus pool in the Plumas Bank’s non-equity incentive plan. The offer letter also provides for health benefits and 401(k) plan eligibility. Under the offer letter, Mr. Moseley’s employment agreement with Cornerstone Community Bank will terminate and his change of control termination benefits with respect to the merger will be waived in exchange for a one-time cash bonus equal to $390,000, provided that if a change in control termination occurs, Mr. Moseley will be entitled to receive 35% of his change of control severance under his employment agreement with Cornerstone Community Bank. Mr. Moseley’s offer letter also contemplates that he will enter into a change of control agreement with Plumas, to be effective upon the consummation of the bank merger, providing for change in control benefits equal to 1.5 times his annual salary paid immediately preceding such change in control. The change in control agreement will be in a form to be agreed by Plumas Bank and Mr. Moseley.

Sarah Taylor, the Executive Vice President and Chief Operating Officer of Cornerstone and Cornerstone Community Bank, entered into an offer letter for employment with Plumas Bank, to be effective upon the consummation of the bank merger. The offer letter provides that Ms. Taylor will serve as Plumas Bank’s Senior Vice President and Administrative Services Manager, and will receive an annual salary of $210,000, and an incentive target cash bonus of 2.55% of the officers’ bonus pool in the Plumas Bank’s non-equity incentive plan. The offer letter also provides for health benefits and 401(k) plan eligibility. Under the offer letter, Ms. Taylor’s employment agreement with Cornerstone Community Bank will terminate and her change of control termination with respect to the merger benefits will be waived in exchange for a one-time cash bonus equal to $205,000, provided that if a change in control termination occurs, Ms. Taylor will be entitled to receive 35% of her change of control severance under her employment agreement with Cornerstone Community Bank.

Cindy Fisher, the Executive Vice President and Chief Credit Officer of Cornerstone and Cornerstone Community Bank, and entered into an offer letter for employment with Plumas Bank, to be effective upon the consummation of the bank merger. The offer letter provides that Ms. Fisher will serve as Plumas Bank’s Senior Vice President and Commercial Loan Officer, and will receive an annual salary of $186,000, and an incentive target cash bonus of 2.55% of the officers’ bonus pool in the Plumas Bank’s non-equity incentive plan. The offer letter also provides for health benefits and 401(k) plan eligibility. Under the offer letter, Ms. Fisher’s employment agreement with Cornerstone Community Bank will terminate and her change of control termination benefits will be waived with respect to the merger in exchange for a one-time cash bonus equal to $175,500, provided that if a change in control termination occurs, Ms. Fisher will be entitled to receive 35% of her change of control severance under her employment agreement with Cornerstone Community Bank.

Each of the offer letters of Mr. Moseley, Ms. Taylor and Ms. Fisher provide that they will be at-will employees. They also provide that their respective supplemental executive compensation agreements with Cornerstone Community Bank will continue.

Appointment of a Cornerstone Director to Plumas’s Board of Directors

In the merger agreement, Plumas agreed to take all necessary action following completion of the merger to appoint one director of Cornerstone to serve on the boards of directors of Plumas and Plumas Bank until the first annual meeting of shareholders of Plumas following the merger. The selected Cornerstone director must be independent with respect to Plumas for purposes of Nasdaq’s listing requirements and mutually agreeable to Plumas and Cornerstone. The newly appointed director will be entitled to receive the same directors’ fees as the other Plumas independent directors. As of the date of this joint proxy statement/prospectus, Plumas has not determined which Cornerstone director will join the boards of directors of Plumas and Plumas Bank.

Indemnification and Insurance of Directors and Officers

In the merger agreement, Plumas agreed, for a period of six years from the effective time of the merger, to indemnify and hold harmless each present and former director, officer and employee of Cornerstone and Cornerstone Community Bank against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions of such persons in the course of performing their duties for Cornerstone or any of its subsidiaries occurring at or before the effective time of the merger, and to advance expenses to such persons to the same extent such persons would be entitled to expense advancement pursuant to applicable law or the articles of incorporation and bylaws of Cornerstone as in effect on the date of the merger agreement.

In the merger agreement, Plumas has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by Cornerstone or to provide a policy with comparable or higher coverage, provided that, if the cost of such insurance exceeds 200% of the annual cost paid by Cornerstone for its existing directors’ and officers’ liability insurance, which is referred to as the maximum insurance amount, Plumas will obtain the most advantageous coverage as is available for an annual premium equal to the maximum insurance amount.

Shareholder Agreements

In connection with entering into the merger agreement and as an inducement to the willingness of Plumas and Plumas Bank to enter into the merger agreement, each of the Cornerstone directors executed and delivered to Plumas a shareholder agreement, which we refer to collectively as the shareholder agreements. Each director entered into the shareholder agreement in his or her capacity as the record or beneficial owner of shares of Cornerstone and not in his or her capacity as a director of Cornerstone. The following summary of the shareholder agreements is subject to, and qualified in its entirety by reference to, the full text of the shareholder agreements attached as Exhibit A to the merger agreement included in this proxy statement/prospectus as Appendix A.

In the shareholder agreements, each of the shareholders agreed that at any meeting of the shareholders of Cornerstone, or in connection with any written consent of the shareholders of Cornerstone, they will:

●	at such Cornerstone meeting or otherwise cause all shares of Cornerstone common stock owned by them to be counted as present for purposes of calculating a quorum; and

●

vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Cornerstone common stock beneficially owned by them as to which they have, directly or indirectly, the right to direct the voting:

o	in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement;

o

against any action or agreement that could be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cornerstone contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

o

against any acquisition proposal (as defined in the merger agreement or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of their obligations under the shareholder agreement.

Each shareholder also agreed, prior to such time that Cornerstone’s shareholders approve the merger proposal, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates shareholder’s representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, shareholder’s power, authority, and ability to comply with and perform his or her covenants and obligations under the shareholder agreement. Each Cornerstone executive officer and director who entered into a shareholder agreement also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

In addition, subject to enumerated exceptions, each Cornerstone director who entered into a shareholder agreement agreed that, for a period of two years following the consummation of the merger, they will not:

●

use Cornerstone’s confidential information to solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of Cornerstone or its subsidiaries prior to consummation of the merger; provided, however, that the foregoing shall not apply to any Cornerstone employee: (i) who does not become an employee of Plumas or any of its subsidiaries on the closing date of the merger; or (ii) whose employment was terminated more than six months prior to the time that such Cornerstone employee is first solicited for employment following the closing date of the merger;

●

use Cornerstone’s confidential information to induce, persuade, encourage or influence any person or entity having a business relationship with Plumas, Plumas Bank, Cornerstone, Cornerstone Community Bank, their respective subsidiaries or any of their affiliates to discontinue, reduce or restrict such relationship or solicit or target depositors, borrowers or customers of Cornerstone or its subsidiaries on the date of the merger agreement and/or as of the date the merger is consummated, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Cornerstone or its subsidiaries on the date of the merger agreement or as of the date the merger is consummated;

●	disclose or use confidential information of Cornerstone or Plumas; or

●	disparage Plumas, its subsidiaries or any of their affiliates.

In addition, each director agreed that for a period of two years following the date of the merger, he or she will not compete with Plumas in any of several specified California counties where Cornerstone or Cornerstone Community Bank conducts business.

Except for the confidentiality provisions referenced above, which will survive for a period of five years following the consummation of the merger, the shareholder agreements would terminate upon the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights of Cornerstone’s Shareholders

Dissenters’ rights will be available to the Cornerstone shareholders in accordance with Chapter 13 of the Corporations Code. The required procedure set forth in Chapter 13 of the Corporations Code must be followed exactly or any dissenters’ rights may be lost.

The information set forth below is a general summary of dissenters’ rights as they apply to Cornerstone shareholders and is qualified in its entirety by reference to Chapter 13 of the Corporations Code which is attached to this proxy statement/prospectus as Appendix C.

Fair Market Value of Shares

If the merger is approved, Cornerstone shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the Corporations Code will be entitled to receive an amount equal to the fair market value of their shares immediately prior to the first public announcement of the merger on January 28, 2025, excluding any change in such value as a consequence of the proposed merger. On January 28, 2025, the last closing price for Cornerstone common stock, just prior to the first public announcement of the merger, was $27.63.

Voting Procedure

In order to be entitled to exercise dissenters’ rights, the shares of Cornerstone common stock which are outstanding on the record date and entitled to vote at the special meeting must have been voted against the merger by the holder of such shares and the shareholder must have notified Cornerstone in writing at or prior to the special meeting that such shareholder dissents from the merger agreement. Thus, any Cornerstone shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes in person at the special meeting must vote “AGAINST” the merger. If the shareholder returns a signed and dated proxy without voting instructions or with instructions to vote “FOR” the merger or to “ABSTAIN,” or votes in person at the special meeting “FOR” or “ABSTAIN” regarding the merger, his, her or its shares will not be counted as votes against the merger and the shareholder will lose any dissenters’ rights.

Written Demand

Furthermore, in order to preserve dissenters’ rights, a Cornerstone shareholder must make a written demand upon Cornerstone for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares immediately prior to the first announcement of the merger agreement on January 28, 2025. The demand must be addressed to Cornerstone Community Bancorp, 500 Riverside Way, Red Bluff, CA 96080; Attention: Corporate Secretary, and the demand must be received by Cornerstone not later than thirty days after the date on which the written notice of approval, described below, is sent to shareholders who have a right to dissent.

Notice of Approval

If the merger is approved by the Cornerstone shareholders, Cornerstone will have ten days after the approval to send to those shareholders who have voted “AGAINST” approval of the merger and have notified Cornerstone in writing at or prior to the special meeting a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the Corporations Code, a statement of the price determined by Cornerstone to represent the fair market value of the dissenting shares as of January 28, 2025, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ rights. The statement of price determined by Cornerstone to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Cornerstone to purchase the dissenting shares at the stated price if the merger becomes effective and the dissenting shares do not otherwise lose their status as such.

Surrender of Certificates

Within thirty days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Cornerstone, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Cornerstone common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

Agreement on Price and Payment

If Cornerstone and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between Cornerstone and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within thirty days after the amount thereof has been agreed upon or thirty days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

Disagreement on Price and Court Determination

If Cornerstone denies that the shares surrendered are dissenting shares, or Cornerstone and the dissenting shareholder fail to agree upon a fair market value of the shares of Cornerstone capital stock, then the dissenting shareholder of Cornerstone must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determination or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters’ rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

Withdrawal of Demand

A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Cornerstone consents to the withdrawal.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement and the merger. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this prospectus/proxy statement, carefully and in its entirety. The description of the merger agreement in this prospectus/proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure of the Merger

Pursuant to the terms and conditions of the merger agreement, Cornerstone will merge with and into Plumas, with Plumas being the surviving company. As a result of the merger, the separate existence of Cornerstone will terminate. Upon the effectiveness of the merger, Cornerstone shareholders will be entitled to the merger consideration and will no longer be owners of Cornerstone common stock. Following the merger, certificates for Cornerstone common stock will only represent the right to receive the merger consideration pursuant to the merger agreement and otherwise will be null and void after completion of the merger.

Immediately following the merger, Cornerstone’s wholly-owned bank subsidiary, Cornerstone Community Bank, will merge with and into Plumas’s wholly-owned bank subsidiary, Plumas Bank, with Plumas Bank being the surviving bank, which we refer to as the bank merger. Plumas Bank will continue its corporate existence as a California state-chartered bank. We expect to complete the merger and the bank merger in the third quarter of 2025.

The Merger Consideration

General

At the effective time of the merger, outstanding shares of Cornerstone common stock will, by virtue of the merger and without any action on the part of a Cornerstone shareholder, be converted into the right to receive (i) 0.6608 of a share of Plumas common stock, which we refer to as the exchange ratio, and (ii) cash consideration of $9.75, subject to potential downward adjustment. Cornerstone shareholders will receive cash in lieu of any fractional shares of Plumas common stock, without interest.

Upon completion of the merger, Cornerstone shareholders are expected to receive an aggregate of approximately 998,528 shares of Plumas common stock, based on the exchange ratio of 0.6608, and an aggregate of approximately $14,733,137 cash. Based on the closing price of Plumas common stock of $43.00 per share on April 4, 2025, the aggregate stock and aggregate cash merger consideration payable to Cornerstone shareholders is valued at approximately $57.7 million. The amounts referenced in the two immediately prior sentences are based on 1,511,091 shares of Cornerstone common stock outstanding as of the record date and assume no reduction to the cash consideration amount of $9.75 per share of Cornerstone common stock.

Following the completion of the merger, and based on the amounts described above and based on 5,925,566 shares of Plumas common stock outstanding as of April 4, 2025, the former Cornerstone shareholders will own approximately 14% of the outstanding shares of Plumas common stock and the current shareholders of Plumas will own the remaining approximately 86% of the outstanding shares of Plumas common stock.

The amounts and percentages in the two immediately preceding paragraphs do not reflect adjustments based upon, take into account or otherwise give effect to: (i) any shares of Cornerstone common stock that may be issuable upon exercise of Cornerstone stock options prior to the effective time of the merger; (ii) any tax withholding obligations; or (iii) any downward adjustment to the cash consideration as a result of Cornerstone’s adjusted closing tangible common equity falling below the adjusted tangible common equity closing equity minimum in accordance with the merger agreement or excess adjusted merger-related expenses. The foregoing amounts and percentages also assume that no Cornerstone shares of common stock become dissenting shares.

Potential Adjustments to the CashConsideration

While the exchange ratio is fixed at 0.6608 of a share of Plumas common stock, the cash consideration portion of the merger consideration is subject to potential decrease in limited circumstances.

The cash consideration is subject to potential downward adjustment in two instances. First, it will be adjusted downward if Cornerstone’s adjusted tangible common equity (as defined below) as of the month-end preceding the closing date of the merger is less than $42,586,066. In such an event, the cash consideration would adjust downward by the dollar shortfall divided by the number of shares of Cornerstone common stock outstanding. Second, if the merger-related expenses (as defined below, and giving credit for any recoveries on a specific Cornerstone Bank loan) are greater than $7 million, the cash consideration will be reduced by such dollar excess, divided by the number of shares of Cornerstone common stock outstanding.

For purposes of the merger agreement, Cornerstone’s adjusted tangible common equity means Cornerstone’s total shareholders’ equity as adjusted by: (i) excluding intangible assets; (ii) excluding changes in other accumulated comprehensive income or loss following December 31, 2024; (iii) excluding increases in shareholders’ equity resulting from the exercise of stock options following the date of the merger agreement; (iv) deducting merger-related expenses (as defined below) not paid or accrued, on a tax-adjusted basis; (v) adding back any shareholder litigation or community-based protests expenses; and (vi) adding back up to $7,000,000 in merger-related expenses on a tax-adjusted basis (to the extent there is a tax benefit recorded by Cornerstone as a result of the incurrence of such expense) based on Cornerstone’s marginal tax rate, provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” will be calculated in accordance with GAAP and Cornerstone’s audited December 31, 2023 financial statements. To the extent any merger-related expenses are unknown or cannot be calculated, Cornerstone and Plumas will confer in good faith and agree upon reasonable estimates thereof for purposes of determining the total merger-related expenses.

For purposes of the merger agreement, merger-related expenses means all costs, fees and expenses incurred or to be incurred by Cornerstone and its subsidiaries in connection with the merger agreement, the merger and the bank merger, including: (i) the amount of any penalty or liquidated damages associated with the termination of Cornerstone’s contracts with any provider of electronic banking and data processing services prior to or following the date of the merger; (ii) the fees and expenses associated with the termination of certain specified contracts of Cornerstone that will be or are required to be terminated on or before the merger pursuant to their terms in connection with the mergers; (iii) change-in-control, severance payments, bonus, incentive compensation, retention, or any other benefits or payments that vest or are payable by reason of either alone or in connection with any other event and the consummation of the merger or the bank merger (plus any employer portion of employment taxes required to be paid); (iv) the amount of the accrual of any future benefit payments due by Cornerstone or its subsidiaries under any salary continuation, deferred compensation or other similar agreements of Cornerstone or its subsidiaries; (v) the amount paid to obtain the “tail” directors and officers insurance coverage contemplated by the merger agreement; (vi) the costs of printing and mailing this proxy statement/prospectus to Cornerstone’s shareholders and holding the Cornerstone special meeting; and (vii) the fees and expenses of Cornerstone’s attorneys, accountants, investment bankers and other advisors for their services rendered solely in connection with the mergers.

Accordingly, at the time of the Cornerstone special meeting, Cornerstone shareholders will not know the final exchange ratio or be able to calculate the price of Plumas common stock that they will receive upon completion of the merger.

Fractional Shares

No fractional shares of Plumas common stock will be issued in connection with the merger. Instead, Plumas will make to each Cornerstone shareholder, who would otherwise receive a fractional share of Plumas common stock, a cash payment, without interest and rounded to the nearest whole cent, for the value of any fraction of a share of Plumas common stock the shareholder would otherwise be entitled to receive, based on the Plumas average closing price.

Cornerstone Options

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of Cornerstone common stock held by an employee of Cornerstone that who continue employment with Plumas following the effective time or the member of the Cornerstone board of directors appointed to Plumas’s board of directors pursuant to the merger agreement will become fully vested, will be assumed by the Plumas and will be converted into an option to purchase a number of shares of Plumas common stock equal to the product of (a) the total number of shares of Cornerstone common stock subject to such Cornerstone stock option immediately prior to the effective time of the merger multiplied by (b) the option exchange ratio, and the exercise price of each such option shall be equal to the exercise price of the Cornerstone option immediately prior to the effective time divided by the option exchange ratio. “Option exchange ratio” means the ratio of (a) the sum of (i) the exchange ratio multiplied by the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger agreement, plus (ii) the cash consideration, divided by (b) the closing sales price of a share of Plumas common stock on the Nasdaq Stock Market on the last trading day immediately preceding the closing date of the merger.

Options not being assumed by Plumas will be cancelled and converted into the right to receive a cash payment equal to the product of the (i) the total number of shares of Cornerstone common stock subject to such option to purchase Cornerstone common stock and (ii) the excess, if any, of (a) the equity award cashout price over (b) the exercise price per share of Cornerstone common stock under such option. “Equity award cashout price” means an amount equal to the sum of (x) the product of (a) the average closing price per share of Plumas common stock, as reported on the Nasdaq Stock Market, for the 20 trading days ending on and including the second trading day prior to the closing date of the merger multiplied by (b) the exchange ratio, plus (y) the cash consideration.

For Cornerstone options that are exercised before the closing, the underlying shares of Cornerstone common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio and cash consideration.

As of April 4, 2025, there were outstanding Cornerstone options representing the right to acquire an aggregate of 111,500 shares of Cornerstone common stock. Assuming no Cornerstone options are exercised before the closing and no employees or directors continue employment with Plumas following the merger, cash payments to holders of Cornerstone options would amount to approximately $1,968,350 million in the aggregate based on the closing price of the Plumas common stock as of April 4, 2025.

Procedures for Exchanging Cornerstone Common Stock

Exchange Procedure

Promptly after the closing of the merger, but in no event later than five business days thereafter, the exchange agent selected by Plumas (which may be Plumas’s transfer agent) and reasonably acceptable to Cornerstone, which we refer to as the exchange agent, will mail and otherwise make available to each holder of a certificate representing shares of Cornerstone common stock, which we refer to as certificates, and each holder of book-entry shares representing outstanding shares of Cornerstone common stock, which we refer to as book-entry shares, a letter of transmittal and instructions advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of Cornerstone common stock in exchange for the merger consideration allocated to them.

Cornerstone shareholders who surrender their certificates or book-entry shares and duly complete and execute the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Cornerstone in accordance with the instructions accompanying the letter of transmittal, will, upon the exchange agent’s acceptance of such certificates or book-entry shares and transmittal materials or stock interest, be entitled to: (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of Plumas common stock that such holder is entitled to receive pursuant to the merger agreement; and (ii) a check in the amount (after giving effect of any tax withholding as described below) equal to (A) the amount of any cash payable to the holder as cash consideration pursuant to the merger agreement, (b) the amount of cash payable in lieu of fractional shares of Plumas common stock, and (B) any dividends and other distributions payable with respect to the shares of Plumas common stock issuable to such holder, in each case in accordance with the terms of the merger agreement. No interest will accrue or be paid with respect to any cash paid in lieu of fractional shares of Plumas common stock.

Dividends and Distributions

Any Cornerstone shareholder entitled to receive shares of Plumas common stock in the merger will receive dividends on Plumas common stock or other distributions declared after the completion of the merger only if he, she or it has surrendered his, her or its certificates or book-entry shares. Only then will the Cornerstone shareholder be entitled to receive all previously withheld dividends and distributions, without interest.

Withholding

Plumas (through the exchange agent, if applicable) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any holder of shares of Cornerstone common stock such amounts it is required to deduct and withhold under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid to holders of shares of Cornerstone common stock from whom they were withheld.

No Transfers of Cornerstone Common Stock after the Merger

After the completion of the merger, no transfers of Cornerstone common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Cornerstone stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

Lost, Stolen or Destroyed Cornerstone Common Stock

If a Cornerstone shareholder has lost his, her or its certificate, or the certificate has been lost, stolen or destroyed, the Cornerstone shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which such shareholder may be entitled. Cornerstone shareholders who are unable to locate their original stock certificate(s) should contact Cornerstone’s transfer agent, Computershare Company, at 250 Royall Street, Canton, MA 02021.

Closing and Effective Time

We plan to complete the merger at such date and time mutually agreed by Plumas and Cornerstone after all of the conditions to the closing of the merger have been satisfied or waived in accordance with the terms of the merger agreement. The time the merger is completed is the effective time of the merger. See “The Merger Agreement - Conditions to Completion of the Merger” beginning on page 58.

Management after the Merger

Upon the effective time of the merger and the effectiveness of the bank merger, the separate existences of Cornerstone and Cornerstone Community Bank will cease. The directors and executive officers of Plumas and Plumas Bank immediately prior to the merger and bank merger, respectively, will continue as the directors and executive officers of Plumas and Plumas Bank after the merger and bank merger, respectively, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the merger agreement, Plumas is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current Cornerstone director as a director of Plumas and Plumas Bank. Plumas and Cornerstone have not yet determined which Cornerstone director will be so appointed. The appointed Cornerstone director will serve until the first annual meeting of the shareholders of Plumas following the effective time of the merger. Subject to the fiduciary duties of the Plumas board, Plumas will include such individual on the list of nominees for director presented by the Plumas board and for which the Plumas board will solicit proxies at the first annual meeting of shareholders of Plumas following the effective time of the merger, and also include such individual in the nominees elected to the Plumas Bank board of directors at the next election held for the Plumas Bank board of directors following the effective time of the merger.

In addition, certain Cornerstone executive officers have accepted offers of employment with Plumas Bank, to be effective as of the completion of the merger: Matthew B. Moseley, Cornerstone’s President and Chief Executive Officer, will serve as an Executive Vice President and Market President; Cindy Fisher, Cornerstone’s Executive Vice President and Chief Credit Officer, will serve as a Senior Vice President and Commercial Loan Officer; and Sarah Taylor, Cornerstone’s Executive Vice President and Chief Operating Officer will serve as a Senior Vice President and Administrative Services Manager. Mr. Moseley will enter into a change in control agreement with Plumas Bank in a form to be adopted by Plumas Bank.

Representations and Warranties of the Parties

In the merger agreement, Plumas and Cornerstone made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger and bank merger. The representations and warranties were made to and solely for the benefit of Plumas and Cornerstone. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged when signing the merger agreement. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement. Accordingly, shareholders should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Plumas or Cornerstone, since they were only made as of the date of the merger agreement and are modified in important part by the underlying confidential disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Plumas’s or Cornerstone’s public disclosures.

For detailed information concerning these representations and warranties, reference is made to Article 5 of the merger agreement included as Appendix A to this prospectus/proxy statement.

Cornerstone’s Conduct Pending the Merger

The merger agreement contains various restrictions on the operations of Cornerstone before the effective time of the merger. In general, the merger agreement obligates Cornerstone and its subsidiaries, including Cornerstone Community Bank, to conduct their business in the ordinary and usual course of business consistent with past practice. In addition, Cornerstone has agreed that, except as expressly contemplated by the merger agreement or as required by applicable law, without the prior written consent of Plumas (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its subsidiaries not to:

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conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts consistent with past practice and its policies, to preserve its business organization, keep available the present services of its officers and employees (except in the case of termination of officers and employees for cause) and preserve for itself and Plumas the goodwill of the customers of Cornerstone and its subsidiaries and others with whom business relations exist;

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issue, sell, grant, pledge, encumber, dispose of or otherwise permit to become outstanding any shares of its capital stock or any other securities, or permit any additional shares of its capital stock to become subject to grants of employee or director stock options or other rights;

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make, declare or pay or set aside any dividends or make other distributions in respect of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock;

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enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director, officer, employee or consultant;

●	grant or pay any salary or wage increase;

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grant any incentive compensation, bonus, equity award, severance or termination pay other than pursuant to an existing severance arrangement or policy, or increase any employee benefit, or pay any other bonuses or incentives other than as required pursuant to an existing incentive plan, agreement, plan or policy;

●	increase or materially decrease any employee compensation benefit except for changes required by law or payments made in accordance with an existing benefit plan;

●	pay any other bonuses or incentives other than pursuant to an existing incentive plan, agreement, plan or policy;

●	provide loans to any service provider except as required by the terms of any benefit plan;

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hire or terminate any person as an employee or other service provider or promote or demote any employee or other service provider, except to satisfy existing contractual obligations, to demote or terminate for cause, or to fill certain identified vacancies;

●	enter into, establish, adopt, amend or terminate, or make any contributions to any benefit plans (except to satisfy existing obligations);

●	take any action to accelerate the vesting or exercisability of its options, or other compensation or benefits payable thereunder;

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sell, transfer, lease, license, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, business or properties, except when immaterial and in the ordinary and usual course of business;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties;

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Merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

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make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

●	amend its or its subsidiaries’ articles of incorporation or bylaws (or equivalent documents);

●	implement or adopt any change in book or tax accounting principles, practices or methods, other than as may be required by a governmental entity or GAAP, or as required by the merger agreement;

●	except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets;

●	enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which settlement, agreement or action involves payment by Cornerstone or its subsidiaries of an amount exceeding $50,000 and/or would impose any material restriction on the business or create precedent for claims that are reasonably likely to be material to Cornerstone and its subsidiaries taken as a whole;

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enter into any new material line of business, introduce any material new products or services, change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law or policies imposed by any governmental entity, or the manner in which its investment securities or loan portfolio is classified or reported;

●	invest in any mortgage-backed or mortgage-related security that would be overly risk-weighted under regulatory capital guidelines;

●	file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or incur any costs under its marketing and development budget in excess of those set forth in its operating budget for the current year, unless previously disclosed to Plumas;

●	purchase or enter into any derivatives contract;

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incur or modify any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and Federal Reserve borrowings that mature within ninety days and that have no put or call futures and securities sold under agreements to repurchase that mature within ninety days, in each case, in the ordinary course of business consistent with past practice);

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assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

●	make any investment either by contributions to capital, property transfers or purchases of any property or assets of any person or any equity investment;

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purchase or acquire securities of any type, unless allowable under policies of Cornerstone or its subsidiaries, and except for direct obligations of the United States or U.S. government agencies with a remaining maturity at the time of purchase of twelve months or less;

●	dispose of any debt security or equity investment, unless allowable under policies of Cornerstone or its subsidiaries;

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(i) make, extend, renew or otherwise modify any loan, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit which would, when aggregated with all outstanding loans or any renewals or extensions thereof made to such person and any affiliate or immediate family member of such person, exceed $500,000; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the amounts set forth in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity, other than a loan participation entered into in the ordinary course of business consistent with past practice where Cornerstone’s or any subsidiary’s exposure does not exceed $500,000; (iv) make any loan to any person with a criticized loan; (v) make any Loan that is subject to Regulation O of the Federal Reserve or (vi) purchase or sell any criticized loan or any loan in excess of $500,000. Cornerstone and its subsidiaries may, however, make, renew or modify loans or loan participations that exceed the foregoing dollar limitations, if within three business days after Cornerstone notifies Plumas’s chief credit officer of its intent to do so (which request shall include a copy of the loan write up containing the information customarily submitted as part of the loan write up), Plumas confirms in writing that it does not object to such proposed loan or loan participation or has not responded to such request;

●	forgive any loans to directors, officers or employees;

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make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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make or change any tax election, settle or compromise any tax liability of Cornerstone or its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any amount of taxes of Cornerstone or any of its subsidiaries (or the assets and liabilities of Cornerstone or any of its subsidiaries), enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;

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other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to: (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans; or (ii) hedging practices and policies, in each case except as required by law or requested by a governmental entity;

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cause or permit Cornerstone Community Bank to: (i) change its rate sheets, other than in the ordinary course of business consistent with past practice and applicable Cornerstone and Cornerstone Community Bank policies; (ii) amend, modify, terminate or deviate from the exception practice in place for such rate sheets; (iii) make any material changes in its policies and practices with respect to deposits and earnings credits; (iv) accept any brokered deposits or collateralized deposits; (v) make any increases to deposit pricing; (vi) accept any brokered deposits or collateralized deposits with a maturity greater than 12 months; or (vii) accept more than $10 million in additional brokered deposits from the date of the merger agreement;

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take any action: (i) that would cause the merger agreement or the merger to be subject to any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares; or (ii) to exempt or make not subject to any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Plumas or its subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions;

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make or propose to make any loan to or enter into any transaction with itself, any of its subsidiaries, or any of their respective directors, or officers or principal shareholders or any affiliate thereof;

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take any action that would or is reasonably likely to result in: (i) the merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect; (iii) any of the conditions to the completion of the merger not being satisfied; (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law; (v) a material delay in the ability of Plumas or Cornerstone to perform any of their obligations under the merger agreement on a timely basis; or (vi) a material delay in the ability of Plumas to obtain any necessary government approvals;

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unreasonably withhold, delay or condition Cornerstone’s prior written consent or approval as may be reasonably requested by Plumas, or fail to promptly notify Plumas of any change, occurrence or event not in the ordinary course of the business of Cornerstone or its subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to completion of the merger not to be satisfied; and

●	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable best efforts to complete the merger.

Plumas’s Conduct Pending the Merger

Plumas has agreed in the merger agreement that, except as expressly contemplated by the merger agreement or as required by applicable law, without the prior written consent of Cornerstone (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its subsidiaries not to, take any action that would or is reasonably likely to result in: (i) the merger not qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;(ii) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect; (iii) any of the conditions to the completion of the merger not being satisfied; (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law or regulations; (v) a material delay in the ability of Plumas or Cornerstone to perform any of their obligations under the merger agreement on a timely basis; or (vi) a material delay in the ability of Plumas to obtain any necessary government approvals.

No Solicitation

The merger agreement provides that Cornerstone will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, “acquisition proposal” means: (i) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Cornerstone or any of its subsidiaries that if consummated would result in any person (or such person’s shareholders) owning 10% or more of the total voting power of Cornerstone or the surviving entity in a merger involving Cornerstone or the resulting parent company; and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power of any class of equity securities of Cornerstone or those of any of its subsidiaries or 10% or more of Cornerstone’s consolidated total assets.

From the date of the merger agreement through the effective time of the merger, Cornerstone and its subsidiaries will not, and will cause their respective directors, officers, employees or other representatives not to, directly or indirectly through another person: (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal; (ii) provide any confidential information or data to any person relating to any acquisition proposal; (iii) participate in any discussions or negotiations regarding any acquisition proposal; (iv) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Plumas or its affiliates; (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions; or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, prior to the date of the Cornerstone special meeting, if the Cornerstone board of directors determines in good faith that a written, bona fide acquisition proposal not solicited in violation of the merger agreement constitutes a superior proposal, and the Cornerstone board of directors determines in good faith after consulting with its outside legal and financial advisors that a failure to do so would breach its fiduciary duties under applicable law, and subject to providing two business days prior written notice of its decision to take such action to Plumas and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement, Cornerstone may:

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furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by Cornerstone after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between Cornerstone and Plumas are to Plumas; and

●	participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal (provided that for purposes of the definition of “superior proposal” the references to “10%” in the definition of “acquisition proposal” will instead refer to “50%”) that the Cornerstone board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Cornerstone shareholders from a financial point of view than the transaction contemplated by the merger agreement.

In addition to these obligations, Cornerstone will promptly, within 24 hours, advise Plumas orally and in writing of its receipt of any acquisition proposal, keep Plumas informed, on a current basis, of the continuing status of the inquiry, including the material terms and conditions of the inquiry and any material changes to the inquiry, and will contemporaneously provide to Plumas all materials provided to or made available to any third party that were not previously provided to Plumas.

Cornerstone has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Cornerstone or its subsidiaries will be deemed a breach of the merger agreement by Cornerstone.

Plumas and Cornerstone have agreed that irreparable damage would occur in the event Cornerstone, its subsidiaries or any of their respective representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, under the merger agreement, Plumas is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions, this being in addition to any other remedy to which Plumas is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations provided in the merger agreement, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, Plumas shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Cornerstone Board’s Covenant to Recommend the Merger Agreement

Pursuant to the merger agreement, the Cornerstone board is required, at all times prior to and during the Cornerstone special meeting, to recommend that Cornerstone shareholders approve the merger proposal. The Cornerstone board of directors may not withdraw, modify or qualify in any manner adverse to Plumas such recommendation or take any other action or make any other public statement in connection with the Cornerstone special meeting inconsistent with such recommendation, except as described below. Regardless of whether the Cornerstone board of directors changes its recommendation, the merger agreement must be submitted to the Cornerstone shareholders at the Cornerstone special meeting for the purpose of approving the merger proposal unless the merger agreement is terminated. Cornerstone shall not, without the prior written consent of Plumas, adjourn or postpone the Cornerstone special meeting; except under certain circumstances described in the merger agreement.

The Cornerstone board of directors is permitted to change its recommendation if Cornerstone has complied with the merger agreement and the Cornerstone board of directors, after consulting with its outside counsel and financial advisor, has determined in good faith that failure to do so would reasonably be expected to result in a violation of its fiduciary duties under applicable law. If the Cornerstone board of directors intends to change its recommendation following receipt of an acquisition proposal, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Plumas, that another acquisition proposal constitutes a superior proposal. Cornerstone also must notify Plumas at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Plumas all of the material terms and conditions of such superior proposal. Prior to changing its recommendation, Cornerstone must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Plumas for a period of up to five business days to the extent Plumas desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

Conditions to Completion of the Merger

The respective obligations of Plumas and Cornerstone to complete the merger are subject to various conditions prior to the merger. The conditions include the following, among others:

●	the accuracy of the representations and warranties of the parties set forth in the merger agreement, subject to the standards set forth in the merger agreement;

●	the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

●	approval of the merger by the Cornerstone shareholders;

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the receipt of all regulatory approvals required to consummate the merger and the bank merger and the expiration of all statutory waiting periods with respect to such approvals, with no approvals containing any conditions, restrictions, or requirements (other than conditions or requirements related to remedial actions) which Plumas reasonably determines in good faith, after consultation with Cornerstone, would, individually or in the aggregate, materially reduce the economic benefits of the transaction to such degree that Plumas would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement, which we refer to as a burdensome condition;

●

no governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the transactions contemplated by the merger agreement;

●

the registration statement of Plumas of which this prospectus/proxy statement is a part must have become effective under the Securities Act, and no “stop order” suspending the effectiveness of this registration statement issued and no proceedings for that purpose initiated by the SEC and not withdrawn;

●	since the date of the merger agreement, neither Plumas nor Cornerstone will have suffered a material adverse effect;

●

the average of Cornerstone Community Bank’s aggregate outstanding balance of deposits, excluding time/maturity deposits and brokered deposits, over the ten consecutive business days ending the second business day immediately preceding the closing date shall be not less than $405,000,000;

●

the issuance of tax opinions to Plumas from Sheppard Mullin to the effect that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

●	Plumas must appoint one Cornerstone director to the Plumas board and the Plumas Bank board as of the effective time of the merger; and

●	the shares of Plumas common stock to be issued to the Cornerstone shareholders as the merger consideration have been approved for listing on Nasdaq.

Plumas’s obligation to complete the merger is subject to the additional conditions that holders of not more than five percent of Cornerstone’s outstanding shares of common stock shall have properly exercised their statutory dissenters’ rights under California law and further, that the average of Cornerstone Community Bank’s aggregate outstanding balance of deposits, excluding time/maturity deposits and brokered deposits, over the ten consecutive business days ending the second business day immediately preceding the merger be not less than $405,000,000.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Cornerstone, except that after the shareholders of Cornerstone have adopted and approved the merger agreement, no amendment or supplement that by law requires further approval by such shareholders may be made without first obtaining such approval.

Termination of the Merger Agreement

Plumas and Cornerstone can at any time agree, by mutual written consent, to terminate the merger agreement without completing the merger, even if Cornerstone has received approval of the merger proposal by its shareholders. Also, either party can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

●

if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement that: (i) cannot be or has not been cured within 30 days’ written notice to the breaching party; and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

●

if the merger is not consummated on or before November 1, 2025 (with an automatic extension of 65 days if the requisite regulatory approvals have not been obtained and applications are pending), except to the extent that the failure to consummate the merger by such date is due to: (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement; or (ii) the failure of any of the shareholders (if Cornerstone is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant shareholder agreement;

●

if there is a final non-appealable denial of a required regulatory approval, a final non-appealable injunction permanently enjoining or other prohibiting the merger, an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental entity, or the approval of any governmental entity required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement includes, or will not be issued without, a burdensome condition; or

●

if the Cornerstone shareholders fail to approve the merger proposal at the Cornerstone special meeting, so long as, in the case of Cornerstone seeking to terminate, Cornerstone had not breached any of its obligations in the merger agreement related to the Cornerstone special meeting.

In addition, Plumas may terminate the merger agreement prior to Cornerstone obtaining its requisite approval if:

●	Cornerstone has breached in any material respect the provisions in the merger agreement relating to non-solicitation, as described under “- No Solicitation;”

●

the Cornerstone board has failed to recommend that Cornerstone shareholders approve the merger agreement, withdrawn such recommendation, modified or qualified such recommendation in a manner adverse to Plumas, or failed to affirm such recommendation after receipt of any written request to do so by Plumas;

●	the Cornerstone board of directors has effected a change to its recommendation that Cornerstone shareholders approve the merger agreement;

●	Cornerstone has breached in any material respect its obligation to call and hold the Cornerstone special meeting to consider the merger agreement;

●	The Cornerstone board of directors fails to timely re-affirm its recommendation after receiving an acquisition proposal; or

●

a tender offer or exchange offer for 10% or more of the outstanding shares of Cornerstone common stock has commenced (other than by Plumas or an affiliate of Plumas) and the Cornerstone board of directors recommends that Cornerstone shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Cornerstone board of directors fails to recommend against acceptance of such offer.

In addition, Cornerstone may terminate the merger agreement prior to obtaining the requisite Cornerstone shareholder approval, in order for Cornerstone to enter into a definitive agreement providing for a superior proposal, provided that Cornerstone is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement.

Termination Fee; Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the merger agreement will survive. If the merger agreement is terminated because of fraud or a willful breach of the merger agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination.

The merger agreement also provides that Cornerstone must pay Plumas a fee in certain situations. In particular, Cornerstone will pay Plumas a termination fee of $ 2,528,000 in certain circumstances set forth in the merger agreement, including:

●

if Plumas terminates the merger agreement because: (i) Cornerstone has breached in any material respect the provisions in the merger agreement relating to non-solicitation, as described under “- No Solicitation;” (ii) the Cornerstone board has failed to recommend that Cornerstone shareholders approve the merger agreement, withdrawn such recommendation, modified or qualified such recommendation in a manner adverse to Plumas, or failed to affirm such recommendation after receipt of any written request to do so by Plumas; (iii) the Cornerstone board of directors has effected a change to its recommendation that Cornerstone shareholders approve the merger agreement; (iv) Cornerstone has breached in any material respects its obligation to call and hold the Cornerstone special meeting to consider the merger agreement; or (v) a tender offer or exchange offer for 10% or more of the outstanding shares of Cornerstone common stock has been publicly disclosed (other than by Plumas or an affiliate of Plumas) and the Cornerstone board of directors recommends that Cornerstone shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Cornerstone board of directors fails to recommend against acceptance of such offer;

●

if Cornerstone terminates the merger agreement, prior to obtaining the requisite Cornerstone shareholder approval, in order for Cornerstone to enter into a definitive agreement providing for a superior proposal; or

●

(i) if Plumas terminates the merger agreement because Cornerstone materially breaches any representation, warranty, covenant or agreement in the merger agreement; (ii) if either Plumas or Cornerstone terminates the merger agreement for failure to consummate the merger by the end date and at the time of such termination Cornerstone shareholder approval has not been obtained; or (iii) if either Plumas or Cornerstone terminates the merger agreement because the Cornerstone shareholder approval has not been obtained; and with (i), (ii) or (iii), an acquisition proposal is made to Cornerstone or to its shareholders publicly prior to the Cornerstone’s shareholder special meeting with respect to (iii) or prior to termination with respect to (i) or (ii), and Cornerstone enters into a definitive agreement with respect to or consummates certain acquisition proposals within 12 months of termination of the merger agreement.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

As soon as administratively practicable after the effective time of the merger, Plumas will take all reasonable action so that employees of Cornerstone and its subsidiaries continuing with Plumas or any of its subsidiaries will be entitled to participate in the Plumas employee benefit plans of general applicability to the same extent as similarly-situated employees of Plumas and its subsidiaries; provided that coverage shall be continued under the corresponding benefit plans of Cornerstone and its subsidiaries until such employees are permitted to participate in the Plumas benefit plans. Plumas, however, shall not be under any obligation to make any grants to any former employee of Cornerstone and its subsidiaries under any pension plans, deferred compensation plans, discretionary equity, or incentive compensation plan of Plumas. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for equity grants, accrual of pension benefits under, or service toward eligibility for any retiree welfare plan under, the Plumas employee benefit plans, Plumas will recognize years of service with Cornerstone and its subsidiaries, to the same extent as such service was credited for such purpose by Cornerstone and its subsidiaries, except where such recognition would result in duplication of benefits or where such service was not recognized under the corresponding Plumas benefit plan. Nothing contained in the merger agreement shall limit the ability of Plumas to amend or terminate any Plumas or Cornerstone benefit plan in accordance with its terms at any time.

Plumas has agreed that those employees of Cornerstone and its subsidiaries: (A) who are not offered employment by Plumas following the effective date of the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package or change in control benefit, and who sign and deliver (and do not revoke) a termination and release agreement; or (B) who are terminated by Plumas without cause prior to twelve months after the effective date of the merger and deliver (and do not revoke) a termination and release agreement, will be entitled to receive a single lump sum payment of severance in an amount equal to four weeks of such employee’s regularly schedules base salary or wages at the time of termination plus one additional week’s salary for every year of completed service before the closing date, up to a maximum of 24 weeks in the aggregate.

Shareholder Agreements

Each member of the Cornerstone board of directors, who own in the aggregate approximately 14.3% of the outstanding shares of Cornerstone common stock, has entered into a shareholder agreement with Plumas pursuant to which such directors have agreed to vote all shares of Cornerstone common stock that such directors own and have the power to vote in favor of the merger proposal and any other matter that is required to be approved by the shareholders of Cornerstone to facilitate the transactions contemplated by the merger agreement. Such directors also agreed to vote against any proposal made in opposition to the approval of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to Cornerstone’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. In addition, the shareholder agreements include a non-solicitation provision which prohibits Cornerstone’s directors and executive officers from soliciting Cornerstone’s customers and employees for a period of two years and from disclosing or using Plumas’s and Cornerstone’s confidential information. The shareholder agreements also include a non-compete provision which generally prohibits the directors from competing with Plumas in the specified California counties where Cornerstone sources most of its business for two years. The shareholder agreements signed by the Cornerstone directors are substantially in the form of Exhibit A to the merger agreement that is attached as Appendix A to this prospectus/proxy statement.

Expenses of the Merger

The merger agreement provides that each of Cornerstone and Plumas will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Stock Exchange Listing

Plumas has agreed to use its commercially reasonable efforts to list the Plumas common stock to be issued in the merger on Nasdaq. It is a condition to the completion of the merger that those shares be approved for listing on Nasdaq, subject to official notice of issuance. Following the merger, Plumas expects that its common stock will continue to trade on the Nasdaq Capital Market under the symbol “PLBC.”

Restrictions on Resales by Affiliates

Plumas has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of Plumas common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of Plumas common stock issued to any Cornerstone shareholder who is or becomes an “affiliate” of Plumas for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Plumas or the combined company, as the case may be, and generally includes executive officers, directors and shareholders beneficially owning 10% or more of Plumas’s outstanding common stock.

Accounting Treatment

Plumas will account for the merger as a purchase by Plumas of Cornerstone under GAAP. Under the acquisition method of accounting, the total consideration paid in connection with the merger is allocated among Cornerstone’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Cornerstone will be included in Plumas’s results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

Based upon the facts and representations contained in the representation letters received from Plumas and Cornerstone in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Sheppard Mullin that the merger of Cornerstone with and into Plumas will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Cornerstone common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this proxy statement/prospectus.

The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, we use the term U.S. holder to mean a beneficial owner who is:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

●

a trust that (i) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person for U.S. federal income tax purposes; or

●	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to Cornerstone stockholders who hold their Cornerstone common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of his, her or its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

●	financial institutions;

●	pass-through entities and investors in pass-through entities;

●	persons liable for the alternative minimum tax;

●	insurance companies;

●	tax-exempt organizations;

●	dealers or brokers in securities, commodities or currencies;

●	traders in securities that elect to use a mark to market method of accounting;

●	persons that hold Cornerstone common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

●	regulated investment companies;

●	real estate investment trusts;

●	persons whose “functional currency” is not the U.S. dollar;

●	persons who are not citizens or residents of the United States;

●	U.S. expatriates;

●	retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	mutual funds;

●	stockholders who exercise dissenters’ rights; and

●	stockholders who acquired their shares of Cornerstone common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Cornerstone common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare tax on certain net investment income.

U.S. Federal Income Tax Consequences of the Merger to Plumas and Cornerstone

Because the merger will qualify as a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by Plumas or Cornerstone as a result of the merger for U.S. federal income tax purposes.

Tax Consequences to Holders of Cornerstone Common Stock Who Receive Plumas Common Stock and Cash

If you are a holder of Cornerstone common stock who exchanges shares of Cornerstone common stock for shares of Plumas common stock and cash pursuant to the merger, you generally will recognize gain (but not loss) with respect to such cash in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of Plumas common stock received pursuant to the merger over your adjusted tax basis in your shares of Cornerstone common stock surrendered, or (2) the amount of cash you received in exchange for your shares of Cornerstone common stock pursuant to the merger. If you acquired different blocks of Cornerstone common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Cornerstone common stock surrendered in the merger. You should consult your tax advisor regarding the manner in which cash and shares of Plumas common stock should be allocated among different blocks of your Cornerstone common stock surrendered in the merger and the manner in which gain or loss should be determined. Any gain recognized generally will be treated as capital gain and will be long-term capital gain if, as of the effective time of the merger, your holding period with respect to the shares of Cornerstone common stock surrendered exceeds one year.

The aggregate tax basis of your shares of Plumas common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for your shares of Cornerstone common stock pursuant to the merger will be equal to the aggregate tax basis of your shares of Cornerstone common stock surrendered, reduced by the amount of cash you received in exchange for your shares of Cornerstone common stock pursuant to the merger (other than cash received in lieu of a fractional share of Plumas common stock) and increased by the amount of gain, if any, recognized by you on the exchange (other than any gain or dividend income recognized on the receipt of cash for a fractional share of Plumas common stock). The holding period of the shares of Plumas common stock you receive in the merger (including any fractional shares deemed received and exchanged for cash) will include your holding period of the shares of Cornerstone common stock surrendered in the merger. If you acquired different blocks of Cornerstone common stock at different times or at different prices, the basis and holding period of each block of Plumas common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Cornerstone common stock exchanged for such block of Plumas common stock. You should consult your tax advisor regarding the manner in which cash and the shares of Plumas common stock should be allocated among your shares of Cornerstone common stock and the manner in which the above rules would apply to your particular circumstances. In addition, gains and losses recognized on the exchange of your shares of Cornerstone common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Tax Consequences to Holders of Cornerstone Common Stock Who Elect to Assert Appraisal Rights

If you are a holder of Cornerstone common stock who exchanges shares of Cornerstone common stock who receives cash in exchange for shares of Cornerstone common stock by making a valid election to exercise dissenters’ rights, you will recognize gain or loss in an amount equal to the difference between the amount of cash that you receive and the adjusted tax basis of your shares of Cornerstone common stock exchanged therefor. The gain or loss should generally be capital gain or capital loss and will be long-term capital gain or loss if you owned the exchanged shares of Cornerstone common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of Cornerstone common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Tax Consequences to Holders of Cornerstone Common Stock Who Receive Cash in Lieu of Fractional Shares

If you are a holder of Cornerstone common stock and, as a result of the merger, you receive cash in lieu of a fractional share of Plumas common stock, your receipt of such cash will be treated as if the fractional share of Plumas common stock had been distributed to you as part of the merger, and then as you selling such fractional share. Consequently, you generally will recognize gain or loss with respect to the cash received in lieu of such fractional share equal to the difference between the amount of cash received and the tax basis allocated to such fractional share (as described above). Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you have held your shares of Cornerstone common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of Cornerstone common stock pursuant to the merger may be subject to the net investment income tax. See “—Net Investment Income Tax” below.

Net Investment Income Tax

Certain non-corporate holders of Cornerstone common stock with taxable incomes over certain threshold amounts, including individuals and certain estates and trusts, may be subject to an additional 3.8% tax on all or a portion of their “net investment income.” This tax amounts to an additional 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income may include dividends and net gains from the disposition of shares of stock, including gains or dividends recognized by holders of Cornerstone common stock as a result of exchanging their shares of Cornerstone common stock for cash and, if applicable, Plumas common stock pursuant to the merger agreement. Holders of Cornerstone common stock are urged to consult their own tax advisors regarding the potential applicability of the net income tax to them and the implications of the net investment income tax.

Backup Withholding and Information Reporting.

Payments of cash to a U.S. holder of Cornerstone common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such stockholder provides Plumas with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Cornerstone common stock under the backup withholding rules are not additional taxes and generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder timely furnishes the required information to the IRS.

A U.S. holder of Cornerstone common stock who receives Plumas common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Cornerstone common stock who is required to file a U.S. federal income tax return and who is a “significant holder” who receives Plumas common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the Cornerstone common stock surrendered and the fair market value of Plumas common stock and cash received in the merger. A “significant holder” is a holder of Cornerstone common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Cornerstone or securities of Cornerstone with a basis for U.S. federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial data is based on the historical financial data of Plumas and Cornerstone, and has been prepared to illustrate the effects of the merger. It is also based on certain assumptions that Plumas and Cornerstone believe are reasonable, which are described in the notes to the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined income statement also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies.

Certain reclassifications were made to Cornerstone’s historical financial information to conform to Plumas’s presentation of financial information. This information should be read in conjunction with the Plumas’s historical consolidated financial statements and accompanying notes in Plumas’s Annual Report on Form 10-K, as of and for the year ended December 31, 2024 and the Cornerstone historical financial statements and accompanying notes included in this proxy statement/prospectus.

Plumas has not performed the detailed valuation analysis necessary to determine the fair value of Cornerstone’s assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial data does not include an allocation of the purchase price, unless otherwise specified. The pro forma adjustments included in this proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Cornerstone’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact Plumas’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Cornerstone’s shareholders’ equity, including results of operations and certain balance sheet changes through the date the merger is completed may also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. This information does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors, and this information should not be considered indicative of the market value of Plumas common stock or the actual or future results of operations of Cornerstone for any period. Actual results maybe materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

as of December 31, 2024

(in thousands)
	Plumas Historical	Cornerstone Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Cash and cash equivalents	$82,018	$29,915	$(22,328)	A	$89,605
Investment securities available for sale	437,735	87,492			525,227
Loans	1,018,571	498,863	(22,460)	B	1,494,974
Less: allowance for credit losses	(13,196)	(6,164)	(1,581)	C	(20,941)
Net loans	1,005,375	492,699	(24,041)		1,474,033
Right-of-use assets	24,334	267			24,601
Premises and equipment, net	12,495	14,137			26,632
Bank owned life insurance	16,519	16,103			32,622
Goodwill	5,502	-	29,134	D	34,636
Intangible	791	-	13,046	E	13,837
Accrued interest receivable and other assets	38,557	17,312	2,805	F	58,674
Total assets	$1,623,326	$657,925	$(1,384)		$2,279,897

Liabilities And Shareholders' Equity

Deposits:
Non-interest bearing	$699,401	$89,525	$-		$788,926
Interest bearing	671,700	494,744			1,166,444

Total deposits	1,371,101	584,269	-		1,955,370
Repurchase agreements	22,073	-	-		22,073
Accrued interest payable and other liabilities	12,493	4,008	-		16,501
Borrowings	15,000	26,795	(606)	G	41,189
Lease liabilities	24,759	267	-		25,026

Total liabilities	1,445,426	615,339	(606)		2,060,159

Shareholders' equity:
Common Stock	29,043	15,442	32,248	H	76,733
Retained earnings	174,002	36,854	(42,736)	I	168,120
Accumulated other comprehensive loss, net of taxes	(25,145)	(9,710)	9,710	J	(25,145)
Total shareholders' equity	177,900	42,586	(778)		219,708
Total liabilities and shareholders' equity	$1,623,326	$657,925	$(1,384)		$2,279,867

Unaudited Pro Forma Condensed Combined Income Statements

For the Twelve Months Ended December 31, 2024

(in thousands, except per share amounts)
	Plumas Historical	Cornerstone Historical	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Interest and fees on loans	$61,450	$28,456	$5,615	K	$95,521
Interest on investment securities:
Taxable	15,308	2,838	-		18,146
Exempt from Federal income taxes	2,574	165	-		2,739
Other	4,993	2,341	-		7,334
Total interest income	84,325	33,800	5,615		123,740
Interest expense:
Interest on deposits	5,916	12,743	-		18,659
Interest on borrowings	4,676	1,475	452	L	6,603
Other	42	-	-		42
Total interest expense	10,634	14,218	452		25,304
Net interest income before provision for credit losses	73,691	19,582	5,163		98,436
Provision for credit losses	1,196	9,713	6,970	M	17,879
Net interest income after provision for credit losses	72,495	9,869	(1,807)		80,557
Non-interest income:
Gain on sale of buildings	19,854	-	-		19,854
Interchange revenue	3,130	503	-		3,633
Service charges	2,988	291	-		3,279
Loan servicing fees	756	-	-		756
Earnings on bank owned life insurance policies, net	409	574	-		983
Loss on sale of investment securities	(19,817)	-	-		(19,817)
Other	1,460	83	-		1,543
Total non-interest income	8,780	1,451	-		10,231
Non-interest expenses:
Salaries and employee benefits	$21,744	$6,984	$139	N	$28,867
Occupancy Expense	5,166	759	-		5,925
Equipment and furniture expense	2,440	929	-		3,369
Outside service fees	4,576	1,705	-		6,281
Professional fees	1,407	483	-		1,890
Advertising and promotion	1,030	252	100	N	1,382
Armored car and courier	876	105	-		981
Telephone and data communications	780	27	-		807
Deposit insurance	750	331	-		1,081
Director compensation, education and retirement	728	313	-		1,041
Business development	680	364	-		1,044
Loan and loan collection costs	388	111	-		499
Amortization of Core Deposit Intangible	201	-	2,372	O	2,573
Other operating expense	1,508	461	63	N	2,032
Total non-interest expenses	42,274	12,824	2,674		57,772
Income (loss) before income taxes	39,001	(1,504)	(4,481)		33,016
Provision (benefit) for income taxes	10,382	(719)	(1,210)	P	8,453
Net income (loss)	$28,619	$(785)	$(3,271)		$24,563
Basic earnings (loss) per common share	$4.85	$(0.53)			$3.57
Diluted earnings (loss) per common share	$4.80	$(0.51)			$3.52
Weighted average number of common shares outstanding	5,895	1,488			6,878
Diluted average number of common shares outstanding	5,968	1,528			6,978

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2024 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the 12 months ended December 31, 2024 give effect to the merger as if it had become effective on January 1, 2024. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date. The pro forma adjustments are preliminary, based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.

Note 2 - Purchase Price

Pursuant to the merger agreement, each share of Cornerstone common stock outstanding will be exchanged for a unit of 0.6608 shares of Plumas common stock, with cash paid in lieu of fractional shares, and $9.75 cash, subject to potential downward adjustment. After the merger is consummated, based on the number of issued and outstanding shares of shares of Cornerstone common stock on January 28, 2025, the day on which the public announcement of the merger was made, we expect that approximately 998,532 shares of Plumas common stock and $16.3 million cash will be issued as merger consideration. Based on the closing price of Plumas common stock of $47.76 on January 28, 2025 the implied merger consideration that an Cornerstone shareholder would be entitled to receive for each share of Cornerstone common stock owned would be $41.31, with an aggregate transaction value of approximately $64.6 million. For purposes of the unaudited condensed combined pro forma financial information, the fair value of Plumas common stock to be issued as merger consideration was based on Plumas’s closing price and Cornerstone common stock outstanding as of January 28, 2025.

Allocation of Purchase Price
Total purchase price (preliminary)	$64,624
Cornerstone net assets	42,586
Cash out of options tax benefit	594
Cornerstone after-tax transaction expenses at closing	(5,194)
Net fair value adjustments	(2,496)
Cornerstone net assets acquired	$35,490
Preliminary goodwill	$29,134
Adjustments to record assets and liabilities at fair value:
Net loan fair value adjustment	$(23,235)
Core deposit intangible	13,046
Net deferred tax asset adjustment	923
Reverse out Cornerstone reserve for credit losses on loans	6,164
Fair value of debt adjustment	606
Net fair value adjustments	$(2,496)

Note 3 - Pro Forma Adjustments To Unaudited Condensed Combined Financial Information

All adjustments are based on preliminary assumptions and valuations, which are subject to change:

Pro Forma Adjustments to Unaudited Condensed Combined Consolidated Balance Sheet (in thousands)

(A)	Adjustments to cash:

Adjustments to cash:
Cash Consideration	$(14,733)
Cornerstone transaction expenses at closing, net of tax	(5,194)
Plumas transaction expenses at closing, net of tax	(794)
Cash out of stock options, net of tax	(1,607)
Net reduction in cash	$(22,328)

(B)	Adjustment to Cornerstone loans.

Adjustments to loans:
Fair value of interest rate mark for the loan portfolio	$(15,490)
Fair value of the credit mark for the loan portfolio (Non-PCD)	(6,970)
Net	$(22,460)

(C)	Adjustment to Cornerstone allowance for credit losses -loans:

Adjustments to allowance for credit losses:
Reverse out Cornerstone allowance for credit losses	$6,164
Fair value of the credit mark for the loan portfolio (PCD)	(775)
Fair value of the credit mark for the loan portfolio (Non-PCD)	(6,970)
Net	$(1,581)

(D)	Adjustment to record estimated goodwill associated with the merger of $29.1 million.

(E)	Adjustment to reflect estimated core deposit intangible of $13.0 million.

(F)	Adjustment to reflect net deferred tax asset.

(G)	Adjustment to reflect fair value of debt $0.6 million.

(H)	Adjustment to common stock:

Adjustments to common stock
Reverse out Cornerstone historical common stock	$(15,442)
Stock consideration – 998,532 shares * $47.76 per share	47,690
Net	$32,248

(I)	Adjustment to retained earnings:

Adjustments to retained earnings:
Reverse out Cornerstone historical retained earnings	$(36,854)
Plumas transaction costs at closing, net of tax	(794)
Adjustment to reflect the CECL: day two provision for credit losses for non-PCD loans, net of tax	(5,088)
Net	$(42,736)

(J)	Adjustment to eliminate Cornerstone’s accumulated other comprehensive loss.

Pro Forma Adjustments to Unaudited Condensed Combined Income Statement (in thousands)

(K)	Adjustment to record the estimated accretion of fair value adjustments for the acquired loan portfolio projected over four years on a straight line basis for pro forma purposes.

(L)	Adjustment to record the estimated amortization of fair value adjustment for debt acquired amortized over 1.25 years on a straight line basis for pro forma purposes.

(M)	Adjustment to record the CECL day two provision for credit losses for non-PCD loans.

(N)	Adjustment to record the estimated post-closing merger-related transaction costs of $0.3 million, which includes severance-related items, advertising, and other expenses.

(O)	Adjustment to record the estimated amortization of core deposit intangible projected over 10 years utilizing an accelerated method for pro forma purposes.

(P)	Adjustment to record the estimated tax impact of the fair value adjustments, CECL day two provision for credit losses, and post-closing merger-related transaction costs at 27%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CORNERSTONE COMMUNITY BANCORP

General

Cornerstone is a bank holding company for Cornerstone Community Bank, a California state-chartered commercial bank. Cornerstone derives its income primarily from interest received on real estate related, commercial and consumer loans and, to a lesser extent, interest on investment securities and cash balances and fees received in connection with servicing deposit and loan customers. Its major operating expenses are the interest it pays on deposits and borrowings and general operating expenses. Cornerstone relies on locally-generated deposits to provide it with funds for making loans.

Cornerstone is subject to competition from other financial institutions and our operating results, like those of other financial institutions operating in Northern California, are significantly influenced by economic conditions in Northern California, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal and state government and regulatory authorities that govern financial institutions and market interest rates also impact its financial condition, results of operations and cash flows.

Critical Accounting Policies

Cornerstone’s accounting policies are integral to understanding its financial results reported. Its most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The following is a brief description of Cornerstone’s current accounting policies involving significant management valuation judgments.

Allowance for Credit Losses. The allowance for credit losses is an estimate of credit losses inherent in Cornerstone’s loan portfolio that have been incurred as of the balance sheet date. The allowance is established through a provision for credit losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures determined to be uncollectible are charged against the allowance. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

To estimate expected losses, Cornerstone generally utilizes historical loss trends and the remaining contractual lives of the loan portfolios to determine estimated credit losses through a reasonable and supportable forecast period. Individual loan credit quality indicators including loan grade and borrower repayment performance have been statistically correlated with historical credit losses and various economic metrics, including unemployment rates and gross domestic product. Model forecasts may be adjusted for inherent limitations or biases that have been identified through independent validation and back-testing of model performance to actual realized results. At December 31, 2024, Cornerstone utilized a reasonable and supportable forecast period of approximately four quarters and obtained the forecast data from publicly available sources. Cornerstone also considered the impact of portfolio concentrations, changes in underwriting practices, imprecision in its economic forecasts, and other risk factors that might influence its loss estimation process. Cornerstone’s management believes that the allowance for credit losses at December 31, 2024 appropriately reflected expected credit losses inherent in the loan portfolio at that date.

In determining the allowance for credit losses, accruing loans with similar risk characteristics are generally evaluated collectively. Cornerstone’s policy is that loans designated as nonaccrual no longer share risk characteristics similar to other loans evaluated collectively and, as such, all nonaccrual loans are individually evaluated for reserves. As of December 31, 2024, Cornerstone Community Bank’s nonaccrual loans comprised the entire population of loans individually evaluated. Cornerstone’s policy is that nonaccrual loans also represent the subset of loans where borrowers are experiencing financial difficulty where an evaluation of the source of repayment is required to determine if the nonaccrual loans should be categorized as collateral dependent.

We cannot provide you with any assurance that economic difficulties or other circumstances which would adversely affect Cornerstone’s borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in Cornerstone’s loan portfolio and which could result in actual losses that exceed Cornerstone’s previously established reserves.

The following discussion is designed to provide a better understanding of significant trends related to Cornerstone’s financial condition, results of operations, liquidity and capital. It pertains to Cornerstone’s financial condition, changes in financial condition and results of operations as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024. The discussion should be read in conjunction with Cornerstone’s audited consolidated financial statements and notes thereto, which are included in this proxy statement/prospectus.

Overview

For the year ended December 31, 2024, Cornerstone reported a net loss of $785,000 compared to net income of $7,371,000 for the year ended December 31, 2023. Diluted loss per share was $(0.51) for the year ended December 31, 2024 compared to earnings per share of $4.84 for the year ended December 31, 2023. The net loss for 2024 was primarily due to the charge-off of three related agricultural loans in the aggregate amount of $9.4 million during the third quarter of 2024.

Details of the changes in the various components of net income (loss) are further discussed below.

Results of Operations

Net Interest Income

The following table presents, for the years indicated, the distribution of consolidated average assets, liabilities and shareholders’ equity. Average balances are based on average daily balances. It also presents the amounts of interest income from interest-earning assets and the resultant yields expressed in both dollars and yield percentages, as well as the amounts of interest expense on interest-bearing liabilities and the resultant cost expressed in both dollars and rate percentages. Nonaccrual loans are included in the calculation of average loans, while nonaccrued interest thereon is excluded from the computation of yields earned.

	2024			2023			2022
	Average Balance	Interest Income/ Expense	Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Rates Earned/ Paid
Assets
Interest-earning deposits with banks	$39,779	$2,085	5.24%	$37,192	$1,904	5.12%	$56,966	$904	1.59%
Investment securities(1)(2)	106,133	3,259	3.11%	112,127	3,164	2.86%	115,691	2,225	1.96%
Loans(3)	487,258	28,456	5.84%	449,093	24,886	5.54%	391,431	19,029	4.86%
Total interest-earning assets	633,170	33,800	5.35%	598,412	29,954	5.01%	564,088	22,158	3.94%
Cash and non-interest bearing due from banks	6,478			6,710			6,427
Other assets	24,245			19,301			14,541
Total assets	$663,893			$624,423			$585,056

Liabilities and Shareholders’ Equity
Interest-bearing transaction accounts	$166,720	$1,340	0.80%	$177,271	$1,037	0.58%	$135,419	$455	0.34%
Savings accounts	22,869	111	0.49%	28,721	60	0.21%	29,376	21	0.07%
Money market accounts	157,924	4,715	2.99%	150,059	2,895	1.93%	163,220	951	0.58%
Time accounts	143,237	6,577	4.59%	104,291	3,551	3.40%	80,417	821	1.02%
Borrowings and other obligations	18,197	879	4.83%	230	11	4.78%	986	8	0.81%
Subordinated debentures	11,781	596	5.06%	11,755	595	5.06%	11,731	594	5.06%
Total interest-bearing liabilities	520,728	14,218	2.73%	472,327	8,149	1.73%	421,149	2,850	0.68%
Demand accounts	94,824			110,874			127,466
Other liabilities	5,138			3,138			2,434
Shareholders’ equity	43,203			38,084			34,007
Total liabilities and shareholders’ equity	$663,893			$624,423			$585,056
Tax-equivalent net interest income/margin		$19,626	3.10%		$21,849	3.65%		$19,353	3.43%
Reported net interest income/margin		$19,582	3.09%		$21,805	3.64%		$19,308	3.42%
Tax-equivalent net interest rate spread			2.61%			3.29%			3.26%

(1)	Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of shareholders’ equity.

(2)	Yields and interest income on tax-exempt securities are presented on a taxable-equivalent basis using the federal statutory rate of 21%.

(3)	Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

	2024 compared to 2023				2023 compared to 2022
	Increase (decrease) due to change in:				Increase (decrease) due to change in:
	Volume	Yield/Rate	Mix	Total	Volume	Yield/Rate	Mix	Total
Interest-earning deposits with banks	$132	$45	$3	$181	$(314)	$2,012	$(699)	$1,000
Investment securities(1)	(172)	280	(15)	94	(70)	1,041	(32)	939
Loans	2,115	1,342	114	3,571	2,803	2,662	392	5,857
Total interest-earning assets	1,742	1,988	115	3,846	1,351	6,075	370	7,796
Interest-bearing transaction accounts	(62)	388	(23)	303	141	337	104	582
Savings accounts	(12)	79	(16)	51	(0)	40	(1)	39
Money market accounts	152	1,585	83	1,820	(77)	2,198	(177)	1,944
Time accounts	1,326	1,238	462	3,026	244	1,917	569	2,730
Borrowings and other obligations	859	0	9	868	(6)	39	(30)	3
Subordinated debentures	1	(0)	(0)	1	1	(0)	(0)	1
Total interest-bearing liabilities	835	4,747	486	6,069	346	4,416	537	5,299
Tax-equivalent net interest income	$907	$(2,760)	$(371)	$(2,223)	$1,005	$1,659	$(167)	$2,497

(1)	Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the federal statutory rate of 21%.

2024 compared to 2023

Taxable-equivalent net interest income for 2024 decreased $2.2 million, or 10.2%, compared to 2023.

The decrease in taxable-equivalent net interest income during 2024 was primarily related to increases in the average volume of and cost on time deposit accounts and increases in the average cost on money market deposit accounts combined with an increase in the average volume of borrowings and other obligations. The impact of these items was partly offset by increases in the average volume of and yield on loans. As a result of the aforementioned fluctuations, the taxable-equivalent net interest margin decreased 55 basis points from 3.65% during 2023 to 3.10% during 2024.

The average volume of interest-earning assets for 2024 increased $34.8 million, or 5.8%, compared to 2023. The increase in the average volume of interest-earning assets during 2024 was primarily related to a $38.2 million increase in average loans and a $2.6 million increase in average interest-earning deposits with banks (primarily amounts held by us in an interest-bearing account at the Federal Reserve) partly offset by a $6.0 million decrease in average investment securities.

The average yield on interest-earning assets increased 34 basis points from 5.01% during 2023 to 5.35% during 2024, while the average rate paid on interest-bearing liabilities increased 100 basis points from 1.73% in 2023 to 2.73% in 2024. The average taxable-equivalent yields on interest-earning assets during the comparable periods was impacted by changes in market interest rates and changes in the volume and relative mix of interest-earning assets.

The average taxable-equivalent yield on loans increased 30 basis points from 5.54% during 2023 to 5.84% during 2024. The average taxable-equivalent yield on loans during 2024 was partly impacted by changes in market interest rates. The average volume of loans increased $38.2 million, or 8.5%, in 2024 compared to 2023. Loans made up approximately 77.0% of average interest-earning assets during 2024 compared to 75.0% during 2023.

The average taxable-equivalent yield on investment securities was 3.11% during 2024, increasing 25 basis points compared to 2.86% during 2023. The average volume of investment securities decreased $6.0 million, or 5.3%, during 2024 compared to 2023. Investment securities made up approximately 16.8% of average interest-earning assets in 2024 compared to 18.7% in 2023. The decrease during 2024 was primarily related to the use of funds provided by maturities, calls and principal repayments of these securities to support the origination of loans.

Average interest-earning deposits with banks (primarily amounts held by us in an interest-bearing account at the Federal Reserve) during 2024 increased $2.6 million, or 7.0%, compared to 2023. Interest-earning deposits made up approximately 6.3% of average interest-earning assets during 2024 compared to approximately 6.2% in 2023. The increase during 2024 was partly related to funds provided by maturities, calls and principal repayments of securities. The average yield on interest-earning deposits was 5.24% during 2024 and 5.12% during 2023. The average yield on interest-bearing deposits during 2024 was impacted by a higher average interest rate paid on reserves held at the Federal Reserve, compared to 2023.

The average rate paid on interest-bearing liabilities was 2.73% during 2024, increasing 100 basis points from 1.73% during 2023. Average interest-bearing liabilities increased $48.4 million, or 10.2%, in 2024 compared to 2023. The average cost of interest-bearing liabilities is primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of interest-bearing liabilities.

Cornerstone’s taxable-equivalent net interest spread, which represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities, was 2.61% in 2024 compared to 3.29% in 2023. The net interest spread, as well as the net interest margin, will be impacted by future changes in short-term and long-term interest rate levels, as well as the impact from the competitive environment.

Cornerstone hedging policies permit the use of various derivative financial instruments, including interest rate swaps, to manage exposure to changes in interest rates. Details of our derivatives and hedging activities are set forth in Note T – Derivatives and Hedging Activities in the accompanying notes to Cornerstone’s consolidated financial statements included in this proxy statement/prospectus.

2023 compared to 2022

Taxable-equivalent net interest income for 2023 increased $2.5 million, or 12.9%, compared to 2022.

The increase in taxable-equivalent net interest income during 2023 was primarily related to increases in the average volume of and yield on loans and increases in the yield on investment securities and interest-earning deposits with banks. The impact of these items was partly offset by the average cost on money market and time deposit accounts. As a result of the aforementioned fluctuations, the taxable-equivalent net interest margin increased 22 basis points from 3.43% during 2022 to 3.65% during 2023.

The average volume of interest-earning assets for 2023 increased $34.3 million, or 6.1%, compared to 2022. The increase in the average volume of interest-earning assets during 2023 was primarily related to a $57.7 million increase in average loans partly offset by a $3.6 million decrease in average investment securities and a $19.8 million decrease in average interest-earning deposits with banks (primarily amounts held by us in an interest-bearing account at the Federal Reserve).

The average yield on interest-earning assets increased 107 basis points from 3.94% during 2022 to 5.01% during 2023, while the average rate paid on interest-bearing liabilities increased 105 basis points from 0.68% in 2022 to 1.73% in 2023. The average taxable-equivalent yields on interest-earning assets during the comparable periods was impacted by changes in market interest rates and changes in the volume and relative mix of interest-earning assets.

The average taxable-equivalent yield on loans increased 68 basis points from 4.86% during 2022 to 5.54% during 2023. The average taxable-equivalent yield on loans during 2023 was partly impacted by changes in market interest rates. The average volume of loans increased $57.7 million, or 14.7%, in 2023 compared to 2022. Loans made up approximately 75.0% of average interest-earning assets during 2023 compared to 69.4% during 2022.

The average taxable-equivalent yield on investment securities was 2.86% during 2023, increasing 90 basis points compared to 1.96% during 2022. The average volume of investment securities decreased $3.6 million, or 3.1%, during 2023 compared to 2022. Investment securities made up approximately 18.7% of average interest-earning assets in 2023 compared to 20.5% in 2022. The decrease during 2023 was primarily related to the use of funds provided by maturities, calls and principal repayments of these securities to support the origination of loans.

Average interest-earning deposits with banks (primarily amounts held by us in an interest-bearing account at the Federal Reserve) during 2023 decreased $19.8 million, or 34.7%, compared to 2022. Interest-earning deposits made up approximately 6.2% of average interest-earning assets during 2023 compared to approximately 10.1% in 2022. The decrease during 2023 was partly related to the use of funds to support the origination of loans. The average yield on interest-earning deposits was 5.12% during 2023 and 1.59% during 2022. The average yield on interest-bearing deposits during 2023 was impacted by a higher average interest rate paid on reserves held at the Federal Reserve, compared to 2022.

The average rate paid on interest-bearing liabilities was 1.73% during 2023, increasing 105 basis points from 0.68% during 2022. Average interest-bearing liabilities increased $51.2 million, or 12.2%, in 2023 compared to 2022. The average cost of interest-bearing liabilities is primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of interest-bearing liabilities.

Our taxable-equivalent net interest spread, which represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities, was 3.29% in 2023 compared to 3.26% in 2022. The net interest spread, as well as the net interest margin, will be impacted by future changes in short-term and long-term interest rate levels, as well as the impact from the competitive environment.

Provision for Credit Losses

The provision for credit losses is determined by management as the amount to be added to the allowance for credit loss accounts for various types of financial instruments including loans, securities and off-balance-sheet credit exposure after net charge-offs have been deducted to bring the allowance to a level which, in management’s best estimate, is necessary to absorb expected credit losses over the lives of the respective financial instruments.

During 2024, Cornerstone recorded a provision for credit losses of $9.7 million, an increase of $9.2 million from $530,000 during 2023. The provision for credit losses during 2024 was primarily due to the charge-off of three related agricultural loans in the aggregate amount of $9.4 million due to the deteriorating financial condition of the borrowers.

The following tables present the activity in Cornerstone’s allowance for credit losses and the reserve for unfunded commitments during the twelve months ended December 31, 2024, and 2023.

Allowance for Credit Losses	December 31, 2024	December 31, 2023
Balance, beginning of period	$5,813	$5,159
Impact of CECL adoption	—	128
Provision charged to operations	9,713	530
Losses charged to allowance	(9,362)	(4)
Recoveries	—	—
Balance, end of period	$6,164	$5,813

Reserve for Unfunded Commitments	December 31, 2024	December 31, 2023
Balance, beginning of period	$139	$229
Impact of CECL adoption	—	(90)
Provision charged to operations	—	—
Balance, end of period	$139	$139

Non-Interest Income

The following table sets forth the components of non-interest income for the years ended December 31, 2024, 2023 and 2022.

	Years Ended December 31,			Change During Year
	2024	2023	2022	2024	2023
Bank card and credit card interchange fees	$503	$491	$487	$12	$4
Service charges on deposit accounts	291	270	266	21	4
Life insurance income	574	513	189	61	324
Other noninterest income	83	115	118	(32)	(3)
Total non-interest income	$1,451	$1,389	$1,060	$62	$329

2024 compared to 2023

Non-interest income totaled $1.5 million in 2024, a $62,000 increase from $1.4 million in 2023. The increase in 2024 was primarily due to the $61,000 increase in life insurance income, the $21,000 increase in service charges on deposit accounts and the $12,000 increase in bank card and credit card interchange fees. These increases were partially offset by the $32,000 decrease in other non-interest income.

2023 compared to 2022

Non-interest income totaled $1.4 million in 2023, a $329,000 increase from $1.1 million in 2022. The increase in 2023 was primarily due to the $324,000 increase in life insurance income that resulted from additional purchases of bank owned life insurance policies.

Non-Interest Expenses

The following table sets forth the components of other non-interest expenses for the years ended December 31, 2024, 2023 and 2022.

	Years Ended December 31,			Change During Year
	2024	2023	2022	2024	2023
Salaries and employee benefits	$6,984	$6,963	$5,340	$21	$1,623
Occupancy and equipment	1,047	1,110	854	(63)	256
Data processing	2,045	1,721	1,488	324	233
Advertising and marketing	500	421	368	79	53
Deposit insurance assessments	331	286	220	45	66
Directors’ fees	244	203	200	41	3
Consulting and advisory	207	218	157	(11)	61
Accounting and auditing	204	198	180	6	18
Automated teller machine (ATM) and interchange expenses	132	133	114	(1)	19
Printing, stationary and supplies	69	97	84	(28)	13
Postage	68	66	38	2	28
Director stock option expense	40	51	88	(11)	(37)
Legal fees and expenses	40	10	17	30	(7)
Telecommunications expense	27	93	85	(66)	8
Other expenses	886	879	886	7	(7)
Total non-interest expenses	$12,824	$12,449	$10,119	$375	$2,330

2024 compared to 2023

Non-interest expense totaled $12.8 million in 2024, a $375,000 increase from $12.4 million in 2023. The increase in 2024 was primarily due to the $324,000 increase in data processing costs. The increase in data processing costs was primarily due to the conversion to a new online and mobile banking platform in 2024.

2023 compared to 2022

Non-interest expense totaled $12.4 million in 2023, a $2.3 million increase from $10.1 million in 2022. Salaries and employee benefits increased $1.6 million in 2023 compared to 2022. The increase in salaries and employee benefits was primarily related to an increase in salaries due to annual merit and market increases and an increase in the number of employees. Occupancy and equipment expense for 2023 increased $256,000 compared to 2022. The increase was primarily related to increases in rent, maintenance and repair, utilities, small equipment purchases and property insurance. Data processing expense increased $233,000 for 2023 compared to 2022. The increase was primarily related to network LAN management costs.

Provision for Income Taxes

Income tax provisions reflect accruals for taxes at the applicable rates for federal income tax and California franchise tax based upon reported pre-tax income. Provisions also reflect permanent differences between income for tax and financial reporting purposes (such as earnings on tax exempt municipal securities, bank-owned life insurance, or BOLI, and stock-based compensation from the exercise of stock options).

A tax benefit of $719,000 was recognized in 2024 compared to a provision for income tax of $2.8 million at an effective tax rate of 27.8% in 2023 and $2.9 million at an effective tax rate of 28.5% in 2022. The tax benefit recognized in 2024 reflected the loss before provision for income taxes. The decrease in the effective tax rate in 2023 as compared to 2022 was primarily due to higher tax-exempt BOLI income.

See Note N - Income Taxes in the accompanying notes to Cornerstone’s consolidated financial statements included elsewhere in proxy statement/prospectus.

Financial Condition

Total assets at December 31, 2024, were $657.9 million, an increase of $15.0 million from December 31, 2023. Cash, cash equivalents and restricted cash increased by $1.6 million to $29.9 million at December 31, 2024 from $28.3 million at December 31, 2023. Investment securities decreased by $5.6 million to $87.5 million at December 31, 2024 from $93.1 million at December 31, 2023. Net loans increased by $16.3 million to $492.7 million at December 31, 2024 from $476.4 million at December 31, 2023. All other assets increased collectively by $2.7 million. Deposits increased by $19.7 million to $584.3 million at December 31, 2024 from $564.5 million at December 31, 2023. Other borrowings decreased by $5.0 million to $15.0 million at December 31, 2024 from $20.0 million at December 31, 2023. All other liabilities increased collectively by $837,000. Shareholders’ equity decreased by $581,000 to $42.6 million at December 31, 2024 from $43.2 million at December 31, 2023 due to the net loss incurred.

Investment Portfolio and Federal Reserve Balances

Total investment securities were $87.5 million at December 31, 2024 and $93.1 million at December 31, 2023. No securities were sold during the years ended December 31, 2024 and 2023.

The amortized cost of the investment portfolio at December 31, 2024 consisted of $7.0 million in U.S. agency securities, $17.4 million in residential mortgage-backed securities, $6.9 million in commercial mortgage-backed securities, $60.0 million in municipal bonds, $7.1 million in asset backed securities and $2.0 million in corporate debt securities.

Cornerstone Community Bank maintained interest earning balances at the Federal Reserve Bank totaling $21.7 million at December 31, 2024 and $19.5 million at December 31, 2023.

The following table summarizes the maturities of Cornerstone’s securities at their carrying value, which represents fair value, and their weighted average tax equivalent yields at December 31, 2024. The fair value of investment securities are presented by contractual maturity except for mortgage-backed securities and collateralized mortgage obligations that are presented based on the average life at estimated prepayment speeds.

			After One Through		After Five Through
	Within One Year		Five Years		Ten Years		After Ten Years		Total
Available-for-sale (Fair Value)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. agency securities - excluding mortgage-backed securities	$—		$688	5.27%	$5,228	1.49%	$—		$5,916	1.93%
Residential mortgage-backed securities:
Government agency mortgage-backed securities	37	2.11%	166	4.11%	223	2.37%	100	5.73%	526	3.54%
Government agency collateralized mortgage obligation	—		8,254	4.73%	7,234	3.44%	96	2.49%	15,584	4.11%
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	—		852	1.03%	—		—		852	1.03%
Private-label collateralized mortgage obligation	2,552	3.41%	3,242	4.00%	—		—		5,794	3.74%
Municipal bonds:
Tax-exempt	—		2,820	1.23%	1,687	1.42%	3,879	2.22%	8,386	1.72%
Taxable	—		11,873	1.41%	19,922	1.91%	9,715	2.18%	41,510	1.84%
Asset backed securities:
Government sponsored student loan pools	—		4,432	5.36%	2,532	5.88%	—		6,964	5.55%
Corporate debt securities	—		1,960	1.13%	—		—		1,960	1.13%
Total	$2,589	3.39%	$34,287	2.94%	$36,826	2.30%	$13,790	2.21%	$87,492	2.55%

Loan Portfolio

Gross loans, net of deferred fees and costs, increased by $16.7 million to $498.9 at December 31, 2024 from $482.2 million at December 31, 2023. Increases in real estate – commercial, real estate – residential, agriculture production and consumer were partially offset by decreases in real estate – multifamily, real estate – construction, real estate – farmland and commercial and industrial.

As shown in the following table, Cornerstone’s largest lending categories are real estate – commercial and commercial and industrial.

	Balance at End of Period 12/31/2024	Percent of Loans in Each Category to Total Loans 12/31/2024	Balance at End of Period 12/31/2023	Percent of Loans in Each Category to Total Loans 12/31/2023
Real estate - commercial	$258,541	51.83%	$232,859	48.29%
Real estate - multifamily	33,699	6.76%	34,237	7.10%
Real estate - residential	34,505	6.92%	32,034	6.64%
Real estate - construction	11,855	2.38%	24,666	5.12%
Real estate - farmland	19,638	3.94%	19,882	4.12%
Commercial and industrial	96,894	19.42%	107,939	22.38%
Agriculture production	29,528	5.92%	21,116	4.38%
Consumer	14,203	2.85%	9,479	1.97%
Loans, net of deferred fees and costs	$498,863	100%	$482,212	100%

The following table sets forth the maturity of gross loan categories as of December 31, 2024. Also provided with respect to such loans are the amounts due after one year, classified according to sensitivity to changes in interest rates:

	Within One Year	After One Through 5 Years	After 5 Through 15 Years	Due After 15 Years	Total
Commercial	$46,974	$55,626	$21,365	$5,479	$129,443
Real estate – residential	6,508	16,673	10,430	1,668	35,279
Real estate – commercial	41,546	109,005	137,125	36,777	324,453
Consumer and other	1,144	7,413	1,132	—	9,688
Total	$96,171	$188,716	$170,052	$43,924	$498,863

Amount due after one year at fixed interest rates:

Commercial	$33,517
Real estate – residential	3,992
Real estate – commercial	11,035
Consumer and other	8,373
Total	$56,916

Amount due after one year at variable interest rates:

Commercial	$48,953
Real estate – residential	24,779
Real estate – commercial	271,872
Consumer and other	172
Total	$345,776

Analysis of Asset Quality and Allowance for Credit Losses

The following table provides selected credit ratios as of December 31, 2024, 2023 and 2022:

	As of and for the Year Ended December 31,
	2024	2023	2022
Allowance for credit losses to total loans outstanding	1.24%	1.21%	1.23%
Nonaccrual loans to total loans outstanding	0.08%	—%	—%
Allowance for credit losses to nonaccrual loans	1510.78%	—	—
Net charge-offs during the period to average loans outstanding	1.92%	—	—

The following table provides a breakdown of the allowance for credit losses:

	Balance at End of Period 12/31/2024	Percent of Loans in Each Category to Total Loans 12/31/2024	Balance at End of Period 12/31/2023	Percent of Loans in Each Category to Total Loans 12/31/2023
Real estate - commercial	$2,722	51.83%	$2,646	48.29%
Real estate - multifamily	177	6.76%	140	7.10%
Real estate - residential	503	6.92%	348	6.64%
Real estate - construction	111	2.38%	278	5.12%
Real estate - farmland	457	3.94%	415	4.12%
Commercial and industrial	1,360	19.42%	1,542	22.38%
Agriculture production	639	5.92%	265	4.38%
Consumer	195	2.85%	179	1.97%
Total	$6,164	100.00%	$5,813	100.00%

The following table sets forth the amount of Cornerstone’s nonperforming assets as of the dates indicated.

	2024	2023	2022
Nonaccrual loans	$408	$—	$—
Loans past due 90 days or more and still accruing	—	—	—
Total nonperforming loans	408	—	—
Other real estate owned	—	—	—
Other vehicles owned	—	—	—
Total nonperforming assets	$408	$—	$—
Interest income forgone on nonaccrual loans	$6	$—	$—
Interest income recorded on a cash basis on nonaccrual loans	$—	$—	$—
Nonperforming loans to total loans	0.08%	0.00%	0.00%
Nonperforming assets to total assets	0.06%	0.00%	0.00%

Deposits

Total deposits increased by $19.7 million to $584.3 million at December 31, 2024 from $564.5 million at December 31, 2023. Increases in money market and time deposits were partially offset by decreases in noninterest bearing, interest checking and savings deposits.

The following tables show the distribution of deposits by type at December 31, 2024 and 2023 and the average balance and rates paid on deposits for the three years ending December 31, 2024:

	Balance at End of Period 12/31/2024	Percent of Deposits in Each Category to Total Deposits 12/31/2024	Balance at End of Period 12/31/2023	Percent of Deposits in Each Category to Total Deposits 12/31/2023
Non-interest bearing	$89,525	15.32%	$101,396	17.96%
Interest Checking	159,793	27.35%	167,302	29.64%
Money Market	163,693	28.02%	149,388	26.46%
Savings	21,806	3.73%	24,414	4.32%
Time	149,452	25.58%	122,034	21.62%
Total Deposits	$584,269	100.00%	$564,534	100.00%

	Average Balance 12/31/2024	Yields/Rates 12/31/2024	Average Balance 12/31/2023	Yields/Rates 12/31/2023	Average Balance 12/31/2022	Yields/Rates 12/31/2022
Non-interest bearing	$94,824	—	$110,874	—	$127,466	—
Interest-bearing transaction accounts	166,720	0.80%	177,271	0.58%	135,419	0.34%
Savings accounts	22,869	0.49%	28,721	0.21%	29,376	0.07%
Money market accounts	157,924	2.99%	150,059	1.93%	163,220	0.58%
Time accounts	143,237	4.59%	104,291	3.40%	80,417	1.02%
Total interest bearing	$490,750	2.60%	$460,342	1.64%	$408,432	0.55%

Estimated uninsured deposits totaled $209 million and $216 million at December 31, 2024, and December 31, 2023, respectively. Uninsured amounts are estimated based on the portion of the account balances in excess of FDIC insurance limits.

Other Borrowings

See Note J to the consolidated financial statements of this report for information about Cornerstone’s other borrowings.

Subordinated Debentures

See Note K to Cornerstone’s consolidated financial statements included in this proxy statement/prospectus for information about Cornerstone’s subordinated debentures.

Capital Resources

See Note U to Cornerstone’s consolidated financial statements included in this proxy statement/prospectus for a discussion of capital and regulatory matters. Cornerstone’s management believes that Cornerstone’s capital is adequate to support anticipated growth and meet the future risk-based capital requirements of Cornerstone Community Bank and Cornerstone.

Loan Commitments

In the normal course of business, there are various commitments outstanding to extend credits that are not reflected in the financial statements. Commitments to extend credit and letters of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Annual review of commercial credit lines, letters of credit and ongoing monitoring of outstanding balances reduces the risk of loss associated with these commitments. As of December 31, 2024, Cornerstone had $109.4 million in unfunded loan commitments and $3.1 million in letters of credit. This compares to $107.5 million in unfunded loan commitments and $3.0 million in letters of credit at December 31, 2023. Since some of the commitments are expected to expire without being drawn upon the total commitment amounts do not necessarily represent future cash requirements.

Liquidity

Cornerstone manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers’ borrowing needs and satisfy maturities of short-term borrowings. Cornerstone’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, Cornerstone maintains an investment portfolio which includes unencumbered investment securities available for sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established lines of credit.

Cornerstone maintains a secured credit facility with the Federal Home Loan Bank of San Francisco. Amounts available under this facility are dependent on the amount of loans and investment securities that are pledged as collateral. There was $15.0 million outstanding under the facility at December 31, 2024. The borrowing has an interest rate of 4.61% and matures January 27, 2025. There were no borrowings outstanding under this facility as of December 31, 2023. $32.6 million was utilized under this facility for letters of credit to secure certain public fund deposit accounts as of December 31, 2024 and 2023. These letters of credit expire at various dates in 2025. As of December 31, 2024 and 2023, the collateral pledged provided additional borrowing capacity of $106.7 million and $114.6 million, respectively.

Cornerstone has access to funding through the Federal Reserve discount window. Amounts available are dependent on the amount of loans and investment securities that are pledged as collateral. There were no borrowings outstanding as of December 31, 2024 and 2023. As of December 31, 2024 and 2023, the collateral pledged provided total borrowing capacity of $86.1 million and $68.7 million, respectively.

At December 31, 2024 and 2023, Cornerstone had an unsecured federal funds line of credit in the amount of $20.0 million with one of its correspondent banks. There were no borrowings outstanding under the agreement at December 31, 2024 and 2023.

Customer deposits are Cornerstone’s primary source of funds. Total deposits increased by $19.7 million to $584.3 million at December 31, 2024 from $564.5 million at December 31, 2023. Deposits are held in various forms with varying maturities. Cornerstone estimates that it has approximately $209 million in uninsured deposits.

Cornerstone’s securities portfolio, Federal Home Loan Bank advances and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the Federal Reserve Bank and investment securities, to serve as a source of funding for future loan growth. Management believes that Cornerstone’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Subsequent Event

On January 29, 2025, Cornerstone and Plumas Bancorp announced the signing of a definitive merger agreement whereby Plumas Bancorp will acquire Cornerstone in a stock and cash transaction. Under the terms of the agreement, each issued and outstanding share of common stock of Cornerstone will be converted into the right to receive 0.6608 shares of common stock of Plumas Bancorp and $9.75 in cash, subject to adjustment under certain circumstances. The merger is expected to occur in the second half of 2025 and remains subject to customary closing conditions, including obtaining approval by Cornerstone’s shareholders and bank regulatory authorities.

INFORMATION REGARDING PLUMAS

Plumas Bancorp

5525 Kietzke Lane, Suite 100

Reno, Nevada 89511

(775) 786-0907

Plumas is a bank holding company headquartered in Reno, Nevada.

Plumas Bank is a California state chartered bank and Plumas’s wholly-owned subsidiary. It operates 13 branch offices in the northeastern portion of California and northwestern Nevada. Plumas Bank offers a range of business and personal banking services. Plumas Bank’s principal commercial lending services include term real estate, commercial and industrial term loans. In addition, Plumas Bank provides government-guaranteed and agricultural loans as well as credit lines. Plumas Bank’s principal retail lending services include consumer and home equity loans. Plumas Bank provides land development and construction loans on a limited basis. Plumas Bank’s operations are conducted through its administrative office in Quincy, California.

As of December 31, 2024, Plumas had approximately $1.6 billion in assets, $1.0 billion in net loans and $1.4 billion in deposits and shareholders’ equity was $178 million.

The deposits of Plumas Bank are insured by the FDIC up to applicable legal limits. Plumas is licensed by the California Department of Financial Protection and Innovation, or DFPI, and is a member of the Federal Reserve System.

Plumas is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Plumas is subject to regulation and examination by the Federal Reserve. As an FDIC-insured, California state chartered bank, Plumas Bank is subject to regulation and examination by the FDIC and the DFPI.

Plumas has paid a regular quarterly dividend on its common stock since 2020 and, prior thereto, a regular semi-annual cash dividend on its common stock since November 21, 2016. Plumas intends to continue to pay regular quarterly cash dividends on its common stock throughout 2025 and following the merger, if and when declared by the Plumas board out of funds legally available for that purpose and subject to regulatory restrictions.

Plumas common stock trades on the Nasdaq Capital Market under the symbol “PLBC.” Plumas’s principal executive offices are located at 5525 Kietzke Lane, Reno, Nevada 89511 and its phone number is (775) 786-0907. Plumas maintains a website at www.plumasbank.com. Plumas's website is not part of this proxy statement/prospectus.

INFORMATION REGARDING CORNERSTONE

Cornerstone Community Bancorp
500 Riverside Way
Red Bluff, California 96080
(530) 529-1222

General

Cornerstone is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Cornerstone Community Bank and is subject to the supervision and regulation of the Federal Reserve. It is a corporation organized under the laws of the State of California. Its main office is located at 500 Riverside Way, Red Bluff, California. At December 31, 2024, Cornerstone had total consolidated assets of approximately $658 million, total consolidated deposits of approximately $584 million, total consolidated net loans of approximately $493 million, and total consolidated shareholders’ equity of approximately $43 million.

Cornerstone Community Bank was incorporated as a California state-chartered bank on July 26, 2006 and commenced operations on October 23, 2006. Cornerstone Community Bank’s deposits are insured up to the applicable limits by the FDIC. Cornerstone Community Bank reorganized in June of 2015, merging with and into a subsidiary of Cornerstone, becoming its wholly owned subsidiary. Cornerstone Community Bank is headquartered at 500 Riverside Way, Red Bluff, California, and has four branch offices located at 500 Riverside Way, Red Bluff, California, 192 Hartnell Avenue, Redding, California, 1845 California Street, Redding, California, and 2727 Ventura Street, Anderson, California.

Cornerstone Community Bank’s website is www.bankcornerstone.com. The information on Cornerstone Community Bank’s website is not part of this proxy statement/prospectus, and the reference to the website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Products and Services

Cornerstone Community Bank engages in a general commercial banking business with an emphasis on servicing banking needs of small- to medium-size businesses, agricultural operations, professionals, and the general public in Shasta and Tehama Counties. Cornerstone Community Bank is committed to fulfilling its responsibilities under the Community Reinvestment Act in assessing and attempting to meet the credit needs of all members of the communities severed by Cornerstone Community Bank. Cornerstone Community Bank’s most recent Community Reinvestment Regulatory Rating was “Outstanding.” Cornerstone Community Bank strives to provide customers with a high level of personalized service with highly personable employees, while at the same time offering them a full range of commercial banking services combined with the convenience of automated systems, including ATM services and on-line banking services.

Cornerstone Community Bank offers a wide range of deposit accounts designed to attract small- to medium-size businesses, agricultural operations, professionals and residents in its primary service areas which are located in Shasta and Tehama Counties. These accounts include personal and business checking accounts, savings accounts, money market accounts, time certificates of deposit, and specialized deposit accounts.

Cornerstone Community Bank also offers a full complement of lending products designed to meet the specialized needs of its customers in Shasta and Tehama Counties, including, but not limited to, commercial lines of credit, commercial term loans, commercial real estate loans, Small Business Administration (SBA) loans, agricultural financing, construction loans for single family residences, construction loans for commercial buildings, consumer loans, and home equity lines of credit. Loans in amounts which exceed Cornerstone Community Bank’s legal lending limits may be offered through participation agreements with correspondent banks or with other banks.

Cornerstone Community Bank provides a number of convenience-oriented services and products to its customers, including, but not limited to, direct deposits services, mobile and internet banking services, merchant credit card services, safe deposit boxes, foreign exchange transactions, municipal and government accounts, cash management, access to a national automated teller machine network, courier services, night depository facilities, cashiers’ checks, and debit and credit cards.

Management of Cornerstone Community Bank evaluates its services on an ongoing basis and will add or delete services based upon the needs of Cornerstone Community Bank’s customers, competitive factors, and the financial and other capabilities of Cornerstone Community Bank. Future services may also be significantly influenced by improvements and developments in technology and evolving state and federal laws and regulations.

As more fully described in Cornerstone’s audited consolidated financial statements and notes thereto, which are included in this proxy statement/prospectus, as of December 31, 2024, Cornerstone Community Bank had total assets of $657,925,000 of which $492,699,000 were loans (net of allowance for credit loss of $6,164,000 and net deferred loan fees and costs of $458,000). Cornerstone Community Bank also had total liabilities of $615,339,000 of which $584,269,000 were interest-bearing and noninterest-bearing deposits, $15,000,000 borrowings from the Federal Home Loan Cornerstone Community Bank, $11,795,000 of subordinated debentures and $4,275,000 of accrued interest payable and other liabilities. Total shareholders’ equity was $42,586,000.

The two general areas in which Cornerstone Community Bank has directed its lending activities are: commercial and industrial loans; and commercial real estate and construction loans. As of December 31, 2024, these two categories accounted for approximately 24.57% and 61.01%, respectively, of Cornerstone Community Bank’s loan portfolio.

Cornerstone Community Bank’s deposits are diversified, with the preponderance from individuals and commercial enterprises.

As of December 31, 2024, Cornerstone Community Bank had total deposits of $584,269,000 of which $89,525,000 were noninterest bearing deposits, $345,292,000 were interest bearing deposits ($185,499,000 savings and money market, $159,793,000 interest-bearing transaction accounts,) and $149,452,000 time deposits.

The principal sources of Cornerstone Community Bank’s income are interest, fees and other charges from Cornerstone Community Bank’s loan portfolio, interest income on Cornerstone Community Bank’s investments, and account service charges to Cornerstone Community Bank’s depositors and other fee and noninterest income.

Sources of Business

Cornerstone Community Bank offers a relatively broad range of commercial banking products and services, as described above. In marketing its services, Cornerstone Community Bank strives to capitalize on its identity as a community based independent bank emphasizing specialized banking services to small- to medium-size commercial businesses, agricultural operations, professionals, and residents in its primary service areas, with directors, officers, and shareholders who have business and personal ties to the communities. Since Cornerstone Community Bank is locally owned and operated, with a management team and Board charged with monitoring the financial needs of Cornerstone Community Bank’s community, Cornerstone Community Bank believes it is in a position to respond promptly to the changing needs of its local customers.

Shareholders are not required to maintain any type of banking relationship with Cornerstone Community Bank as a result of their purchase of shares of Cornerstone, however, shareholders are encouraged to maintain their banking relationship with Cornerstone Community Bank and to provide business development referrals on an ongoing basis.

Competition

Cornerstone Community Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, Cornerstone Community Bank competes with other commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Cornerstone Community Bank does not currently provide. In addition, many of Cornerstone Community Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Federal and state legislation continues to heighten the competitive environment in which financial institutions must conduct their business.

Cornerstone Community Bank competes with other financial institutions in Cornerstone Community Bank’s service areas by means of localized promotional activity, personalized service, and personal contact with potential customers by Cornerstone Community Bank’s executive officers, directors, employees, and shareholders. Promotional activities include direct mail, media advertising, and active participation in many local events and organizations. The executive officers, business development staff, and directors are active members in the communities comprising Cornerstone Community Bank’s service areas and they personally call on their business contacts and acquaintances in Shasta and Tehama Counties.

Premises

The main office of Cornerstone is 500 Riverside Way, Red Bluff, California.

Cornerstone Community Bank owns an approximately 9,000 square foot office building at 192 Hartnell Avenue, Redding, California which serves as a full-service banking branch. The site is configured as a bank facility with vault, drive-up teller, an ATM and safe deposit boxes.

Cornerstone Community Bank owns an approximately 3,200 square foot office building at 1845 California Street, Redding, California which serves as a full-service banking branch. The site is configured as a bank facility with a vault, drive-up ATM and teller, and safe deposit boxes.

Cornerstone Community Bank owns an approximately 15,500 square foot office building at 500 Riverside Way, Red Bluff, California. The building comprises two separate units including an approximately 8,000 square foot full-service banking branch and an approximately 7,500 square foot office space leased to the United States Department of Agriculture. The site is configured as a banking and office facility with a vault, drive-up teller, ATM and safe deposit boxes.

Cornerstone Community Bank owns an approximately 2,500 square foot office building at 2727 Ventura Street, Anderson, California which serves as a full-service banking branch. The site is configured as a bank facility with a vault, drive-up teller and ATM.

Cornerstone Community Bank leases an approximately 7,000 square foot office building from an unaffiliated party for a base rent of approximately $9,800 per month (lease term expires June 30, 2027 with two options to extend in 5 year increments), located at 330 Hartnell Avenue Suite A, Redding, California which serves as supporting office space for Cornerstone Community Bank’s non-customer facing operations. This site houses Cornerstone Community Bank’s finance, digital banking, marketing, note department, lending compliance, central operations and call center staff. This site is configured as traditional office space.

Employees

As of December 31, 2024, Cornerstone Community Bank employed 64 persons, including four executive officers. Cornerstone Community Bank’s employees are not represented by a union or covered by a collective bargaining agreement. Management of Cornerstone Community Bank believes that, in general, its employee relations are very good.

Litigation

Cornerstone Community Bank is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Cornerstone Community Bank which, if determined adversely, would have a material adverse effect on Cornerstone Community Bank’s financial position, liquidity, or results of operations.

BENEFICIAL OWNERSHIP OF CORNERSTONE COMMUNITY BANCORP COMMON STOCK

The following table sets forth information as of the record date pertaining to beneficial ownership of Cornerstone’s common stock by members of the board of directors, executive officers, and all directors and executive officers of Cornerstone as a group. This information has been obtained from Cornerstone or from information furnished directly by the individual or entity to Cornerstone. As of the record date, Cornerstone was not aware of any persons or entities that owned, directly or indirectly, ten percent or more of Cornerstone’s issued and outstanding shares of common stock.

For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of the record date are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Beneficial Owner (1)	Relationship with Cornerstone	Beneficial Ownership(2)	Options(3)	Percent of Class(2)

Kristin Behrens	Director	16,050	12,500	1.1
Michael G. Davis	Director, Corporate Secretary	45,500	0	3.0
Bruce Dean	Director	23,500	15,000	1.5
John R. Dues	Director	16,000	12,000	1.1
Jeffrey P. Finck	Chairman	48,142	0	3.2
Cindy R. Fisher	EVP and Chief Credit Officer	6,600	4,000	0.4
Dr. Brian Haugen	Director	17,715	12,000	1.1
Les Melburg	Vice Chairman	45,500	0	3.0
Matthew B. Moseley	President and Chief Executive Officer	19,229	6,000	1.3
Patrick E. Phelan	EVP and Chief Financial Officer	25,500	0	1.7
Scott Putnam	Director	16,911	15,000	1.1
Sarah Taylor	EVP and Chief Operating Officer	6,000	4,000	0.4
Kenneth D. Robison, III	Director	39,387	0	2.6

All Directors & Executive Officers as a group (13 in number)		326,034	80,500	20.5

(1)	The address for all persons is c/o Cornerstone Community Bancorp, 500 Riverside Way, Red Bluff, California 96080.
(2)

Includes shares beneficially owned (including options exercisable within 60 days of the record date and restricted stock units that will vested within 60 days of the record date), as shown in the “Options” column), both directly and indirectly together with associates. Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.

(3)	Indicates number of shares subject to options exercisable as of or within 60 days of the record date.

COMPARISON OF SHAREHOLDERS’ RIGHTS

When the merger becomes effective, shareholders of Cornerstone who receive shares of Plumas common stock in exchange for their shares of Cornerstone common stock will become shareholders of Plumas. Plumas is a California corporation and the rights of Plumas shareholders are governed by the CGCL, as well as the Plumas articles of incorporation and the Plumas bylaws. Cornerstone is a California corporation, and its shareholders’ rights are governed by the CGCL and the Cornerstone articles of incorporation and Cornerstone bylaws.

After the merger, as Plumas shareholders, the rights of former Cornerstone shareholders will be governed by Plumas’s articles of incorporation, Plumas’s bylaws and the CGCL. The following is a summary of material differences between the rights of holders of Plumas common stock and holders of Cornerstone common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Plumas common stock and holders of Cornerstone common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Plumas and Cornerstone, and other known material differences. This summary is qualified in its entirety by reference to the full text of the Plumas articles of incorporation and Plumas bylaws currently in effect, and the Cornerstone articles of incorporation and Cornerstone bylaws currently in effect, copies of which are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information” on page 94.

Cornerstone	Plumas

Authorized Capital Stock

Cornerstone’s authorized capital stock consists of 30,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

As of April 8, 2025, 1,511,091 shares of Cornerstone common stock were outstanding and no shares of Cornerstone preferred stock were outstanding. Subject to compliance with the CGCL, Cornerstone’s articles of incorporation and bylaws, the Cornerstone board of directors may authorize the issuance of additional shares of authorized common stock.

Plumas’s authorized capital stock consists of 22,500,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

As of April 4, 2025, 5,925,566 shares of Plumas common stock were outstanding and no shares of Plumas preferred stock were outstanding. Subject to compliance with the CGCL, Plumas’s articles of incorporation and bylaws, Plumas’s board of directors may authorize the issuance of additional shares of authorized common stock.

Voting Rights

Each holder of Cornerstone common stock is entitled to one vote for each share held by him, her or it, subject to special voting rights by class as may be granted to holders of preferred stock, if any. In elections of directors, shareholders of Plumas are not entitled to cumulate votes unless a shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If a shareholder has given such notice prior to the voting, then every shareholder entitled to vote has the right to cumulate their votes for candidates nominated. Per the Cornerstone bylaws, the director candidates who receive the highest number of votes shall be elected.

Each holder of Plumas common stock is entitled to one vote for each share held by him, her or it, subject to special voting rights by class as may be granted to holders of Plumas serial preferred stock, if any. In matters other than elections of directors or officers, shareholders are entitled to vote part of their shares in favor of a proposal and refrain from voting the remaining shares (or vote them against the proposal), but if a shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be presumed that such shareholder’s approving vote is with respect to all shares held by such shareholder. Shareholders of Plumas are not entitled to cumulate votes in the election of directors. The director candidates receiving the highest number of votes are elected..

Cornerstone	Plumas

Number of Directors

Cornerstone’s bylaws provide that the size of the Cornerstone board of directors may be fixed from time to time by the board of directors within the range of seven to 13. There are currently nine directors on Cornerstone’s board of directors.

Plumas’s bylaws provide that the size of the Plumas board of directors may be fixed from time to time by the board of directors within the range of eight to 15. There are currently nine directors on Plumas’s board of directors. In the merger agreement, Plumas has agreed to take all action necessary to appointment of one member of Cornerstone’s board of directors as a director of Plumas as of the effective time of the merger (see “The Merger Agreement—Management after the Merger” beginning on page 52).

Classification and Election of Directors

Cornerstone’s board of directors consists of a single class of directors. Directors are elected by the Cornerstone shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director’s earlier resignation or removal or such director’s office has been declared vacant. If an annual meeting is not held or the directors are not elected at the annual meeting, the directors may be elected at any special meeting of shareholders held for that purpose or by written consent.

Plumas’s board of directors consists of a single class of directors. Directors are elected by the Plumas shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director’s earlier resignation or removal or such director’s office has been declared vacant.

Vacancies

Cornerstone’s bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with the bylaws, or (3) a sole remaining director. A vacancy in the board created by the removal of a director may be filled only by approval of the shareholders.

Each director appointed to fill a vacancy will serve until the next annual meeting of the shareholders and until a successor has been elected and qualified. Cornerstone’s bylaws further provide that the shareholders may elect a director at any time to fill any vacancy not filled by director, but any such election by written consent will require the consent of a majority of the outstanding shares entitled to vote.

Notwithstanding the above, if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office, then any holder or holders of an aggregate of 5 percent or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of shareholders, or the court shall, summarily order a special meeting of shareholders, to be held to elect the entire board. The term of office of any director shall terminate upon that election of a successor.

Under Plumas’s bylaws, a vacancy occurring in Plumas’s board of directors may be filled by a majority of the remaining directors, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote (or written consent) of the shareholders or by a court order may be filled only by approval of the shareholders.

Each director appointed to fill a vacancy will serve until the next annual meeting of the shareholders and until a successor has been elected and qualified. Plumas’s bylaws further provide that the shareholders may elect a director at any time to fill any vacancy not filled by director, but any such election by written consent will require the consent of a majority of the outstanding shares entitled to vote.

Cornerstone	Plumas

Removal of Directors

Under Cornerstone’s bylaws, any or all directors may be removed from office without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to the removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected. The superior court may, at the suit of the shareholders holding at least 10 percent of the number of outstanding shares, remove any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion.

Under Plumas’s bylaws, any or all of the directors can be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. However, the Plumas bylaws provide that no director may be removed (unless the entire board is removed) when the votes cast against (or not consenting to) the removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected. The Plumas bylaws also provide that the board of directors may declare a vacancy for any director who is declared of unsound mind by an order of court or convicted of a felony.

Nomination of Director Candidates by Shareholders

Cornerstone’s bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the president of the corporation by the later of 21 days prior to the meeting of shareholders or 10 days after the date of mailing notice of the meeting. The nomination notice or notice of other business must set forth information concerning the nominee, the nominating or proposing shareholder and the other information specified in Cornerstone’s bylaws

Plumas’s bylaws establish procedures that shareholders must follow to nominate persons for election to Plumas’s board of directors or to propose business at a shareholder meeting. The shareholder making the nomination or proposing other business must deliver written notice to Plumas’s secretary not less than 90 days, nor more than 120, prior to the date of the anniversary of the prior year’s annual meeting or, if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely, such notice must be received by Plumas’s secretary no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day of Plumas’s public announcement of the date of the meeting. The nomination notice or notice of other business  must set forth information concerning the nominee, the nominating or proposing shareholder and the other information specified in Plumas’s bylaws.  If the election of directors is included as business to be brought before a special meeting as provided in Plumas’s notice of meeting, then director nominations may be made by any shareholder who is a shareholder of record at the time of giving of notice not earlier than 120 days prior to the date of the special meeting and not later than the later of 90 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. Plumas’s bylaws provide that the chairman of the meeting may disregard nominations and other business proposal that do not comply with the procedures in the bylaws.

Cornerstone	Plumas

Shareholder Action Without a Meeting

Cornerstone’s bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The unanimous written consent of Cornerstone’s shareholders is required for the election of directors to non-vacant positions.

The CGCL provides that unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting may be taken by written consent by the holders of the minimum number of votes that would be needed to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. Plumas’s articles do no limit the ability of Plumas shareholders to act by written consent. Plumas’s bylaws confirm this right.

Special Meetings of Shareholders

A special meeting of shareholders may be called by the board of directors, the chairperson of the board of directors, Cornerstone’s president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes entitled to be cast at any such meeting.

A special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, Plumas’s president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.

Indemnification of Directors and Officers

Cornerstone’s articles of incorporation provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California law. Cornerstone’s articles of incorporation provide for the indemnification of its agents to the full extent permitted by California law.  Cornerstone’s bylaws provide that Cornerstone shall indemnify and advance expenses to any person who was or is made a party a party, or is threatened to be made a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is an agent of Cornerstone  The indemnification and advancement of expenses provided for by Cornerstone’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Cornerstone’s articles of incorporation, bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

The indemnification and advancement of expenses provided for by Cornerstone’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Cornerstone’s articles of incorporation, bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

Plumas’s articles of incorporation provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California law. Plumas’s articles of incorporation provide for the indemnification of its agents to the full extent permitted by California law.  Plumas’s bylaws provide that Plumas shall indemnify and advance expenses to any person who was or is made a party, or is threatened to be made a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is an agent of Plumas  The indemnification and advancement of expenses provided for by Plumas’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Plumas’s articles of incorporation, Plumas’s bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

The indemnification and advancement of expenses provided for by Plumas’s bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any statute, Plumas’s articles of incorporation, Plumas’s bylaws, any agreement, the vote of shareholders or disinterested directors or otherwise.

Cornerstone	Plumas

Amendments to Articles of Incorporation and Bylaws

Under the CGCL, amendments to a corporation’s articles of incorporation may be adopted if approved by the board of directors and the outstanding shares.

Cornerstone’s bylaws provide that the bylaws may be amended or repealed, and new bylaws may be adopted, by (i) an affirmative vote of a majority of the outstanding shares entitled to vote (or by written consent of shareholders entitled to vote), except as may otherwise be required by law or the Cornerstone articles of incorporation or (ii) except for a bylaw or an amendment changing the authorized number of directors, by Plumas’s board of directors, subject to the rights Cornerstone’s shareholders.

Under the CGCL, amendments to a corporation’s articles of incorporation may be adopted if approved by the board of directors and the outstanding shares.

Plumas’s bylaws provide that the bylaws may be amended or repealed, and new bylaws may be adopted, by (i) an affirmative vote of a majority of the outstanding shares entitled to vote (or by written assent of shareholders entitled to vote), except as may otherwise be required by law or the Plumas articles of incorporation or (ii) except for a bylaw or an amendment changing the authorized number of directors, by Plumas’s board of directors, subject to the rights of the Plumas’s shareholders.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions.

The CGCL provides that a merger must be approved by a vote of a majority of the outstanding shares entitled to vote. In the case of a California target in a merger transaction, the CGCL requires this vote for each class of stock, whether or not that class otherwise has voting rights.

The CGCL provides that a merger must be approved by a vote of a majority of the outstanding shares entitled to vote. In the case of a California target in a merger transaction, the CGCL requires this vote for each class of stock, whether or not that class otherwise has voting rights.

LEGAL MATTERS

The validity of the Plumas common stock to be issued in the merger has been passed upon for Plumas by Sheppard, Mullin, Richter & Hampton LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Plumas by Sheppard, Mullin, Richter & Hampton LLP.

EXPERTS

Plumas

Plumas’s consolidated financial statements as of and for the year ended December 31, 2024 incorporated herein by reference to Plumas’ Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Elliott Davis, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Plumas’s consolidated financial statements as of and for the year ended December 31, 2023 incorporated herein by reference to Plumas’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Eide Bailly LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Cornerstone

The consolidated financial statements of Cornerstone for the years ended December 31, 2024 and December 31, 2023 have been audited by Richardson & Company, LLP, an independent auditor, as stated in their report which is included in this proxy statement/prospectus. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Plumas

Plumas files annual, quarterly and current reports, proxy statements and other information with the SEC. Plumas’s filings with the SEC are available to the public through the SEC’s website maintained at http://www.sec.gov. You can also find information about Plumas by visiting Plumas’s website at www.plumasbank.com. Information contained in these websites does not constitute part of this proxy statement/prospectus.

Plumas has filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder that registers the shares of Plumas common stock to be issued to Cornerstone shareholders in the merger. This proxy statement/prospectus is a part of that registration statement. As permitted by the SEC’s rules, this proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

The SEC’s rules allow Plumas to incorporate by reference in this proxy statement/prospectus certain information in the documents that Plumas files with the SEC, which means that Plumas can disclose important information to you by referring you to those documents without restating that information in this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus and information that Plumas files subsequently with the SEC will automatically update and, where applicable, supersede any information contained in previously-filed documents or contained in this proxy statement/prospectus.

In all cases, you should rely on the later information over different information included in this proxy statement/prospectus or incorporated by reference.

This proxy statement/prospectus incorporates by reference the documents listed below and any filings Plumas makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the closing date of the merger, provided, however, that Plumas is not incorporating any information that is deemed “furnished” in accordance with the SEC’s rules, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

●	Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 19, 2025;

●	Current Reports on Form 8-K filed on January 16, January 17, January 29, February 20, April 1, and April 1, 2025; and

●	The description of Plumas common stock contained in Exhibit 4.1 to Plumas’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 20, 2024.

You may request copies of the documents incorporated by reference into this proxy statement/prospectus, at no cost, by contacting Plumas in writing at the address or by telephone as specified below:

Plumas Bancorp
5525 Kietzke Lane
Reno, Nevada
Attn: Investor Relations
(775) 786-0907

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Cornerstone special meeting. This means Cornerstone shareholders requesting documents should do so by May 23, 2025 in order to receive them before the Cornerstone special meeting.

Cornerstone

Cornerstone does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Cornerstone common stock, please contact Cornerstone at:

Cornerstone Community Bancorp
500 Riverside Way

Red Bluff, California 96080

(530) 529-1222

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This proxy statement/prospectus is dated April 11, 2025, and you should assume that information contained in this proxy statement/prospectus is accurate only as of that date. Neither the mailing of this proxy statement/prospectus to Cornerstone shareholders, nor the issuance by Plumas of shares of its common stock in connection with the merger will create any implications to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

CORNERSTONE COMMUNITY BANCORP
AND SUBSIDIARY

Audited Consolidated Financial Statements

December 31, 2024

550 Howe Avenue, Suite 210 Sacramento, California 95825 Telephone: (916) 564-8727 FAX: (916) 564-8728

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders
Cornerstone Community Bancorp and Subsidiary
Red Bluff, California

Opinion

We have audited the accompanying consolidated financial statements of Cornerstone Community Bancorp and subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

To the Board of Directors and Shareholders
Cornerstone Community Bancorp and Subsidiary

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

March 11, 2025

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2024 and 2023
(in thousands, except share amounts)

	2024	2023
ASSETS
Cash and due from banks	$4,837	$8,623
Interest bearing deposits in other financial institutions	25,078	19,694
Cash, cash equivalents and restricted cash	29,915	28,317
Available for sale debt securities, at fair value	87,492	93,065
Restricted equity securities	3,259	3,077
Loans, net of allowance of $6,164 and $5,813 at December 31, 2024 and 2023, respectively	492,699	476,399
Premises and equipment, net	14,137	14,326
Cash surrender value of life insurance	16,103	15,529
Accrued interest receivable and other assets	14,320	12,221

TOTAL ASSETS	$657,925	$642,934

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest bearing	$89,525	$101,396
Interest bearing	494,744	463,138
Total deposits	584,269	564,534

Other borrowings	15,000	20,000
Subordinated debentures	12,000	12,000
Less: unamortized debt issuance costs	(205)	(231)
Subordinated debentures, net of unamortized debt issuance costs	11,795	11,769
Accrued interest payable and other liabilities	4,275	3,464
TOTAL LIABILITIES	615,339	599,767

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 10,000,000 shares authorized, no shares issued and outstanding in 2024 and 2023
Common stock, no par value; 30,000,000 shares authorized; 1,501,091 and 1,480,472 shares issued and outstanding at December 31, 2024 and 2023, respectively	15,442	15,163
Retained earnings	36,854	37,639
Accumulated other comprehensive loss	(9,710)	(9,635)
TOTAL SHAREHOLDERS’ EQUITY	42,586	43,167

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$657,925	$642,934

The accompanying notes are an integral part of these financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2024, 2023 and 2022
(in thousands, except per share amounts)

	2024	2023	2022

INTEREST INCOME
Interest and fees on loans	$28,456	$24,886	$19,029
Interest on investment securities	3,003	2,948	2,054
Dividends	256	216	171
Interest on deposits in other financial institutions	2,085	1,902	902
Interest on federal funds sold	—	2	2
Total interest income	33,800	29,954	22,158

INTEREST EXPENSE
Interest on deposits	12,743	7,543	2,248
Interest on borrowings	1,475	606	602
Total interest expense	14,218	8,149	2,850
NET INTEREST INCOME	19,582	21,805	19,308
Provision for credit losses	9,713	530	113
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	9,869	21,275	19,195

NONINTEREST INCOME
Bank card and credit card interchange fees	503	491	487
Service charges on deposit accounts	291	270	266
Life insurance income	574	513	189
Other noninterest income	83	115	118
Total noninterest income	1,451	1,389	1,060

NONINTEREST EXPENSES
Salaries and employee benefits	6,984	6,963	5,340
Occupancy and equipment	1,047	1,110	854
Other noninterest expenses	4,793	4,376	3,925
Total noninterest expenses	12,824	12,449	10,119
(Loss) income before income tax (benefit) provision	(1,504)	10,215	10,136
Income tax (benefit) provision	(719)	2,844	2,893

NET (LOSS) INCOME	$(785)	$7,371	$7,243

NET (LOSS) INCOME PER SHARE	$(0.53)	$4.98	$4.92

NET (LOSS) INCOME PER SHARE – ASSUMING DILUTION	$(0.51)	$4.84	$4.74

The accompanying notes are an integral part of these financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2024, 2023 and 2022
(in thousands)

	2024	2023	2022

NET (LOSS) INCOME	$(785)	$7,371	$7,243

Other comprehensive (loss) income, before tax:
Change in net unrealized gains or losses on available for sale securities	791	3,506	(15,844)
Reclassification adjustment for gains or losses on fair value hedges	(897)	—	—
Other comprehensive (loss) income, before tax	(106)	3,506	(15,844)
Deferred tax benefit (expense)	31	(1,036)	4,684
Other comprehensive (loss) income, net of tax	(75)	2,470	(11,160)

COMPREHENSIVE (LOSS) INCOME	$(860)	$9,841	$(3,917)

The accompanying notes are an integral part of these financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2024, 2023 and 2022
(in thousands, except share amounts)

	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Loss	Total

BALANCE AT JANUARY 1, 2022	1,462,591	$14,913	$23,052	$(945)	$37,020
Stock options exercised	22,271	212	—	—	212
Stock option expense	—	88	—	—	88
Repurchase of common stock	(5,000)	(138)	—	—	(138)
Net income	—	—	7,243	—	7,243
Other comprehensive loss, net of taxes	—	—	—	(11,160)	(11,160)
BALANCE AT DECEMBER 31, 2022	1,479,862	15,075	30,295	(12,105)	33,265
Stock options exercised	610	5	—	—	5
Stock options repurchased	—	(37)	—	—	(37)
Stock option expense	—	120	—	—	120
Cumulative effect of adoption of ASC 326 on retained earnings	—	—	(27)	—	(27)
Net income	—	—	7,371	—	7,371
Other comprehensive income, net of taxes	—	—	—	2,470	2,470
BALANCE AT DECEMBER 31, 2023	1,480,472	15,163	37,639	(9,635)	43,167
Stock options exercised	20,619	169	—	—	169
Stock option expense	—	110	—	—	110
Net loss	—	—	(785)	—	(785)
Other comprehensive loss, net of taxes	—	—	—	(75)	(75)
BALANCE AT DECEMBER 31, 2024	1,501,091	$15,442	$36,854	$(9,710)	$42,586

The accompanying notes are an integral part of these financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2024, 2023 and 2022
(in thousands)

	2024	2023	2022
OPERATING ACTIVITIES
Net income	$(785)	$7,371	$7,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	715	631	613
Stock option expense	110	120	88
Amortization and accretion of investment securities	538	555	662
Change in loan servicing rights	25	28	31
Provision for credit losses	9,713	530	113
Earnings on life insurance policies	(574)	(512)	(189)
Net change in accrued interest receivable and other assets	(2,170)	(1,168)	(1,210)
Net change in accrued interest payable and other liabilities	(61)	800	622
Other	(25)	—	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	7,486	8,355	7,973
INVESTING ACTIVITIES
Loans originations and payments, net	(26,013)	(61,801)	(33,054)
Maturities and principal repayments of investment securities available for sale	5,826	4,321	8,086
Purchases of investment securities available for sale	(10,773)
Purchases of premises and equipment	(423)	(315)	(392)
Purchase of life insurance policies	(2,805)	(5,235)
Purchase of restricted equity securities	(182)	(85)	(433)
NET CASH USED BY INVESTING ACTIVITIES	(20,792)	(60,685)	(41,801)
FINANCING ACTIVITIES
Net change in deposits	19,735	29,716	(12,889)
Proceeds from other borrowings	15,000	24,020	10
Repayment of other borrowings	(20,000)	(4,020)	(5,010)
Proceeds from exercise of stock options	169	5	212
Stock options repurchased	—	(37)	—
Common stock repurchased and retired	—	—	(138)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	14,904	49,684	(17,815)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,598	(2,646)	(51,643)
Cash, cash equivalents and restricted cash at beginning of year	28,317	30,963	82,606
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$29,915	$28,317	$30,963
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$14,456	$7,652	$2,537
Income taxes	$1,205	$3,031	$2,721
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Net change in unrealized gains (losses) on investment securities	$791	$3,506	$(15,844)
Net change in deferred income taxes on unrealized gains and losses on investment securities	$(234)	$(1,036)	$4,684
Net change in unrealized gains (losses) on fair value hedges	$(872)	$—	$—
Net change in deferred income taxes on unrealized gains and losses on fair value hedges	$265	$—	$—
Net loan charge-offs	$9,362	$4	$13
Right-of-use lease assets obtained in exchange for lessee operating lease liabilities	$—	$—	$513
Cumulative effect of adoption of ASC 326 on retained earnings, net of tax	$—	$(27)	$—

The accompanying notes are an integral part of these financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Cornerstone Community Bancorp (the Company) was incorporated on May 30, 2014, as a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Cornerstone Community Bank (the Bank). The Company completed a reorganization on January 30, 2015 that resulted in each share of outstanding Bank common stock being converted into one share of Company common stock and the Bank being merged into the Company. The Bank was incorporated on July 26, 2006, received authorization to organize the Bank in July 2006 and commenced operations on October 23, 2006. The Bank is subject to regulation, supervision, and regular examination by the California Department of Financial Protection and Innovation (DFPI) and the Federal Reserve Bank (FRB). The regulations of these agencies govern most aspects of the Bank’s business.

The financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America and standard practices within the banking industry. The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 105, Generally Accepted Accounting Principles (GAAP), establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. The following is a summary of the significant accounting and reporting policies used in preparing these financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for credit losses is the most significant accounting estimate reflected in the Company’s consolidated financial statements.

Segment and Significant Group Concentration of Credit Risk

The Company provides commercial, industrial, agricultural and personal credit and other banking services in Shasta and Tehama Counties and surrounding areas through its branch offices located in Red Bluff, Redding and Anderson, California. The Company has a diversified loan portfolio within the business segments located in this geographical area. The Company currently classifies all its operations into one business segment that it denotes as community banking.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash and due from banks, interest bearing deposits in other financial institutions, federal funds sold and other short-term investments with maturities of less than three months at the time of purchase. Interest bearing deposits are maintained at other financial institutions as collateral for certain derivative contracts and are considered restricted cash. The Company had $3,110,000 and $0 of restricted cash held as collateral for interest rate swap contracts at December 31, 2024 and December 31, 2023, respectively.

Available for Sale Debt Securities

Available for sale debt securities are recorded at fair value. Unrealized gains and losses, net of the related tax effect, on available for sale securities are reported as a separate component of accumulated other comprehensive income in shareholders’ equity until realized. Discounts are amortized or accreted over the expected life of the related investment security as an adjustment to yield using the effective interest method. Premiums on callable debt securities are generally amortized to the earliest call date of the security with the exception of mortgage backed securities, where estimated prepayments, if any, are considered. Dividend and interest income are recognized when earned. Realized gains and losses are derived from the amortized cost of the security sold.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has made a policy election to exclude accrued interest from the amortized cost basis of debt securities and report accrued interest separately in the consolidated balance sheets. A debt security is placed on nonaccrual status at the time any principal or interest payments become more than 90 days delinquent or if full collection of interest or principal becomes uncertain. Accrued interest for a security placed on nonaccrual is reversed against interest income. There was no accrued interest related to debt securities reversed against interest income for the years ended December 31, 2024, 2023 and 2022.

The Company evaluates available for sale debt securities in an unrealized loss position to determine whether the decline in the fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. Any impairment that is not credit related is recognized in other comprehensive income, net of applicable taxes. Credit-related impairment is recognized as an allowance for credit losses on the balance sheet, limited to the amount by which the amortized cost basis exceeds the fair value, with a corresponding adjustment to earnings. Both the allowance for credit losses and the adjustment to net income may be reversed if conditions change. However, if the Company intends to sell an impaired available for sale debt security or more likely than not will be required to sell such a security before recovering its amortized cost basis, the entire impairment amount is recognized in earnings with a corresponding adjustment to the security’s amortized cost basis. In evaluating available for sale debt securities in unrealized loss positions for impairment and the criteria regarding its intent or requirement to sell such securities, the Company considers the extent to which fair value is less than amortized cost, whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuers’ financial condition, among other factors. Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit losses when management believes an available for sale debt security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. No security credit losses were recognized during the years ended December 31, 2024, 2023 or 2022.

Restricted Equity Securities

Restricted equity securities represent the Company’s investment in the stock of the Federal Home Loan Bank of San Francisco (FHLB) and the FRB and are carried at par value, which reasonably approximates its fair value. While technically these are considered equity securities, there is no market for the FHLB and FRB stock. Therefore, the shares are considered restricted investment securities. Management periodically evaluates FHLB and FRB stock for other-than-temporary impairment. Management’s determination of whether these investments are impaired is based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. Both cash and stock dividends are reported as income when received.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of deferred loan fees and costs. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment to the related loan’s yield over the actual life of the loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans.

Loans are placed in nonaccrual status when reasonable doubt exists as to the full, timely collection of interest or principal, or a loan becomes contractually past due by 90 days or more with respect to interest or principal and is not well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is considered probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest. Accrued interest receivable is not included in the calculation of the allowance for credit losses.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Credit Losses – Loans

The Company measures credit losses under ASU 2016-03 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaced the incurred loss methodology, and is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized costs, including loan receivables and held-to-maturity debt securities.

The allowance for credit losses (ACL) is a valuation account that is deducted from the loan’s amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the recorded loan balance is confirmed as uncollectible. Regardless of the determination that a charge-off is appropriate for financial accounting purposes, the Company manages its loan portfolio by continually monitoring, where possible, a borrower’s ability to pay through the collection of financial information, delinquency status, borrower discussion and the encouragement to repay in accordance with the original contract or modified terms, if appropriate.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for lending management experience and risk tolerance, loan review and audit results, asset quality and portfolio trends, loan portfolio growth, industry concentrations, trends in underlying collateral, external factors and economic conditions not already captured.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and calculates the allowance for credit losses for each using an average charge-off methodology:

Real Estate – Commercial: The real estate – commercial portfolio segment consists of both owner-occupied and non-owner-occupied credits. The owner-occupied credits are primarily susceptible to changes in the financial condition of the business operated by the property owner. This may be driven by changes in, among other things, industry challenges, factors unique to the operating geography of the borrower, change in the individual fortunes of the business owner, general economic conditions and changes in business cycles. When default is driven by issues related specifically to the business owner, collateral values tend to provide better repayment support and may result in little or no loss. Alternatively, when default is driven more by general economic conditions, the underlying collateral may have devalued more and thus result in larger losses in the event of default. The terms on these loans at origination typically have maturities from five to twenty-five years with amortization periods of twenty-five years.

The non-owner-occupied credits typically consist of buildings which are leased to others for their use and rely on rents as the primary source of repayment. Property types are predominantly office, retail, or light industrial but the portfolio also has some special use properties. As such, the risk of loss associated with these properties is primarily driven by general economic changes or changes in regional economies and the impact of such on a tenant’s ability to pay. Ultimately this can affect occupancy, rental rates, or both. Additional risk of loss can come from new construction resulting in oversupply, the costs to hold or operate the property, or changes in interest rates. The terms on these loans at origination typically have maturities from five to twenty-five years with amortization periods of twenty-five years.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate – Multifamily: These commercial properties are generally comprised of more than four rentable units, such as apartment buildings, with each unit intended to be occupied as the primary residence for one or more persons. Multifamily properties are also subject to changes in general or regional economic conditions, such as unemployment, ultimately resulting in increased vacancy rates or reduced rents or both. In addition, new construction can create an oversupply condition and market competition resulting in increased vacancy, reduced market rents, or both. Due to the nature of their use and the greater likelihood of tenant turnover, the management of these properties is more intensive and therefore is more critical to the preclusion of loss.

Real Estate – Residential: The real estate – residential portfolio segment consists of 1-4 family residential first lien loans and 1-4 family residential loans extended under home equity lines of credit and junior liens. The most significant drivers of potential loss within the 1-4 family residential first lien portfolio segment are general, regional or individual changes in economic conditions and their effect on employment and borrowers’ cash flow. Risk in this portfolio is best measured by changes in borrower credit scores and loan-to-values. Loss estimates are based on the general movement in credit scores, economic outlook and its effects on employment and the value of homes and the Bank’s historical loss experience adjusted to reflect the economic outlook and the unemployment rate.

Performance on the 1-4 family residential loans extended under home equity lines of credit and junior liens is primarily driven by borrower cash flows based on employment status. However, home equity lines of credit carry additional risks associated with the fact that most of these loans are secured by a deed of trust in a position that is junior to the primary lien holder. Furthermore, the risk that as the borrower’s financial strength deteriorates, the outstanding balance on these credit lines may increase as they may only be cancelled by the Company if certain limited criteria are met. In addition to the allowance for credit losses maintained as a percent of the outstanding loan balance, the Company maintains additional reserves for the unfunded portion of the home equity line of credit.

Real Estate – Construction: While secured by real estate, construction loans represent a greater level of risk than term real estate loans due to the nature of the additional risks associated with not only the completion of construction within an estimated time period and budget, but also the need to either sell the building or reach a level of stabilized occupancy sufficient to generate the cash flows necessary to support debt service and operating costs. The Company seeks to mitigate the additional risks associated with construction lending by requiring borrowers to comply with lower loan to value ratios and additional covenants as well as strong tertiary support of guarantors.

Real Estate – Farmland: Loans secured by farmland represent unique risks that are associated with the operation of an agricultural business. The valuation of farmland can vary greatly over time based on the property’s access to resources including, but not limited to, water, crop prices, foreign exchange rates, government regulation or restrictions, and the nature of ongoing capital investment needed to maintain the quality of the property. Loans secured by farmland typically represent less risk to the Company than other agriculture loans as the real estate typically provides greater support in the event of default or need for longer term repayment.

Commercial and Industrial: Repayment of these loans is primarily based on the cash flow of the borrower, and secondarily on the underlying collateral provided by the borrower. A borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Most often, collateral includes accounts receivable, inventory, or equipment. Collateral securing these loans may depreciate over time, may be difficult to appraise, may be illiquid and may fluctuate in value based on the success of the business. Actual and forecast changes in gross domestic product are believed to be corollary to losses associated with these credits.

Agriculture Production: Repayment of agricultural loans is dependent upon successful operation of the agricultural business, which is greatly impacted by factors outside the control of the borrower. These factors include adverse weather conditions, including access to water, that may impact crop yields, loss of livestock due to disease or other factors, declines in market prices for agriculture products, changes in foreign exchange and the impact of government regulations. In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the business. Consequently, agricultural production loans may involve a greater degree of risk than other types of loans.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consumer: These loans are susceptible to three primary risks; non-payment due to income loss, over-extension of credit and, when the borrower is unable to pay, shortfall in collateral value, if any. Typically, non-payment is due to loss of job and will follow general economic trends in the marketplace driven primarily by rises in the unemployment rate. Loss of collateral value can be due to market demand shifts, damage to collateral itself or a combination of those factors. Loss estimates are based on the general movement in credit score, economic outlook and its effects on employment and the Bank’s historical loss experience adjusted to reflect the economic outlook and the unemployment rate.

Loans that do not share risk characteristics are evaluated on an individual basis. When the borrower is experiencing financial difficulty and repayment is expected to be provided through operation or sale of the collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusted for selling costs as appropriate.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

Allowance for Credit Losses – Unfunded Commitments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancellable, through a charge to credit loss expense in the Company’s income statements. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in accrued interest payable and other liabilities on the Company’s consolidated balance sheets.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed principally by the straight-line method over the estimated useful lives of the related assets, which range from three to forty years.

Leases

The Company enters into leases in the normal course of business. The Company also owns certain office facilities which it leases to an outside party. The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. Generally, the Company cannot be reasonably certain about whether or not it will renew a lease until such time the lease is within the last two years of the existing lease term. When the Company is reasonably certain that a renewal option will be exercised, it measures/remeasures the right-of-use asset and related lease liability using the lease payments specified for the renewal period or, if such amounts are unspecified, the Company generally assumes an increase (evaluated on a case-by-case basis in light of prevailing market conditions) in the lease payment over the final period of the existing lease term.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company has elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the consolidated balance sheet. Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right of use assets represent the Company’s right to use an underlying asset for the lease term and are included in accrued interest receivable and other assets on the consolidated balance sheet. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are included in accrued interest payable and other liabilities on the consolidated balance sheet. Right of use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term, discounted using the Company’s incremental borrowing rate.

Cash Surrender Value of Life Insurance

The Company maintains life insurance policies on certain key executives. Life insurance is recorded at the amounts that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. The Company also maintains split dollar life insurance agreements with certain employees, whereby the employees’ designated beneficiaries will receive a portion of life insurance benefits upon the employees’ death while employed by the Company. As the benefits do not extend beyond employment, a liability has not been recorded by the Company.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Company has taken physical possession, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, foreclosed real estate is recorded at fair value less cost to sell, which becomes the property’s new cost basis. Any write-downs in value, at the acquisition date, are recorded against the allowance for credit losses. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Long-Term Assets

Premises, equipment, and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are adjusted to reflect their fair value.

Transfers of Financial Assets

Transfers of an entire financial asset, a group of financial assets, or a participating interest in an entire financial asset are accounted for as sales when control has been relinquished. Control is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of more than trivial conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Included in the loan portfolio are loans guaranteed by the Small Business Administration (SBA) and the United States Department of Agriculture (USDA). The guaranteed portion of these loans may be sold in the secondary market in exchange for a one-time premium. At the time the guaranteed portion of the loan is sold, the unguaranteed portion and related right to service the entire loan is retained with the Company to earn future servicing income.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing rights acquired through the origination of loans, which are subsequently sold with servicing rights retained, are recognized as separate assets or liabilities. Servicing assets and liabilities are initially recorded at fair value and are subsequently amortized in proportion to, and over the period of, the related net servicing income or expense. The amortized assets are assessed for impairment or increased obligations at the loan level, based on the fair value on a periodic basis.

Derivatives and Hedging Activities

The Company is exposed to certain risks relating to its ongoing operations. The primary risk managed by using derivative instruments is interest rate risk. Interest rate swap contracts have been entered into to manage interest rate risk associated with fixed rate debt securities and were designated as fair value hedges. The Company does not enter into derivative instruments for trading or speculative purposes.

The fair value hedges were recognized as other liabilities on the Company’s consolidated balance sheet and were measured at fair value. The gain or loss on the derivatives, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, is recognized in current earnings as fair values change. Cash flows resulting from the fair value hedges were classified in the Company’s statement of cash flows in the same category as the cash flows of the items being hedged.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value hedges to specific assets on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments are highly effective in offsetting changes in the fair values of the hedged items. The Company has elected not to offset the fair value amounts recognized for derivative instruments and the fair value amounts recognized for the right to reclaim cash collateral arising from derivative instruments recognized at fair value executed with the same counterparty under a master netting arrangement.

For additional information relating to the derivatives and hedging activity, see Note T.

Revenue Recognition

The Company records revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606). Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the Company satisfies a performance obligation.

Most of the Company’s revenue-generating transactions are not subject to Topic 606, including revenue generated from financial instruments, such as loans and other investments. In addition, certain noninterest income streams are also not in the scope of the guidance. The Company fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed and charged on a periodic basis or based on activity. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The contracts evaluated that are within scope of Topic 606 are primarily related to service charges and fees on deposit accounts, debit and ATM interchange fees and merchant fee income.

Income Taxes

Provisions for income taxes are based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits may not be realized.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income Per Share of Common Stock

Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Net income per share – assuming dilution is computed similar to net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Included in the denominator is the dilutive effect of stock options computed under the treasury stock method.

Stock Option Accounting

The Company has a stock-based employee compensation plan, which is described more fully in Note P. The Company applies the fair value recognition provisions of FASB ASC 718, Accounting for Stock-Based Compensation. Stock-based employee compensation expense was included in the determination of net income for all awards granted since the Company’s inception. Awards under the Company’s plan generally vest over five years.

Advertising

Advertising costs are charged to operations in the year incurred.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through March 11, 2025, which is the date the financial statements were available to be issued.

Reclassifications

Certain amounts reported in previous consolidated financial statements have been reclassified and recalculated to conform to the presentation in this report. These reclassifications did not affect previously reported amounts of net income, total assets or total shareholders’ equity.

NOTE B – RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting Standards Adopted in 2023

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost are presented at the net amount expected to be collected by using an allowance for credit losses.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE B – RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The transition adjustment of the adoption of CECL included an increase in the allowance for credit losses on loans of $128,000, which is presented as a reduction to net loans outstanding, and a decrease in the allowance for credit losses on unfunded loan commitments of $90,000, which is recorded within accrued interest payable and other liabilities. The Company recorded a net decrease to retained earnings of $27,000 as of January 1, 2023, for the cumulative effect of adopting CECL, which reflects the transition adjustments noted above, net of the applicable deferred tax assets recorded. Results for reporting periods beginning after January 1, 2023, are presented under CECL while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

The following table illustrates the impact on the allowance for credit losses from the adoption of ASC 326.

	January 1, 2023
	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	Post-ASC 326 Adoption
Assets:
Allowance for Credit Losses - Loans	$(5,159)	$(128)	$(5,287)
Deferred Tax Asset
(Accrued interest receivable and other assets)	7,149	11	7,160

Liabilities:
Allowance for Credit Losses - Unfunded Commitments
(Accrued interest payable and other liabilities)	(229)	90	(139)

Shareholders’ Equity:
Retained Earnings	(30,295)	27	(30,268)

The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments in this Update eliminated the TDR recognition and measurement guidance and, instead, required that an entity evaluate (consistent with the accounting for other loan modifications) whether the modification represents a new loan or a continuation of an existing loan. The amendments also enhanced existing disclosure requirements and introduced new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. Furthermore, the amendments in this Update required that an entity disclose current-period gross write-offs by year of origination for financing receivables and net investment in leases within the scope of Subtopic 326-20. The Company adopted these amendments on January 1, 2023 and has observed no significant impact on the consolidated financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE B – RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

Accounting Standards Adopted in 2024

FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures. This ASU was issued to address stakeholder requests for more detailed information about expenses within each reportable segment and address disclosure requirements there within. The amendments retain existing disclosure requirements, and expand upon them for both interim and annual reporting periods. In addition, entities with a single reportable segment must now provide all segment disclosures required, including the new disclosure requirements. These new disclosure requirements became effective for the Company in 2024 and did not have a significant effect on the financial statements.

Accounting Standards Pending Adoption

FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. This ASU was issued to enhance the transparency and decision usefulness of income tax disclosures, primarily related to the rate reconciliation and income taxes paid information. This ASU is effective for fiscal years beginning after December 15, 2024. The adoption of this accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements but will result in the expansion of the income tax disclosures.

NOTE C – INVESTMENT SECURITIES

The amortized cost and approximate fair value of investment securities as of December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2024
Securities available for sale
U.S. agency securities - excluding mortgage-backed securities	$6,954	$—	$(1,038)	$5,916
Residential mortgage-backed securities:
Government agency mortgage-backed securities	565	1	(40)	526
Government agency collateralized mortgage obligation	16,855	—	(1,271)	15,584
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	1,016	—	(164)	852
Private-label collateralized mortgage obligation	5,909	—	(115)	5,794
Municipal bonds:
Tax-exempt	9,517	—	(1,131)	8,386
Taxable	50,459	—	(8,949)	41,510
Asset backed securities:
Government sponsored student loan pools	7,060	—	(96)	6,964
Corporate debt securities	2,045	—	(85)	1,960

	$100,380	$1	$(12,889)	$87,492

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE C – INVESTMENT SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2023
Securities available for sale
U.S. agency securities - excluding mortgage-backed securities	$7,239	$—	$(1,096)	$6,143
Residential mortgage-backed securities:
Government agency mortgage-backed securities	678	—	(40)	638
Government agency collateralized mortgage obligation	17,818	—	(1,529)	16,289
Private-label collateralized mortgage obligation	1,495	—	(49)	1,446
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	1,022	—	(182)	840
Private-label collateralized mortgage obligation	6,070	—	(239)	5,831
Municipal bonds:
Tax-exempt	9,613	—	(1,039)	8,574
Taxable	51,825	1	(9,139)	42,687
Asset backed securities:
Government sponsored student loan pools	8,900	—	(205)	8,695
Corporate debt securities	2,084	—	(162)	1,922

	$106,744	$1	$(13,680)	$93,065

There was no allowance for credit losses recorded for the securities available for sale as of December 31, 2024 and 2023. There were no sales of investment securities during the years ended 2024, 2023 and 2022.

The contractual maturities of investment securities at December 31 were as follows:

	2024		2023
	Securities Available for Sale		Securities Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in less than one year	$2,623	$2,589	$1,142	$1,142
Due from one year to five years	36,819	34,287	25,203	23,478
Due from five years to ten years	43,824	36,826	58,423	51,251
Due after ten years	17,114	13,790	21,976	17,194

	$100,380	$87,492	$106,744	$93,065

The amortized cost and fair value of investment securities are presented by contractual maturity in the preceding table except for mortgage-backed securities and collateralized mortgage obligations that are presented based on the average life at estimated prepayment speeds.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE C – INVESTMENT SECURITIES (Continued)

Pledged securities consisted of the following at December 31:

	2024		2023
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Pledged to the Federal Reserve Bank	$100,380	$87,492	$106,744	$93,065

	$100,380	$87,492	$106,744	$93,065

At December 31, 2024 and 2023, there were no holdings of securities of any one issuer, other than the U.S, Government and its agencies, in an amount greater than 10% of shareholders’ equity.

The following table presents the gross unrealized losses and fair value of available for sale securities for which an allowance for credit loss has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	2024
	Less than 12 months		More than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2024
U.S. agency securities - excluding mortgage-backed securities	$—	$—	$5,916	$(1,038)	$5,916	$(1,038)
Residential mortgage-backed securities:
Government agency mortgage-backed securities	73	—	352	(40)	425	(40)
Government agency collateralized mortgage obligation	—	—	15,584	(1,271)	15,584	(1,271)
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	—	—	852	(164)	852	(164)
Private-label collateralized mortgage obligation	—	—	5,794	(115)	5,794	(115)
Municipal bonds:
Tax-exempt	—	—	8,386	(1,131)	8,386	(1,131)
Taxable	—	—	41,510	(8,949)	41,510	(8,949)
Asset backed securities:
Government sponsored student loan pools	—	—	6,026	(96)	6,026	(96)
Corporate debt securities	—	—	1,960	(85)	1,960	(85)

	$73	$—	$86,380	$(12,889)	$86,453	$(12,889)

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE C – INVESTMENT SECURITIES (Continued)

	2023
	Less than 12 months		More than 12 Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2023
U.S. agency securities - excluding mortgage-backed securities	$—	$—	$6,143	$(1,096)	$6,143	$(1,096)
Residential mortgage-backed securities:
Government agency mortgage-backed securities	—	—	638	(40)	638	(40)
Government agency collateralized mortgage obligation	—	—	16,289	(1,529)	16,289	(1,529)
Private-label collateralized mortgage obligation	—	—	1,446	(49)	1,446	(49)
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	—	—	840	(182)	840	(182)
Private-label collateralized mortgage obligation	—	—	5,831	(239)	5,831	(239)
Municipal bonds:
Tax-exempt	—	—	8,574	(1,039)	8,574	(1,039)
Taxable	—	—	41,544	(9,139)	41,544	(9,139)
Asset backed securities:
Government sponsored student loan pools	—	—	8,695	(205)	8,695	(205)
Corporate debt securities	—	—	1,922	(162)	1,922	(162)

	$—	$—	$91,922	$(13,680)	$91,922	$(13,680)

Unrealized losses on U.S. agency securities – excluding mortgage-backed securities have not been recognized into income because the securities are of high credit quality, the issuers are U.S. government-sponsored entities, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity. At December 31, 2024, 3 debt securities representing this investment category had unrealized losses with aggregate depreciation of 14.92% from the amortized cost basis. At December 31, 2023, 3 debt securities representing this investment category had unrealized losses with aggregate depreciation of 15.14% from the amortized cost basis.

Unrealized losses on government agency residential and commercial mortgage-backed securities have not been recognized into income because the securities are of high credit quality, the issuers are U.S. government-sponsored entities, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity. At December 31, 2024, 16 debt securities representing this investment category had unrealized losses with aggregate depreciation of 7.57% from the amortized cost basis. At December 31, 2023, 19 debt securities representing this investment category had unrealized losses with aggregate depreciation of 8.97% from the amortized cost basis.

Unrealized losses on private-label residential and commercial mortgage-backed securities have not been recognized into income because the securities are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions. Management monitors these securities for changes in credit ratings or other indications of credit deterioration. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity. At December 31, 2024, 5 debt securities representing this investment category had unrealized losses with aggregate depreciation of 4.02% from the amortized cost basis. At December 31, 2023, 5 debt securities representing this investment category had unrealized losses with aggregate depreciation of 3.81% from the amortized cost basis.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2024, 2023 and 2022
(table amounts in thousands, except share and per share amounts)

NOTE C – INVESTMENT SECURITIES (Continued)

Unrealized losses on municipal bonds have not been recognized into income because the securities are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions. Management monitors these securities for changes in credit ratings or other indications of credit deterioration. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity. At December 31, 2024, 50 debt securities representing this investment category had unrealized losses with aggregate depreciation of 16.81% from the amortized cost basis. At December 31, 2023, 50 debt securities representing this investment category had unrealized losses with aggregate depreciation of 16.88% from the amortized cost basis.

Unrealized losses on asset backed securities have not been recognized into income because the securities are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions. Management monitors these securities for changes in credit ratings or other indications of credit deterioration. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity. At December 31, 2024, 7 debt securities representing this investment category had unrealized losses with aggregate depreciation of 1.56% from the amortized cost basis. At December 31, 2023, 8 debt securities representing this investment category had unrealized losses with aggregate depreciation of 2.30% from the amortized cost basis.

Unrealized losses on corporate debt securities have not been recognized into income because the securities are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions. Management monitors these securities for changes in credit ratings or other indications of credit deterioration. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity. At December 31, 2024, 2 debt securities representing this investment category had unrealized losses with aggregate depreciation of 4.18% from the amortized cost basis. At December 31, 2023, 2 debt securities representing this investment category had unrealized losses with aggregate depreciation of 7.79% from the amortized cost basis.

On April 18, 2024, the Company entered into various interest rate swap agreements with notional values totaling $45.0 million to hedge balance sheet interest rate sensitivity and protect selected securities in its available for sale portfolio against changes in fair value related to changes in the benchmark interest rate. For additional details, refer to Note T - Derivatives and Hedging Activities.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE D – LOANS

Major classifications of loans at December 31 are summarized as follows:

	2024	2023
Real estate - commercial	$258,541	$232,859
Real estate - multifamily	33,699	34,237
Real estate - residential	34,505	32,034
Real estate - construction	11,855	24,666
Real estate - farmland	19,638	19,882
Commercial and industrial	96,894	107,939
Agriculture production	29,528	21,116
Consumer	14,203	9,479
Loans, net of deferred fees and costs	498,863	482,212
Allowance for credit losses	(6,164)	(5,813)

Total loans, net	$492,699	$476,399

As of December 31, 2024 and 2023, loans totaling $433.6 million and $427.0 million, respectively, were pledged to secure borrowings and available lines of credit.

Loans are reported at the principal amount outstanding, net of unearned interest and deferred fees and costs, and any partial charge-offs recorded. As of December 31, 2024 and 2023, the net deferred fees and costs were $387,000 and $275,000, respectively.

Loans include investments in subordinated debt issued by other financial institutions of $9.7 million and $10.7 million at December 31, 2024 and 2023, respectively.

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS

The following table discloses activity in the allowance for credit losses - loans for the year ended December 31, 2024.

	Beginning Balance	Charge-offs	Recoveries	Provision (Recapture)	Ending Balance
December 31, 2024
Real estate - commercial	$2,646	$—	$—	$77	$2,723
Real estate - multifamily	140	—	—	37	177
Real estate - residential	348	—	—	155	503
Real estate - construction	278	—	—	(167)	111
Real estate - farmland	415	—	—	42	457
Commercial and industrial	1,542	—	—	(183)	1,359
Agriculture production(1)	265	(9,362)	—	9,736	639
Consumer	179	—	—	16	195
Total	$5,813	$(9,362)	$—	$9,713	$6,164

(1)	The Company charged-off three related agricultural loans in the aggregate amount of $9.4 million during 2024.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS (Continued)

The following table discloses activity in the allowance for credit losses – loans for the year ended December 31, 2023.

	Beginning Balance	Impact of Adopting ASC 326	Charge-offs	Recoveries	Provision (Recapture)	Ending Balance
December 31, 2023
Real estate - commercial	$2,290	$109	$—	$—	$247	$2,646
Real estate - multifamily	165	8	—	—	(33)	140
Real estate - residential	340	16	—	—	(8)	348
Real estate - construction	395	19	—	—	(136)	278
Real estate - farmland	270	13	—	—	132	415
Commercial and industrial	1,322	64	—	—	156	1,542
Agriculture production	102	5	—	—	158	265
Consumer(1)	161	8	(4)	—	14	179
Unallocated	114	(114)	—	—	—	—
Total	$5,159	$128	$(4)	$—	$530	$5,813

(1)	Gross charge-offs for the year ended December 31, 2023 were $4,000.

Credit Quality Indicators

As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including, but not limited to, trends relating to (i) the level of criticized and classified loans, (ii) net charge-offs, (iii) non-performing loans, and (iv) delinquency within the portfolio. The Company analyzes loans individually to classify the loans as to credit risk and grading.

Collateral values may be determined by appraisals obtained through Bank approved, licensed appraisers, qualified independent third parties, public value information, sales invoices or other appropriate means. Appropriate valuations are obtained at initiation of the credit and periodically once repayment is questionable and the loan has been classified.

The Company utilizes a risk grading system to assign a risk grade to each of its loans. Loans are graded on a scale ranging from Pass to Loss. A description of the general characteristics of the risk grades is as follows:

•

Pass/Watch – This grade represents loans ranging from acceptable to very little or no credit risk. These loans typically meet most if not all policy standards in regard to loan amount as a percentage of collateral value, debt service coverage, profitability, leverage, and working capital.

•

Special Mention – This grade includes loans that display some potential weaknesses which, if left unaddressed, may result in deterioration of the repayment prospects for the asset or may inadequately protect the Company’s position in the future. These loans warrant more than normal supervision and attention.

•

Substandard – Loans within this rating typically exhibit weaknesses that are well defined to the point that repayment is jeopardized. Loss potential is, however, not necessarily evident. The underlying collateral supporting the credit appears to have sufficient value to protect the Company from loss of principal and accrued interest, or the loan has been written down to the point where this is true. There is a definite need for a well-defined workout/rehabilitation program.

•

Doubtful – An asset classified as Doubtful has all the weaknesses inherent in a loan classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral, and financing plans.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS (Continued)

•

Loss – A loan classified as Loss is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan, even though some recovery may be affected in the future.

The amortized cost basis of the Company’s loans by origination year, where origination is defined as the later of origination or renewal date, and credit quality indicator as of December 31, 2024 and 2023 was as follows:

	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized	Revolving Loans Converted
December 31, 2024	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Real estate - commercial
Pass	$12,939	$24,161	$19,115	$43,038	$25,076	$59,531	$13,858	$57,257	$254,975
Special mention	—	—	—	—	—	—	—	977	977
Substandard	—	—	—	408	—	2,181	—	—	2,589
Total real estate - commercial	$12,939	$24,161	$19,115	$43,446	$25,076	$61,712	$13,858	$58,234	$258,541
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - multifamily
Pass	$—	$1,065	$2,113	$4,339	$6,001	$17,156	$906	$2,119	$33,699
Total real estate - multifamily	$—	$1,065	$2,113	$4,339	$6,001	$17,156	$906	$2,119	$33,699
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - residential
Pass	$908	$756	$9,284	$4,261	$604	$5,042	$12,159	$1,491	$34,505
Total real estate - residential	$908	$756	$9,284	$4,261	$604	$5,042	$12,159	$1,491	$34,505
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - construction
Pass	$181	$—	$—	$—	$—	$—	$3,958	$7,716	$11,855
Special mention	—	—	—	—	—	—	—	—	—
Total real estate - construction	$181	$—	$—	$—	$—	$—	$3,958	$7,716	$11,855
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - farmland
Pass	$628	$9,870	$4,221	$4,216	$—	$493	$210	$—	$19,638
Total real estate - farmland	$628	$9,870	$4,221	$4,216	$—	$493	$210	$—	$19,638
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial and industrial
Pass	$2,845	$11,213	$24,961	$7,264	$10,863	$1,821	$30,231	$7,075	$96,273
Special mention	—	—	—	—	—	—	—	621	621
Substandard	—	—	—	—	—	—	—	—	—
Total commercial	$2,845	$11,213	$24,961	$7,264	$10,863	$1,821	$30,231	$7,696	$96,894
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Agriculture production
Pass	$824	$40	$607	$242	$—	$—	$27,523	$292	$29,528
Total agriculture production	$824	$40	$607	$242	$—	$—	$27,523	$292	$29,528

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS (Continued)

	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized	Revolving Loans Converted
December 31, 2024	2024	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Current YTD period:
Gross charge-offs	$—	$(5,462)	$—	$—	$—	$—	$(3,900)	$—	$(9,362)
Consumer
Pass	$7,397	$2,186	$4,218	$4	$10	$7	$347	$34	$14,203
Total consumer	$7,397	$2,186	$4,218	$4	$10	$7	$347	$34	$14,203
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total Gross Loans	$25,722	$49,291	$64,519	$63,772	$42,554	$86,231	$89,192	$77,582	$498,863
Less:
Allowance for credit losses									(6,164)
Loans, net									$492,699

	Term Loans Amortized Cost Basis by Origination Year					Revolving Loans Amortized	Revolving Loans Converted
December 31, 2023	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Real estate - commercial
Pass	$24,544	$19,705	$45,241	$27,024	$64,881	$8,683	$40,928	$231,005
Special mention	—	1,061	418	375	—	—	—	1,854
Total real estate - commercial	$24,544	$20,767	$45,658	$27,399	$64,881	$8,683	$40,928	$232,859
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - multifamily
Pass	$1,968	$1,761	$4,460	$4,885	$17,619	$1,560	$1,983	$34,237
Total real estate - multifamily	$1,968	$1,761	$4,460	$4,885	$17,619	$1,560	$1,983	$34,237
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - residential
Pass	$780	$8,998	$4,593	$616	$6,047	$10,424	$576	$32,034
Total real estate - residential	$780	$8,998	$4,593	$616	$6,047	$10,424	$576	$32,034
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - construction
Pass	$—	$606	$535	$—	$—	$18,696	$4,747	$24,584
Special mention	—	—	82	—	—	—	—	82
Total real estate - construction	$—	$606	$617	$—	$—	$18,696	$4,747	$24,666
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Real estate - farmland
Pass	$10,210	$4,379	$3,863	$—	$508	$23	$898	$19,882
Total real estate - farmland	$10,210	$4,379	$3,863	$—	$508	$23	$898	$19,882

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS (Continued)

	Term Loans Amortized Cost Basis by Origination Year					Revolving Loans Amortized	Revolving Loans Converted
December 31, 2023	2023	2022	2021	2020	Prior	Cost Basis	to Term	Total
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial and industrial
Pass	$15,327	$31,121	$8,657	$12,614	$3,321	$27,603	$8,749	$107,392
Special mention	—	—	—	47	—	—	—	47
Substandard	—	—	—	—	—	—	500	500
Total commercial	$15,327	$31,121	$8,657	$12,661	$3,321	$27,603	$9,249	$107,939
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$4	$—	$—	$4
Agriculture production
Pass	$981	$635	$357	$—	$—	$18,819	$324	$21,116
Total agriculture production	$981	$635	$357	$—	$—	$18,819	$324	$21,116
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Pass	$3,423	$5,616	$8	$30	$14	$343	$45	$9,479
Total consumer	$3,423	$5,616	$8	$30	$14	$343	$45	$9,479
Current YTD period:
Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Total Gross Loans	$57,233	$73,883	$68,214	$45,590	$92,390	$86,152	$58,750	$482,212
Less:
Allowance for credit losses								(5,813)
Loans, net								$476,399

Management regularly reviews the Company’s loans for accuracy of risk grades whenever new information is received. Borrowers are generally required to submit financial information at regular intervals. Typically, commercial borrowers with lines of credit are required to submit financial information with reporting intervals ranging from monthly to annually depending on credit size, risk and complexity. In addition, investor commercial real estate borrowers with loans exceeding a certain dollar threshold are usually required to submit rent rolls or property income statements annually. Management monitors construction loans monthly and reviews consumer loans based on delinquency. Management also reviews loans graded “watch” or worse, regardless of loan type, no less than quarterly.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS (Continued)

Delinquency

The following table presents the aging of the amortized cost basis in past-due loans as of December 31, 2024 and 2023 by class of loans:

December 31, 2024	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Nonaccrual	Current	Total Loans
Real estate - commercial	$—	$—	$—	$—	$408	$258,133	$258,541
Real estate - multifamily	—	—	—	—	—	33,699	33,699
Real estate - residential	—	—	—	—	—	34,505	34,505
Real estate - construction	—	—	—	—	—	11,855	11,855
Real estate - farmland	—	—	—	—	—	19,638	19,638
Commercial and industrial	—	—	—	—	—	96,894	96,894
Agriculture production	2	—	—	2	—	29,526	29,528
Consumer	—	—	—	—	—	14,203	14,203
Total	$2	$—	$—	$2	$408	$498,453	$498,863

There were no loans greater than 90 days past due and still accruing interest income as of December 31, 2024.

December 31, 2023	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Nonaccrual	Current	Total Loans
Real estate - commercial	$1,061	$375	$—	$1,436	$—	$231,423	$232,859
Real estate - multifamily	—	—	—	—	—	34,237	34,237
Real estate - residential	—	—	—	—	—	32,034	32,034
Real estate - construction	82	—	—	82	—	24,584	24,666
Real estate - farmland	—	—	—	—	—	19,882	19,882
Commercial and industrial	—	—	—	—	—	107,939	107,939
Agriculture production	—	—	—	—	—	21,116	21,116
Consumer	—	—	—	—	—	9,479	9,479
Total	$1,143	$375	$—	$1,518	$—	$480,694	$482,212

There were no loans greater than 90 days past due and still accruing interest income as of December 31, 2023.

Non-accrual

The Company had one loan with a principal balance of $408,000 on non-accrual status at December 31, 2024. There were no non-accrual loans at December 31, 2023.

Collateral Dependent Loans

The Company designates individually evaluated loans on nonaccrual status as collateral-dependent loans, as well as other loans that management of the Company designates as having higher risk. Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses. Under CECL, for collateral-dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE E – ALLOWANCE FOR CREDIT LOSSES - LOANS (Continued)

There was one collateral dependent loan on nonaccrual status with a principal balance of $408,000 at December 31, 2024. The loan is secured by commercial real estate and has a 90% SBA guarantee. There were no collateral dependent loans at December 31, 2023.

Loan Modifications Made to Borrowers Experiencing Financial Difficulty

In January 2023, the Company adopted ASU 2022-02, which eliminated the accounting guidance for troubled debt restructurings while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. This guidance was applied on a prospective basis. Upon adoption of this guidance, the Company no longer establishes a reserve for modifications to borrowers experiencing financial difficulty. Instead, these modifications are included in their respective loan portfolio segments and a historical loss rate is applied to the current loan balance to arrive at the quantitative baseline portion of the allowance. Loans associated with borrowers experiencing financial difficulty can be classified as either accrual or nonaccrual loans.

Modifications to borrowers in financial difficulty may include term extensions, interest rate reductions, principal or interest forgiveness or any other-than-insignificant payment delay. In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

The Company had no loans as of December 31, 2024 and 2023 that were both experiencing financial difficulty and modified during the years ended December 31, 2024 and 2023.

Allowance for Credit Losses - Unfunded Commitments

The allowance for credit losses - unfunded commitments is included in accrued interest payable and other liabilities in the consolidated balance sheets. Provisions for unfunded commitments are included in provision for credit losses in the consolidated statements of income. Prior to adoption of ASC 326, provisions for unfunded commitments were included in other operating expenses in the consolidated statements of income.

	Years Ended December 31,
(in thousands)	2024	2023
Beginning balance	$139	$229
Impact of Adopting ASC 326	—	(90)
Ending balance	$139	$139

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE F – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

	2024	2023
Land	$1,283	$1,282
Land Improvements	485	263
Buildings	13,494	13,291
Leasehold improvements	67	67
Furniture, fixtures and equipment	1,996	1,990
Automobiles	266	218
Construction in progress	—	61
	17,591	17,172
Less: Accumulated depreciation	(3,454)	(2,846)
	$14,137	$14,326

Depreciation and amortization of premises and equipment included in occupancy and equipment expense totaled $612,000, $591,000 and $574,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

NOTE G – LEASES

In 2022, the Company entered into a lease agreement for an office facility under an operating lease. The lease contains options to extend the lease for two 60 month periods beginning July 1, 2027 subject to 3% rental increases during the first option period and at the fair market rental value of the property during the second option period. Rental payments increase June 1 each year based on the Consumer Price Index. Rent expense for the operating lease totaled $116,000, $114,000 and $55,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

Right-of-use lease assets totaled $267,000 and $368,000 at December 31, 2024 and 2023, respectively. The right-of-use lease assets are reported as a component of accrued interest receivable and other assets in the accompanying consolidated balance sheet. The related lease liability totaled $267,000 and $368,000 at December 31, 2024 and 2023, respectively. The related lease liability is reported as a component of accrued interest payable and other liabilities in the accompanying consolidated balance sheet. Lease payments under operating leases that were applied to the operating lease liability totaled $111,000 during both 2024 and 2023. The following table reconciles future undiscounted lease payments due under non-cancelable operating leases (those amounts subject to recognition) to the aggregate operating lessee lease liability as of December 31:

	2024	2023
Future Lease Payments
2024	$—	$111
2025	111	111
2026	111	111
2027	55	55
Thereafter	—	—
Total undiscounted operating lease liability	277	388
Imputed interest	10	20
Total operating lease liability included in the accompanying balance sheet	$267	$368
Weighted-average lease term in years	2.50	3.50
Weighted-average discount rate	3.19%	3.19%

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE G – LEASES (Continued)

Lease Receivable: In 2021, the Company entered into an agreement to lease 7,417 square feet of office space located at the Red Bluff branch to the United States Department of Agriculture (USDA) for fixed payments of $256,000 per year for a three year “firm term,” including operating costs and tenant improvement (TI) reimbursements, and an additional 17 years at $185,000 per year that excludes the reimbursement for tenant improvements. The building improvements specified in the agreement were completed as of December 31, 2021. The lease term began on April 26, 2021, upon the USDA’s occupancy of the space. The lease is cancellable after the three year “firm term” with advance written notice of 120 days. There are no options to extend the lease period.

At December 31, 2024 and 2023, the total cost of the leased portion of the Red Bluff building under the USDA lease was $1.8 million and the carrying amount was $1.6 million and $1.7 million, respectively. The Company recognized lease income of $196,000 during 2024, 2023 and 2022. The Company deferred and amortized tenant improvement rents payable during the first three years of the agreement over the life of the lease. Deferred rents were $184,000 and $171,000 at December 31, 2024 and 2023, respectively. The future cash flows to be received by the Company are as follows at December 31:

	2024	2023
2024	$—	$208
2025	185	185
2026	185	185
2027	185	185
2028	185	185
2029	185	185
Thereafter	2,095	2,095
	$3,020	$3,228

NOTE H – CASH SURRENDER VALUE OF LIFE INSURANCE

The Company maintains life insurance policies on certain current and former key executives to fund the Company’s employee benefit programs. Life insurance is recorded at the amounts that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value, net of surrender charges. The Company also maintains split dollar life insurance agreements with certain employees, whereby the employees’ designated beneficiaries will receive a portion of life insurance benefits upon the employees’ death while employed by the Company.

The death benefits provided under the specific terms of these insurance policies are estimated to be $32.9 and $32.5 million at December 31, 2024 and 2023, respectively. The cash surrender value, net of surrender charges, was $16.1 million and $15.5 million at December 31, 2024 and 2023, respectively. The cash surrender value includes both the original premiums paid for the life insurance policies and the accumulated accretion of policy income since inception of the policies, net of mortality costs and other fees. Income of $574,000, $513,000 and $189,000 was recognized on these life insurance policies for the years ended December 31, 2024, 2023 and 2022, respectively.

NOTE I – INTEREST-BEARING DEPOSITS

Interest-bearing deposits consisted of the following at December 31:

	2024	2023
Savings and money market	$185,499	$173,802
Interest-bearing transaction accounts	159,793	167,302
Time deposits	149,452	122,034
	$494,744	$463,138

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE I – INTEREST-BEARING DEPOSITS (Continued)

Interest expense on these deposits for the years ended December 31 was as follows:

	2024	2023	2022
Savings and money market	$4,826	$2,955	$973
Interest-bearing transaction accounts	1,340	1,037	455
Time deposits	6,577	3,551	820
	$12,743	$7,543	$2,248

The scheduled maturities of time deposits for the years ended December 31 were as follows:

	2024	2023
2024	$—	$103,126
2025	98,155	2,037
2026	12,064	1,310
2027	10,265	59
2028	7,509	15,502
2029	21,459	—
	$149,452	$122,034

Time deposits that met or exceeded the FDIC Insurance limit of $250,000 at December 31, 2024 and 2023 were $68.4 million and $69.8 million, respectively.

The Company’s deposit portfolio includes deposits offered through Reich & Tang Deposit Solutions, LLC, comprised of Demand Deposit Marketplace (“DDM”) balances included in interest-bearing transaction accounts. Through this network, the Company is able to offer its customers access to FDIC-insured deposit products in aggregate amounts exceeding current insurance limits. When the Company places funds through DDM on behalf of a customer, it has the option of receiving matching deposits through the network’s reciprocal deposit program. The Company considers the reciprocal deposits to be in-market deposits as distinguished from traditional out-of-market brokered deposits. The Company had $50.2 million and $54.5 million in reciprocal deposits at December 31, 2024 and 2023, respectively.

NOTE J – OTHER BORROWINGS

Federal Home Loan Bank of San Francisco (FHLB)

The Company maintains a secured credit facility with the FHLB. Amounts available under this facility are dependent on the amount of bank loans and investment securities that are pledged as collateral. There was $15.0 million outstanding under the facility at December 31, 2024. The borrowing has an interest rate of 4.61% and matures January 27, 2025. There were no borrowings outstanding under this facility as of December 31, 2023. $32.6 million was utilized under this facility for letters of credit to secure certain public fund deposit accounts at December 31, 2024 and 2023. These letters of credit expire at various dates in 2025. At December 31, 2024 and 2023, the collateral pledged provided additional borrowing capacity of $106.7 million and $114.6 million, respectively.

Federal Reserve

The Company has access to funding through the Federal Reserve discount window. Amounts available are dependent on the amount of bank loans and investment securities that are pledged as collateral. There were no borrowings outstanding as of December 31, 2024 and 2023. At December 31, 2024 and 2023, the collateral pledged provided total borrowing capacity of $86.1 million and $68.7 million, respectively.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE J – OTHER BORROWINGS (Continued)

In 2023, the Company obtained access to funding through the Federal Reserve Bank Term Funding Program. The ability to take new advances under this program ended on March 11, 2024. At December 31, 2024, no borrowings were outstanding under this program. At December 31, 2023, $20.0 million in borrowings were outstanding under this program at an interest rate of 4.83%.

Federal Funds

At December 31, 2024 and 2023, the Company had an unsecured federal funds line of credit in the amount of $20.0 million with one of its correspondent banks. There were no borrowings outstanding under the agreement at December 31, 2024 and 2023.

NOTE K – SUBORDINATED DEBENTURES

On November 24, 2020, the Company completed a private placement of $12 million of subordinated notes to fifteen accredited investors through a placement agent, Performance Trust Capital Partners, LLC. Of this amount, $2 million and $3 million was contributed to the Bank in 2021 and 2020, respectively, to increase Tier 1 capital to facilitate future growth. The subordinated notes may be included in the Company’s Tier 2 capital under current regulatory guidelines and interpretations. $10 million of the subordinate notes are 10-year fixed-to-floating rate notes that initially bear interest at a fixed rate of 4.75% per annum, payable quarterly in arrears on March 30, June 30, September 30, and December 30 of each year commencing March 30, 2021 until November 30, 2025. From November 30, 2025 through November 30, 2030 (or up to an earlier redemption date), the interest rate will reset quarterly to an interest rate per annum equal to the Three-Month Term Secured Overnight Financing Rate (SOFR) (or the applicable successor or substitute base rate) plus 452 basis points, payable quarterly in arrears. The notes are redeemable, in whole are in part, on November 24, 2025 or on any interest payment dates thereafter, and at any time upon the occurrence of certain events defined in the agreement. The remaining $2 million of subordinated notes are 15-year fixed-to-floating rate notes that initially bear interest at a fixed rate of 4.75% per annum, payable quarterly in arrears on March 30, June 30, September 30, and December 30 commencing March 30, 2021 until November 30, 2030. From November 30, 2030 through November 30, 2035 (or up to an earlier redemption date), the interest rate will reset quarterly to an interest rate per annum equal to the Three-Month Term SOFR (or the applicable successor or substitute base rate) plus 414 basis points, payable quarterly in arrears. The notes are redeemable, in whole or in part, on November 24, 2030 or on any interest payment dates thereafter, and at any time upon the occurrence of certain events defined in the agreement. The notes are subordinate and junior in right of payment to the prior payment in full of all existing claims of creditors of the Company and depositors of the Bank. Debt issuance costs of $284,000 were incurred on the notes, which will be amortized into interest expense through the maturity dates of the notes. Interest expense incurred on the subordinated notes, net of issuance cost amortization, was $596,000, $595,000 and $594,000 during the years ended December 31, 2024, 2023 and 2022, respectively.

NOTE L – EMPLOYEE BENEFIT PLANS

The Company has a defined contribution retirement plan covering substantially all of the Company’s employees. Employees may elect to have a portion of their compensation contributed to the plan in conformity with the requirements of Section 401(k) of the Internal Revenue Code. Employees may also contribute to a health savings account under Section 223 of the Internal Revenue Code. The Company makes contributions to the plans on a discretionary basis. The Company made contributions to the plans of $130,000, $115,000 and $100,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

In 2007, the Company established an unfunded retirement plan, which provides for the Company to provide the eligible officers with annual benefits for ten to fifteen years after retirement. Currently, five officers are eligible for the benefit. If death occurs prior to or during retirement, the Company will pay the officer’s beneficiary or estate the benefits set forth in the plan. Liabilities are recorded for the estimated present value of future salary continuation benefits using a discount rate of 5.25%. At December 31, 2024 and 2023, the liability recorded for the executive officer supplemental retirement plan totaled $1.8 and $1.6 million, respectively. The amount of expense related to this plan was $229,000, $211,000 and $126,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE M – OTHER NONINTEREST EXPENSES

Other noninterest expenses consisted of the following for the years ended December 31:

	2024	2023	2022
Data processing	$2,045	$1,721	$1,488
Advertising and marketing	500	421	368
Deposit insurance assessments	331	286	220
Directors’ fees	244	203	200
Consulting and advisory	207	218	157
Accounting and auditing	204	198	180
Automated teller machine (ATM) and interchange expenses	132	133	114
Printing, stationary and supplies	69	97	84
Postage	68	66	38
Director stock option expense	40	51	88
Legal fees and expenses	40	10	17
Telecommunications expense	27	93	85
Other expenses	886	879	886

	$4,793	$4,376	$3,925

NOTE N – INCOME TAXES

The components of income tax expense included in the statements of operations were as follows for the years ended December 31:

	2024	2023	2022
Currently payable:
Federal	$(52)	$1,907	$1,767
State	15	1,135	1,136
	(37)	3,042	2,903
Deferred tax expense:
Federal	(430)	(121)	53
State	(252)	(77)	(63)
	(682)	(198)	(10)

Net income tax (benefit) provision	$(719)	$2,844	$2,893

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE N – INCOME TAXES (Continued)

The following is a reconciliation of income taxes computed at the Federal statutory rate of 21% in 2024, 2023 and 2022 to the effective rate used for the provision for income taxes for the years ended December 31:

	2024	2023	2022
Income tax (benefit) provision at the federal statutory rate	$(316)	$2,145	$2,128
State franchise tax benefit, less federal income tax effect	(187)	835	829
Incentive stock option expense	15	15	—
Nondeductible expenses and other	79	—	29
Life insurance earnings	(121)	(108)	(40)
Tax exempt municipal bond interest	(35)	(35)	(35)
Tax benefit of stock options exercised	(47)	(8)	(18)
Tax credits	(107)	—	—

Net income tax (benefit) provision	$(719)	$2,844	$2,893

The tax effects of temporary differences that give rise to the components of the net deferred tax assets as of December 31 were as follows:

	2024	2023
Deferred tax assets:
Unrealized security holding losses	$3,810	$4,045
Allowance for credit losses	1,822	1,689
Net operating loss	615	—
Salary continuation plan	524	468
Interest rate swaps	265	—
Non-statutory stock options	116	123
Operating lease liabilities	79	109
Vacation liability	54	5
Other	54	50
Off-balance sheet commitments	41	41
Organizational costs	2	2
State taxes	—	240
Total deferred tax assets	7,382	6,772
Deferred tax liabilities:
Depreciation	(269)	(342)
Operating lease right of use asset	(79)	(109)
Total deferred tax liabilities	(348)	(451)

Net deferred tax assets	$7,034	$6,321

Amounts presented for the tax effects of temporary differences are based upon estimates and assumptions and could vary from amounts ultimately reflected on the Company’s tax returns. Accordingly, the variances from amounts reported in prior years are primarily adjustments to conform to the tax returns as filed. Income taxes refundable (payable) at December 31, 2024 and 2023 were $1,639,000 and $467,000, respectively.

The Company has federal and California net operating loss (NOL) carryforwards of $2,318,000 and $1,456,000, respectively, at December 31, 2024 that it believes are more likely than not to be utilized in future periods. Under federal law, NOLs may be carried forward indefinitely until the loss is fully recovered, but they are limited to 80% of the taxable income in any one tax period. California law provides a carryover period of 20 years for unused NOLs, but the NOL deduction is suspended for tax years 2024 through 2026. The NOL carryover period will be extended for each year the NOL deduction is suspended.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE N – INCOME TAXES (Continued)

The Company files an income tax return in the U.S. federal jurisdiction and a franchise tax return in the State of California jurisdiction. The Company is no longer subject to U.S. federal income tax examinations and state franchise tax examinations for years prior to 2021 and 2020, respectively.

FASB ASC 740-10 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement and classification of amounts relating to uncertain tax positions, accounting for the disclosure of interest and penalties, accounting in interim periods, disclosures and transition relating to the adoption of the new accounting standard. The Company adopted provisions of FASB 740-10 on January 1, 2007. There have been no adjustments identified for unrecognized tax benefits which would require an adjustment to the income statement since this pronouncement was implemented. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. The Company recognized no interest or penalties since this pronouncement was implemented.

NOTE O – EARNINGS PER SHARE

The following is a computation of basic and diluted earnings per share for the years ended December 31:

	2024	2023	2022
Basic:
Net (loss) income	$(785)	$7,371	$7,243

Weighted-average common shares outstanding	1,487,972	1,479,884	1,472,381

Net (loss) income per share	$(0.53)	$4.98	$4.92

Diluted:
Net (loss) income	$(785)	$7,371	$7,243

Weighted-average common shares	1,487,972	1,479,884	1,472,381
Net effect of dilutive stock options - based on treasury stock method	40,297	44,009	54,353
Weighted-average common shares outstanding and common stock equivalents	1,528,269	1,523,893	1,526,734
Net (loss) income per share-assuming dilution	$(0.51)	$4.84	$4.74

Shares of common stock issuable under stock options that have an exercise price greater than average market prices are not included in the computation of diluted earnings per share due to their antidilutive effect. For the years ended December 31, 2024, 2023 and 2022, antidilutive stock options totaled 7,778, 11,378 and 126, respectively.

NOTE P – STOCK OPTION PLAN

In April 2017, the Board of Directors approved the Cornerstone Community Bancorp 2017 Omnibus Plan (the 2017 Plan), which expires on April 17, 2027. The 2017 Plan provides long-term incentives (“Awards”) to eligible members of the board of directors and employees in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards and restricted stock units, as defined in the Internal Revenue Code. The 2017 Plan allows a maximum number of shares available for all awards of 300,000 shares of Cornerstone Community Bancorp common stock. Awards granted since 2018 were provided under the 2017 Plan. All awards outstanding at December 31, 2017 were provided under the 2006 Cornerstone Community Bancorp Stock Option Plan (2006 Plan), which expired in 2016. Those awards are not affected by the approval of the 2017 Plan. Awards issued under the 2006 Plan do not reduce the maximum number of shares that may be issued for all awards under the 2017 Plan.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE P – STOCK OPTION PLAN (Continued)

Each award under the 2017 Plan is required to be documented by a written agreement specifying the terms and conditions of the award approved by the Administrator (the Board of Directors or a committee appointed by the Board of Directors). Awards generally have a maximum term of 10 years from the date granted and generally expire at the awardee’s separation from the Company, or within 90 days of separation. The exercise price of stock options may not be less than the fair market value of the Company’s stock on the date granted. The maximum value of stock appreciation rights and restricted stock that may be granted to any awardee in a calendar year is $500,000. Unless otherwise expressly provided in an agreement relating to an award, in the event of a change in control of Cornerstone Community Bancorp (as defined in the 2017 Plan): (1) all of the participant’s outstanding options and stock appreciation rights will become fully and immediately vested and exercisable; and (2) the restriction period applicable to all outstanding awards of restricted stock will immediately expire and all restrictions imposed under such awards will immediately lapse.

There were no options granted during 2024 and 2023.

Information related to stock options granted during the year ended December 31, 2022 is as follows:

2022
Weighted average grant date fair value per share	$9.92
Significant fair value assumptions:
Expected term (in years)	6.5
Expected annual volatility	26.5%
Expected annual dividend yield	0.0%
Risk-free interest rate	3.9%

The fair value of options granted is estimated on the date of the grant using the Black-Scholes option pricing model.

Expected volatilities used in the pricing model are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is determined based on historical experience with similar options, giving consideration to the contractual terms and vesting schedules, and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE P – STOCK OPTION PLAN (Continued)

A summary of stock option activity during the years ended December 31 is as follows:

	Incentive Stock Options
	2024		2023		2022
	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares
Shares under option at beginning of year	$21.45	50,619	$20.80	53,229	$8.51	34,500
Options granted	—	—	—	—	27.36	35,000
Options expired	—	—	—	—	15.25	(300)
Options forfeited	—	—	—	—	15.25	(1,200)
Options exercised	8.20	(5,619)	8.20	(2,610)	8.20	(14,771)

Shares under option at end of year	$23.10	45,000	$21.45	50,619	$20.80	53,229

Options exercisable at end of year	$19.38	24,000	$14.13	22,619	$8.20	18,229

	Nonstatutory Stock Options
	2024		2023		2022
	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares
Shares under option at beginning of year	$17.16	91,500	$17.16	91,500	$16.78	99,000
Options exercised	8.20	(15,000)	—	—	12.10	(7,500)

Shares under option at end of year	$18.92	76,500	$17.16	91,500	$17.16	91,500

Options exercisable at end of year	$18.78	67,500	$16.49	73,500	$15.73	56,500

The intrinsic value of outstanding, vested and expected to vest incentive and nonstatutory stock options was $184,000 and $584,000, respectively, at December 31, 2024. Exercisable incentive and nonstatutory stock options had intrinsic value of $184,000 and $524,000, respectively, at December 31, 2024. At December 31, 2023, the intrinsic value of outstanding, vested and expected to vest incentive and nonstatutory stock options was $367,000 and $1,056,000, respectively. Exercisable incentive and nonstatutory stock options had intrinsic value of $330,000 and $898,000, respectively, at December 31, 2023. The weighted average remaining contractual term of incentive and nonstatutory stock options outstanding, vested and expected to vest was 6.22 years and 4.16 years, respectively, at December 31, 2024. The weighted average remaining contractual term of incentive and nonstatutory stock options outstanding, vested and expected to vest was 6.53 years and 4.48 years, respectively, at December 31, 2023.

Upon the exercise of stock options, new shares are issued. Total cash received for the exercise of options during 2024, 2023 and 2022 was $169,000, $5,000 and $212,000, respectively. There were $37,000 of stock options repurchased during 2023. There were no stock options repurchased during 2024 and 2022.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE P – STOCK OPTION PLAN (Continued)

There were $85,000, $11,000 and $26,000 in benefits realized for the tax deductions from stock options exercised during 2024, 2023 and 2022, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, and changes during the year ended December 31, is presented below:

	Incentive Stock Options
	2024		2023		2022
Nonvested Shares	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at beginning of year	28,000	$9.92	35,000	$9.92	1,200	$3.95
Granted	—	—	—	—	35,000	9.92
Forfeited	—	—	—	—	(1,200)	3.95
Vested	(7,000)	9.92	(7,000)	9.92	—	—

Nonvested at end of year	21,000	$9.92	28,000	$9.92	35,000	$9.92

	Nonstatutory Stock Options
	2024		2023		2022
Nonvested Shares	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at beginning of year	18,000	$4.46	35,000	$4.80	52,000	$4.92
Vested	(9,000)	4.46	(17,000)	5.16	(17,000)	5.16

Nonvested at end of year	9,000	$4.46	18,000	$4.46	35,000	$4.80

At December 31, 2024 and 2023, there was $214,000 and $324,000, respectively, of total unrecognized compensation cost related to nonvested stock options under the Plan. That cost is expected to be recognized over a weighted-average period of 2.90 and 3.58 years at December 31, 2024 and 2023, respectively. The total fair value of options vested (net of forfeitures) during the year ended December 31, 2024, 2023 and 2022 was $110,000, 157,000 and $88,000, respectively.

Total compensation cost for all share-based payments recognized in net income for 2024, 2023 and 2022 was $77,000, $85,000 and $62,000, respectively. The compensation cost was net of a tax benefit of $32,000, $36,000 and $26,000 in 2024, 2023 and 2022, respectively.

NOTE Q – RELATED PARTY TRANSACTIONS

The Company received deposits from directors and officers and their related interests totaling $4.5 million and $5.2 million at December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, there were loan commitments to related parties totaling approximately $9.8 million and $9.7 million, respectively. At December 31, 2024 and 2023, undisbursed loan commitments to related parties totaled $709,000 and $1.7 million, respectively.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE R – CONTINGENT LIABILITIES AND COMMITMENTS

Financial Instruments with Off-Balance-Sheet Risk

The Company’s financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Company’s commitments and contingent liabilities is as follows at December 31:

	Contractual Amounts
	2024	2023
Commitments to extend credit	$109,440	$107,517
Standby letters of credit	3,095	2,995

	$112,535	$110,512

Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Company’s credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheet. Because most of these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, deeds of trust on residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All letters of credit are short-term guarantees with no guarantees extending more than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending facilities to customers.

The Bank did not incur any losses on its commitments in 2024, 2023 or 2022.

Deposit concentrations

The Company has a limited number of deposit relationships greater than 3% of total deposits that in the aggregate represents approximately 10% and 15% of the Company’s deposits at December 31, 2024 and 2023, respectively. The Company’s largest single deposit relationship at December 31, 2024 and 2023 totaled $21.6 million and $24.6 million, or 3.70% and 4.37% of total deposits, respectively. Management maintains sufficient on and off-balance sheet liquidity to mitigate the risk of large withdrawals by the Company’s large depositors.

Contingencies

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management does not expect the ultimate disposition of these matters to have a material adverse impact on the financial statements.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE S – CONCENTRATIONS OF CREDIT RISK

The Company serves businesses and individuals in Tehama and Shasta Counties and the surrounding areas within the State of California. Most of the Company’s loans have been granted to customers in the Company’s market area. General economic conditions or natural disasters affecting the primary market area could affect the ability of customers to repay loans and the value of real property used as collateral. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Company requires that all loans have adequate collateral to secure the loan or that the borrower has evidence of sufficient cash flows to repay loans when the loans are made. All collateral must have an appraisal, if applicable, and collateral is generally secured by liens. The Company’s access to this collateral is through judicial procedures.

The concentrations of credit by type of loan are set forth in Note D. In management’s judgment, a concentration of loans exists in real estate secured loans with approximately 72% and 71% of the Company’s loans being real estate related at December 31, 2024 and 2023, respectively. In particular, real estate – commercial represents approximately 52% and 48% of the Company’s loans at December 31, 2024 and 2023, respectively. The Company, as a matter of policy, generally restricts loans to a single borrower or group of related borrowers and investments by the Company to 25% of the sum of the Company’s equity capital plus the allowance for credit losses, subject to certain adjustments. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if necessary, by the Company is based on management’s credit evaluation of the customer. Collateral held varies but may include residential and commercial real property, marketable securities, accounts receivable, inventory, equipment, savings accounts and automobiles.

The concentrations by type of investment security are set forth in Note C. At times, cash in correspondent bank accounts may exceed FDIC insured limits. The Company places cash and cash equivalents with the Federal Reserve Bank and other high credit quality financial institutions, periodically monitors their credit worthiness and limits the amount of credit exposure to any one institution according to regulations. The Company had no federal funds sold to correspondent banks at December 31, 2024 and 2023.

NOTE T – DERIVATIVES AND HEDGING ACTIVITIES

Fair Value Hedges

Interest Rate Swap Agreements - During 2024, the Company entered into fair value hedges for a closed pool of fixed rate debt securities. The instruments are designated as fair value hedges as the changes in the fair value of the interest rate swap are expected to offset changes in the fair value of the hedged item attributable to changes in the compounded overnight SOFR rate, the designated benchmark interest rate. These derivative contracts involve the receipt of floating rate interest from a counterparty in exchange for the Company making fixed-rate payments over the life of the contract, without the exchange of the underlying notional value.

The following tables present the notional and estimated fair value amount of derivative positions outstanding at December 31, 2024:

			Weighted Average
	Notional Amount	Asset Derivative	Liability Derivative	Remaining Maturity (in years)	Receive Rate	Pay Rate
Interest rate swap - securities	$45,000	$—	$872	5.7	SOFR	4.39%

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE T – DERIVATIVES AND HEDGING ACTIVITIES (Continued)

The following amounts were recorded on the balance sheet related to cumulative basis adjustments for fair value hedges at December 31, 2024:

	Amortized Cost of the Hedged Assets/Liabilities	Amortized Cost of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Assets/Liabilities
Line item on the balance sheet	December 31, 2024	December 31, 2024
Available for sale debt securities	$56,393	$897

The effects of the fair value hedge relationships on the income statement during the year ended December 31, 2024 were as follows:

Interest on investment securities	Year Ended 2024
Decrease in fair value of interest rate swaps hedging available for sale securities	$(872)
Hedged interest earned (paid)	230
Increase in carrying value included in the hedged available for sale securities	897
Net gain recognized in interest income on investment securities	$255

NOTE U – CAPITAL AND REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

As a small bank holding company, the Company is not subject to specific regulatory capital requirements. The risk-based capital guidelines described below apply on a consolidated basis to bank holding companies with consolidated assets of $3 billion or more. For bank holding companies with less than $3 billion in consolidated assets, the guidelines will be applied on a bank-only basis unless: (a) the parent bank holding company is engaged in nonbank activity involving significant leverage, or (b) the parent company has a significant amount of outstanding debt that is held by the general public. Because neither (a) nor (b) apply to the Company, regulators look to the Bank’s capital ratios when assessing the adequacy of the Company’s capital.

The Bank is required to comply with applicable capital adequacy standards established by the Federal Reserve Board (the “Basel III Capital Rules”). Quantitative measures established by the Basel III Capital Rules designed to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

The Bank’s Common Equity Tier 1 capital includes common stock and related paid-in capital, net of treasury stock, and retained earnings. In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include most components of accumulated other comprehensive income in Common Equity Tier 1. Common Equity Tier 1 for the Bank is reduced by other intangible assets, net of associated deferred tax liabilities.

Tier 1 capital includes Common Equity Tier 1 capital and additional Tier 1 capital. The Bank did not have any additional Tier 1 capital beyond Common Equity Tier 1 at December 31, 2024 or 2023.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE U – CAPITAL AND REGULATORY MATTERS (Continued)

Total capital includes Tier 1 capital and Tier 2 capital. Tier 2 capital for the Bank includes a permissible portion of the allowance for credit losses.

The Common Equity Tier 1, Tier 1 and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets, with certain exclusions, allocated by risk weight category, and certain off-balance-sheet items, among other things. The leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets, which exclude other intangible assets, among other things.

The Basel III Capital Rules require the Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier 1 capital ratio, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0%), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio, effectively resulting in a minimum Tier 1 capital ratio of 8.5%), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio, effectively resulting in a minimum total capital ratio of 10.5%) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the “countercyclical capital buffer,” which is discussed below) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall and the institution’s “eligible retained income” (that is, four quarter trailing net income, net of distributions and tax effects not reflected in net income). The countercyclical capital buffer is applicable to only certain covered institutions and does not have any current applicability to the Bank.

The following table presents actual and required capital ratios as of December 31, 2024 and December 31, 2023 for the Bank under the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

	Actual			Minimum Capital Required Plus Capital Conservation Buffer				Required to be Considered Well Capitalized
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(in thousands)
As of December 31, 2024
Total Capital
(to Risk Weighted Assets)	$69,156	12.38%	≥	$58,674	≥	10.50%	≥	$55,880	≥	10.00%
Tier I Capital
(to Risk Weighted Assets)	$62,853	11.25%	≥	$47,498	≥	8.50%	≥	$44,704	≥	8.00%
Common Equity Tier I Capital
(to Risk Weighted Assets)	$62,853	11.25%	≥	$39,116	≥	7.00%	≥	$36,322	≥	6.50%
Tier I Capital
(to Average Assets)	$62,853	9.26%	≥	$27,143	≥	4.00%	≥	$33,929	≥	5.00%

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE U – CAPITAL AND REGULATORY MATTERS (Continued)

As of December 31, 2023
Total Capital
(to Risk Weighted Assets)	$70,181	12.83%	≥	$57,447	≥	10.50%	≥	$54,711	≥	10.00%
Tier I Capital
(to Risk Weighted Assets)	$64,229	11.74%	≥	$46,505	≥	8.50%	≥	$43,769	≥	8.00%
Common Equity Tier I Capital
(to Risk Weighted Assets)	$64,229	11.74%	≥	$38,298	≥	7.00%	≥	$35,562	≥	6.50%
Tier I Capital
(to Average Assets)	$64,229	9.92%	≥	$25,887	≥	4.00%	≥	$32,358	≥	5.00%

As of December 31, 2024 and 2023, capital levels for the Bank exceed all capital adequacy requirements under the Basel III Capital Rules. Based on the ratios presented above, capital levels as of December 31, 2024 and 2023 for the Bank exceed the minimum levels necessary to be considered “well capitalized.”

The Bank is subject to the regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation (“FDIC”). Regulatory authorities can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a direct material effect on the Company’s and Bank’s financial statements. Management believes, as of December 31, 2024 and 2023, that the Bank meets all capital adequacy requirements to which they are subject.

Dividend Restrictions

In the ordinary course of business, the Company is dependent upon dividends from the Bank to provide funds for the payment of interest on its subordinated debentures and to provide for other cash requirements, including to repurchase its common stock. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. Under the foregoing dividend restrictions and while maintaining its “well capitalized” status, at December 31, 2024 and 2023, the Bank could pay aggregate dividends of up to $13.3 million and $15.5 million, respectively, to the Company without prior regulatory approval.

NOTE V – FAIR VALUE

Fair Value Hierarchy and Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing as asset or liability.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE V – FAIR VALUE (Continued)

The Company used the following methods and significant assumptions to estimate fair value:

Available for Sale Debt Securities: The fair values for available for sale debt securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For these securities, we obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).

Interest Rate Swap Derivative Financial Instruments: Fair value estimates for interest rate swap derivative financial instruments were based upon the estimated amounts to settle the contracts considering current interest rates and were calculated using discounted cash flows. The inputs used to determine fair value included the compounded overnight SOFR rate to estimate variable rate cash inflows and the overnight SOFR swap rate to estimate the discount rate. The estimated variable rate cash inflows were compared to the fixed rate outflows and such difference was discounted to a present value to estimate the fair value of the interest rate swaps. The components of the valuation were observable or could be corroborated by observable market data and, therefore, were classified within Level 2 of the valuation hierarchy. The Company also obtained and compared the reasonableness of the pricing from independent third party valuations.

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2024
Assets:
Available for sale debt securities
U.S. agency securities - excluding mortgage-backed securities	$—	$5,916	$—	$5,916
Residential mortgage-backed securities:
Government agency mortgage-backed securities	—	526	—	526
Government agency collateralized mortgage obligation	—	15,584	—	15,584
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	—	852	—	852
Private-label collateralized mortgage obligation	—	5,794	—	5,794
Municipal bonds:
Tax-exempt	—	8,386	—	8,386
Taxable	—	41,510	—	41,510
Asset backed securities:
Government sponsored student loan pools	—	6,964	—	6,964
Corporate debt securities	—	1,960	—	1,960
Derivative financial liabilities (interest rate contracts)	—	872	—	872

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE V – FAIR VALUE (Continued)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2023
Assets:
Available for sale debt securities
U.S. agency securities - excluding mortgage-backed securities	$—	$6,143	$—	$6,143
Residential mortgage-backed securities:
Government agency mortgage-backed securities	—	638	—	638
Government agency collateralized mortgage obligation	—	16,289	—	16,289
Private-label collateralized mortgage obligation	—	1,446	—	1,446
Commercial mortgage-backed securities:
Government agency mortgage-backed securities	—	840	—	840
Private-label collateralized mortgage obligation	—	5,831	—	5,831
Municipal bonds:
Tax-exempt	—	8,574	—	8,574
Taxable	—	42,687	—	42,687
Asset backed securities:
Government sponsored student loan pools	—	8,695	—	8,695
Corporate debt securities	—	1,922	—	1,922

Transfers between levels of the fair value hierarchy are recognized through the Company’s monthly and/or quarterly valuation process in the reporting period during which the event or circumstances that caused the transfer occurred. No such transfers occurred in the years presented.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE V – FAIR VALUE (Continued)

Disclosures about Fair Value of Financial Instruments

The carrying amounts and estimated fair values of financial instruments not carried at fair value, at December 31, 2024 and 2023 are as follows:

	Carrying	Fair Value Measurements
	Amount	Level 1	Level 2	Level 3	Total
December 31, 2024:
Financial assets (recorded at amortized cost):
Cash and cash equivalents	$29,915	$29,915	$—	$—	$29,915
Restricted equity securities	3,259	—	3,259	—	3,259
Loans, net	492,699	—	—	471,004	471,004
Accrued interest receivable	3,665	3,665	—	—	3,665

Financial liabilities (recorded at amortized cost)
Time deposits	149,452	—	149,156	—	149,156
Other borrowings	15,000	—	15,003	—	15,003
Subordinated debentures	12,000	—	—	11,561	11,561
Accrued interest payable	628	628	—	—	628

December 31, 2023:
Financial assets (recorded at amortized cost):
Cash and cash equivalents	$28,317	$28,317	$—	$—	$28,317
Restricted equity securities	3,077	—	3,077	—	3,077
Loans, net	476,399	—	—	451,951	451,951
Accrued interest receivable	3,306	3,306	—	—	3,306

Financial liabilities (recorded at amortized cost)
Time deposits	122,034	—	121,615	—	121,615
Other borrowings	20,000	—	19,947	—	19,947
Subordinated debentures	12,000	—	—	11,385	11,385
Accrued interest payable	866	866	—	—	866

The estimated fair value approximates carrying value for cash and cash equivalents, restricted equity securities and accrued interest. Management has not disclosed the fair value of financial instruments specifically excluded from disclosure requirements, such as cash surrender value of life insurance, non-maturity deposit liabilities and lease obligations. The methods and assumptions used for the other financial assets and liabilities not carried at fair value are discussed below:

Loans, net: The estimated fair value approximates carrying value for variable-rate loans that reprice frequently and with no significant change in credit risk. The fair value of fixed-rate loans and variable-rate loans which reprice on an infrequent basis is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk.

Time deposits: The estimated fair value is estimated by discounting future cash flows using the interest rates currently offered for deposits of similar remaining maturities.

CORNERSTONE COMMUNITY BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2024, 2023 and 2022

(table amounts in thousands, except share and per share amounts)

NOTE V – FAIR VALUE (Continued)

Other borrowings: The estimated fair value is estimated by discounting future cash flows using current interest rates for similar financial instruments.

Subordinated debentures: The estimated fair value is estimated by discounting future cash flows along the SOFR swap discount curve. The Company’s subordinated debentures are not registered securities and were issued through private placements, resulting in a Level 3 classification.

NOTE W – SUBSEQUENT EVENT

On January 29, 2025, the Company and Plumas Bancorp announced the signing of a definitive merger agreement whereby Plumas Bancorp will acquire the Company in a stock and cash transaction. Under the terms of the agreement, each issued and outstanding share of common stock of the Company will be converted into the right to receive 0.6608 shares of common stock of Plumas Bancorp and $9.75 in cash (subject to adjustment under certain circumstances). The merger is expected to occur in the second half of 2025 and remains subject to customary closing conditions, including obtaining approval by the Company’s shareholders and bank regulatory authorities.

Appendix A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF JANUARY 28, 2025

BY AND BETWEEN

PLUMAS BANCORP

AND

CORNERSTONE COMMUNITY BANCORP

A-1

-i-

6.19	Closing Financial Statements	71
6.20	Customer Notices	71
6.21	Professional Fees and Expenses	72
6.22	Environmental Matters.	72
6.23	Tax Treatment	73
6.24	Assumption of Cornerstone Subordinated Notes	73
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		73
7.01	Conditions to Each Party’s Obligation to Effect the Merger	73
7.02	Conditions to Obligation of Cornerstone	74
7.03	Conditions to Obligation of Plumas	74
ARTICLE VIII TERMINATION		76
8.01	Termination	76
8.02	Effect of Termination and Abandonment	77
ARTICLE IX MISCELLANEOUS		79
9.01	Survival	79
9.02	Waiver; Amendment	79
9.03	Counterparts	79
9.04	Governing Law	79
9.05	Expenses	79
9.06	Notices	80
9.07	Entire Understanding; Limited Third Party Beneficiaries	81
9.08	Severability	81
9.09	Interpretation	81
9.10	Assignment	82
9.11	Alternative Structure	82
9.12	Confidential Supervisory Information.	82
9.13	Enforcement of the Agreement	82
9.14	Delivery by Facsimile or Electronic Transmission	82

EXHIBIT A	Form of Shareholder Agreement	A-1

EXHIBIT B	Agreement of Merger	B-1

EXHIBIT C	Bank Merger Agreement	C-1

-ii-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 28, 2025 by and between Plumas Bancorp, a California corporation (“Plumas”), and Cornerstone Community Bancorp, a California corporation (“Cornerstone,” and together with Plumas, the “Parties” and each a “Party”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”), Cornerstone will merge with and into Plumas (the “Merger”), with Plumas as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

WHEREAS, immediately following the Merger, Cornerstone Community Bank, a California state-chartered bank and a wholly-owned subsidiary of Cornerstone (“Cornerstone Bank”), will merge with and into Plumas Bank, a California state-chartered bank and wholly-owned subsidiary of Plumas (“Plumas Bank”), with Plumas Bank as the surviving bank (the “Bank Merger”).

WHEREAS, the respective boards of directors of Plumas and Cornerstone have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is the intention of the Parties that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

WHEREAS, as material inducement to Plumas to enter into this Agreement, and simultaneously with the execution of this Agreement, certain shareholders of Cornerstone are entering into agreement, substantially in the form attached to this Agreement as Exhibit A (collectively, the “Shareholder Agreements”), pursuant to which they agree, among other things, to vote their shares of Cornerstone Common Stock in favor of adopting and approving this Agreement, not to compete with Plumas or Plumas Bank, and not to solicit the customers or employees of Plumas and Plumas Bank subject to the terms and limitations therein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ACL” has the meaning set forth in Section 5.03(y).

“Acquisition Proposal” means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Cornerstone or any of its Subsidiaries that if consummated, would result in any Person (or the shareholders of any Person) owning 10% or more of the total voting power of Cornerstone or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power of any class of equity securities of Cornerstone or those of any of its Subsidiaries or 10% or more of Cornerstone’s consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

“Adjusted Merger Related Expenses” means the Merger Related Expenses less the amount of the Specified Loan Recoveries, if any.

“Adjusted Tangible Common Equity” means Cornerstone’s total shareholders’ equity (i) excluding intangible assets, (ii) excluding any changes in accumulated other comprehensive income or loss from December 31, 2024, including but not limited to changes to the valuation of the Cornerstone (or Cornerstone Bank) investment portfolio attributed to ASC 320, whether upward or downward, (iii) excluding increases in shareholder equity resulting from the exercise of stock options following the date of this Agreement, (iv) less Merger Related Expenses not paid or accrued and (v) adding back up to $7,000,000 in Merger Related Expenses on a tax-adjusted basis (to the extent there was a tax benefit recorded by Cornerstone as a result of the incurrence of such expense) based on Cornerstone’s marginal tax rate; provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and consistent with Cornerstone’s consolidated balance sheet at December 31, 2023 as included in the Cornerstone Financial Statements; provided further to the extent any Merger Related Expenses are unknown or cannot be calculated prior to the delivery of the Closing Financial Statements, Cornerstone and Plumas shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the total Merger Related Expenses.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger and Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Agreement” means the Bank Merger Agreement by and between Plumas Bank and Cornerstone Bank, the form of which is attached hereto as Exhibit C, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.03(e).

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means shares of Cornerstone Common Stock held in book-entry form immediately prior to the Effective Time.

“Burdensome Condition” has the meaning set forth in Section 7.01(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cash Consideration” means $9.75 per share, subject to potential reduction as provided in Section 3.08, without interest.

“Cause,” for the purposes of Section 6.11(b), has the meaning set forth such Section.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Cornerstone Common Stock.

“CFC” means the California Financial Code, as amended.

“CGCL” has the meaning set forth in the recitals.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing” has the meaning set forth in Section 2.02(b).

“Closing Financial Statements” has the meaning set forth in Section 6.19.

“Closing Tangible Equity Target” means $42,586,066.

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(f).

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Control Transaction” has the meaning set forth in Section 8.02(b).

“Cornerstone” has the meaning set forth in the preamble to this Agreement.

“Cornerstone Articles” means the Articles of Incorporation of Cornerstone.

“Cornerstone Bank” has the meaning set forth in the recitals.

“Cornerstone Bank Board” means the Board of Directors of Cornerstone Bank.

“Cornerstone Board” means the Board of Directors of Cornerstone.

“Cornerstone Bylaws” means the Bylaws of Cornerstone, as amended.

“Cornerstone Common Stock” means the common stock, without par value, of Cornerstone.

“Cornerstone Equity Plans” means the Cornerstone Community Bancorp 2017 Omnibus Plan and the 2006 Cornerstone Community Bancorp Stock Option Plan.

“Cornerstone Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“Cornerstone Group” means any or all of Cornerstone and its Subsidiaries or any predecessor of or any successor to any or all of Cornerstone and its Subsidiaries (or to another such predecessor or successor). References herein to the Cornerstone Group shall be deemed to refer to both the Cornerstone Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of Cornerstone and its Subsidiaries.

“Cornerstone IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“Cornerstone Loan Property” has the meaning set forth in Section 5.03(o).

“Cornerstone Meeting” has the meaning set forth in Section 6.02(a).

“Cornerstone NQDP” has the meaning set forth in Section 5.03(m)(vii).

“Cornerstone Options” means the options to acquire Cornerstone Common Stock.

“Cornerstone Shareholder Approval” means the approval of this Agreement by the holders of a majority of the outstanding shares of Cornerstone Common Stock pursuant to Section 1201 of the CGCL.

“Cornerstone 401(k) Plan” has the meaning set forth in Section 6.11(c).

“Criticized Loans” has the meaning set forth in Section 5.03(r)(v).

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Cornerstone Options.

“DFPI” means the California Department of Financial Protection and Innovation.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any share of Cornerstone Common Stock that is owned by a shareholder who has perfected and not withdrawn a demand for dissenters’ rights pursuant to Chapter 13 of the CGCL with respect to such share.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“End Date” has the meaning set forth in Section 8.01(c).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Award Cashout Price” has the meaning set forth in Section 3.07(a).

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” means any entity considered to be a single employer with Cornerstone under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Environmental Consultant” has the meaning set forth in Section 6.22(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” means 0.6608 shares of Plumas Common Stock.

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FRB” means the Board of Governors of the Federal Reserve System and includes, where applicable, the Federal Reserve Bank of San Francisco.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.03(x).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, is actually known after due inquiry by, unless otherwise specified, (i) in the case of Cornerstone and any Cornerstone Subsidiary, its chairman, chief executive officer, president, chief financial officer and chief operating officer (and any officer superior to any of the foregoing), and (ii) in the case of Plumas and any Plumas Subsidiary, its chief executive officer, chief financial officer, chief banking officer, chief information officer and chief credit or lending officer (and any officer superior to any of the foregoing).

“Law” means any applicable federal, state, local or foreign statute, law, code, regulation, ordinance, rule, judgment, injunction, order, decree or policy, agency requirement, license, permit, or guideline of any Governmental Entity.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(u).

“Material Adverse Effect” means, with respect to Plumas, Cornerstone or their respective subsidiaries, any effect, circumstance, occurrence or change that (i) is material and adverse to the condition (financial or otherwise), results of operations, assets or business of Plumas and its Subsidiaries taken as a whole or Cornerstone and its Subsidiaries taken as a whole, as the case may be, or (ii) would or is reasonably likely to materially impair the ability of any of Plumas and its Subsidiaries or Cornerstone and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in Law of general applicability to banks and their holding companies or interpretations thereof by Governmental Entities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) change resulting from any outbreak or worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or resulting from hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Entity in response thereto), (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional economic, political or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks and their holding companies generally, (e) changes in relationships with customers or employees of Plumas and its Subsidiaries or Cornerstone and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (g) with respect to either Party to this Agreement, the effects of any action or omission taken with the prior written consent of the other Party or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on Plumas and its Subsidiaries taken as a whole on the one hand, or Cornerstone and its Subsidiaries taken as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Related Expenses” means Cornerstone’s and its Subsidiaries’ costs, fees and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby, whether paid or accrued by Cornerstone before, at or after the delivery of the binding Closing Financial Statements or the Closing Date, including but not limited to (i) the amount of any penalty or liquidated damages associated with the termination of Cornerstone’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date, (ii) the fees and expenses associated with the termination of any Material Contracts of Cornerstone that will be or are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction, that are listed in Section 1.01(a) of Cornerstone’s Disclosure Schedule or that Plumas and Cornerstone otherwise mutually agree to terminate on or before the Closing; (iii) the change-in-control, severance payments, bonus, incentive compensation, retention, or any other benefits or payments which vest or are payable by reason of either alone or in connection with any other event and the consummation of the Transaction (plus any employer portion of employment Taxes required to be paid with respect thereto); (iv) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by Cornerstone or its Subsidiaries under any salary continuation, deferred compensation or other similar agreements of Cornerstone or its Subsidiaries; (v) the amount paid to obtain the insurance coverage required pursuant to Section 6.10(c); (vi) the costs of printing and mailing the Proxy Statement/Prospectus to the shareholders of Cornerstone and holding the Cornerstone Meeting; and (vii) the fees and expenses of Cornerstone’s and its Subsidiaries’ attorneys, accountants, investment bankers and other advisors for their services rendered solely in connection with the Transaction. An estimate of Merger Related Expenses shall be set forth in Section 1.01(a) of Cornerstone’s Disclosure Schedule, which shall be updated within five (5) Business Days prior to the Closing Date. To the extent any Merger Related Expenses are unknown or cannot be calculated prior to such date, Cornerstone and Plumas shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the total Merger Related Expenses.

“Nasdaq” means the Nasdaq Stock Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Option Exchange Ratio” means the ratio of (a) the sum of (i) the Exchange Ratio multiplied by the closing sales price of a share of Plumas Common Stock on the NASDAQ Stock Market on the last trading day immediately preceding the Closing Date, plus (ii) the Cash Consideration, divided by (b) the closing sales price of a share of Plumas Common Stock on the NASDAQ Stock Market on the last trading day immediately preceding the Closing Date.

“Option Consideration” has the meaning set forth in Section 3.07(a).

“OREO” means other real estate owned.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Payroll Processor” has the meaning set forth in Section 3.07(b).

“Phase I ESA” has the meaning set forth in Section 6.22(a).

“Phase II ESA” has the meaning set forth in Section 6.22(b).

“Phase I Notice” has the meaning set forth in Section 6.22(b).

“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Law or Cornerstone’s or its Subsidiaries’ Privacy and Security Policies.

“Plumas Bank” has the meaning set forth in the recitals.

“Plumas Bank Board” means the Board of Directors of Plumas Bank.

“Plumas” has the meaning set forth in the preamble to this Agreement.

“Plumas Articles” means the Articles of Incorporation of Plumas, as amended.

“Plumas Average Closing Price” means the average closing price per share of Plumas Common Stock, as reported on Nasdaq, for the twenty (20) trading days ending on and including the second (2nd) trading day prior to the Closing Date.

“Plumas Benefit Plans” means the material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Plumas and Plumas Bank for the benefit of employees of Plumas and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements.

“Plumas Board” means the Board of Directors of Plumas.

“Plumas Bylaws” means the Bylaws of Plumas, as amended.

“Plumas Common Stock” means the common stock, without par value, of Plumas.

“Plumas SEC Reports” has the meaning set forth in Section 5.04(h)(i).

“Plumas Stock Plan” means the Plumas Bancorp 2022 Equity Incentive Plan.

“Plumas Substitute Option” has the meaning set forth in Section 3.07.

“Previously Disclosed” by a Party shall mean information set forth in a section of its Disclosure Schedule (subject to Section 5.01).

“Privacy and Security Policies” has the meaning set forth in Section 5.03(t)(iv).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Qualified Plan” has the meaning set forth in Section 5.03(m)(ii).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under any analogous continuation of coverage provisions of the Laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities, restricted stock units and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Breach” has the meaning set forth in Section 5.03(t)(iv).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Specified Loan Recoveries” means recoveries with respect to that loan identified in Section 1.01(b) of Cornerstone’s Disclosure Schedule that are realized on or before the fifth (5th) Business Day preceding the Closing Date, if any.

“Stock Consideration” has the meaning set forth in Section 3.01(b).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of “Superior Proposal” the references to “10%” in the definition of “Acquisition Proposal” shall instead refer to “50%”) that the Cornerstone Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Cornerstone Common Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.07 of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Corporation” has the meaning set forth in the recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, escheat, abandoned or unclaimed property, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the FRB, the FDIC and the SEC in connection therewith.

ARTICLE II

THE MERGER

2.01    The Merger.

(a)    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Cornerstone shall merge with and into Plumas in accordance with the applicable provisions of the CGCL, and the separate corporate existence of Cornerstone shall cease. Plumas shall be the Surviving Corporation and shall survive and continue to exist as a corporation incorporated under the CGCL.

(b)    Name. The name of the Surviving Corporation shall be “Plumas Bancorp”.

(c)    Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Plumas Articles and the Plumas Bylaws as in effect immediately prior to the Merger.

(d)    Directors and Executive Officers. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Plumas immediately prior to the Merger, with the addition of one director as contemplated by Section 6.12, each of whom shall serve until the first annual meeting of shareholders of Plumas following the Effective Time and until their successors are duly elected. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Plumas immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly appointed or elected and qualified.

(e)    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Cornerstone shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Cornerstone shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(f)    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of Cornerstone acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Cornerstone, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02    Closing Date and Effective Time; Closing.

(a)    Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause an Agreement of Merger relating to the Merger, the form of which is attached hereto as Exhibit B (the “Agreement of Merger”), to be filed with the Secretary of State of the State of California pursuant to the CGCL on the first Friday that is not less than five (5) nor more than thirty-five (35) Business Days after such satisfaction or (ii) such other date following such satisfaction or waiver to which the Parties may mutually agree in writing (the “Closing Date”). The Merger provided for herein shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California. The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)    A closing (the “Closing”) shall take place remotely by mutual exchange of documents and signatures (or their electronic counterparts) immediately prior to the Effective Time or at such other time on the Closing Date. At the Closing, there shall be delivered to Plumas and Cornerstone the certificates and other documents required to be delivered under Article VII hereof.

2.03    Bank Merger. As soon as practicable after the Merger, Cornerstone Bank shall be merged with and into Plumas Bank. Plumas Bank shall be the surviving entity in the Bank Merger. Following the execution of this Agreement, on such date as Plumas shall specify in writing, Plumas and Cornerstone shall cause Plumas Bank and Cornerstone Bank, respectively, to execute and deliver the Bank Merger Agreement and any other documents and certificates that are necessary to consummate the Bank Merger as soon as practicable after the Effective Time.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Cornerstone Common Stock:

(a)    Plumas Common Stock. Each share of Plumas Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)    Cornerstone Common Stock. Subject to the provisions of this Agreement, each share of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into, and shall be canceled in exchange for, the right to receive (i) a number of shares of Plumas Common Stock equal to the Exchange Ratio (the “Stock Consideration”) and (ii) an amount of cash equal to the Cash Consideration, without interest thereon (collectively, the “Merger Consideration”).

(c)    Cancellation of Excluded Shares. Any shares of Cornerstone Common Stock owned by Cornerstone as treasury stock or owned, directly or indirectly, by Cornerstone, Plumas or any of Plumas’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor. Subject to Section 3.01(d) and any Dissenting Shares shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(d)    Dissenting Shares.

(i)    No later than ten (10) calendar days following the date that the Cornerstone Shareholder Approval is received, Cornerstone or the Surviving Corporation shall provide each record holder of Cornerstone Common Stock entitled to vote on the Merger with a notice including the information required by in Section 1301(a) of the CGCL.

(ii)    Notwithstanding any provision of this Agreement to the contrary, to the extent dissenters’ rights under Section 1301(a) are applicable to the Merger, no Dissenting Shares shall be converted into or represent a right to receive the Merger Consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights to the extent granted by Chapter 13 of the CGCL. If a holder of shares of Cornerstone Common Stock who demands that Cornerstone purchase such shares under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Cornerstone Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Cornerstone Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with Section 3.01, the Merger Consideration for such shares set forth in this Article III.

(iii)    Cornerstone shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. Cornerstone shall give Plumas (A) prompt notice of any demands for purchase of any such shares of Cornerstone Common Stock pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by Cornerstone in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to purchase of any shares of Cornerstone Common Stock under Chapter 13 of the CGCL; provided that Plumas shall act in a commercially reasonable manner in directing any such negotiations and proceedings. Cornerstone shall not, except with the prior written consent of Plumas or as required by law, voluntarily make any payment with respect to any demands for purchase of Cornerstone Common Stock or offer to settle or settle any such demands.

3.02    Exchange Procedures.

(a)    Mailing of Transmittal Material. Provided that Cornerstone has delivered, or caused to be delivered, to an independent exchange agent selected by Plumas (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Closing Date (but in no event more than five (5) Business Days after the Closing Date), mail and otherwise make available to each holder of record of Cornerstone Common Stock (other than holders of Excluded Shares and Dissenting Shares), a notice and a form of letter of transmittal, in a form reasonably acceptable to, and approved in writing by, Cornerstone (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Cornerstone Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration and cash in lieu of fractional share amounts to which such holder may be entitled pursuant to Section 3.01(b) and Section 3.04 hereof. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Cornerstone Common Stock covered thereby, subject to the provisions of Section 3.02(d).

(b)    Plumas Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, Plumas shall deliver to the Exchange Agent (i) certificates, or at Plumas’s option, evidence of shares in book entry form, representing the number of shares of Plumas Common Stock issuable to the holders of Cornerstone Common Stock (other than Excluded Shares and Dissenting Shares) as the Stock Consideration, (ii) cash in the amount equal to the Cash Consideration multiplied by the number of shares of Cornerstone Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time; (iii) any cash due in lieu of fractional shares pursuant to Section 3.04, to be given to the holders of Cornerstone Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Plumas Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)    Exchange Agent Deliveries.

(i)    Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent or who has instructed the transfer of Book-Entry Shares will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of Plumas Common Stock the Cash Consideration into which the aggregate number of shares of Cornerstone Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Plumas Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)    Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Cornerstone Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Plumas Common Stock and the Cash Consideration into which such Cornerstone Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Cornerstone of Certificates or Book-Entry Shares representing shares of Cornerstone Common Stock and, if such Certificates or Book-Entry Shares are presented to Cornerstone for transfer, they shall be cancelled and exchanged for the applicable Merger Consideration and any payment in lieu of fractional shares as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Plumas Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing Cornerstone Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)    Lost or Destroyed Certificates; Issuances of Plumas Common Stock in New Names. The Exchange Agent and Plumas, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of Plumas Common Stock to which a holder of Cornerstone Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Cornerstone Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Plumas. If any certificates evidencing shares of Plumas Common Stock are to be issued in a name other than that in which the Certificate evidencing Cornerstone Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of Plumas Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    Unclaimed Merger Consideration. Any portion of the cash or shares of Plumas Common Stock delivered to the Exchange Agent by Plumas pursuant to Section 3.02(b) that remains unclaimed by the shareholders of Cornerstone for six (6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Plumas. Any shareholders of Cornerstone who have not theretofore complied with Section 3.02(c) shall thereafter look only to Plumas for the consideration deliverable in respect of each share of Cornerstone Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Plumas Common Stock and Cash Consideration therefor would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Plumas (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor either Party shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Plumas and the Exchange Agent shall be entitled to rely upon the stock transfer books of Cornerstone to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, Plumas and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03    Rights as Shareholders. At the Effective Time, holders of Cornerstone Common Stock shall cease to be, and shall have no rights as, shareholders of Cornerstone other than to receive the consideration provided for under this Article III.

3.04    No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Plumas Common Stock shall be issued in the Merger. Each holder of Cornerstone Common Stock who otherwise would have been entitled to a fraction of a share of Plumas Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Plumas Average Closing Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05    Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Plumas Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio and the Merger Consideration shall be adjusted accordingly.

3.06    Withholding Rights. Plumas (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Cornerstone Common Stock such amounts as Plumas is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of Cornerstone Common Stock in respect of which such deduction and withholding was made by Plumas.

3.07    Cornerstone Equity Awards.

(a)    Treatment of Cornerstone Options. At the Effective Time, each Cornerstone Option that is then outstanding and held by a Continuing Employee or the member of the Cornerstone Board appointed to the Plumas Board pursuant to Section 6.12 shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be adjusted and assumed by Plumas such that it shall represent an option to purchase shares of Plumas Common Stock (each, an “Plumas Substitute Option”) under the Plumas Stock Plan, and the number of shares of Plumas Common Stock subject to such Plumas Substitute Option shall be equal to the number of shares of Cornerstone Common Stock subject to such Cornerstone Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share), and the exercise price of each Plumas Substitute Option shall be equal to the exercise price of the Cornerstone Option immediately prior to the Effective Time divided by the Option Exchange Ratio (rounded up to the nearest penny); provided in each case that prior to the Merger, the Continuing Employee or the member of the Cornerstone Board agrees in writing that such Plumas Substitute Option shall be governed by Plumas’s then-current equity incentive plan and standard form of option agreement; provided, however, that the exercise price and the number of shares of Plumas Common Stock issuable upon exercise of such Plumas Substitute Option, and the terms and conditions of each such Plumas Substitute Option, shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Sections 424 or 409A of the Code, as applicable, so as not to be considered a modification of any Cornerstone Option, to retain, where applicable and possible, the tax and accounting treatment of each such Cornerstone Option (including any Cornerstone Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code. At the Effective Time, each Cornerstone Option under the Cornerstone Equity Plan outstanding immediately prior to the Effective Time that is not so assumed by Plumas, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Cornerstone Option to receive an amount in cash (less any applicable Taxes and deductions required to be withheld with respect to such payment), rounded down to the nearest whole cent, equal to the product of (i) the total number of shares of Cornerstone Common Stock subject to such Cornerstone Option and (ii) the excess, if any, of (A) the Equity Award Cashout Price over (B) the exercise price per share of Cornerstone Common Stock under such Cornerstone Option (such amount, the “Option Consideration”). For the avoidance of doubt, any Cornerstone Option which has an exercise price per share of Cornerstone Common Stock that is greater than or equal to the Equity Award Cashout Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the “Equity Award Cashout Price” shall mean an amount equal to the sum of (x) product of (A) the Plumas Average Closing Price multiplied by (B) the Exchange Ratio, plus (y) the Cash Consideration.

(b)    To the extent reasonably practicable, Plumas shall fund the Option Consideration to be paid with respect to Cornerstone Options by funding the necessary amounts to the payroll processor of Cornerstone or any of its Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration to the applicable holders of such Cornerstone Options, less applicable withholdings and deductions, which payments in all events shall be made on the regular payroll date of Cornerstone that occurs no later than fifteen (15) days following the Closing Date.

(c)    At least fifteen (15) days prior to the Closing Date and prior to any such payment to which a holder of a Cornerstone Option may be entitled under this Section 3.07, Cornerstone shall obtain a written acknowledgement, waiver and release of claims (in form and substance reasonably satisfactory to Cornerstone and Plumas) from each holder of a Cornerstone Option (i) confirming the number of Cornerstone Options held (and shares of Cornerstone Common Stock subject to such Cornerstone Options), (ii) confirming that the treatment of such Cornerstone Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated and (iii) acknowledging that in consideration for the cancellation of such Cornerstone Option, the holder agrees to accept the Option Consideration. Company shall provide a copy of each such acknowledgement and waiver to Plumas at least five (5) Business Days prior to the Closing Date.

(d)    Prior to the Effective Time, the Cornerstone Board shall adopt any necessary resolutions and take any actions necessary (i) to effectuate the provisions of Section 3.07(a) and 3.07(b) and (ii) to terminate all of Cornerstone’s equity incentive plans and ensure that no Person has any rights under such plans, including for the avoidance of doubt the Cornerstone Equity Plans. Cornerstone will use its reasonable best efforts to ensure that, from and following the Effective Time and subject to payment in full in respect of obligations under the Cornerstone Equity Plans and the Cornerstone Options that are cancelled pursuant to this Agreement, (x) no participant in any of the Cornerstone Equity Plans will have any right thereto to acquire after the Effective Time any equity securities of Cornerstone or any of its Subsidiaries and (y) Plumas will not be required to deliver shares of Cornerstone Common Stock, Plumas Common Stock or other capital stock to any Person after the Effective Time pursuant to or in settlement of any equity awards of Cornerstone.

3.08    Potential Adjustments to Cash Consideration. The Cash Consideration, for all purposes, is subject to potential reduction as follows, without duplication:

(a) In the event that the Adjusted Tangible Common Equity as reflected in the binding Closing Financial Statements is less than the Closing Tangible Equity Target, then the Cash Consideration shall be reduced by an amount equal to the quotient of (i) the amount by which the Adjusted Tangible Common Equity as reflected in the binding Closing Financial Statements is less than the Closing Tangible Equity Target divided by (ii) the number of shares of Cornerstone Common Stock outstanding immediately prior to the Effective Time; and

(b) In the event the Adjusted Merger Related Expenses are greater than $7.0 million, then the Cash Consideration shall be reduced by an amount equal to the quotient of (i) the amount by which the Adjusted Merger Related Expenses are greater than $7.0 million divided by (ii) the number of shares of Cornerstone Common Stock outstanding immediately prior to the Effective Time.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01    Forbearances of Cornerstone. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Plumas, Cornerstone will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use all commercially reasonable efforts consistent with past practice and its policies as in effect on the date of this Agreement, to preserve its business organization, keep available the present services of its officers and employees (except in the case of terminations of officers and employees for cause) and preserve for itself and Plumas the goodwill of the customers of Cornerstone and its Subsidiaries and others with whom business relations exist.

(b)    Capital Stock. Other than pursuant to Rights set forth on Section 4.01(b) of Cornerstone’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Cornerstone capital stock or any Rights or (ii) permit any additional shares of Cornerstone capital stock to become subject to grants of employee or director stock options or other Rights.

(c)    Dividends; Reclassifications; Etc.

(i)    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Cornerstone capital stock.

(ii)    Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Cornerstone capital stock.

(d)    Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director, officer employee or consultant of Cornerstone or its Subsidiaries or grant or pay any salary or wage increase, grant any incentive compensation, bonus, equity award, severance or termination pay (other than as required pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed in Section 4.01(d) of Cornerstone’s Disclosure Schedule), or increase or materially decrease any employee compensation benefit (including incentive or bonus payments), except for changes that are required by applicable Law or payments made in accordance with existing Benefit Plans and set forth in Section 4.01(d) of Cornerstone’s Disclosure Schedule, (ii) pay any other bonuses or incentives other than pursuant to an incentive plan, agreement, plan or policy of Cornerstone or Cornerstone Bank in effect as of the date hereof and set forth in Section 4.01(d) of Cornerstone’s Disclosure Schedule and in a manner consistent with past practice, or (iii) provide loans to any service provider, except as required by the terms of any Benefit Plan or, in the case of Cornerstone Bank, pursuant to its lending policies in effect as of the date of this Agreement.

(e)    Hiring. Hire or terminate any person as an employee or other service provider of Cornerstone or any of its Subsidiaries or promote or demote any employee or other service provider, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of Cornerstone’s Disclosure Schedule and (ii) persons hired to fill any vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Cornerstone’s Disclosure Schedule or arising after the date hereof (due to the departure of an employee), whose employment is terminable at the will of Cornerstone or its Subsidiaries and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof and at an annual base salary or wage rate and with a target cash bonus opportunity not greater than that of the employee who previously held such position, or (2) enter into any agreement with a labor union, guild or association representing any employee.

(f)    Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of Cornerstone’s Disclosure Schedule), any Benefit Plans, including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, loan, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Cornerstone or its Subsidiaries, other than as contemplated by Section 3.07, take any action to accelerate the vesting or exercisability of Cornerstone Options, other compensation or benefits payable thereunder.

(g)    Dispositions. Sell, lease, license, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, leases, licenses, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to Cornerstone and its Subsidiaries taken as a whole.

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other Person.

(i)    Mergers. Merge or consolidate Cornerstone or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses

(j)    Capital Expenditures. Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(k)    Governing Documents. Amend the Cornerstone Articles, the Cornerstone Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Cornerstone.

(l)    Accounting Methods. (i) Implement or adopt any change in Cornerstone’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by Cornerstone’s independent public accountants, or as required by Section 6.08 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any contract, agreement or understanding that would be a Material Contract as a result of entering into, modifying or amending such contract, agreement or understanding), other than in the ordinary course of business consistent with past practice.

(m)    Contracts. Except as otherwise permitted under Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(n)    Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Cornerstone or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Cornerstone or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Cornerstone or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Cornerstone and its Subsidiaries taken as a whole.

(o)    New Business. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines.

(p)    Branches and Offices. File any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q)    Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, or incur any costs under its marketing and development budget in excess of those set forth in its operating budget for the current year (except those the material terms of which have been fully disclosed in writing to Plumas prior to the date hereof).

(r)    Derivatives Contracts. Purchase or enter into any Derivatives Contract.

(s)    Indebtedness. Incur or modify any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within ninety (90) days and that have no put or call features and securities sold under agreements to repurchase that mature within ninety (90) days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t)    Investments. (i) Make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person or any Equity Investment, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of six months or less, purchase or acquire securities of any type or (iii) dispose of any debt security or Equity Investment; provided, however, that in the case of investment securities, Cornerstone may purchase investment securities if, within three (3) Business Days after Cornerstone requests in writing (which request shall describe in detail the type of investment securities to be purchased, the estimated price thereof and Cornerstone’s investment strategy thereto) that Plumas consent to making of any such purchase, Plumas has approved such request in writing or has not responded in writing to such request.

(u)    Loans. (i) Make, extend, renew or otherwise modify any loan, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit in which Cornerstone or any of its Subsidiaries is creditor (collectively, “Loans”) which would, when aggregated with all outstanding Loans or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person, exceed of $500,000; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity, other than a Loan participation entered into in the ordinary course of business consistent with past practice where Cornerstone’s or any Subsidiary’s exposure does not exceed $500,000; (iv) make any Loan to any Person with a Criticized Loan; (v) make any Loan that is subject to Regulation O of the FRB; or (vi) purchase or sell any (y) Criticized Loan or (z) any Loan in excess of $500,000; provided however, Cornerstone and its Subsidiaries make, renew or modify a Loans or Loan participations that exceeds the foregoing dollar limitations if, within three (3) Business Days after Cornerstone notifies Plumas’s chief credit officer of its intent to do so (which request shall include a copy of the loan write up containing the information customarily submitted as part of the loan write up) Plumas confirms in writing that it does not object to such proposed Loan or Loan participation or Plumas has not responded to such request. Cornerstone shall not forgive any loans to any of the directors, officers or employees of Cornerstone or its Subsidiaries.

(v)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w)    Tax Elections. Except as set forth on Section 4.01(w) of Cornerstone’s Disclosure Schedule, make or change any Tax election, settle or compromise any Tax liability of Cornerstone or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of Cornerstone or any of its Subsidiaries (or the assets and liabilities of Cornerstone or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(x)    Lending Practices. Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) Cornerstone’s hedging practices and policies, in each case except as required by Law or requested by a Governmental Entity.

(y)    Deposits. Cause or permit Cornerstone Bank to (A) change Cornerstone Bank’s rate sheets attached as Section 4.01(y) of the Cornerstone Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in Cornerstone Bank’s rate sheets) other than in the ordinary course of business consistent with past practice and Cornerstone’s or Cornerstone Bank’s applicable policies, as the case may be, with respect thereto, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets attached as Section 4.01(y) of the Cornerstone Disclosure Schedule, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, (D) make any increases to deposit pricing, (E) accept any brokered deposits or collateralized deposits with a maturity greater than 12 months or (F) accept more than $10 million in additional brokered deposits from the date of this Agreement.

(z)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Plumas or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(aa)    Transactions with Insiders. Make or propose to make any Loan to or enter into any transaction with Cornerstone, any of its Subsidiaries, or any of their respective directors or officers or principals shareholders or any Affiliate thereof.

(bb)    Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of Plumas or Cornerstone to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of Plumas to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.

(cc)    Consent and Absence of Changes. Unreasonably withhold, delay or condition Cornerstone’s prior written consent or approval as may be reasonably requested by Plumas, or fail to promptly notify Plumas of any change, occurrence or event not in the ordinary course of the business of Cornerstone or any of its Subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing in Article VII of this Agreement not to be satisfied.

(dd)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02    Forbearances of Plumas. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Cornerstone, Plumas will not, and will cause each of its Subsidiaries not take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law or (v) a material delay in the ability of Plumas or Cornerstone to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of Plumas to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01    Disclosure Schedules. On or prior to the date hereof, Cornerstone has delivered to Plumas a schedule (its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or Article VI; provided, however, that (i) any information set forth in any one section of the Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of the Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02    Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Cornerstone on the one hand or Plumas on the other hand contained in Sections 5.03 or 5.04, respectively (other than (a) the representations of Cornerstone contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), (b) the representations of Cornerstone contained in Sections 5.03(d), 5.03(e), 5.03(g)(v) and 5.03(i), and the representations of Plumas contained in Section 5.04(g)(ii), which shall be true and correct in all respects, and (c) the representations of Cornerstone contained in Section 5.03(m)(v), which shall be true in all material respects) shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and neither Party shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the Party making such representation or warranty.

5.03    Representations and Warranties of Cornerstone. Except as set forth in Cornerstone’s Disclosure Schedule, Cornerstone hereby represents and warrants to Plumas:

(a)    Organization, Standing and Authority. Cornerstone is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Cornerstone is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Cornerstone. Cornerstone has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Cornerstone Articles and Cornerstone Bylaws set forth in Section 5.03(a) of Cornerstone’s Disclosure Schedule are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Cornerstone and each of its Subsidiaries previously made available to Plumas contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof. Cornerstone is duly registered as a bank holding company under the BHCA.

(b)    Cornerstone Capital Stock. The authorized capital stock of Cornerstone consists solely of 30,000,000 shares of Cornerstone Common Stock, of which 1,491,692 shares are issued and outstanding as of the date hereof and 10,000,000 shares of preferred stock of Cornerstone, none of which are outstanding or designated as any series. As of the date of this Agreement, no shares of Cornerstone Common Stock are held in treasury by Cornerstone or otherwise directly or indirectly owned by Cornerstone. The outstanding shares of Cornerstone Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Cornerstone Common Stock have been issued in violation of the preemptive rights of any Person. As of the close of business on the date of this Agreement, there are 130,899 shares of Cornerstone Common Stock issuable upon the exercise of outstanding Cornerstone Options. Section 5.03(b) of Cornerstone’s Disclosure Schedule sets forth, as of the date hereof, for each Cornerstone Option, the name of the grantee, the date of the grant and, if applicable, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Cornerstone Common Stock underlying each Cornerstone Option, the number of shares of Cornerstone Common Stock subject to the Cornerstone Options that are currently exercisable and the exercise or strike price per share. Each Cornerstone Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Cornerstone Common Stock as of the grant date and (ii) has been issued in compliance with applicable Laws. Except for the Cornerstone Options listed in Section 5.03(b) of Cornerstone’s Disclosure Schedule, there are no shares of Cornerstone Common Stock reserved for issuance, Cornerstone does not have any Rights issued or outstanding with respect to Cornerstone Common Stock and Cornerstone does not have any commitment to authorize, issue or sell any Cornerstone Common Stock or Rights, whether under any of the Cornerstone Equity Plans or otherwise. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Cornerstone may vote are outstanding.

(c)    Subsidiaries.

(i)    (A) Section 5.03(c)(i)(A) of Cornerstone’s Disclosure Schedule sets forth a list of all of Cornerstone’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Cornerstone owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Cornerstone) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Cornerstone or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Cornerstone’s rights to vote or to dispose of such securities and (F) all the Equity Securities of Cornerstone’s Subsidiaries held by Cornerstone or its Subsidiaries are fully paid and nonassessable and are owned by Cornerstone or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any of the Cornerstone Subsidiaries may vote are outstanding.

(ii)    Except as set forth in Section 5.03(c)(ii) of Cornerstone’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Cornerstone’s Subsidiaries and stock in the FHLB, Cornerstone does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)    Each of Cornerstone’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Cornerstone. Cornerstone Bank is a bank duly organized and validly existing under the Laws of the State of California and is duly authorized by the DFPI to conduct business as a commercial bank. Each of Cornerstone’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)    The deposit accounts of Cornerstone Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable Law, and Cornerstone Bank has paid all deposit insurance premiums and assessments required by applicable Laws and regulations.

(d)    Corporate Power and Authority. Cornerstone and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and Cornerstone has all requisite corporate power and authority and, other than receiving the Cornerstone Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated by this Agreement.

(e)    Corporate Action; Enforceability. As of the date hereof, the Cornerstone Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Cornerstone and its shareholders, (ii) adopted, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matters be recommended for approval at such special meeting. Cornerstone has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by Plumas) is a valid and legally binding obligation of Cornerstone, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”). The Bank Merger Agreement has been adopted and approved by the Cornerstone Bank Board and Cornerstone, as Cornerstone Bank’s sole shareholder. The Cornerstone Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Performance Trust Capital Partners, LLC, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be paid to the holders of Cornerstone Common Stock is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

(f)    Regulatory Approvals; No Defaults.

(i)    No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Cornerstone or any of its Subsidiaries in connection with the execution, delivery or performance by Cornerstone of this Agreement and by Cornerstone Bank of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DFPI, as required, (B) filings with the SEC, Nasdaq and state securities authorities, as applicable, (C) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and CFC, and (D) the Cornerstone Shareholder Approval. As of the date hereof, Cornerstone is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a Burdensome Condition.

(ii)    Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Cornerstone and the Bank Merger Agreement by Cornerstone Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, agreement, indenture or instrument of Cornerstone or any of its Subsidiaries or to which Cornerstone or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Cornerstone Articles, the Cornerstone Bylaws or the or the articles of incorporation, bylaws or similar organizational documents of any of Cornerstone’s Subsidiaries or (C) require any consent or approval under any such Law, agreement, indenture or instrument.

(g)    Financial Statements; Undisclosed Liabilities; No Material Adverse Effect.

(i)    Cornerstone has previously provided to Plumas complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Richardson & Company LLP, its independent auditor) for the years ended December 31, 2021, 2022 and 2023, and (B) its unaudited consolidated balance sheet, and unaudited consolidated statements of income, comprehensive income (loss) and changes in shareholders’ equity as of and for the twelve (12) month period ended December 31, 2024; it will provide Plumas when available consolidated balance sheets, and consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows (which for quarterly periods shall be unaudited and without any related notes and schedules) for each of the quarterly and annual periods ended thereafter (all of the foregoing audited and unaudited financial statements referred to collectively as the “Cornerstone Financial Statements”), provided that Cornerstone shall deliver to Plumas its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Richardson & Company LLP, its independent auditor) for the year ended December 31, 2024 not later than March 17, 2025. Since January 1, 2020, no independent registered public accounting firm of the Cornerstone has resigned (or informed Cornerstone that it intends to resign) or been dismissed as independent registered public accountants of Cornerstone as a result of or in connection with any disagreements with Cornerstone on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)    The Cornerstone Financial Statements (including, where applicable, any notes thereto) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (A) as may be indicated in the notes thereto, (B) in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP or (C) with respect to the Cornerstone Financial Statements for any quarterly period ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Cornerstone Financial Statements), were or will be prepared from and in accordance with, the books and records of Cornerstone and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Cornerstone and the consolidated Subsidiaries of Cornerstone as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(iii)    The books and records of Cornerstone and its Subsidiaries (and any predecessor entities) have been, and are being, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of Cornerstone and its Subsidiaries.

(iv)    Except as set forth on the unaudited consolidated balance sheet of Cornerstone dated as of December 31, 2024, neither Cornerstone nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2024 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(v)    Since December 31, 2023, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Cornerstone.

(vi)    Since December 31, 2023, (A) Cornerstone and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(vi) of Cornerstone’s Disclosure Schedule, neither Cornerstone nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Cornerstone.

(vii)    Except as set forth in Section 5.03(g)(vii) of Cornerstone’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by Cornerstone or its Subsidiaries entitled the buyer of such Loans or other assets, to cause Cornerstone or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Cornerstone or its Subsidiaries. Section 5.03(g)(vii) of Cornerstone’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of Cornerstone or its Subsidiaries that has been declared, set aside or paid since December 31, 2023, as well as all shares of capital stock of Cornerstone or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Cornerstone or any of its Subsidiaries since December 31, 2023.

(viii)    Cornerstone has established and maintains (i) disclosure controls and procedures to ensure that material information relating to Cornerstone and its Subsidiaries is made known timely to the management of Cornerstone by others within those entities, and (ii) internal control over financial reporting designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Cornerstone and its Subsidiaries are being made only in accordance with the authorization of Cornerstone’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Cornerstone or any of its Subsidiaries that would reasonably be likely to have a material effect on the Cornerstone Financial Statements. Cornerstone has disclosed, based on its most recent evaluation prior to the date hereof and to Cornerstone’s Knowledge, to Cornerstone’s auditors, the audit committee of the Cornerstone Board and Plumas (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Cornerstone’s ability to record, process, summarize and report financial data any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cornerstone’s internal controls. Since January 1, 2020, Cornerstone has not made any material modification to its disclosure controls and procedures or internal control over financial reporting.

(ix)    Since December 31, 2023, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Cornerstone or any Subsidiary of Cornerstone, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Cornerstone other than as set forth in the Cornerstone Financial Statements for the periods prior to the date hereof, (C) any change by Cornerstone in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by Cornerstone or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

(x)    Since December 31, 2021, (A) except as set forth in Section 5.03(g)(x) of Cornerstone’s Disclosure Schedule, neither Cornerstone nor any of its Subsidiaries nor, to the Knowledge of Cornerstone, any director, officer, employee, auditor, accountant or representative of Cornerstone or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cornerstone or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cornerstone or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Cornerstone or any of its Subsidiaries, whether or not employed by Cornerstone or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Cornerstone or any of its Subsidiaries or their respective officers, directors, employees or agents to the Cornerstone Board or any committee thereof or, to the Knowledge of Cornerstone, to any director or officer of Cornerstone or any of its Subsidiaries.

(h)    Legal Proceedings. Section 5.03(h) of the Cornerstone Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Entity that is pending against Cornerstone or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Except as set forth in Section 5.03(h) of Cornerstone’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Entity is pending against Cornerstone or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. To Cornerstone’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to Cornerstone. Neither Cornerstone nor any of its Subsidiaries nor any of their respective properties nor any of their respective executive officers or directors acting in their capacity as such is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Cornerstone.

(i)    Regulatory Matters.

(i)    Since December 31, 2021, Cornerstone and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable Laws, and Cornerstone has previously delivered or made available to Plumas accurate and complete copies of all such reports. In connection with the most recent examination of Cornerstone and its Subsidiaries by the appropriate regulatory authorities, neither Cornerstone nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Cornerstone believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Cornerstone.

(ii)    Except as set forth in Section 5.03(i)(ii) of Cornerstone’s Disclosure Schedule, neither Cornerstone nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Cornerstone or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. Cornerstone and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.

(iii)    Neither Cornerstone nor any of its Subsidiaries has been advised by, nor does Cornerstone have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)    (A) Except as set forth in Section 5.03(i)(iv)(A) of Cornerstone’s Disclosure Schedule, no Governmental Entity has initiated since December 31, 2020 or has pending any proceeding, enforcement action or, to the Knowledge of Cornerstone, investigation or inquiry into the business, operations, policies, practices or disclosures of Cornerstone or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of Cornerstone and its Subsidiaries), or, to the Knowledge of Cornerstone, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Cornerstone or any of its Subsidiaries.

(v)    The most recent regulatory rating given to Cornerstone Bank as to compliance with the Community Reinvestment Act is “satisfactory” or better. To the Knowledge of Cornerstone, since the last regulatory examination of Cornerstone Bank with respect to Community Reinvestment Act compliance, Cornerstone Bank has not received any complaints as to the Community Reinvestment Act nor does Cornerstone have Knowledge of any conditions or circumstances that would result in Cornerstone Bank receiving a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(vi)    Cornerstone is “well-capitalized” (as that term is defined at 12 CFR § 225.2(r)). Cornerstone is eligible for and complies with all capital requirements under the FRB’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement (Appendix C to 12 CFR Part 225). Cornerstone Bank is “well-capitalized” as (as that term is defined at 12 CFR § 208.43 or the relevant regulation of its primary federal bank regulator).

(j)    Compliance With Laws.

(i)    Each of Cornerstone and its Subsidiaries is, and at all times since December 31, 2021, has been, in compliance in all material respects with all Laws applicable thereto or to their employees conducting such businesses, including, without limitation, the BHCA, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, Laws regarding loans to insiders, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any regulations promulgated by the Consumer Financial Protection Bureau, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and the servicing or mortgage loans and all posted and internal policies of Cornerstone and its Subsidiaries related to customer data, data protection or privacy (including laws relating to the privacy and security of data or information that constitutes Personal Information, the CARES Act, the Small Business Act and the U.S. Treasury’s Home Affordable Modification Program. Without limiting the generality of the foregoing, Cornerstone has not been advised in writing of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Department of the Treasury and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(ii)    Cornerstone has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to Cornerstone’s Knowledge, is in compliance with such Laws in all material respects. Cornerstone and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Cornerstone’s Knowledge, no suspension or cancellation of any of them is threatened.

(iii)    No investigation or review by any Governmental Entity with respect to Cornerstone or any of its Subsidiaries is pending or, to the Knowledge of Cornerstone, threatened, nor has Cornerstone or any Subsidiary of Cornerstone received any written notification or communication from any Governmental Entity (A) asserting that Cornerstone or any such Subsidiary is not in compliance with any of the Laws which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Cornerstone’s Knowledge, do any grounds for any of the foregoing exist).

(k)    Material Contracts; Defaults.

(i)    Except for documents set forth in Section 5.03(k)(i) of Cornerstone’s Disclosure Schedule, neither Cornerstone nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $100,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Cornerstone or any of its Subsidiaries to indemnification from Cornerstone or any of its Subsidiaries, (C) which provides for the payment by Cornerstone or any of its Subsidiaries of severance benefits or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Cornerstone or any of its Subsidiaries (whether alone, or in connection with any other event), including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $100,000 per annum, (F) that may not be cancelled by Plumas, Cornerstone or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $25,000 (assuming it is terminated on the Closing Date), (G) which is with or to a labor union or guild (including any collective bargaining agreement), (H) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (I) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Cornerstone or any of its Subsidiaries, (J) which involves the purchase or sale of assets with a purchase price of $75,000 or more in any single case or $200,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (K) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $100,000 or more in annual fees, (L) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $75,000 or that has any continuing obligations, liabilities or restrictions, (M) providing for indemnification by Cornerstone or any of its Subsidiaries of any Person, except for a non-material agreement or contract entered into in the ordinary course of business; (N) which relates to a partnership or joint venture or similar arrangement, (O) which is a lease for any real or material personal property owned or presently used by Cornerstone or any of its Subsidiaries, (P) which restricts the conduct of any business by Cornerstone or any of its Subsidiaries or limits the freedom of Cornerstone or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Cornerstone or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, (Q) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2021 (other than solely with respect to the acquisition or sale of OREO in the ordinary course of business), (R) to which any officer, director of Cornerstone or Cornerstone Bank, or any holder of five percent (5.0%) or more of the outstanding Cornerstone Common Stock, or any of their immediate family members or Affiliates, is a party, or (S) which is with respect to, or otherwise commits Cornerstone or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of Cornerstone’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of Cornerstone’s and Cornerstone Bank’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to Plumas as of the date hereof.

(ii)    Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Cornerstone or its Subsidiaries and, to Cornerstone’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Cornerstone or its Subsidiaries, and to Cornerstone’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by the Bankruptcy and Equity Exception). Cornerstone and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither Cornerstone or its Subsidiaries nor, to Cornerstone’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of Cornerstone’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by Cornerstone or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to Cornerstone’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(l)    No Brokers. No action has been taken by Cornerstone or any of its Subsidiaries that would give rise to any valid claim against any Party hereto (or any of their Subsidiaries) for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Performance Trust Capital Partners, LLC, which are set forth in Section 5.03(l) of Cornerstone’s Disclosure Schedule. Copies of all agreements by and between with Performance Trust Capital Partners, LLC and Cornerstone or any of its Affiliates have been previously provided or made available to Plumas.

(m)    Employee Benefit Plans.

(i)    All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Cornerstone and its Subsidiaries in which any of the current or former employees of Cornerstone and its Subsidiaries (the “Employees”) or other service provider of Cornerstone, or which Cornerstone and its Subsidiaries may have liability and its Subsidiaries participate, or with respect to which Cornerstone and its Subsidiaries have any direct or indirect present or future liability (actual or contingent) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, personal time off, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Cornerstone may have any liability including, without limitation, as a result of being deemed a single employer with any ERISA Affiliate (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of Cornerstone’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to Plumas: (A) the governing Benefit Plan document and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) a written summary of the material terms of any Benefit Plan that is not set forth in a written document; (C) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (D) for each Benefit Plan which is a “top-hat” plan, a copy of the top-hat statement filed with the DOL; (E) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (F) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (G) the three most recent actuarial reports, if any, relating to each Benefit Plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (I) the minimum coverage, top-heavy and discrimination testing results for each applicable Benefit Plan for the three most recently completed plan years; and (J) copies of all non-routine correspondence received from or delivered to the IRS, the DOL or any other Governmental Entity since December 31, 2021.

(ii)    Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and has been operated in accordance with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Cornerstone and any ERISA Affiliate has complied with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder. All required reports and notices with respect to each Benefit Plan have been timely and accurately filed with the IRS and DOL or any other Governmental Entity as appropriate, and provided to participants in the Benefit Plan. No asset of either Cornerstone or any of its ERISA Affiliates is subject to a Lien imposed under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), has either received a favorable determination letter from the IRS, or is the subject of an advisory or opinion letter issued on a pre-approved plan document upon which such Qualified Plan is based, each trust under such Qualified Plan is tax exempt, and Cornerstone has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter, the inability of Cornerstone to rely on any such advisory or opinion letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code or loss of tax exemption status of any such trust. Neither Cornerstone nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification or compliance of any such Benefit Plan. There is no pending or, to Cornerstone’s Knowledge, threatened proceeding, audit, investigation, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither Cornerstone nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA with respect to any Benefit Plan. There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any Benefit Plan. Since January 1, 2021, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Entity. Neither Cornerstone nor any other “disqualified person” (within the meaning of Section 4975 of the Code) nor any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan.

(iii)    Neither Cornerstone nor any ERISA Affiliate maintains or contributes to any Qualified Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of Cornerstone’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of Cornerstone’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

(iv)    All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and applicable Law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Cornerstone Financial Statements. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts (within the meaning of Section 223 of the Code), are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Cornerstone or any ERISA Affiliate, the premiums for which are paid directly by Cornerstone or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)    Except as set forth in Section 5.03(m)(v) of Cornerstone’s Disclosure Schedule, none of the execution of this Agreement, the Cornerstone Shareholder Approval or the consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Cornerstone or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Cornerstone will make available to Plumas upon request Cornerstone’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by Plumas, in its discretion, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither Cornerstone nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

(vi)    Neither Cornerstone nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)    Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Cornerstone NQDP”) has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with a Cornerstone NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither Cornerstone nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A of the Code.

(viii)    Except as set forth in Section 6.11, neither Cornerstone nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan, or (D) since December 31, 2023, not adopted, amended or terminated any Benefit Plan.

(n)    Labor Matters.

(i)    Section 5.03(n)(i) of Cornerstone’s Disclosure Schedule sets forth (A) the name, title, date of hire or retention and total compensation of each employee, independent contractor or consultant of Cornerstone and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such employees, independent contractors and consultants in 2023 and 2024 and any accrual for such bonuses and incentive compensation, (C) all persons who will be (as of the Effective Time) “specified employees” of Cornerstone within the meaning of Code Section 409A and (D) all contracts, agreements, commitments or arrangements by Cornerstone and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)    To Cornerstone’s Knowledge, no officer or director of Cornerstone or any of its Subsidiaries or any employee, independent contractor or consultant of Cornerstone or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Cornerstone or any of its Subsidiaries to conduct its business as currently conducted.

(iii)    Neither Cornerstone nor any of its Subsidiaries has (A) classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any Benefit Plan, should have been classified as an employee or (B) incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Cornerstone or any of its Subsidiaries, in any capacity.

(iv)    None of the officers, employees or consultants of Cornerstone or any of its Subsidiaries has informed Cornerstone or such Subsidiary of his or her intent, nor does Cornerstone have any Knowledge of any of the officers, employees or consultants of Cornerstone or any of its Subsidiaries having an intention, to terminate employment with Cornerstone or any of its Subsidiaries during the next twelve (12) months.

(v)    Neither Cornerstone nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Cornerstone or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Cornerstone or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Cornerstone’s Knowledge, threatened, nor does Cornerstone have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity, either currently or during the past three (3) years. Each of Cornerstone and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any Cornerstone policy, practice, agreement, plan, or program, or any applicable statute or other law. Except as set forth in Section 5.03(n)(v) of Cornerstone’s Disclosure Schedule, the employment of each officer and employee of Cornerstone and each of its Subsidiaries is terminable at the will of Cornerstone or such Subsidiary.

(vi)    Except as set forth in Section 5.03(n)(vi) of Cornerstone’s Disclosure Schedule, (A) there is no pending or, to Cornerstone’s Knowledge, threatened legal proceeding involving Cornerstone or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Cornerstone or any of its Subsidiaries, on the other hand, and (B) no other Person, to Cornerstone’s Knowledge, has threatened any claim or any legal proceeding against Cornerstone or any of its Subsidiaries (or, to Cornerstone’s Knowledge, against any officer, director or employee of Cornerstone or any of its Subsidiaries) relating to employees or former employees of Cornerstone or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Neither Cornerstone nor any of its Subsidiaries has committed any unfair labor practice.

(vii)    Cornerstone and each of its Subsidiaries is, and at all times since December 31, 2020 has been, in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

(o)    Environmental Matters. Except as set forth in Section 5.03(o) of Cornerstone’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Cornerstone’s Knowledge, environmental investigations or remediation activities by a Governmental Entity or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on Cornerstone or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to Cornerstone’s Knowledge, threatened against Cornerstone or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cornerstone, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cornerstone; (ii) Cornerstone and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to Cornerstone’s Knowledge, formerly owned or operated by Cornerstone or any of its Subsidiaries, or any property in which Cornerstone or any of its Subsidiaries holds a security interest or a fiduciary or management role (“Cornerstone Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Cornerstone; (iv) neither Cornerstone nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Cornerstone Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Cornerstone; (v) neither Cornerstone nor any of its Subsidiaries nor, to Cornerstone’s Knowledge, any Person whose liability Cornerstone or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Cornerstone nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Cornerstone’s Knowledge, formerly owned or operated property, any Cornerstone Loan Property, or to Cornerstone’s Knowledge any Person whose liability Cornerstone or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against Cornerstone, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Cornerstone Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cornerstone; and (vii) Cornerstone has provided and made available to Plumas copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to Cornerstone, its Subsidiaries and any currently or formerly owned or operated property.

As used in this Agreement, the term “Environmental Laws” means any Laws relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(p)    Tax Matters.

(i)    (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to any member of the Cornerstone Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to any member of the Cornerstone Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of each member of the Cornerstone Group did not, as of the date of the most recent financial statements included in the Cornerstone Financial Statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the applicable member of the Cornerstone Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of any member of the Cornerstone Group have been waived by or on behalf of such member of the Cornerstone Group.

(ii)    Cornerstone has made available to Plumas (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of each member of the Cornerstone Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to any member of the Cornerstone Group or its income, assets or operations. Section 5.03(p)(ii) of Cornerstone’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of any member of the Cornerstone Group that have been examined by any taxing authority since January 1, 2020.

(iii)    To the Knowledge of Cornerstone, except as set forth in Section 5.03(p)(iii) of Cornerstone’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to any member of the Cornerstone Group, nor has any member of the Cornerstone Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)    No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where any member of the Cornerstone Group does not already file Tax Returns that such member of the Cornerstone Group is or may be subject to taxation by that jurisdiction.

(v)    Each member of the Cornerstone Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes.

(vi)    No member of the Cornerstone Group has a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)    There are no Liens or other encumbrances on any of the assets of any member of the Cornerstone Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)    No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to any member of the Cornerstone Group.

(ix)    No member of the Cornerstone Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Cornerstone Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)    No member of the Cornerstone Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

(xi)    No member of the Cornerstone Group will be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, (D) a change in or improper use of an accounting method of Cornerstone or (E) an election made pursuant to Section 965 of the Code.

(xii)    Except as set forth in Section 5.03(p)(xii) of Cornerstone’s Disclosure Schedule, no member of the Cornerstone Group is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)    No member of the Cornerstone Group has (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Treasury Regulations other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the Treasury Regulations, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the Treasury Regulations.

(xiv)    Except as set forth in Section 5.03(p)(xiv) of Cornerstone’s Disclosure Schedule, no power of attorney granted by any member of the Cornerstone Group relating to Taxes is currently in force.

(xv)    No member of the Cornerstone Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Cornerstone is the parent) or has any liability for Taxes of any Person (other than another member of the Cornerstone Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)    No member of the Cornerstone Group has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xvii)    No member of the Cornerstone Group has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act or otherwise taken advantage of any change in applicable law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of any member of the Cornerstone Group to any Governmental Entity which have not yet been paid.

(q)    Risk Management Instruments. None of Cornerstone nor or any of its Subsidiaries is a party to, owns or has agreed to enter into or acquire any Derivatives Contract (including various combinations thereof) or any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)    Loans; Nonperforming and Classified Assets.

(i)    Each outstanding Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to Cornerstone’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Cornerstone or its Subsidiaries.

(ii)    Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and Cornerstone’s written underwriting standards, in each case, in compliance with all applicable requirements of applicable Law and Cornerstone’s policies and procedures. There are no oral modifications or amendments or additional agreements related to the Loans. All such Loans are owned by Cornerstone or its Subsidiaries free and clear of any Liens. No claims of defense as to the enforcement of any Loan have been asserted against Cornerstone or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and Cornerstone has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination. No Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing. None of the agreements pursuant to which Cornerstone or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Cornerstone or any of its Subsidiaries.

(iii)    Except as set forth in Section 5.03(r)(iii) of Cornerstone’s Disclosure Schedule, neither Cornerstone nor any of its Subsidiaries (A) has purchased or sold any Loans or pools of Loans, or participations in Loans or pools of Loans since January 1, 2020, or (B) is a party to a contract that requires Cornerstone or any of its Subsidiaries to sell or purchase any Loans or pools of Loans, or participations in Loans or pools of Loans.

(iv)    Section 5.03(r)(iv) of Cornerstone’s Disclosure Schedule lists all claims for repurchases by Cornerstone or any of its Subsidiaries of Loans that were sold to third parties by Cornerstone and its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date hereof and since December 31, 2021.

(v)    Section 5.03(r)(v) of Cornerstone’s Disclosure Schedule sets forth a list of (A) each Loan that as of December 31, 2024 (1) was contractually past due sixty (60) calendar days or more in the payment of principal and/or interest, (2) was on non-accrual status, (3) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Cornerstone, any of its Subsidiaries or any Governmental Entity (collectively, “Criticized Loans”), (4) for which a specific reserve allocation existed in connection therewith, (5) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40 and (B) each Loan that, as of January 27, 2025, had a total outstanding balance and/or unfunded commitment of $500,000 or more and that, as of such date, (1) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (2) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (3) where a specific reserve allocation exists in connection therewith, and (C) each asset of Cornerstone or any of its Subsidiaries that, as December 31, 2024, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 5.03(r)(v) of the Cornerstone Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2024.

(vi)    No agreement pursuant to which Cornerstone or any of its Subsidiaries has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitles the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other Person to pursue any other form of recourse against Cornerstone or any of its Subsidiaries. There has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against Cornerstone or any of its Subsidiaries nor, to the Knowledge of Cornerstone, are there any facts or circumstances that could reasonably give rise to any such claim.

(vii)    Section 5.03(r)(vii) of Cornerstone’s Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by Cornerstone or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the FRB (12 C.F.R. Part 215)) of Cornerstone or any of its Subsidiaries. There has been no default, or forgiveness or waiver, in whole or in party, on or of any such loan during the two years immediately preceding the date of this Agreement. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(viii)    Neither Cornerstone nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2020 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by any Governmental Entity relating to the origination or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(ix)    Since December 31, 2020, Cornerstone and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by Cornerstone or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between Cornerstone or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(x)    Since December 31, 2020, Cornerstone and each of its Subsidiaries have not engaged in, and, to Cornerstone’s Knowledge, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by Cornerstone or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding agreement with any Governmental Entity or (B) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(xi)    Since December 31, 2020, Cornerstone has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(s)    Properties.

(i)    Section 5.03(s)(i) of Cornerstone’s Disclosure Schedule contains a complete and correct list of all real property or premises owned or operated by Cornerstone as of the date hereof. Other than as disclosed in Section 5.03(s)(i) of Cornerstone’s Disclosure Schedule, none of Cornerstone or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.

(ii)    Section 5.03(s)(ii) of Cornerstone’s Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by Cornerstone or any of its Subsidiaries, and together with a list of applicable leases or subleases and the name of the lessor or sublessor.

(iii)    To Cornerstone’s Knowledge, all real and personal property owned by Cornerstone or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. Cornerstone has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Cornerstone as of December 31, 2024, or acquired after such date, other than properties sold by Cornerstone or any of its Subsidiaries in the ordinary course of business, except (A) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (B) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (C) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (D) as reflected on the consolidated balance sheet of Cornerstone as of December 31, 2024.

(iv)    All real and personal property which is material to Cornerstone’s business on a consolidated basis and leased or licensed by Cornerstone or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Cornerstone or any of its Subsidiaries and, to Cornerstone’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Cornerstone or such Subsidiary of Cornerstone, and to Cornerstone’s Knowledge, the other parties thereto, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(v)    Except as set forth in Section 5.03(s)(v) of Cornerstone’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and Cornerstone and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither Cornerstone nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Cornerstone as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To Cornerstone’s Knowledge, Cornerstone and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended. None of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Entity and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might adversely affect its use or value for the purposes now made of it.

(vi)    Except as set forth in Section 5.03(s)(vi) of Cornerstone’s Disclosure Schedule, (A) neither Cornerstone nor any of its Subsidiaries has granted any options or rights of first refusal to purchase any real property owned by Cornerstone or any of its Subsidiaries (or any portion thereof or interest therein), (B) neither Cornerstone nor any of its Subsidiaries has leased, subleased, licensed or granted occupancy rights in any portion or any real property owned by Cornerstone or any of its Subsidiaries, (C) to Cornerstone’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment of any real property owned by Cornerstone or any of its Subsidiaries pursuant to any lease, sublease, license, occupancy or other agreement.

(vii)    Except as set forth in Section 5.03(s)(vii) of Cornerstone’s Disclosure Schedule, the real property owned by Cornerstone or any of its Subsidiaries (A) is occupied under a valid certificate of occupancy or similar permit, (B) the Transaction will not require the issuance of any new or amended certificate of occupancy and, (C) to Cornerstone’s Knowledge, there are no facts that would prevent any such property from being occupied and used by Plumas Bank after the Closing in the same manner as occupied by Cornerstone immediately prior to the Closing.

(viii)    To Cornerstone’s Knowledge, (x) all improvements on the real property owned by Cornerstone or any of its Subsidiaries are wholly within the lot limits of such real property and do not encroach on any adjoining premises or easement or similar property right benefiting such real property, and (y) there are no encroachments on any real property owned by Cornerstone or any of its Subsidiaries or any easement of property, right or benefit appurtenant thereto by any improvements located on any adjoining property which detract from the use therefrom.

(t)    Intellectual Property; Information Technology; Security.

(i)    Each of Cornerstone and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by Cornerstone and its Subsidiaries in the conduct of its business as currently conducted, and neither Cornerstone nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Section 5.03(t)(i) of Cornerstone’s Disclosure Schedule lists all registered Intellectual Property owned by Cornerstone and its Subsidiaries, and all contracts to which Cornerstone and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Cornerstone and its Subsidiaries (other than commercially available “shrink wrap” or “click wrap” licenses). Each of Cornerstone and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Cornerstone’s Knowledge, such Intellectual Property is valid and enforceable, subject to the Bankruptcy and Equity Exception.

(ii)    (A) Each of Cornerstone and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to Cornerstone’s Knowledge, the use of any Intellectual Property by Cornerstone or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to Cornerstone’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Cornerstone or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Cornerstone or any of its Subsidiaries; and (D) neither Cornerstone nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Cornerstone or any of its Subsidiaries with respect to any Intellectual Property used by Cornerstone or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, Cornerstone and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against Cornerstone or any of its Subsidiaries that is likely to succeed,

(iii)    To Cornerstone’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Cornerstone’s and its Subsidiaries respective businesses (collectively, “Cornerstone IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Cornerstone IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither Cornerstone nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Cornerstone IT Systems. Cornerstone and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither Cornerstone nor any of its Subsidiaries is in breach of any Material Contract related to any Cornerstone IT Systems.

(iv)    Cornerstone and its Subsidiaries maintain written information privacy, cyber security and data security programs and policies (such programs and policies, collectively, the “Privacy and Security Policies”) that (A) comply in all material respects with all requirements of all applicable data protection laws, (B) are consistent with reasonable industry standards and (C) any commitments of Cornerstone or any of its Subsidiaries, each case to protect the privacy, confidentiality and security of all Personal Information against any (i) unauthorized access, loss or misuse of Personal Information, (ii) unauthorized or unlawful operations performed upon Personal Information, or (iii) other act or omission that compromises the privacy, security or confidentiality of Personal Information (clauses (i) through (iii), a “Security Breach”).

(v)    To the Knowledge of Cornerstone, neither Cornerstone nor any of its Subsidiaries has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cornerstone or require a report to a Governmental Entity. To the Knowledge of Cornerstone, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cornerstone.

(vi)    Within the prior three- (3) year period preceding the date of this Agreement, Cornerstone and each of its Subsidiaries have (A) complied with all of their respective Privacy and Security Policies and contractual obligations, and all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer, disclosure and protection of Personal Information, and (B) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Information, and to Cornerstone’s Knowledge, no Person has gained unauthorized access to or misused any Personal Information.

(u)    Investment Securities. Section 5.03(u) of Cornerstone’s Disclosure Schedule contains a true, correct and complete list, as of December 31, 2024, of the investment securities of Cornerstone and its Subsidiaries, as well as any purchases or sales of investment securities by Cornerstone or its Subsidiaries between December 31, 2024 to and including the date of this Agreement reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after December 31, 2024. No investment securities of Cornerstone or its Subsidiaries are “held for trading.”

(v)    Fiduciary Accounts. Neither Cornerstone nor any Cornerstone Subsidiary has offered or engaged in providing any individual or corporate trust services or administers any accounts for which Cornerstone or a Cornerstone Subsidiary acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. For the avoidance of doubt, Cornerstone Bank does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to its Traditional IRA and Roth IRA accounts.

(w)    Books and Records. The books and records of Cornerstone and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Cornerstone and its Subsidiaries.

(x)    Insurance. Section 5.03(x) of Cornerstone’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by Cornerstone and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. Cornerstone and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Cornerstone nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(x) of Cornerstone’s Disclosure Schedule, there is no claim for coverage by Cornerstone or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Cornerstone nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(y)    Allowance for credit losses. Cornerstone Bank’s allowance for credit losses (“ACL”) is, and shall be as of the Closing Date, in compliance with Cornerstone Bank’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(z)    Transactions With Affiliates. Cornerstone has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between Cornerstone or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

(aa)    Required Vote; Antitakeover Provisions.

(i)    The Cornerstone Shareholder Approval is the only vote of shareholders of Cornerstone necessary by or under Law, the Cornerstone Articles, the Cornerstone Bylaws or otherwise to approve this Agreement and the Merger. The vote of Cornerstone as the sole shareholder of Cornerstone Bank is the only vote of shareholders of Cornerstone Bank necessary by or under Law, the Cornerstone Bank Articles, the Cornerstone Bank Bylaws or otherwise to approve the Bank Merger and the Bank Merger Agreement.

(ii)    No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the Cornerstone Articles and Cornerstone Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(bb)    Transactions in Securities.

(i)    Since December 31, 2020, all offers and sales of Cornerstone Common Stock by Cornerstone were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)    Neither Cornerstone, none of its Subsidiaries, nor, to Cornerstone’s Knowledge, (A) any director or executive officer of Cornerstone or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Cornerstone Common Stock or other securities issued by Cornerstone (1) during any period when Cornerstone was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(iii)    With respect to all contracts pursuant to which Cornerstone or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Cornerstone or such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.

(cc)    Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(dd)    No Additional Representations. Except for the representations and warranties made by Cornerstone in this Section 5.03 and as Previously Disclosed, neither Cornerstone nor any other Person makes any express or implied representation or warranty with respect to Cornerstone, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Cornerstone hereby expressly disclaims any such other representations and warranties.

5.04    Representations and Warranties of Plumas

. Except as (i) disclosed in Plumas’s Disclosure Schedule, if any, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Plumas since December 31, 2021 but prior to the date hereof, Plumas hereby represents and warrants to Cornerstone as follows:

(a)    Organization, Standing and Authority. Plumas is duly organized, validly existing and in good standing under the Laws of the State of California and is duly registered as a bank holding company under the BHCA. Plumas is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Plumas. Plumas has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)    Plumas Capital Stock. As of the date hereof, the authorized capital stock of Plumas consists solely of 22,500,000 shares of Plumas Common Stock, of which 5,903,368 shares were issued and outstanding as of the close of business on January 27, 2025 and 10,000,000 shares of preferred stock, nor par value, of which no shares were issued and outstanding as of the date immediately preceding the date of this Agreement. The outstanding shares of Plumas Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Plumas Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Plumas, except for shares of Plumas Common Stock issuable pursuant to the Plumas Benefit Plans and by virtue of this Agreement.

(c)    Issuance of Shares. The shares of Plumas Common Stock to be issued in exchange for shares of Cornerstone Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(d)    Subsidiaries.

(i)    Plumas Bank is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Plumas Bank is duly licensed by the DFPI and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

(ii)    (A) Plumas owns, directly or indirectly, all the issued and outstanding equity securities of Plumas Bank, (B) no equity securities of Plumas Bank are or may become required to be issued (other than to Plumas) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Plumas Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Plumas or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Plumas’s right to vote or to dispose of such securities.

(e)    Corporate Power. Plumas and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets. Plumas has all requisite corporate power and authority has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.

(f)    Corporate Authority. As of the date hereof, the Plumas Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Plumas and its shareholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. Plumas has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by Cornerstone) is a valid and legally binding obligation of Plumas, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Bank Merger Agreement has been adopted and approved by the Plumas Bank Board and by Plumas, as Plumas Bank’s sole shareholder.

(g)    Regulatory Approvals; No Defaults.

(i)    No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Plumas or any of its Subsidiaries in connection with the execution, delivery or performance by Plumas of this Agreement and by Plumas Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of Plumas Common Stock in the Merger, (C) approval of the listing of such Plumas Common Stock on Nasdaq, and (D) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and the CFC. As of the date hereof, Plumas is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a Burdensome Condition.

(ii)    Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Plumas and the Bank Merger Agreement by Plumas Bank and the consummation of the Transaction do not and will not (A) constitute a material breach or material violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law or agreement, indenture or instrument of Plumas or of any of its Subsidiaries or to which Plumas or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Plumas Articles, the Plumas Bylaws or the articles of incorporation, bylaws or similar governing documents of any of Plumas’s Subsidiaries or (C) require any consent or approval under any such Law, agreement, indenture or instrument.

(h)    Financial Reports and SEC Reports; Material Adverse Effect.

(i)    Plumas’s Annual Report on Form 10-K for the year ended December 31, 2023 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2023 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the “Plumas SEC Reports”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Plumas SEC Reports (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Plumas and its Subsidiaries as of its date, and each of the consolidated statements of operations and shareholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such Plumas SEC Reports (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of Plumas and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)    Since December 31, 2023, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Plumas.

(i)    Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Plumas or its Subsidiaries and, to Plumas’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to Plumas. Neither Plumas nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to Plumas.

(j)    No Brokers. No action has been taken by Plumas or its Subsidiaries that would give rise to any valid claim against any Party (or any of their Subsidiaries) for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees payable by Plumas to Raymond James & Associates, Inc.

(k)    Regulatory Matters.

(i)    Since December 31, 2021, Plumas and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable Laws, and Plumas has previously delivered or made available to Cornerstone accurate and complete copies of all such reports. In connection with the most recent examination of Plumas and its Subsidiaries by the appropriate regulatory authorities, neither Plumas nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Plumas believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Plumas.

(ii)    Neither Plumas nor any of its Subsidiaries nor any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Plumas or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. Plumas and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.

(iii)    Neither Plumas nor any of its Subsidiaries has been advised by, nor does Plumas have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)    No Governmental Entity has initiated since December 31, 2021 or has pending any proceeding, enforcement action or, to the Knowledge of Plumas, investigation or inquiry into the business, operations, policies, practices or disclosures of Plumas or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of Plumas and its Subsidiaries), or, to the Knowledge of Plumas, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Plumas or any of its Subsidiaries. material criticism from regulators with respect to discriminatory lending practices.

(v)    The most recent regulatory rating given to Plumas Bank as to its compliance with the Community Reinvestment Act is “satisfactory” or better. To the Knowledge of Plumas, since the last regulatory examination of Plumas Bank with respect to Community Reinvestment Act compliance, Plumas Bank has not received any complaints as to the Community Reinvestment Act nor does Plumas have Knowledge of any conditions or circumstances that would result in Plumas Bank receiving a Community Reinvestment Act rating of less than “satisfactory.”

(vi)    As of the dated hereof, Plumas is eligible for and complies with all capital requirements under the FRB’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement (Appendix C to 12 CFR Part 225). Plumas is “well-capitalized” (as that term is defined at 12 CFR §225.2(r)). Plumas Bank is “well-capitalized” as (as that term is defined at 12 CFR § 208.43 or the relevant regulation of its primary federal bank regulator).

(l)    Compliance With Laws.

(i)    Each of Plumas and its Subsidiaries is and at all times since December 31, 2021 has been in material compliance with all Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the BHCA, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending Laws and other Laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Plumas and its Subsidiaries related to customer data, privacy and security except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Plumas.

(ii)    Plumas and its Subsidiaries have all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Plumas’s Knowledge, no suspension or cancellation of any of them is threatened, except in each case those the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(iii)    No investigation or review by any Governmental Entity with respect to Plumas or any of its Subsidiaries is pending or, to the Knowledge of Plumas, threatened, nor has Plumas or any Subsidiary of Plumas received any written notification or communication from any Governmental Entity (A) asserting that Plumas or any such Subsidiary is not in compliance with any of the Laws which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Plumas’s Knowledge, do any grounds for any of the foregoing exist).

(m)    Tax Matters. Neither Plumas nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n)    Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(o)    No Additional Representations. Except for the representations and warranties made by Plumas in this Section 5.04 and as Previously Disclosed, neither Plumas nor any other Person makes any express or implied representation or warranty with respect to Plumas, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Plumas hereby expressly disclaims any such other representations or warranties.

ARTICLE VI

COVENANTS

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Cornerstone and Plumas agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other Party to that end.

6.02    Cornerstone Shareholder Approval.

(a)    Cornerstone agrees to take, in accordance with applicable Law and the Cornerstone Articles and the Cornerstone Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders (including any adjournment or postponement, the “Cornerstone Meeting”) to consider and to obtain the Cornerstone Shareholder Approval as well as a proposal to grant authority to adjourn the Cornerstone Meeting if there are not enough votes to obtain the Cornerstone Shareholder Approval. Except with the prior written consent of Plumas, no other matters shall be submitted for the approval of Cornerstone shareholders at the Cornerstone Meeting. The Cornerstone Board shall at all times prior to and during the Cornerstone Meeting recommend such approval and shall take all reasonable best efforts to solicit such approval and shall not (x) withdraw, modify or qualify in any manner adverse to Plumas such recommendation or (y) take any other action or make any other public statement in connection with the Cornerstone Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, unless this Agreement is terminated by Cornerstone pursuant to Section 8.01(h), this Agreement shall be submitted to the shareholders of Cornerstone at the Cornerstone Meeting for the purpose of considering and obtaining the Cornerstone Shareholder Approval. In addition to the foregoing, unless this Agreement is terminated by Cornerstone pursuant to Section 8.01(h), Cornerstone shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Cornerstone shall not, without the prior written consent of Plumas, adjourn or postpone the Cornerstone Meeting; provided that Cornerstone may, without the prior written consent of Plumas, adjourn or postpone the Cornerstone Meeting (A) if, as of the time for which the Cornerstone Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of Cornerstone Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Cornerstone Meeting, (B) after consultation with Plumas, if the failure to adjourn or postpone the Cornerstone Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Prospectus/Proxy Statement, or (C) after consultation with Plumas, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Cornerstone Shareholder Approval. Plumas may require Cornerstone to adjourn, delay or postpone the Cornerstone Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is four (4) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Cornerstone Shareholder Approval. Once Cornerstone has established a record date for the Cornerstone Meeting, Cornerstone shall not change such record date or establish a different record date for the Cornerstone Meeting without the prior written consent of Plumas, unless required to do so by applicable Law or the Cornerstone Articles or the Cornerstone Bylaws or in connection with a postponement or adjournment of the Cornerstone Meeting permitted by this Section 6.02.

(b)    Notwithstanding the foregoing, Cornerstone and the Cornerstone Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)    Cornerstone shall have complied in all material respects with Section 6.07;

(ii)    the Cornerstone Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would result in a breach of its fiduciary duties under applicable Law; and

(iii)    if the Cornerstone Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the Cornerstone Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Plumas pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Cornerstone shall notify Plumas, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal and furnish to Plumas all the material terms and conditions of such proposal (including the identity of the party making such Acquisition Proposal), and (C) prior to effecting such a Change in Recommendation, Cornerstone shall, and shall cause its financial and legal advisors to, during the period following Cornerstone’s delivery of the notice referred to in clause (B) above, negotiate with Plumas in good faith for a period of up to five (5) Business Days (to the extent Plumas desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to Cornerstone’s notice of a Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new obligation to provide notice and a new five (5) Business Day response period for Plumas, consequently extending the periods referenced in Sections 6.02(b)(iii) above.

6.03    Registration Statement.

(a)    Plumas shall prepare and file a registration statement on Form S-4 or other applicable form (the “Registration Statement”) with the SEC in connection with the issuance of the shares of Plumas Common Stock to Cornerstone shareholders as the Stock Consideration in the Merger (including the proxy statement for the Cornerstone Meeting and the prospectus of Plumas constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Cornerstone shall prepare and furnish such information, financial statements and disclosures relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Cornerstone, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing and on any amendments or supplements thereto and any written communications with the SEC in connection therewith. Cornerstone agrees to cooperate with Plumas and Plumas’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor, legal counsel and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Plumas shall use its commercially reasonable efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Cornerstone and Plumas agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Plumas also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Cornerstone shall promptly mail at its own expense the Proxy Statement/Prospectus to its shareholders.

(b)    Each of Cornerstone and Plumas agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to Cornerstone’s shareholders and at the time of the Cornerstone Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Cornerstone and Plumas further agrees that if it shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus.

(c)    Plumas agrees to advise Cornerstone promptly in writing after Plumas receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Plumas Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Plumas is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04    Regulatory Filings.

(a)    Each of Plumas and Cornerstone shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Entities necessary to consummate the Transaction; and Plumas shall use its commercially reasonable efforts to make any initial application filings with Governmental Entities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Plumas and Cornerstone shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any Governmental Entity in connection with the Transaction. In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Entities necessary or advisable to consummate the Transaction, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the Transaction. Each Party hereto further agrees to provide the other Party with a copy of all correspondence to or from any Governmental Entity in connection with the Transaction, provided that Plumas shall not be required to provide Cornerstone with confidential portions of any filing with a Governmental Entity if such provision would violate applicable Laws relating to the exchange of information.

(b)    Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of their Subsidiaries to any Governmental Entity.

6.05    Press Releases. Cornerstone and Plumas shall consult with each other before issuing any press release or public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that Plumas or Cornerstone may, without the prior consent of the other Party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. Cornerstone and Plumas shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other Party.

6.06    Access; Information.

(a)    Cornerstone agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Plumas and Plumas’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, minutes and records of the Cornerstone Board, the Cornerstone Bank Board and their respective committees, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Cornerstone and its Subsidiaries and to such other information relating to Cornerstone and its Subsidiaries as Plumas may reasonably request, provided that Plumas shall coordinate any and all meetings with Cornerstone personnel with one or more designated representatives of Cornerstone, and, during such period, Cornerstone shall furnish promptly to Plumas (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Cornerstone and its Subsidiaries as Plumas may reasonably request

(b)    Notwithstanding anything in this Section 6.06 to the contrary, neither Plumas nor Cornerstone shall be required to provide access to or disclose information (i) included in any communications, memoranda or work product prepared by advisors to Cornerstone, or confidential reports, documents or minutes of meetings of the Cornerstone Board, its committees or its management personnel, or similar materials to the extent directly or indirectly substantially related to or prepared in connection with the Transaction and the rights and obligations of Cornerstone under this Agreement, (ii) where such access or disclosure would jeopardize the attorney-client privilege of Cornerstone or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or (iii) where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, the Parties will cooperate in good faith to make reasonably appropriate substitute disclosure arrangements.

(c)    During the period from the date of this Agreement to the Effective Time, Cornerstone shall, upon the request of Plumas, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Plumas regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement, Cornerstone will deliver to Plumas its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than thirty (30) days after the end of each fiscal year, Cornerstone will deliver to Plumas its consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable Law, within fifteen (15) days after the end of each month, Cornerstone will deliver to Plumas a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(d)    Cornerstone will deliver to Plumas a complete and accurate list as of the end of each calendar month following the date of this Agreement, within fifteen (15) days after the end of each such calendar month, of (a) all periodic internal credit quality reports of Cornerstone and its Subsidiaries prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all Loans classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new Loans, (e) any current repurchase obligations of Cornerstone or its Subsidiaries with respect to any Loans, Loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by Cornerstone or its Subsidiaries. With respect to any Loans to one borrower that aggregate, with other Loans to the same borrower, more than $500,000, Cornerstone shall deliver to Plumas, or make accessible to Plumas through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such Loan.

(e)    From time to time prior to the Effective Time, Cornerstone will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.01(b), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect on Cornerstone.

(f)    All information furnished by Cornerstone or Plumas to the other pursuant to this Section 6.06 shall be subject to the provisions of the Non-Disclosure Agreement, dated as of September 23, 2024 by and between Plumas and Cornerstone (the “Confidentiality Agreement”).

(g)    No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other Party set forth herein.

6.07    No Solicitation; Acquisition Proposals.

(a)    Cornerstone agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Cornerstone or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither Cornerstone nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Plumas or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Cornerstone Meeting, if the Cornerstone Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach the Cornerstone Board’s fiduciary duties under applicable Law, Cornerstone may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Cornerstone Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to Plumas and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Cornerstone after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to Plumas, and (2) participate in discussions or negotiations regarding such a Superior Proposal.

(b)    In addition to the obligations of Cornerstone set forth in Section 6.07(a), Cornerstone shall promptly (within 24 hours) advise Plumas orally and in writing of its receipt of any Acquisition Proposal and keep Plumas reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to Plumas all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to Plumas.

(c)    Cornerstone agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Cornerstone or its Subsidiaries shall be deemed a breach of this Section 6.07 by Cornerstone.

(d)    The Parties agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by Cornerstone, its Subsidiaries or any Representative of Cornerstone or its Subsidiaries. It is accordingly agreed that Plumas shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Plumas is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, Plumas shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08    Certain Policies. Prior to the Closing Date, upon the request of Plumas, Cornerstone shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Plumas; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by Cornerstone or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Cornerstone or its management with any such adjustments.

6.09    Nasdaq Listing. Plumas shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable efforts to list, prior to the Closing Date, on Nasdaq the shares of Plumas Common Stock to be issued to the Cornerstone shareholders as the Stock Consideration.

6.10    Indemnification.

(a)    From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, Plumas and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Cornerstone or Cornerstone Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Cornerstone or any Cornerstone Subsidiary or is or was serving at the request of Cornerstone or any Cornerstone Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Cornerstone Articles and the Cornerstone Bylaws or, as applicable, Cornerstone Bank’s Articles of Incorporation and Cornerstone Bank’s Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Cornerstone’s Disclosure Schedule, in each case as in effect on the date hereof. Plumas shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Cornerstone pursuant to the Cornerstone Articles and the Cornerstone Bylaws or, as applicable, the Cornerstone Bank Articles or the Cornerstone Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Cornerstone’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    Plumas (and the Surviving Corporation) shall maintain Cornerstone’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Cornerstone’s existing policy, including Plumas’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall Plumas be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of two hundred percent (200%) of the annual premiums paid by Cornerstone as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Plumas shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)    If Plumas or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Plumas shall assume the obligations set forth in this Section 6.10.

6.11    Benefit Plans.

(a)    As soon as administratively practicable after the Effective Time, Plumas shall take all reasonable action so that Employees that are employed by Cornerstone and its Subsidiaries as of the Effective Time and will continue employment with Plumas or any of its Subsidiaries following the Effective Time (the “Continuing Employees”) shall be eligible to participate in each Plumas Benefit Plan of general applicability to the same extent as similarly-situated employees of Plumas and its Subsidiaries (it being understood that inclusion of the employees of Cornerstone and its Subsidiaries in the Plumas Benefit Plans may occur at different times with respect to different plans), provided that coverage or participation shall be continued under the corresponding Benefit Plans of Cornerstone and its Subsidiaries until such employees are permitted to transition from such Benefit Plans and participate or enroll in the Plumas Benefit Plans; and provided further, that nothing contained herein shall require Plumas or any of its Subsidiaries to make any grants to any former employee of Cornerstone and its Subsidiaries under any pension plans, deferred compensation plans, transaction or change in control bonus or incentive arrangements, retiree medical, discretionary equity or incentive compensation plan of Plumas or otherwise make available or establish any new employee benefit plans for or on behalf of the Continuing Employees if Plumas and its Subsidiaries do not offer a particular type of employee benefit plans to their similarly-situated employees. Plumas shall use reasonable best efforts to cause each Plumas Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, and the vesting of benefits, but not for purposes of equity grants or accrual of pension benefits or service toward eligibility for any Retiree Welfare Plan, if applicable, under the Plumas Benefit Plans, the service of such employees with Cornerstone and its Subsidiaries if and to the same extent as such service was credited for such purpose by Cornerstone and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a Plumas Benefit Plan, and provided further, that an employee’s eligibility to participate will be governed by the eligibility criteria of the particular Plumas Benefit Plan. Nothing herein shall limit the ability of Plumas to amend or terminate any of the Plumas Benefit Plans or the Benefit Plans in accordance with their terms at any time.

(b)    Those employees of Cornerstone and its Subsidiaries (i) who are not offered employment by Plumas or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package, change in control benefit or payments under any salary continuation plan, and who sign and deliver (and do not revoke) a termination and release agreement in a form acceptable to Plumas within forty-five (45) days of the Effective Time or (ii) who are terminated by Plumas without cause prior to the first anniversary of the Effective Time and deliver (and do not revoke) a termination and release agreement in a form acceptable to Plumas within forty-five (45) days of termination, shall be entitled to receive a single lump sum payment of severance in an amount equal to four (4) weeks of such employee’s regularly scheduled base salary or base wages at the time of termination of employment plus one additional week’s salary for every year of completed service before the Closing Date (prorated for any partial year), up to a maximum of twenty-four (24) weeks in the aggregate. If Cornerstone or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(b) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(b) hereof shall be construed or interpreted to limit or modify in any way Plumas’s or its Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of Cornerstone or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). For purposes of this Section 6.11(b), “cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of Plumas, Plumas Bank, Cornerstone and/or Cornerstone Bank failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.

(c)    Prior to the Closing, Cornerstone shall have paid into the Cornerstone Community Bancorp 401(k) Profit Sharing Plan (the “Cornerstone 401(k) Plan”) all employer contributions, including any safe harbor employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, Cornerstone shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to Plumas, to terminate the Cornerstone 401(k) Plan in compliance with its terms and requirements of applicable Law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all employer contributions under the Cornerstone 401(k) Plan to which a vesting schedule applies for all participants who currently maintain an account under the Cornerstone 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Cornerstone shall provide Plumas with evidence of the termination of the Cornerstone 401(k) Plan.

(d)    Each of Cornerstone and Plumas acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees or any other Person are included for the sole benefit of Cornerstone and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of Plumas to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by Plumas or any of its Subsidiaries. Each of Cornerstone and Plumas agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Cornerstone, Plumas or any of their respective Subsidiaries or to any compensation or benefit.

6.12    Appointment of Director. Plumas shall take all action necessary to appoint or elect, effective as of the Effective Time, one individual serving as a directors of Cornerstone on the date of this Agreement, who shall be mutually agreeable to Plumas (by the unanimous agreement of the Plumas Board) and Cornerstone and who shall qualify as an “independent” director of Plumas under applicable Nasdaq rules, as a director of each of Plumas and Plumas Bank. Such individual shall serve until the first annual meeting of shareholders of Plumas following the Effective Time or such individual’s earlier death, removal or resignation. Subject to the fiduciary duties of the Plumas Board, Plumas shall include such individual on the list of nominees for director presented by the Plumas Board and for which the Plumas Board shall solicit proxies at the first annual meeting of shareholders of Plumas following the Effective Time.

6.13    Notification of Certain Matters. Each of Cornerstone and Plumas shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14    Estoppel Letters; Title Insurance. Cornerstone shall use its commercially reasonable efforts to obtain and deliver to Plumas at the Closing with respect to the real estate leased by Cornerstone or a Subsidiary of Cornerstone, an estoppel letter from each of its lessors dated as of the Closing in such a form as may be reasonably acceptable to Plumas. In addition, for each real property owned by Cornerstone or any of its Subsidiaries, if any, improved or vacant, whether for Cornerstone’s or any of its Subsidiaries’ operations or branches, or acquired through foreclosure or deed in lieu thereof, Cornerstone will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to the Closing. In the event that there is no existing title insurance policy for a particular property, for each such property, Cornerstone will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to Plumas, with customary endorsements and without exception for survey or matters within the Knowledge of Cornerstone as of the policy date.

6.15    Antitakeover Statutes. Cornerstone and the Cornerstone Board shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.16    Consents. Cornerstone shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

6.17    Federal Home Loan Bank Borrowings. If requested by Plumas, Cornerstone shall cooperate with Plumas to effect the discharge of Cornerstone’s borrowings from the FHLB prior to the Effective Time.

6.18    Shareholder Litigation and Protests. Cornerstone shall promptly advise Plumas orally and in writing of any shareholder litigation or community-based protests against Cornerstone or its directors relating to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and shall keep Plumas fully informed regarding any such shareholder or community-based litigation or protests, including providing all relevant documentation. Cornerstone shall consult with Plumas and give good faith consideration of its comments and advice and give Plumas the opportunity to participate in the defense or settlement of any such litigation, provided that Plumas shall pay its own expenses, subject to applicable law. No settlement in connection with such litigation or protests shall be agreed to without Plumas’s prior written consent.

6.19    Closing Financial Statements

(a)    At least seven (7) Business Days prior to the Effective Time of the Merger, Cornerstone shall provide Plumas with (i) Cornerstone’s unaudited consolidated balance sheet and results of operations presenting the financial condition of Cornerstone and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Closing Date and for the period beginning on the first date of the then-current fiscal year through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”) and (ii) a calculation of the Adjusted Tangible Common Equity as of the date of the Closing Financial Statements, along with documents reasonably supporting such calculation; provided, however, that if the Closing Date occurs on or before the fifth Business Day of the month, the Closing Financial Statements and such calculation shall instead be as of and through the end of the second month immediately preceding the Closing Date. The Closing Financial Statements and the calculation of Adjusted Tangible Common Equity shall be prepared in good faith and in accordance with GAAP (excluding notes) and regulatory accounting principles and other applicable legal and accounting requirements, and shall reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement and shall also reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the transactions contemplated in this Agreement (whether or not doing so is in accordance with GAAP), including all Merger Related Expenses. The Closing Financial Statements and the calculation of the Adjusted Tangible Common Equity shall be accompanied by a certificate of Cornerstone’s Chief Financial Officer to the effect that such financial statements calculation meet the requirements of this Section 6.19(a) and this Agreement.

(b)    After delivery of the Closing Financial Statements and Cornerstone’s calculation of the Adjusted Tangible Common Equity, the Parties shall work together in good faith, which in the case of Cornerstone shall include providing Plumas with such documentation and information in its possession or control as Plumas shall reasonably request, to agree at least three (3) Business Days prior to the expected Closing Date on final and binding version of the Closing Financial Statements and a final and binding calculation of Adjusted Tangible Common Equity as of the date of the Closing Financial Statements, and the calculation of the Adjusted Tangible Common Equity, as mutually agreed to by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding, subject to Section 6.23(c).

(c)    On the Closing Date, Cornerstone’s Chief Financial Officer, shall deliver to Plumas a certificate, dated as of the Closing Date, to the effect that as of the date of the certificate, (x) the Closing Financial Statements finalized pursuant to Section 6.23(b) continues to reflect accurately the financial condition of Cornerstone in all material respects and the requirements of this Agreement and (y) the calculation of the Adjusted Tangible Common Equity finalized pursuant to Section 6.19 continue to reflect continues to be accurate in all material respects and continues to conform to the requirements of this Agreement.

6.20          Customer Notices. On and after the later of the date of receipt of all regulatory approvals required to consummate the Transaction (disregarding any statutory waiting periods) and the date of the Cornerstone Shareholder Approval, Cornerstone and Cornerstone Bank shall permit Plumas and Plumas Bank to provide one or more written notices (which may be joint notices from Cornerstone Bank and Plumas Bank) to customers of Cornerstone and Cornerstone Bank describing the proposed Merger and the Bank Merger, the effect on customers, planned transition procedures and similar information. Cornerstone shall have the right to review and approve the substance any such communications, provided that Cornerstone shall not unreasonably withhold, delay or condition its approval

6.21         Professional Fees and Expenses. Cornerstone shall cause final bills (or estimated final bills through the Effective Time) for all fees and expenses for services rendered by accounting, investment banking, legal, tax and other advisors to Cornerstone to be submitted to Cornerstone at least eight (8) Business Days prior to the Closing Date and shall provide copies of all such bills or estimates to Plumas. Cornerstone shall pay all such final bills or estimated final bills prior to the Effective Time.

6.22         Environmental Matters.

(a)    For any real property owned or leased by Cornerstone or any of its Subsidiaries which is identified by Plumas within fifteen (15) days following the date of this Agreement, Plumas may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I environmental site assessment in accordance with ASTM International Standard E1527-13 (a “Phase I ESA”) for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property (“Environmental Consultant”) and reasonably acceptable to Cornerstone. Each Phase I ESA shall be delivered in counterparts to Plumas and Cornerstone. The Environmental Consultant will include customary language allowing both Plumas and Cornerstone to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to Plumas and Cornerstone for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section 6.22(a), neither Plumas nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on such real property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.

(b)    In the event any Phase I ESA (including a Phase I ESA that Cornerstone or any of its Subsidiaries caused to be performed within one (1) year prior to the date of this Agreement) discloses that such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) or by any perfluoroalkyl or polyfluoroalkyl substances for which Plumas or any of its Subsidiaries would be liable and that, in the good faith reasonable belief of Plumas, would result in a material liability to Cornerstone or any of its Subsidiaries following the Effective Time and as such warrants further review or investigation, Plumas shall give notice of the same (a “Phase I Notice”) to Cornerstone no later than five (5) Business Days following Plumas’s receipt of the relevant Phase I ESA. Cornerstone may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of the relevant property; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after Cornerstone receives from Plumas the Phase I Notice for the relevant property; and provided further, that with respect to any leased property, Cornerstone will use commercially reasonable efforts to obtain the relevant property owner’s consent for such Phase II ESA. Plumas acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by Plumas and Cornerstone in their reasonable discretion after consultation with the other Party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by Plumas. Cornerstone shall provide copies of the draft and final Phase II ESA reports, if any, to Plumas promptly following the receipt of any such report by Cornerstone.

(c)    Notwithstanding anything in this Section 6.22(c) to the contrary, Cornerstone shall keep Plumas reasonably apprised of all activities and actions contemplated by this Section 6.22 and Cornerstone and Plumas shall cooperate fully with one another with respect to the matters required by this Section 6.22, and Cornerstone and Plumas shall cooperate fully with one another with respect to the matters required by this Section 6.22.

6.23         Tax Treatment. The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Until the Closing, each Party shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a). Each of Cornerstone and Plumas agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 6.23 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent Cornerstone or Plumas from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such treatment, and neither Cornerstone nor Plumas shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such treatment.

6.24         Assumption of Cornerstone Subordinated Notes. Simultaneous with the consummation of the Merger, Plumas shall assume Cornerstone’s 4.75% Fixed to Floating Subordinated Notes due 2030 and Cornerstone’s 4.75% Fixed to Floating Subordinated Notes due 2035 in accordance with the provisions governing such notes, including Cornerstone’s payment and performance obligations under such notes.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Parties to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a)    Shareholder Approval. Cornerstone shall have obtained the Cornerstone Shareholder Approval.

(b)    Regulatory Approvals. All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which the Plumas Board reasonably determines in good faith, after consultation with Cornerstone, would, individually or in the aggregate, materially reduce the economic benefits of the Transaction to such a degree that Plumas would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (a “Burdensome Condition”).

(c)    No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)    Listing. The shares of Plumas Common Stock to be issued to the Cornerstone shareholders as the Stock Consideration shall have been approved for listing on Nasdaq.

7.02    Conditions to Obligation of Cornerstone. The obligation of Cornerstone to consummate the Merger is also subject to the fulfillment or written waiver by Cornerstone prior to the Closing of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Plumas set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Cornerstone shall have received a certificate, dated as of the Closing Date, signed on behalf of Plumas by the Chief Executive Officer and the Chief Financial Officer of Plumas to such effect.

(b)    Performance of Obligations of Plumas. Plumas shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate, dated as of the Closing Date, signed on behalf of Plumas by the Chief Executive Officer and the Chief Financial Officer of Plumas to such effect.

(c)    Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Plumas or Plumas Bank.

7.03    Conditions to Obligation of Plumas. The obligation of Plumas to consummate the Merger is also subject to the fulfillment or written waiver by Plumas prior to the Closing of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Cornerstone set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Plumas shall have received a certificate, dated as of the Closing Date, signed on behalf of Cornerstone by the Chief Executive Officer and the Chief Financial Officer of Cornerstone to such effect.

(b)    Performance of Obligations of Cornerstone. Cornerstone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Plumas shall have received a certificate, dated the Closing Date, signed on behalf of Cornerstone by the Chief Executive Officer and the Chief Financial Officer of Cornerstone to such effect.

(c)    Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Cornerstone or Cornerstone Bank

(d)    Minimum Deposits. The average of Cornerstone Bank’s aggregate outstanding balance of deposits, excluding (i) all time/maturity deposits and (ii) any “brokered deposits,” as such term is defined in the rules and regulations of the FDIC, over the ten (10) consecutive Business Days ending the second Business Day immediately preceding the Closing Date shall be not less than $405,000,000.

(e)    Dissenters’ Rights. The holders of no more than five percent (5%) of the aggregate outstanding shares of Cornerstone Common Stock shall have properly notified Cornerstone under Chapter 13 of the CGCL that they intend to exercise their dissenters’ rights.

(f)    Tax Opinion. Plumas shall have received the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to Plumas, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion such firm may require and rely upon representations contained in letters from each of Cornerstone and Plumas.

(g)    FIRPTA Certificate. Cornerstone shall have delivered to Plumas a properly executed statement from Cornerstone that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(1), together with the appropriate notice to the Internal Revenue Service, each dated as of the Closing Date and in form and substance satisfactory to Plumas.

(h)    Agreements and Acknowledgments of Shareholders. Plumas shall have received Shareholder Agreements, executed and delivered by each of the holders of Cornerstone Common Stock that are parties thereto, each of which shall remain in full force and effect. The holders of Cornerstone Common Stock that are parties thereto shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.

(i)    Other Actions. Cornerstone shall have furnished Plumas with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Plumas may reasonably request.

ARTICLE VIII

TERMINATION

8.01    Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)    Mutual Consent. By the mutual written consent of Plumas and Cornerstone.

(b)    Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Plumas or Cornerstone in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (or such shorter period as remaining prior to the End Date) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)    Delay. By Plumas or Cornerstone in the event the Merger is not consummated by November 1, 2025 (the “End Date”) (with an automatic extension by a period of 65 (sixty-five) days if the condition set forth at Section 7.01(b) (Regulatory Approvals) has not been satisfied by the End Date and any related application is pending at such time) except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) in the case that Cornerstone is the party seeking to terminate pursuant to this Section 8.01(c), the failure of any of the holders of Cornerstone Common Stock who are party to a Shareholder Agreement (if Cornerstone is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d)    No Regulatory Approval. (i) By Plumas or Cornerstone in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Entity, (ii) by Plumas or Cornerstone if any Governmental Entity shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Entity or (iii) by Plumas in the event the approval of any Governmental Entity required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement includes, or will not be issued without, a Burdensome Condition.

(e)    No Shareholder Approval. By Plumas or Cornerstone if the Cornerstone Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Cornerstone Meeting or at any adjournment or postponement thereof, provided, however, that a Party may not terminate this Agreement pursuant to this Section 8.01(e) if such Party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Cornerstone Shareholder Approval at the Cornerstone Meeting, or at any adjournment or postponement thereof.

(f)    Failure to Recommend; Etc. By Plumas if, at any time before the Cornerstone Shareholder Approval is obtained, (i) Cornerstone shall have breached in any material respect the provisions of Section 6.07, (ii) the Cornerstone Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or qualified (or discloses its intention to withdraw or modify or qualify) such recommendation in a manner adverse in any respect to the interests of Plumas, (iii) the Cornerstone Board effects a Change in Recommendation in accordance with Section 6.02(b), (iv) Cornerstone shall have breached in any material respect its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Cornerstone Meeting in accordance with Section 6.02 or (v) at any time after the end of five (5) Business Days following receipt of an Acquisition Proposal, the Cornerstone Board shall have failed to reaffirm its recommendation referred to in Section 6.02 as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Plumas.

(g)    Certain Tender or Exchange Offers. By Plumas if a tender offer or exchange offer for 10% or more of the outstanding shares of Cornerstone Common Stock is commenced (other than by Plumas or a Subsidiary thereof), and the Cornerstone Board recommends that the shareholders of Cornerstone tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) Business Days.

(h)    Superior Proposal. By Cornerstone, at any such time before the Cornerstone Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Superior Proposal, provided that Cornerstone is not then in breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.02 and 6.07, and provided further, that such termination shall not be effective until Cornerstone has paid the Termination Fee required by Section 8.02(b) to Plumas.

8.02    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, neither party to this Agreement shall have any liability or further obligation to the other party hereunder except that (i) this Section 8.02, Section 6.06(f) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Plumas nor Cornerstone shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)    The Parties agree that Cornerstone shall pay Plumas the sum of $2,528,000 (the “Termination Fee”) as follows:

(i)    if this Agreement is terminated by Plumas pursuant to Section 8.01(f) (Failure to Recommend, Etc.) or Section 8.01(g) (Certain Tender or Exchange Offers),Cornerstone shall pay the Termination Fee to Plumas on the second (2nd) Business Day following the termination of this Agreement;

(ii)    if this Agreement is terminated by Cornerstone pursuant to Section 8.01(h) (Superior Proposal), Cornerstone shall pay the Termination Fee to Plumas on the date of the termination of this Agreement; or

(iii)    if this Agreement is terminated by (A) Plumas pursuant to Section 8.01(b) (Breach), (B) by either Plumas or Cornerstone pursuant to Section 8.01(c) (Delay) and at the time of such termination the Cornerstone Shareholder Approval shall not have been obtained, or (C) by Plumas or Cornerstone pursuant to Section 8.01(e) (No Shareholder Approval), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of Cornerstone or the Cornerstone Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Cornerstone contemplated by this Agreement at the Cornerstone Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination Cornerstone enters into an agreement with respect to a Control Transaction, then Cornerstone shall pay to Plumas the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with Cornerstone within twelve (12) months after such termination, then Cornerstone shall pay to Plumas the Termination Fee on the date of such consummation of such Control Transaction.

As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of Cornerstone or Cornerstone Bank or a majority of the assets of Cornerstone or Cornerstone Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than twenty-five percent (25%) of the voting power of Cornerstone or by any Person other than Cornerstone or Cornerstone Bank of more than ten percent (10%) of the voting power of Cornerstone Bank or (iii) any merger, consolidation or other business combination transaction involving Cornerstone or any of its Subsidiaries as a result of which the shareholders of Cornerstone cease to own, in the aggregate, at least fifty percent (50%) of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Plumas. Under no circumstances shall Cornerstone be obligated to pay the Termination Fee on more than one occasion, and the Parties hereby acknowledge and agree that in the event the Termination Fee becomes payable and is paid by Cornerstone pursuant to this Section 8.02, the Termination Fee shall be Plumas’s sole and exclusive remedy under this Agreement.

(c)    Cornerstone and Plumas agree that the agreement contained in paragraph (b) above is an integral part of the Transactions contemplated by this Agreement, that without such agreement Plumas would not have entered into this Agreement, and that such amount does not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Cornerstone. If Cornerstone fails to pay Plumas the amount due under paragraph (b) above within the time periods specified in such paragraph (b), Cornerstone shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Plumas in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, provided Plumas prevails on the merits, together with interest on the amount of any such unpaid amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount was required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a Party or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the Party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, provided that after the approval of the principal terms of this Agreement by the Cornerstone shareholders, no amendment shall be made which by law requires further approval by the shareholders of Cornerstone without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Cornerstone, the approval of the principal terms of this Agreement by such shareholders will be deemed to have granted Cornerstone the authority to amend such dates without such further approval.

9.03    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

9.05    Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s fraud or willful breach of any provision of this Agreement.

9.06    Notices. All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail, postage prepaid (return receipt requested) or emailed (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein.

If to Cornerstone to:

Cornerstone Community Bancorp
500 Riverside Way
Red Bluff, California 96080
Attention: Matthew B. Moseley, President and Chief Executive Officer
Email: mmoseley@bankcornerstone.com

With a copy to:

Gary Steven Findley & Associates
3808 E. La Palma Avenue
Anaheim, California, 92807
Attention: Gary Findley, Esq.
Email: gsf@findley-reports.com

If to Plumas to:

Plumas Bancorp
5525 Kietzke Land, Suite 100
Reno, Nevada 98511

Attention: Andrew Ryback, President and Chief Executive Officer

email: andy.ryback@plumasbank.com

With copies to:

Sheppard, Mullin, Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
Attention: David J. Gershon
email: dgershon@sheppardmullin.com

9.07    Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreements represent the entire understanding of the Parties and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights with to Section 6.10, which are expressly intended to be for benefit of each Indemnified Party, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08    Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Cornerstone or Plumas, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall be deemed to mean the day and year first above written. As used in this Agreement, the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Pacific time, on the date hereof, (b) included in the virtual data room of a party by 5:00 p.m., Pacific time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, and (ii) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Cornerstone Disclosure Schedule and the Plumas Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.10    Assignment. Neither Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.11    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Plumas may at any time modify the structure of the acquisition of Cornerstone and/or Cornerstone Bank set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Cornerstone Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to Cornerstone’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Entities or materially delay consummation of the Transaction contemplated by this Agreement.

9.12    Confidential Supervisory Information.. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by either Party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

9.13     Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14    Delivery by Facsimile or Electronic Transmission.. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Neither Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PLUMAS BANCORP

By:	/s/ Andrew Ryback
Name:	Andrew Ryback
Title:	President and Chief Executive Officer

By:	/s/ Richard Belstock
Name:	Richard Belstock
Title:	EVP and Chief Financial Officer

CORNERSTONE COMMUNITY BANCORP

By:	/s/ Matthew B. Moseley
Name:	Matthew B. Moseley
Title:	President and Chief Executive Officer

By:	/s/ Michael G. Davis
Name:	Michael G. Davis
Title:	Corporate Secretary

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of January 28, 2025, among [●], a shareholder (“Shareholder”) of Cornerstone Community Bancorp, a California corporation (“Cornerstone”), Plumas Bancorp, a California corporation (“Plumas”), and, solely for purposes of the last sentence of Section 9, Cornerstone. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Cornerstone and Plumas are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Cornerstone will merge with and into Plumas on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Cornerstone Common Stock will be converted into shares of Plumas Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Cornerstone Common Stock identified on Schedule I hereto (such shares, together with all shares of Cornerstone Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Plumas to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Cornerstone and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of Cornerstone, or in connection with any written consent of the shareholders of Cornerstone, Shareholder shall:

(a)         appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)         vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cornerstone contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of their obligations under this Agreement.

2. Transfer of Shares.

(a)         Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the Cornerstone Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of Cornerstone Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the Cornerstone Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)         Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Plumas as follows:

(a)         Capacity. Shareholder has all requisite capacity and authority to enter into and perform their obligations under this Agreement.

(b)         Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)         Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of their obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)         Ownership. Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Schedule I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Schedule I hereto. As of the date hereof, the Shares identified on Schedule I hereto constitute all of the shares of Cornerstone Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him or her during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of their obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

4. Acquisition Proposals; No Solicitation. Shareholder hereby agrees that during the term of this Agreement he or she shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him or her, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Cornerstone, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Cornerstone Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of Cornerstone vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Plumas with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the Cornerstone Board from discharging their fiduciary duties solely in their capacity as such an officer or director.

5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify Plumas promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Cornerstone Common Stock or other securities of Cornerstone of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were Cornerstone.

6. Non-Solicitation; Non-Competition; Confidential Information

(a) In connection with the disposition of all of Shareholder’s ownership interest in Cornerstone, Shareholder agrees that for a period of two (2) years following the Closing Date, Shareholder will not directly or indirectly:

(i) solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Cornerstone or its wholly-owned Subsidiaries (“Cornerstone Employees”) as of the Closing Date using Confidential Information; provided, however, that the foregoing shall not apply to any Cornerstone Employee (x) who does not become an employee of Plumas or any of its Subsidiaries on the Closing Date; or (y) whose employment terminated more than six months prior to the time that such Cornerstone Employee is first solicited for employment following the Closing Date;

(ii) knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Cornerstone or its wholly-owned Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship on or after the Closing Date or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Cornerstone or its wholly-owned Subsidiaries as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Cornerstone or its wholly-owned Subsidiaries as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit Shareholder from exercising Shareholder’s discretion relating to Shareholder’s personal and business banking relationships; or

(iii) own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in any business that is competitive with or similar to Cornerstone’s Business within any of the California counties of Shasta and Tehama. Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if Shareholder participates in any such business solely (i) as an officer or director of Plumas or Plumas Bank or (ii) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded. For purposes of this Agreement, “Cornerstone’s Business” means and includes (i) the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, agricultural and consumer loans and/or (ii) the solicitation and provision of deposits, as conducted by Cornerstone and its wholly-owned Subsidiaries, in either event as conducted by Cornerstone or its wholly-owned subsidiaries as of the Closing Date.

(b) Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Plumas, Cornerstone or their respective Subsidiaries, or as otherwise approved by Plumas, Shareholder (i) shall make no use of the Confidential Information, or any other part thereof, (ii) shall not disclose the Confidential Information, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Plumas, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information, now possessed or hereafter acquired by Shareholder, to Plumas. For purposes of this Agreement, “Confidential Information” means all secrets and other confidential information, trade secrets, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business as conducted by Cornerstone or its Subsidiaries of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Cornerstone or its Subsidiaries or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Confidential Information” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a duty or agreement of confidentiality with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

(c) Shareholder acknowledges and agrees that the business conducted by Cornerstone and its wholly-owned Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 6 are made in connection with the disposition of Shareholder’s entire ownership interest in Cornerstone, and are further made as a necessary inducement for Plumas to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and Plumas each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. If a court determines that the restriction cannot be so amended, the offending provision will be stricken and all remaining provisions shall remain in full force and effect.

(d) Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect Plumas’s legitimate business interests and to protect the value, including goodwill, of Plumas’s acquisition of Cornerstone. Shareholder warrants that these provisions will not unreasonably interfere with their ability to earn a living or to pursue their occupation and Shareholder has the means to support himself or herself and their dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(e) Shareholder will not disparage Plumas, its Subsidiaries or any of its Affiliates, or the business conducted by Plumas, its Subsidiaries or any of their Affiliates, or any shareholder, member, director, manager, officer, employee or agent of Plumas, its Subsidiaries or any of their Affiliates.

7. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Plumas if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Plumas will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Plumas may have an adequate remedy at law. Shareholder agrees that he or she will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Plumas’s seeking or obtaining such equitable relief.

8. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the date, if any, of the termination of the Merger Agreement in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated prior to the Effective Time of the Merger, the provisions in Sections 6(a) and 6(e) shall survive for a period of two (2) years from the date of termination (substituting the date of termination for the term “Closing Date” in such sections) and the provisions in Sections 3, 6(b) through 6(d), 7, 8 and 10 through 13 shall survive indefinitely.

9. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs Cornerstone to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 9, except as otherwise provided for in Section 2(a) hereof. Cornerstone agrees that it shall comply with such stop transfer instructions.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Plumas to:

Plumas Bancorp
5525 Kietzke Lane, Suite 100
Reno, NV 89511
Attention:	Andrew Ryback, President and
Chief Executive Officer
email:	andrew.ryback@plumasbank.com

With a copy to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111-4109
Attention:	David J. Gershon
email:	dgershon@sheppardmullin.com

If to Cornerstone to:

Cornerstone Community Bancorp
500 Riverside Way
Red Bluff, California 96080
Attention:	Matthew B. Moseley, President and Chief Executive Officer
Email:

With a copy to:

Gary Steven Findley & Associates
3808 E. La Palma Avenue.
Anaheim, California, 92807
Attention:	Gary Findley, Esq.
Email:	gsf@findley-reports.com

If to Shareholder to:

email:

With a copy to:

Attention:
email:

12. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained in Sections 1 – 4 herein shall apply to Shareholder solely in their capacity as a shareholder of Cornerstone, and no covenant contained in any such Sections shall apply to Shareholder in their capacity as a director, officer or employee of Cornerstone or, if applicable, of Plumas, or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with their fiduciary duties as a director, officer or employee of Cornerstone.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.

(f) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Plumas Bank, as a Subsidiary of Plumas, is an intended third-party beneficiary of this Agreement. Otherwise, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

13. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF , the parties hereto have executed and delivered this Agreement as of the date first written above.

PLUMAS BANCORP

By:
Name:	Andrew Ryback
Title:	President and Chief Executive Officer

CORNERSTONE COMMUNITY BANCORP

By:
Name:	Matthew B. Moseley
Title:	President and Chief Executive Officer

SHAREHOLDER

By:
Name:

SCHEDULE I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Cornerstone Common Stock Beneficially Owned

EXHIBIT B

FORM OF

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●], 2025 (this “Agreement”), is made and entered into by and between, Plumas Bancorp, a California corporation (California Entity No. 2373764) (“Plumas”) and Cornerstone Community Bancorp, a California corporation (California Entity No. 3680844) (“Cornerstone”).

WHEREAS, the Boards of Directors of Plumas and Cornerstone have approved, and deem it advisable and in the best interests of Plumas, Cornerstone and their respective shareholders, that Plumas and Cornerstone consummate the business transaction provided for in this Agreement in which Cornerstone would merge with and into Plumas (the “Merger”) as contemplated in that certain Agreement and Plan of Reorganization and Merger dated as of January 28, 2025 by and between Plumas and Cornerstone (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that Cornerstone shall be merged with and into Plumas in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Agreement of Merger is filed with the California Secretary of State (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Cornerstone shall be merged with and into Plumas and the separate corporate existence of Cornerstone shall cease. Plumas shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Cornerstone and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “Plumas Bancorp.”

(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Plumas as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

B-1

(e) Board of Directors and Officers. The directors and officers of Plumas at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Further Actions. Cornerstone shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a) Shares of Cornerstone.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of Cornerstone common stock, each share of Cornerstone common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law) shall converted into the right to receive (A) 0.6608 shares of Plumas common stock and (B) a cash payment, without interest, of $[●], together with any cash in lieu of fractional shares.

(ii) Any shares of Cornerstone common stock owned by Cornerstone as treasury stock or owned, directly or indirectly, by Cornerstone, Plumas or any of Plumas’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii) Shares of Cornerstone common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 2(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(iv) At the Effective Time, the stock transfer books of Cornerstone will be closed and no transfer of Cornerstone common stock theretofore outstanding will thereafter be made.

(b) Shares of Plumas. All shares of Plumas common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

B-2

Section 3. Termination and Amendment.

(a) Termination. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(b) Amendment. This Agreement may be amended by Plumas and Cornerstone at any time prior to the Effective Time without the approval of the shareholders of Plumas or Cornerstone with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Cornerstone shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

PLUMAS BANCORP

By:
Name:	Andrew Ryback
Title:	President and Chief Executive Officer

By:
Name:	Richard Belstock
Title:	EVP and Chief Financial Officer

CORNERSTONE COMMUNITY BANCORP

By:
Name:	Matthew B. Moseley
Title:	President and Chief Executive Officer

By:
Name:	Michael G. Davis
Title:	Secretary

B-3

EXHIBIT C

FORM OF

BANK MERGER AGREEMENT

BANK MERGER AGREEMENT, dated as of [●], 2025 (“Bank Merger Agreement”), by and between Cornerstone Community Bancorp (California Entity No. 2847138) (“Cornerstone Bank”) and Plumas Bank (California Entity No. 998536) (“Plumas Bank”).

WHEREAS, Cornerstone Bank is a California-chartered bank and a wholly-owned subsidiary of Cornerstone Community Bancorp, a California corporation (“Cornerstone”), which has its principal place of business in Redding, California; and

WHEREAS, Plumas Bank is a California-chartered bank and a wholly-owned subsidiary of Plumas Bancorp (“Plumas”), which has its principal place of business in Quincy, California; and

WHEREAS, Plumas and Cornerstone have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 28, 2025 (the “Plan of Merger”), pursuant to which Cornerstone will merge with and into Plumas, with Plumas as the surviving corporation (the “Parent Merger”);

WHEREAS, it is the intention of the parties that the Merger (as defined herein) be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Bank Merger Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations; and

WHEREAS, the Boards of Directors of Cornerstone Bank and Plumas Bank have approved and deemed it advisable to consummate the merger provided for herein in which Cornerstone Bank would merge with and into Plumas Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, Cornerstone Bank shall merge with and into Plumas Bank (the “Merger”) under the laws of the State of California. Plumas Bank shall be the surviving corporation in the Merger (the “Surviving Bank”) and the separate existence of Cornerstone Bank shall cease.

2. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Plumas Bank in effect immediately prior to the Effective Time (as defined below) shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3. Name; Offices. The name of the Surviving Bank shall be “Plumas Bank.” The main office of the Surviving Bank shall be the main office of Plumas Bank immediately prior to the Effective Time. All branch offices of Cornerstone Bank and Plumas Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Cornerstone Bank and Plumas Bank and applicable regulatory authorities after the date hereof.

4. Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Plumas Bank immediately prior to the Merger.

5. Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Financial Protection and Innovation, or as set forth in such filing (the “Effective Time”).

6. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a) all rights, franchises and interests of Cornerstone Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Cornerstone Bank immediately prior to the Effective Time; and

(b) the Surviving Bank shall be liable for all liabilities of Cornerstone Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Cornerstone Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Cornerstone Bank. As of the Effective Time, each share of Cornerstone Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Cornerstone Bank common stock held in the treasury of Cornerstone Bank prior to the Effective Time shall be retired and cancelled.

(b) Plumas Bank. Each share of Plumas Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

8. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

9. Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

10. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Plumas Bank and Cornerstone Bank at any time prior to the Effective Time.

11. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12. Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

13. Termination. This Bank Merger Agreement shall terminate upon the termination of the Plan of Merger prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Cornerstone Bank and Plumas Bank.

14. Condition Precedent. The Merger and the obligations of the parties under this Bank Merger Agreement shall be subject to the consummation of the Parent Merger pursuant to the Plan of Merger on or before the Effective Time.

15. Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Plan of Merger, the Plan of Merger and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Plan of Merger shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of Plumas Bank and Cornerstone Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PLUMAS BANK

By:
Name:	Andrew Ryback
Title:	President and Chief Executive Officer

By:
Name:	Richard Belstock
Title:	EVP and Chief Financial Officer

CORNERSTONE COMMUNITY BANCORP

By:
Name:	Matthew B. Moseley
Title:	President and Chief Financial Officer

By:
Name:	Michael G. Davis
Title:	Secretary

Appendix B

Fairness Opinion of Performance Trust Capital Partners, LLC

January 27, 2025

Board of Directors

Cornerstone Community Bancorp

500 Riverside Way

Red Bluff, California 96080

Members of the Board of Directors:

We understand that Cornerstone Community Bancorp (the “Company”) and Plumas Bancorp (the “Buyer”) propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated January 24, 2025 (the “Agreement”). The Agreement provides, among other things, that (a) the Company will be merged with and into the Buyer, with the Buyer as the surviving corporation in the merger (the “Transaction”) ; (b) each share of common stock, no par value (“Company Common Stock”), of the Company will be converted into the right to receive (x) $9.75 in cash, subject to potential reduction as provided in the Agreement (the “Per Share Cash Consideration”), and (y) 0.6608 shares (the “Stock Exchange Ratio”) of common stock, no par value (“Buyer Common Stock”), of Buyer; (c) each option to acquire Company Common Stock (a “Company Option”) that is outstanding and held by a Continuing Employee (as defined in the Agreement) or the member of the Board of Directors of the Company appointed to the Board of Directors of the Buyer pursuant to the Agreement, will be adjusted and assumed by the Buyer such that it will represent an option to purchase a number of shares of Buyer Common Stock equal to the number of shares of Company Common Stock subject to such Company Option multiplied by a ratio of (i) the sum of (A) the Stock Exchange Ratio multiplied by the closing per share sales price of Buyer Common Stock on the NASDAQ Stock Market on the last trading day immediately preceding the closing date of the Transaction plus (B) the Per Share Cash Consideration, divided by (b) the closing per share sales price of Buyer Common Stock on the NASDAQ Stock Market on the last trading day immediately preceding the closing date of the Transaction (the “Option Exchange Ratio”); and (d) each Company Option that is not assumed by the Buyer will be cancelled and converted into the right to receive an amount of cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the (A) the sum of (1) the product of (I) the average closing price per share of Buyer Common Stock as reported on the NASDAQ Stock Market, for the 20 trading days ending on and including the 2nd trading day prior to the closing date of the transaction multiplied by (II) the Stock Exchange Ratio, plus (2) the Per Share Cash Consideration over (B) the exercise price per share of Company Common Stock under such Company Option (such amount, the “Per Option Cash Consideration”). The Per Share Cash Consideration and the Per Share Option Consideration are referred to herein collectively as the “Cash Consideration” and the Stock Exchange Ratio and the Option Exchange Ratio are referred to herein collectively as the “Exchange Ratio.” The Cash Consideration and the Exchange Ratio are referred to herein collectively as the “Consideration”. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested that Performance Trust Capital Partners, LLC (“Performance Trust”) provide an opinion to the Board of Directors (the “Board”) of the Company as to whether the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

For purposes of the opinion set forth herein, we have:

(1)	Reviewed the draft Agreement and certain related documents;

(2)

Reviewed certain publicly available business and financial information relating to Company and Buyer, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;

(3)

Reviewed certain other business, financial and operating information relating to the Company and Buyer provided by management of the Company and Buyer, including financial forecasts for the Company prepared by the management of the Company (the “Company Projections”) and financial forecasts for the Buyer prepared by the management of the Buyer, as adjusted by the management of the Company (the “Buyer Projections”);

(4)

Reviewed certain estimates of cost savings and other synergies anticipated by the management of the Buyer and approved for our use by the management of the Company to result from the Transaction (the “Synergies Estimates”);

500 W Madison Suite 450, Chicago, IL 60661 │312 521 1000 │ info@performancetrust.com │ www.performancetrust.com

(5)

Discussed the past and current operations, financial condition, and the prospects of the Company and Buyer with senior executives of the Company, including discussions regarding the proposed Transaction;

(6)

Reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

(7)	Reviewed certain financial data of the Company and the Buyer compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

(8)	Considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Buyer and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. We have assumed for purposes of the opinion set forth herein, based on information provided by the management of the Company, that there will be no reduction in the Cash Consideration. With respect to the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Buyer Projections, we have assumed that they have been reasonably prepared by the management of the Buyer, and adjusted by the management of the Company, on bases reflecting the best currently available estimates and judgments of the management of the Buyer, and the Company with respect to adjustments, as to the future financial performance of Buyer. With respect to the Synergies Estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer as to the cost savings and synergies anticipated to result from the Transaction (including the amount and timing thereof).

In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions and that the Agreement will not differ in any respect material to our analyses or opinion from the draft thereof furnished to us. We have assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters.

We express no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Transaction. This opinion does not address how the shares of Buyer Common Stock to be issued in the Transaction will trade following the closing of the Transaction or at any time. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. In addition, we are not experts in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of the Company’s or the Buyer’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that the Company’s and the Buyer’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of the Company or the Buyer or the solvency or fair value of the Company, the Buyer, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. We express no view as to, and our opinion does not address, the underlying business decision of the Company to proceed with the Transaction or the relative merits of the Transaction as compared to any alternative business strategies that might be available for the Company.

500 W Madison Suite 450, Chicago, IL 60661 │312 521 1000 │ info@performancetrust.com │ www.performancetrust.com

We have acted as financial advisor to the Board of Directors of the Company in connection with this Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the closing of the Transaction, and will be entitled to receive a fee upon delivery of this opinion. In the two years prior to the date hereof, we have not been engaged on financial advisory and investment banking assignments for the Company, the Buyer and their respective affiliates. We may seek to provide financial advisory or investment banking services to the Buyer in the future and would expect to receive fees for the rendering of these services.

Please note that Performance Trust is a full-service securities firm engaged in securities trading and brokerage activities and provides investment banking and financial advisory services. Performance Trust and its affiliates may, from time to time, perform various investment banking and financial advisory services for other clients who may have conflicting interest with respect to the Company. Performance Trust and its affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities, or other securities and financial instruments (including bank loans and other obligations) of the Company, the Buyer or any other company that may be involved in the Transaction, or any related derivative instruments.

This opinion has been approved by a committee of Performance Trust in accordance with our customary practice. This opinion is for the information of the Board of Directors (in its capacity as such) of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder or any other person as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders of Company Common Stock.

Very truly yours,

Performance Trust Capital Partners, LLC

Performance Trust Capital Partners, LLC

500 W Madison Suite 450, Chicago, IL 60661 │312 521 1000 │ info@performancetrust.com │ www.performancetrust.com

Appendix C

Excerpt from Chapter 13 of the California Corporations Code

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters’ Rights

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

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(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h)of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

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(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

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1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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